As filed with the Securities and Exchange Commission on March 4, 1999
                                                            Registration No. [ ]

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                               COYOTE SPORTS, INC.
             (Exact name of registrant as specified in its charter)

         Nevada                             3949                    88-0326730
(State or other jurisdiction      (Primary Standard Industrial  (I.R.S. Employer
     of incorporation                 Classification Code        Identification
      or organization)                    Number)                   Number)


                               Coyote Sports, Inc.
                              2291 Arapahoe Avenue
                             Boulder, Colorado 80302
                                 (303) 932-8794

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 James M. Probst
                             c/o Coyote Sports, Inc.
                              2291 Arapahoe Avenue
                             Boulder, Colorado 80302
                                 (303) 932-8794
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ---------------
                                   Copies to:
         Mark B. Segall, Esq.                        William F. Wynne, Jr., Esq.
         Peter G. Smith, Esq.                              White & Case LLP
  Kramer Levin Naftalis & Frankel LLP                1155 Avenue of the Americas
           919 Third Avenue                           New York, New York 10036
       New York, New York 10022                           (212) 819-8200
           (212) 715-9100

     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of February 2, 1999, described in the Joint Proxy Statement/Prospectus included in this Registration Statement have been satisfied or waived.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                          CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                 Amount         Proposed Maximum      Proposed Maximum
        Title of Each Class of                   to be         Offering Price per         Aggregate             Amount of
      Securities to be Registered            Registered(1)         Security(2)        Offering Price(2)     Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Series C Convertible                         5,996,016                N/A             $19,487,052             $5,417.40
Preferred Stock, par value
$.001..................................
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                      5,996,016                N/A                 N/A                   N/A
$.001 (3)..............................
==================================================================================================================================

----------------

(1) The estimated maximum number of shares to be issued on the consummation of the merger of a subsidiary of the Registrant with and into Royal Precision, Inc. (assuming the exercise of all options to acquire shares of Royal Precision, Inc. common stock that are exercisable prior to consummation of the merger).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended, on the basis of $3 1/4, the average of the high and low prices of the Royal Precision, Inc. common stock on the Nasdaq National Market on February 24, multiplied by 5,996,016, the estimated maximum number of shares of Royal Precision, Inc. common stock subject to conversion into shares of the Registrant in the merger.

(3) Shares of the Registrant's common stock which may be issued in the future upon conversion in accordance with their terms of the shares of the Registrant's convertible preferred stock registered hereby. Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, no separate fee is being paid with respect to such shares of common stock.

                                 ---------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                  PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS
                   SUBJECT TO COMPLETION, ___________ __, 1999
[COYOTE LOGO]                                                          [RP LOGO]

                     MERGER PROPOSED--YOUR VOTE IS IMPORTANT

The Boards of Directors of Coyote Sports, Inc. ("Coyote") and Royal Precision, Inc. ("RP") have agreed on a merger. The terms of the merger are governed by an Agreement and Plan of Merger dated as of February 2, 1999, as amended and restated (the "Merger Agreement"), by and among Coyote, RP Acquisition Corp. and RP. The merger is structured so that Coyote will be the surviving publicly traded company and RP will become a wholly owned subsidiary of Coyote. If the merger is completed, RP stockholders will receive a number of shares of Coyote Series C Convertible Preferred Stock (the "Series C Preferred Stock") equal to the ratio (the "Exchange Ratio") obtained by dividing the number of outstanding shares of Coyote common stock by the number of outstanding shares of RP common stock on the effective date of the merger. Based on the number of shares outstanding on the date of this Joint Proxy Statement/Prospectus, RP stockholders will receive just over one (1.0195) share of Series C Preferred Stock for each share of RP common stock that they own, and Coyote will issue a total of approximately [5,778,000] shares of Series C Preferred Stock to holders of RP common stock in connection with the merger. Coyote stockholders will continue to own their existing common stock. Stockholders of RP will not receive any fractional share of Series C Preferred Stock in the merger, but will instead receive cash at the rate of $6.00 multiplied by the reciprocal of the Exchange Ratio per whole share of Series C Preferred Stock for each fractional share of Series C Preferred Stock which would otherwise be issued. Based on the Exchange Ratio calculated above, RP stockholders would receive cash at the rate of $5.89 per whole share of Series C Preferred Stock in respect of fractional shares. We estimate that the number of shares of Series C Preferred Stock to be issued to RP stockholders will be approximately equal to the number of shares of Coyote common stock outstanding after the merger. The RP common stock held by RP stockholders prior to the merger will all be converted either into Series C Preferred Stock, or into cash in the case of any fractional share, immediately at the time of the merger.

    The merger cannot be completed unless the matters proposed in this Joint Proxy Statement/Prospectus are approved by both the Coyote stockholders and the RP stockholders. The RP stockholders must approve and adopt the Merger Agreement and approve the merger and the other transactions contemplated by the Merger Agreement. Approval of the Merger Agreement by the RP stockholders is assured because, in connection with the merger, holders of approximately 53% of the outstanding shares of RP common stock have agreed to approve this proposal. The Coyote stockholders must approve an amendment to Coyote's Restated Articles of Incorporation to increase the number of authorized preferred shares and to create, and approve the issuance of, a new series of shares, the Series C Preferred Stock, to be delivered to RP stockholders in connection with the merger. The approval of the Coyote stockholders is also assured because, in connection with the merger, holders of approximately 69% of the outstanding shares of Coyote common stock have agreed to approve this proposal. Both RP and Coyote have scheduled special meetings for their stockholders to vote on these matters. Although holders of a majority of the outstanding common stock of both companies have agreed to vote to complete the merger, we are seeking the vote of all stockholders in favor of these actions.
Your vote is important to us.

     Whether or not you plan to attend your company's stockholders meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

     Coyote common stock is traded under the symbol "COYT" on The Nasdaq Stock Market, Inc. ("Nasdaq") Small Cap Market and RP common stock is traded under the symbol "RIFL" on the Nasdaq National Market.

     Only stockholders of record of RP as of _________, 1999, and stockholders of record of Coyote as of __________, 1999, are entitled to attend and vote at the meetings. The dates, times and places of the meetings are as follows:

For Coyote stockholders:

                          , 1999
    (_____ Time)
    [                 ]
    [                 ]
    [                 ]

    For RP stockholders:
                          , 1999
    (_____ Time)

    [                 ]
    [                 ]
    [                 ]

    This document is the Joint Proxy Statement of Coyote and RP for their respective meetings and the prospectus for the Series C Preferred Stock and underlying Coyote common stock to be issued in connection with the merger. This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.

Mel S. Stonebraker
Chairman of the Board of Directors
Coyote Sports, Inc.

Raymond J. Minella
Chairman of the Board of Directors
Royal Precision, Inc.

    See "Risk Factors" beginning on page 8 for a discussion of certain risks which should be considered by stockholders with respect to the proposed merger. Neither the SEC nor any state securities regulators have approved the Coyote Series C Preferred Stock or the underlying Coyote common stock to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

Joint Proxy Statement/Prospectus dated March 3, 1999 and first mailed to stockholders on or about [ ] [ ], 1999.

                              ROYAL PRECISION, INC.
                            (a Delaware Corporation)

                        15170 North Hayden Road, Suite 1
                            Scottsdale, Arizona 85260



                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON [ ] , 1999



To the Stockholders of Royal Precision, Inc.:

     Notice is hereby given that a special meeting of stockholders of Royal Precision, Inc. ("RP") will be held on [ ], 1999, at 10:00 a.m., local time, at [ ] to vote on the following proposals:

     (1) the approval and adoption of the Amended and Restated Agreement and Plan of Merger dated as of February 2, 1999 (the "Merger Agreement"), by and among Coyote Sports, Inc. ("Coyote"), RP Acquisition Corp. ("Merger Sub") and RP, a copy of which is attached as Annex A to the Joint Proxy Statement/Prospectus accompanying this notice and the approval of the merger and the other transactions contemplated by the Merger Agreement. The Merger Agreement provides for the merger of Merger Sub into RP resulting in RP becoming a wholly owned subsidiary of Coyote. In the merger, each outstanding share of RP common stock will be converted into a number of shares of Coyote Series C Convertible Preferred Stock (the "Series C Preferred Stock") equal to the ratio (the "Exchange Ratio") obtained by dividing the number of shares of common stock of Coyote issued and outstanding on the effective date of the merger by the number of shares of common stock of RP issued and outstanding on the effective date of the merger. Based on the number of shares of Coyote common stock and RP common stock issued and outstanding on the date of this Joint Proxy Statement/Prospectus, RP stockholders will receive just over one (1.0195) share of Series C Preferred Stock for each share of RP common stock that they own; and

     (2) the transaction of such other business as may be properly brought before the special meeting.

     AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF RP HAS UNANIMOUSLY DETERMINED THAT THE EXCHANGE RATIO AND THE MERGER CONSIDERATION TO BE RECEIVED BY THE RP STOCKHOLDERS IN THE MERGER ARE FAIR TO, AND THAT THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO AND OTHERWISE ADVISABLE AND IN THE BEST INTERESTS OF, RP AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF RP RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

     The Board of Directors of RP has fixed the close of business on _________________, 1999 as the record date for the determination of stockholders of RP entitled to vote at the special meeting. Only stockholders of record at the close of business on __________________, 1999 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

     All shares represented by properly executed proxies will be voted in accordance with the specifications on the proxy card. If no such specifications are made, proxies will be voted FOR approval and adoption of the proposal described in (1) above.

     You are urged to read the attached material carefully. It is important that your shares be represented at the RP special meeting. Whether or not you plan to attend the RP special meeting, you are requested to complete, date, sign and return the enclosed proxy card promptly in the enclosed pre-addressed and pre-paid envelope so that it will be received no later than [ ], 1999. If you attend the special meeting, you may vote in person if you wish, even though you have previously returned your proxy. Any action may be taken on the foregoing proposal at the RP special meeting on the date specified above or on any dates to which the original or later adjournment of the special meeting may be adjourned or postponed.

Stockholders opposed to the merger are entitled to assert Dissenters' Rights under Section 262 of the Delaware General Corporation Law in connection with the merger described above, as more fully described in the Joint Proxy Statement/Prospectus of which this notice is a part. A copy of Section 262 is included in the Joint Proxy Statement/Prospectus as Annex D. Stockholders who do not satisfy the requirements for asserting Dissenters' Rights will forfeit their right to demand and receive payment of a judicially determined "fair value" for their shares under Section 262.


                                    By Order of the Board of Directors

                                    Kenneth J. Warren
                                    General Counsel and Corporate Secretary

Scottsdale, AZ

_____________   , 1999

                               COYOTE SPORTS, INC.
                             (a Nevada Corporation)

                              2291 Arapahoe Avenue
                             Boulder, Colorado 80302


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON [ ] , 1999


     Notice is hereby given that a special meeting of stockholders of Coyote Sports, Inc. ("Coyote") will be held on [ ] , 1999 at 10:00 a.m., local time, at [ ], to vote on a proposal recommended by the Board of Directors of Coyote to approve an amendment to the Amended and Restated Articles of Incorporation of Coyote to increase the number of authorized preferred shares from 4,000,000 to 10,000,000, and to create, and approve the issuance of, a new series of shares, the Coyote Series C Convertible Preferred Stock, par value $.001 per share (the "Series C Preferred Stock"), to be delivered in connection with the merger contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of February 2, 1999 (the "Merger Agreement"), by and among Coyote, RP Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of Coyote, and Royal Precision, Inc. ("RP") and to transact such other business as may be properly brought before the special meeting;

     THE BOARD OF DIRECTORS OF COYOTE HAS UNANIMOUSLY DECLARED THAT THE PROPOSAL TO AMEND COYOTE'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED PREFERRED STOCK FROM 4,000,000 TO 10,000,000 AND TO CREATE, AND APPROVE THE ISSUANCE OF, A NEW SERIES OF SHARES, THE SERIES C PREFERRED STOCK, TO BE DELIVERED IN CONNECTION WITH THE MERGER, IS ADVISABLE AND IN THE BEST INTERESTS OF THE COYOTE STOCKHOLDERS AND RECOMMENDS THAT THE HOLDERS OF COYOTE COMMON STOCK VOTE IN FAVOR OF THE APPROVAL OF THIS PROPOSAL.

     The Board of Directors of Coyote has fixed the close of business on _________, 1999 as the record date for the determination of stockholders of Coyote entitled to vote at the special meeting. Only stockholders of record at the close of business on ___________________, 1999 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

     All shares represented by properly executed proxies will be voted in accordance with the specifications on the proxy card. If no such specifications are made, proxies will be voted FOR approval and adoption of the proposal above.

     You are urged to read the attached material carefully. It is important that your shares be represented at the Coyote special meeting. Whether or not you plan to attend the Coyote special meeting, you are requested to complete, date, sign and return the enclosed proxy card promptly in the enclosed pre-addressed and pre-paid envelope so that it will be received no later than [ ], 1999. If you attend the special meeting, you may vote in person if you wish, even though you have previously returned your proxy. Any action may be taken on the foregoing proposal at the Coyote special meeting on the date specified above or on any dates to which the original or later adjournment of the special meeting may be adjourned or postponed.


                                    By Order of the Board of Directors

                                    Mel S. Stonebraker
                                    Secretary
                                    Coyote Sports, Inc.
Boulder, CO
[               ], 1999

                         WHERE TO FIND MORE INFORMATION

     Coyote and RP file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Coyote or RP at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, in New York, New York at 7 World Trade Center, 13th Floor, New York, New York 10048 and in Chicago, Illinois at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at
1-800-SEC-0330 for further information on the public reference rooms. The filings of Coyote and RP with the SEC are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at "http://www.sec.gov."

     Coyote filed a Registration Statement on Form S-4 to register with the SEC the Series C Preferred Stock to be delivered in connection with the merger and the shares of Coyote common stock issuable upon conversion of the Series C Preferred Stock. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Coyote in addition to being a proxy statement of Coyote and RP for the special meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows Coyote and RP to "incorporate by reference" information into this document, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Coyote and RP have previously filed with the SEC. These documents contain important information about Coyote and RP and their finances.



Coyote Commission                                           Period
Filings (File No. 5-53827)

Annual Report on Form                               For the fiscal year ended
10-KSB                                              December 31, 1997

Quarterly Reports on Form                           For the quarterly periods
10-QSB                                              ended March 31, 1998,
                                                    June 30, 1998 and
                                                    September 30, 1998

Current Reports on Form 8-                          Filed April 3, 1998,
K and 8-K/A                                         May 14, 1998,
                                                    September 23, 1998, November
                                                    20,  1998,  January 26, 1999
                                                    and February 11, 1999

Registration Statement on                           Filed November 24, 1998
Form S-3

Reports on Schedule 13D                             Filed March 30, 1998,
and 13D/A                                           October 13, 1998,
                                                    February  5, 1999,  February
                                                    12, 1999,  February 16, 1999
                                                    and February 18, 1999

Information Statement on                            Filed April 20, 1998
Schedule 14A/14C

Registration Statements on                          Filed March 11, 1998 and
Form S-8                                            March 24, 1998

RP Commission Filings (File No. 0-22889)                  Period

Annual Report on Form 10-KSB                      For the fiscal year ended
                                                  May 31, 1998

Quarterly Reports on Form 10-QSB                  For the quarterly periods
                                                  ended August 31, 1998 and
                                                  November 30, 1998

Current Reports on Form 8-K                       Filed January 20, 1999 and
                                                  February 5, 1999

Registration Statement on Form S-8                Filed October 30, 1998

Report on Schedule 13G                            Filed February 17, 1998

Proxy Statement on Schedule 14A                   Filed September 9, 1998



================================================================================

     Coyote has supplied all information contained or incorporated by reference in this document relating to Coyote, and RP has supplied all such information relating to RP.

     If you are a stockholder, Coyote or RP may have sent you some of the documents incorporated by reference, but you can obtain any of them through Coyote, RP or the SEC. Stockholders may obtain, without charge, documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate party at the following address:

Coyote Sports, Inc.          Royal Precision, Inc.

        If you would like to request documents from Coyote or RP, please do so by [ ], 1999 to receive them before the special meetings. You should rely only on the information contained or incorporated by reference in this document to vote on the matters submitted to you. Neither Coyote nor RP has authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [ ], 1999. You should not assume that the information contained in the document is accurate as of any date other than such date, and neither the mailing of this document to stockholders nor the delivery of Series C Preferred Stock pursuant to the merger shall create any implication to the contrary.

2291 Arapahoe Avenue                15170 North Hayden Road, Suite 1
Boulder, Colorado 80302             Scottsdale, Arizona 85260
(303) 932-8794                      (602) 627-0200

                                TABLE OF CONTENTS



                                                                                          Page
                                                                                          ----

WHERE TO FIND MORE
INFORMATION..................................................................................i
QUESTIONS AND ANSWERS ABOUT
THE COYOTE/RP MERGER.........................................................................v
SUMMARY......................................................................................1
    The Companies............................................................................1
    The Meetings.............................................................................1
    Risk Factors Meriting Special Attention..................................................1
    The Merger...............................................................................2
    The Merger Agreement.....................................................................3
RISK FACTORS.................................................................................8
COMPARATIVE PER SHARE DATA OF COYOTE AND RP.................................................13
COMPARATIVE MARKET VALUE INFORMATION........................................................14
FORWARD-LOOKING INFORMATION.................................................................15
CURRENT COYOTE DEVELOPMENTS.................................................................16
    Coyote Results for the Quarter Ended
        December 31, 1998...................................................................16
    Coyote Results for the Year Ended
        December 31, 1998...................................................................16
CURRENT RP DEVELOPMENTS.....................................................................16
RP Results for the twelve months ended
December 31, 1998...........................................................................16
RP SPECIAL MEETING..........................................................................18
    Date, Time and Place....................................................................18
    Matters to be Considered at the
        RP Special Meeting..................................................................18
    RP Board Recommendation.................................................................18
    Vote Required...........................................................................18
    Voting of Proxies.......................................................................18
    Revocability of Proxies.................................................................18
    Record Date; Stock Entitled to Vote; Quorum.............................................19
    Solicitation of Proxies.................................................................19
COYOTE SPECIAL MEETING......................................................................21
    Date, Time and Place....................................................................21
    Matters to be Considered at the
        Coyote Special Meeting..............................................................21
    Coyote Board Recommendation.............................................................21
    Vote Required...........................................................................21
    Voting of Proxies.......................................................................21
    Revocability of Proxies.................................................................22
    Record Date; Stock Entitled to Vote; Quorum.............................................22
    Solicitation of Proxies.................................................................22
THE MERGER..................................................................................24
    Background of the Merger................................................................24
Reasons of RP for the Merger................................................................26
    Recommendation of the Board of Directors
        of RP...............................................................................28





    Opinion of Financial Advisor............................................................28
    Reasons of Coyote for the Merger........................................................32
    Recommendation of the Board of Directors
        of Coyote...........................................................................34
    Opinion of Lehman Brothers..............................................................34
    Interests of Certain Persons in the Merger..............................................39
    Indemnification   ......................................................................42
    Dissenters' Rights......................................................................42
    Material U.S. Federal Income Tax
        Consequences........................................................................43
    Certain Legal Matters...................................................................44
    U.S. Federal Securities Law Consequences................................................45
    Dividends...............................................................................45
THE EXCHANGE RATIO AND ITS
EFFECT ON RP SECURITIES AND
EQUITY-BASED BENEFIT PLANS..................................................................45
    General.................................................................................46
    The Exchange Ratio......................................................................46
    Fractional Shares.......................................................................46
    Treatment of RP Equity-Based Awards.....................................................46
    Stock Exchange Listing..................................................................47
    Financing...............................................................................47
PROVISIONS OF THE MERGER
AGREEMENT AND RELATED
AGREEMENTS..................................................................................48
    General.................................................................................48
    The Merger Agreement....................................................................48
    Effective Time..........................................................................48
    Exchange of RP Common Stock.............................................................48
    Representations and Warranties..........................................................48
    Conduct of Business Pending the Merger..................................................49
    No-Solicitation - Coyote................................................................50
    No-Solicitation - RP....................................................................51
    Certain Other Covenants.................................................................53
    Affiliate Agreements....................................................................56
    [Coyote's Board of Directors]...........................................................55
     Termination............................................................................56
    Amendment and Waiver; Parties in
        Interest............................................................................59
STOCKHOLDER AGREEMENT.......................................................................60
VOTING AGREEMENTS...........................................................................62
    The Coyote Voting Agreements............................................................62
    The RP Voting Agreements................................................................63
    Edwards Option Re-Pricing Agreement.....................................................64
CERTAIN UNDERTAKINGS WITH
RESPECT TO RESALE...........................................................................65
UNAUDITED PRO FORMA
COMBINED CONDENSED
FINANCIAL STATEMENTS........................................................................66
COYOTE SPORTS, INC. AND ROYAL
PRECISION, INC. UNAUDITED PRO
FORMA COMBINED CONDENSED
BALANCE SHEET...............................................................................68
COYOTE SPORTS, INC. AND ROYAL





PRECISION, INC. UNAUDITED PRO
FORMA COMBINED CONDENSED
STATEMENT OF OPERATIONS.....................................................................69
COYOTE SPORTS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED
CONDENSED STATEMENT OF OPERATIONS...........................................................71
ROYAL PRECISION, INC. UNAUDITED PRO
FORMA COMBINED CONDENSED STATEMENT
OF OPERATIONS...............................................................................73
NOTES TO UNAUDITED PRO FORMA
COMBINED CONDENSED FINANCIAL
STATEMENTS..................................................................................74
EXPENSE REDUCTIONS..........................................................................75
EXPENSE REDUCTION ADJUSTMENTS...............................................................76
BUSINESS OF COYOTE..........................................................................78
    General.................................................................................78
    The Apollo Group and Unifiber...........................................................78
    Reynolds Cycle Technology Limited
        -- Reynolds Products................................................................81
    Sierra Materials........................................................................82
    Unggul..................................................................................84
    Principal Suppliers and Customers.......................................................84
    Government Regulations..................................................................84
    Properties..............................................................................85
    Legal proceedings.......................................................................86
    Employees...............................................................................86
    Intellectual Property...................................................................87
    Research and Development................................................................87
        Management's Discussion and
        Analysis of Financial Condition
        and Results of Operations...........................................................88
BUSINESS OF RP..............................................................................93
    Principal Products; Markets.............................................................93
    Competition.............................................................................94
    Principal Suppliers and Customers.......................................................95
    Patents, Trademarks.....................................................................96
    Regulations.............................................................................96
    Research and Development................................................................96
    Environmental...........................................................................96
    Employees...............................................................................97
DESCRIPTION OF SHARE CAPITAL
OF COYOTE...................................................................................98
    Authorized Share Capital................................................................98
    Coyote Common Stock.....................................................................98
    Preferred Stock.........................................................................98
    Coyote Series C Preferred Stock.........................................................99
    Stock Exchange Listing.................................................................101
COMPARISON OF
STOCKHOLDER RIGHTS.........................................................................102
COMPARISON OF SERIES C PREFERRED
STOCK, RP COMMON STOCK AND
COYOTE STOCK...............................................................................103
VOTING SECURITIES..........................................................................110





STOCK HOLDING OF CERTAIN
OWNERS AND MANAGEMENT......................................................................110
DIRECTORS AND OFFICERS.....................................................................112
RELATED PARTY TRANSACTIONS.................................................................113
SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE.......................................................................113
COMMITTEES OF THE
BOARD OF DIRECTORS.........................................................................114
COMPENSATION OF MANAGEMENT.................................................................114
OPTION GRANTS IN THE FISCAL YEAR ENDED DECEMBER 31, 1998...................................116
AGGREGATE OPTION EXERCISES IN THE FISCAL YEAR ENDED DECEMBER 31, 1997
        AND FISCAL YEAR-END OPTION VALUES..................................................116
EMPLOYMENT CONTRACTS AND
CHANGE-IN-CONTROL AGREEMENTS...............................................................116
DIRECTOR COMPENSATION......................................................................117
OTHER MATTERS..............................................................................117
LEGAL MATTERS..............................................................................118
EXPERTS....................................................................................118
FUTURE STOCKHOLDERS PROPOSALS..............................................................118
INDEX OF DEFINED TERMS.....................................................................119
ANNEXES
    Annex A--Amended and Restated Agreement and Plan of Merger
    Annex B--Opinion of Lehman Brothers, Inc.
    Annex C--Opinion of NatCity Investments, Inc.
    Annex D--Section 262 of the Delaware General
        Corporation Law


                QUESTIONS AND ANSWERS ABOUT THE COYOTE/RP MERGER

     Q. Why are Coyote and RP proposing to merge? How will stockholders benefit?

     A. Coyote and RP believe that the combination of the two companies will create a more competitive company than either Coyote or RP would be on its own. Coyote and RP are engaged in complementary businesses in the golf and sports equipment industry, and the merger should create a financially stronger company better able to compete, to provide superior products and services to its customers, to pursue attractive business opportunities and to achieve cost savings and synergies. By synergies we mean that the companies will be able to sell to one another's customers, offer customers a more comprehensive product line, use a combined worldwide distribution network and jointly pursue future acquisitions. Overall, Coyote and RP believe that the merger has the potential to provide added value to all of their respective stockholders. Coyote and RP note that achieving their goals with respect to the merger is subject to certain risks which are more fully discussed in the section entitled "Risk Factors" which begins on page 8.

     Q. When are the special meetings and what proposals am I being asked to vote upon?

     A. The RP special meeting will be held on [_______, 1999] at 10:00 a.m., local time at [____________________]. Stockholders of RP will be asked to vote on the proposal to approve and adopt the Merger Agreement and approve the merger and the other transactions contemplated by the Merger Agreement (the "RP Proposal"). The Coyote special meeting will be held on [_____], 1999, at 10:00 a.m., local time at [______]. Stockholders of Coyote will be asked to vote on the proposal to amend Coyote's Amended and Restated Articles of Incorporation to increase the number of authorized preferred shares from 4,000,000 to 10,000,000 and to create, and approve the issuance of, a new series of shares, the Series C Preferred Stock, to be delivered in connection with the merger contemplated by the Merger Agreement (the "Coyote Proposal").

     Q. What vote is required?

     A. To approve the RP Proposal, an affirmative vote of a majority of the shares of RP common stock issued and outstanding and entitled to vote at the RP special meeting is required. Approval of the RP Proposal is assured because, in connection with the merger, holders of approximately 53% of the RP common stock have agreed to vote to approve the RP Proposal. To approve the Coyote Proposal, an affirmative vote of a majority of the shares of Coyote common stock actually voted at the Coyote special meeting (assuming that a majority of the issued and outstanding shares of Coyote common stock are represented at the meeting) is required. Approval of the Coyote Proposal is assured because, in connection with the merger, holders of approximately 69% of the Coyote common stock have agreed to vote to approve the Coyote Proposal.

     Q. What will RP stockholders receive in the merger?

     A. RP stockholders will receive just over one share of Series C Preferred Stock in exchange for each of their shares of RP common stock. The actual Exchange Ratio will be determined based on the number of shares of Coyote common stock and RP common stock actually issued and outstanding on the day the merger is consummated. Based on the number of shares of Coyote common stock and RP common stock outstanding on the date of this Joint Proxy Statement/Prospectus, RP stockholders will receive just over one (1.0195) share of Series C Preferred Stock for each share of RP common stock that they own. As both RP and Coyote are subject to restrictions on issuing any additional capital stock between the date of the Merger Agreement and the date of the consummation of the merger, it is unlikely that any change in the Exchange Ratio will be substantial.

     Q. When do you expect the merger to be completed?

     A: We hope to complete the merger as quickly as possible. We expect to complete the merger on or shortly after [ ] 1999.

     Q. How will stockholders know what the Exchange Ratio is?

     A. Stockholders can call toll-free [ ] at any time beginning , 1999, for a voice recording providing the number of outstanding shares of Coyote and outstanding shares of RP and the ratio between the two. Coyote and RP will calculate the Exchange Ratio under the Merger Agreement by dividing the number of outstanding shares of Coyote by the number of outstanding shares of RP. If the Exchange Ratio were to be determined on the basis of the number of shares of Coyote common stock and RP common stock outstanding on the date of this Joint Proxy Statement/Prospectus, the Exchange Ratio would be 1.0195 (that is, 5,777,692 shares of Coyote divided by 5,667,375 shares of RP). As both RP and Coyote are subject to restrictions on issuing any additional capital stock between the date of the Merger Agreement and the date of consummation of the merger, it is unlikely that any change in the Exchange Ratio will be substantial.

     Q. What will happen to any fractional shares of Series C Preferred Stock to which stockholders may be entitled under the Merger Agreement?

     A. For the sake of simplicity, the Merger Agreement provides that there will be no fractional shares of Coyote's Series C Preferred Stock issued once shares of RP are exchanged for Series C Preferred Stock. Instead of any fractional shares to which they may be entitled, RP stockholders will be entitled to receive cash in an amount specified in the Merger Agreement. For example, using the Exchange Ratio calculated above, a holder of 100 shares of RP common stock would be entitled to 101.95 shares of Series C Preferred Stock. Instead of receiving this amount, a RP stockholder will receive 101 shares of Series C Preferred Stock and a cash payment, instead of 0.95 shares of Series C Preferred Stock, of $5.60.

     Q. What are the tax consequences of the merger?

     A. The receipt of Series C Preferred Stock in the merger will generally be tax free to RP stockholders for United States federal income tax purposes, except for tax imposed on cash received instead of fractional shares. To review the tax consequences of the merger in greater detail, see page 43.

     Q. What should stockholders do now?

     A. Stockholders should complete, sign, date and mail their proxy card in the enclosed postage paid envelope as soon as possible so that their shares will be voted at the meetings. RP stockholders can also vote by transmitting both sides of their proxy card by facsimile to [ ]. Coyote stockholders can also vote by transmitting both sides of their proxy card by facsimile to [ ]. The Board of Directors of RP recommends voting FOR approval and adoption of the Merger Agreement and approval of the merger and the other transactions contemplated by the Merger Agreement. The Board of Directors of Coyote recommends voting FOR the amendment of the Amended and Restated Articles of Incorporation to increase the number of authorized preferred shares from 4,000,000 to 10,000,000, and to create, and approve the issuance of, a new series of shares, the Series C Preferred Stock, to be delivered in connection with the merger.

     RP stockholders should not send in their share certificates now. After the merger is completed, Coyote will send RP stockholders written instructions for exchanging their share certificates.



     Q. Can stockholders change their vote?

     A. Yes. Stockholders can change their vote at any time prior to the special meetings by filing with the Secretary of the relevant company at or before the taking of a vote at the relevant special meeting a written notice of revocation bearing a later date than their proxy by mailing a later-dated signed proxy card, submitting via facsimile both sides of a later-dated signed proxy card or by attending their meeting and voting in person. RP and Coyote stockholders can fax their vote changes to the numbers provided above.

     Q. What are "dissenters' rights" and how are they exercised?

     A: If a stockholder of RP dissents from the merger, he or she may be entitled to receive, instead of Series C Preferred Stock, a judicially determined "fair value" of the RP shares he or she owns. This is called an "appraisal right" or a "dissenters' right". That fair value will be determined exclusive of any element of value arising from the accomplishment or expectation of the merger. RP stockholders should note that voting against the merger is not the same as exercising dissenters' rights. See page 42 for information on dissenters' rights of RP stockholders and how to exercise them. Coyote stockholders, who will retain their shares of Coyote common stock in the merger, do not have appraisal rights.


     Q. What should stockholders do if they have questions?

     A: RP stockholders who have questions about the merger should call [ ] at [ ] (toll-free in the United States).


     Coyote stockholders who have questions about the merger should call [ ] at [ ] (toll-free in the United States).

                                     SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To better understand the merger and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which you have been referred. See "Where to Find More Information" (page i).

The Companies

Coyote Sports, Inc.
2291 Arapahoe Avenue
Boulder, Colorado 80302
(303) 932-8794

     Coyote Sports, Inc., a Nevada corporation, along with its subsidiaries, designs, engineers, manufactures, markets and distributes brand name sports equipment and recreational products including steel and graphite golf shafts, premium grade cycle tubing and javelins. Coyote also produces graphite and other advanced composite materials for use in the production of sporting goods products.

     Coyote's business objective is to be a leading provider of sports equipment and recreational products. Coyote intends to build a consolidated group of companies engaged in related and complementary businesses that work together to compete effectively in the sports equipment and recreational products industry.

     Coyote's registered and principal executive offices are located at the address shown above. For further information see "Business of Coyote" beginning on page 78.

Royal Precision, Inc.
15170 North Hayden Road
Suite 1
Scottsdale, Arizona 85260
(602) 627-0200

     Royal Precision, Inc., a Delaware corporation, through its subsidiaries, develops, produces and markets on a worldwide basis steel and graphite golf shafts, including the "Rifle," the first modern stepless steel golf shaft, markets on a worldwide basis technology related to frequency coefficient matching, a process which insures uniformity of flex among all shafts in a set of golf clubs, and develops and markets on a worldwide basis golf club grips for the replacement market and for original equipment manufacturers.

     RP's shafts are sold worldwide to manufacturers of golf clubs and component retailers through RP's direct sales staff and a network of independent distributors. RP's marketing strategy for its grips has been to use a single-tier distribution structure in which its independent sales representatives deal directly with thousands of golf club professionals and off-course specialty store operators. RP distributes a substantial portion of its shafts and grips in Japan through Precision Japan, a distributor for over 15 years.

     RP's registered and principal executive offices are located at the address shown above. For further information see "Business of RP" beginning on page [ ].

                        The Meetings (pages 18 and 21)

     The meetings of the RP stockholders and the Coyote stockholders will be held on , 1999 at [ ].

    The record date for RP stockholders entitled to receive notice of and to vote at the RP special meeting is the close of business on [ ] , 1999. On that date there were [ ] shares of RP common stock outstanding.

    The record date for Coyote stockholders entitled to receive notice of and to vote at the Coyote special meeting is the close of business on [ ], 1999. On that date there were [ ] shares of Coyote common stock outstanding.

                     Risk Factors Meriting Special Attention

     Before you decide to vote for the adoption of the RP Proposal, or for the approval of the Coyote Proposal, you should consider the following risk factors, which are among those listed and more fully described in the "Risk Factors" section on pages 8 through 13 of this document.

     o There is no assurance that the operations of Coyote and RP will be effectively integrated. Coyote's future financial success depends substantially on that integration.

     o On a stand alone historical basis, both Coyote and RP have experienced net losses. There can be no assurance that the combined companies will be able to achieve their goal of returning to profitability.

     o After the merger, the combined companies will have increased debt of $38 million, compared to the existing debt of the two companies totaling approximately $28 million. There can be no assurance that the companies' combined operations will achieve their goals of realizing synergies, achieving economies of scale, and improving profitability and meet Coyote's debt obligations.

     o There is no assurance that Coyote can identify and complete appropriate acquisitions of complementary and compatible businesses and successfully integrate them with existing operations. Increasing sales through acquisitions is an important part of Coyote's growth strategy.

     o Certain major stockholders of Coyote and RP have entered into a stockholder agreement which entitles such stockholders to designate, in the aggregate, all of the members of the Board of Directors of Coyote after the merger for a period of up to five years, thereby reducing or eliminating the ability of other stockholders to affect or change Coyote's management or Board of Directors.

                              The Merger (page 24)

     The legal document that governs the merger is the Amended and Restated Agreement and Plan of Merger, dated as of February 2, 1999, by and among Coyote, RP and Merger Sub. Other agreements entered into in connection with that Merger Agreement include the stockholder agreement, and the Coyote voting agreements and the RP voting agreements. The Merger Agreement is attached to the back of this document as Annex A. The stockholder agreement, the Coyote voting agreements and the RP voting agreements are filed with the SEC as exhibits to the registration statement of which this document is a part. You are encouraged to read these documents.

     Stockholder vote required

     The affirmative vote of a majority of the RP common stock which is issued and outstanding and entitled to vote at the RP special meeting is required to approve and adopt the Merger Agreement and approve the merger and the other transactions contemplated by the Merger Agreement.

     The affirmative vote of a majority of the Coyote common stock actually voted in respect of the proposal to amend the Amended and Restated Articles of Incorporation of Coyote to increase the number of authorized preferred shares and to create, and approve the issuance of, a new series of shares, the Series C Preferred Stock, to be delivered in connection with the merger at the Coyote special meeting (assuming that a majority of the issued and outstanding shares of Coyote common stock are represented at the Coyote special meeting) is required.

     Interests of Certain Persons in the Merger

     In considering the recommendation of the RP Board of Directors in favor of the merger, RP and Coyote stockholders should be aware that some members of the RP Board of Directors and members of its management will receive certain benefits as a result of the merger that will be in addition to or different from benefits received by RP stockholders generally. Certain members of RP's management and the RP Board of Directors and certain stockholders of RP and Coyote have interests in the merger that are different from or in addition to your interests. For example:

     James M. Probst, Mel S. Stonebraker, Paragon Coyote Texas Ltd. ("Paragon"), the Richard P. Johnston and Jayne A. Johnston Charitable Remainder Trust #3 (Richard P. Johnston, Trustee) (the "Trust"), David E. Johnston, Kenneth J. Warren, Berenson Minella & Company, L.P. ("Berenson Minella") and Coyote have entered into a stockholder agreement dated as of February 2, 1999, and effective as of the effective date of the merger, which gives Messrs. Probst and Stonebraker and Paragon, collectively, the right to designate four persons to serve as directors of Coyote, Messrs. Johnston and Warren and the Trust, collectively, the right to designate three persons to serve as directors of Coyote and Berenson Minella the right to designate one person to serve as a director of Coyote. Mr. Probst and Mr. Stonebraker are currently directors and officers of Coyote and Mr. Pappas, the president of the general partner of Paragon, is currently a director of Coyote. Mr. David Johnston, Mr. Warren and Richard P. Johnston, the trustee of the Trust, are currently directors and/or officers of RP and Raymond J. Minella, a managing general partner of Berenson Minella, is the Chairman of the Board of Directors of RP. The parties to the stockholder agreement, other than Coyote, have agreed to vote all Coyote voting securities owned by them in favor of the director nominees designated by the other parties. Collectively, the parties to the stockholder agreement will control a majority of the outstanding Coyote voting securities on the effective date of the merger and as a result, as of the effective date of the merger, will have the ability to elect all of the directors of Coyote.

     Danny Edwards, presently a director of RP, has agreed to waive certain contractual rights under RP's existing stockholder agreement, in return for cancellation of certain stock options and the re-issuance of new options with a lower exercise price and an extended term. These options are held by Mr. Edwards and certain related parties, including Robert Burg II, a director of RP, and Everen Securities, Inc. and certain of its employees, including Lawrence D. Bain, a director of RP. In exchange for this waiver, RP has agreed to issue to these parties new options with otherwise similar terms at an exercise price of $3.19 and expiration date five years from the date of the grant. As a result of this arrangement, options to purchase the following numbers of shares were canceled and new options issued to each of the following persons; Mr. Edwards, 62,550; Mr. Burg, 108,033; and Everen Securities, Inc., 7,500.

     In order to induce Christopher Johnston, a major stockholder of RP, to waive certain contractual rights under RP's existing stockholder agreement, RP and certain of its stockholders agreed to release Christopher Johnston from his obligations under that agreement and RP agreed to assist Christopher Johnston in the sale of the shares of RP common stock held by him. As additional consideration for RP's agreements in this respect, Christopher Johnston agreed to waive any appraisal rights to which he may be entitled under Delaware law in connection with the merger. In addition, Christopher Johnston and Coyote have agreed that he will be entitled to a fee in the event that a certain future acquisition opportunity identified by him is successfully pursued.

     Mark Pappas serves as a director of Coyote and the president of the general partner of Paragon. Upon consummation of the merger, a $6,000,000 loan dated March 19, 1998 from Paragon to Coyote will become immediately due. In addition, under the terms of the loan, Coyote may be required to issue to Paragon additional shares of Coyote common stock when the loan is due if the share price of Coyote's common stock is less than $3.25. For a more in-depth discussion of the loan agreement and the interests of Mark Pappas in the merger, see "Interests of Certain Persons in the Merger" beginning on page 39.

     Raymond J. Minella, Chairman of the Board of Directors of RP, is a managing general partner of Berenson Minella. RP has engaged Berenson Minella to provide financial advisory services in connection with the merger. Berenson Minella's fee for such services is contingent upon the consummation of a sale transaction or other business combination involving RP. Upon the consummation of the merger, Berenson Minella will receive a fee equal to 1.5% of the sum of an amount equal to the aggregate liquidation preference of the Series C Preferred Stock issued to the holders of the RP common stock plus an amount equal to the aggregate debt of RP assumed, refinanced or renegotiated as part of the merger.

     Voting Agreements

     Stockholders of RP representing 3,085,113 shares of RP common stock, or approximately 53% of the issued and outstanding shares of RP common stock, have entered into voting agreements pursuant to which they have agreed to vote their shares of RP common stock in favor of the approval and adoption of the Merger Agreement and the approval of the merger and the other transactions contemplated by the Merger Agreement. As a result the approval of the RP stockholders is assured.

     Stockholders of Coyote representing 3,987,792 shares of Coyote common stock, or approximately 69% of the issued and outstanding shares of Coyote common stock, have entered into voting agreements pursuant to which they have agreed to vote their shares of Coyote common stock in favor of the approval and adoption of an amendment to Coyote's Amended and Restated Articles of Incorporation to increase the number of authorized preferred shares and to create, and approve the issuance of, a new series of shares, the Series C Preferred Stock to be delivered to RP stockholders in connection with the merger. As a result, the approval of the Coyote stockholders is assured.

See "Interests of Certain Persons in the Merger" beginning on page 39.

                              The Merger Agreement

     What the Stockholders of RP and Coyote will receive in the Merger

     The Merger Agreement provides that the stockholders of RP will receive a number of shares of Series C Preferred Stock equal to the Exchange Ratio obtained by dividing the number of shares of common stock of Coyote issued and outstanding on the effective date of the merger by the number of shares of common stock of RP issued and outstanding on the effective date of the merger. Based on the number of shares of Coyote common stock and RP common stock issued and outstanding on the date of this Joint Proxy Statement/Prospectus, RP stockholders will receive just over one ([1.0195)] share of Series C Preferred Stock for each share of RP common stock that they own. The Merger Agreement provides that no fractional shares of Series C Preferred Stock will be issued when shares of RP common stock are exchanged for shares of Series C Preferred Stock in connection with the merger. Instead of any fractional shares to which they may be entitled RP stockholders will be entitled to receive cash in an amount per whole share of Series C Preferred Stock equal to $6.00 multiplied by the reciprocal of the Exchange Ratio. Based on the Exchange Ratio calculated above, the amount per whole share of Series C Preferred Stock payable in respect of fractional shares would be $5.89. RP STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL SUCH TIME AS THEY ARE INSTRUCTED TO DO SO AFTER THE COMPLETION OF THE MERGER.

     Coyote stockholders will retain their shares of Coyote common stock in the merger.

     The Series C Preferred Stock

The rights of the Series C Preferred Stock will include:

     o A liquidation preference per share equal to $6.00 multiplied by the reciprocal of the Exchange Ratio. Based on the Exchange Ratio calculated above, the liquidation preference per share would be $5.89.

     o A cumulative preferential dividend per share, payable quarterly, when and if declared, at an annual rate equal to 6.00% of the liquidation preference.

     o The right, on three days' notice, to convert each share of Series C Preferred Stock into one share of the common stock of Coyote, plus an amount equal to all declared or accrued (whether or not declared) but unpaid dividends related to such share of Series C Preferred Stock, to be paid in cash, to the extent cash payment is not then permitted by the terms of Coyote's debt agreements or applicable law, either by delivery of a subordinated promissory note in a principal amount equal to the amount of such dividends or shares of Coyote common stock with a value equal to the amount of such dividends (determined based on the average closing market price of the Coyote common stock over the twenty-day period immediately preceding conversion), at Coyote's option.

     o The shares of Coyote common stock issuable upon the conversion will be listed on the Nasdaq Small Cap Market.

     o Each share of the Series C Preferred Stock will be redeemable by Coyote on thirty days' notice to the holder at a cash redemption price equal to the liquidation preference plus all accrued and unpaid dividends thereon, whether or not declared.

     o The right to vote with the Coyote common stock on all matters submitted to a vote of the stockholders of Coyote and to vote separately as a class on certain matters affecting the rights of the holders of the Series C Preferred Stock.

     The rights of the holders of the Series C Preferred Stock are more fully discussed on page 99.

     Conditions of the Merger

     The consummation of the merger depends upon satisfaction of a number of conditions, including:

     o approval and adoption of the RP Proposal by the RP stockholders and approval of the Coyote Proposal by the Coyote stockholders;

     o the absence of any law or court order preventing the consummation of the merger;

     o approval of the Coyote common stock issuable upon conversion of the Series C Preferred Stock for listing on the Nasdaq National Market, if qualified, or otherwise for quotation on the Nasdaq Small Cap Market;

     o the receipt of sufficient financing by Coyote to satisfy ongoing working capital needs of Coyote and RP following the consummation of the merger and to refinance existing indebtedness of both Coyote and RP on terms reasonably satisfactory to each of Coyote and RP;

     o the absence of a material adverse change to the consolidated business, financial condition or results of operations of RP or Coyote; and

     o the accuracy of each party's representations and warranties and the performance by each party in all material respects of its obligations under the Merger Agreement.

          Termination of the Merger Agreement

     Either RP or Coyote may call off the merger if:

     o    both parties consent in writing;

     o the merger is not completed by June 2, 1999, provided that this right is not available to the party whose failure to fulfill its obligations under the

          Merger Agreement caused the merger not to be completed;

     o    there exists any law or court order preventing the merger;

     o the stockholders of Coyote or RP do not give the required approvals at the special meetings; or

     o the other party breaches, in a material way, its representations, warranties, covenants or agreements under the Merger Agreement and that breach is not curable or if it is curable, it is not cured within 30 days after written notice from the other party.

RP may call off the merger if:

    o the Board of Directors of Coyote withdraws or adversely modifies its approval or recommendation of the merger or recommends a business combination transaction with a third party; or

    o the Board of Directors of RP reasonably determines that a third party proposal constitutes a RP Superior Proposal - that is, a proposal which the Board of Directors of RP reasonably believes (upon the advice of an independent financial advisor) to be more favorable from a financial point of view to its stockholders than the merger, and RP enters into a definitive agreement to effect the RP Superior Proposal.

Coyote may call off the merger if:

     o the Board of Directors of RP withdraws or adversely modifies its approval or recommendation of the merger or recommends a business combination transaction with a third party; or

     o the Board of Directors of Coyote reasonably determines that a third party proposal constitutes a Coyote Superior Proposal - that is, a proposal which the Board of Directors of Coyote reasonably believes (upon the advice of an independent financial advisor) to be more favorable from a financial point of view to its stockholders than the merger, and Coyote enters into a definitive agreement to effect the Coyote Superior Proposal.

        For further details, see "Termination" beginning on page 56.

     Certain Non-Solicitation Provisions; Termination Fee and Expenses

     The Merger Agreement generally restricts each of Coyote and RP from directly or indirectly soliciting or encouraging any alternative transactions for the sale of Coyote or RP, as the case may be, or any significant portion of their respective assets beyond what is required by their respective fiduciary duties. Either party may be obligated to make certain substantial payments to the other if, it withdraws support for the merger or supports an alternative transaction instead of the merger. Specifically, if either party terminates the Merger Agreement because the other party (i) withdraws, modifies or changes its approval or recommendation, (ii) approves or recommends to its stockholders an alternative acquisition proposal, or (iii) approves or recommends that its stockholders tender their shares into any tender offer in connection with an alternative acquisition proposal, then the other party must pay the terminating party up to $1.0 million of the terminating party's actual, reasonable and documented expenses relating to the transactions contemplated by the Merger Agreement and incurred since January 18, 1999. Similarly, if either party terminates the Merger Agreement because it has received an alternative acquisition proposal from a third party which is superior to the transactions contemplated by the Merger Agreement and which proposal such party's Board of Directors reasonably determines in good faith requires it to terminate the Merger Agreement and enter into an agreement with the third party making such superior proposal, the party terminating the Merger Agreement on that basis must make a comparable payment of the other party's expenses. Moreover, the party whose change of approval or recommendation or pursuit of an alternative transaction occasioned the termination of the Merger Agreement under any of the circumstances described above will be required to pay the other party an additional fee of $750,000, if, within 365 days after the termination of the Merger Agreement, such party enters into an alternative transaction with a third party which directly or indirectly initiated or otherwise had any contact with that party regarding any alternate transaction prior to the termination of the Merger Agreement.

     See Coyotes, "No Solicitation - RP" beginning on pages 50 and 52.

     In general, an alternative transaction for these purposes would be one involving the acquisition of control of a majority of a party's common stock or all or substantially all of a party's assets. In addition, if either Coyote or RP terminates the Merger Agreement because of Coyote's inability to obtain financing sufficient to satisfy the combined working capital needs of Coyote and RP on terms reasonably acceptable to each of Coyote and RP, despite the reasonable best efforts of

RP to cooperate in satisfying that condition, Coyote will be obligated to reimburse RP for its actual, reasonable and documented expenses relating to the transactions contemplated by the Merger Agreement and incurred since January 18, 1999.

     See "Termination--Fees and Expenses" beginning on page 57.

     The termination fee and expenses and the no-solicitation provisions of the Merger Agreement may have the effect of discouraging persons who might be interested in entering into a business combination with RP or Coyote from proposing such a transaction, even where the consideration payable to RP or Coyote stockholders in such a transaction would exceed the value that might be realized from the merger.

Anticipated Tax Consequences

     The merger will qualify as a tax free reorganization for U.S. federal income tax purposes. See "Material U.S. Federal Income Tax Consequences" on page 43.

     Restrictions on Resales of Series C Preferred Stock and Coyote Common Stock by Affiliates of RP

     The federal securities laws impose restrictions on the resale of shares of the Series C Preferred Stock received in the merger, and any shares of Coyote common stock resulting from the conversion of the Series C Preferred Stock received in the merger, by persons who are affiliates of RP at the time of the RP special meeting.

     Effect of Certain Agreements

     As a result of the voting agreements dated February 2, 1999, between RP and the holders of approximately 69% of the outstanding shares of Coyote common stock, namely James M. Probst, Mel S. Stonebraker and Paragon, holders of more than the number of shares needed to approve the amendment to Coyote's Amended and Restated Articles of Incorporation to increase the number of authorized preferred shares and to create, and approve the issuance of, the Series C Preferred Stock, have agreed to vote in favor of this proposal at the special meeting of Coyote stockholders to be held on [ ], 1999.

     As a result of the voting agreements dated February 2, 1999, between Coyote and the holders of approximately 53% of the outstanding shares of RP common stock, namely Kenneth J. Warren, David E. Johnston, Danny Edwards, Lawrence Bain, the Trust, Berenson Minella and Ronald L. Chalmers, holders of more than the number of shares needed to approve the Merger Agreement with Coyote have agreed to vote in favor of this proposal at the special meeting of the RP stockholders to be held on [ ], 1999.

     The voting agreements, as well as the termination fee and expense provisions in the Merger Agreement, are expected to increase the likelihood that the merger will occur and make it more difficult for a third party to acquire control of either company. For a more complete discussion see "Voting Agreements" on page 62.

     Opinion of NatCity Investments, Inc.

     NatCity Investments, Inc. ("NatCity") has given a written opinion to the Board of Directors of RP as to the fairness to RP stockholders, from a financial point of view, of the Exchange Ratio set forth in the Merger Agreement and of the merger consideration to be received by the RP stockholders in the merger. The full text of the written opinion of NatCity dated January 29, 1999, is attached to the back of this document as Annex C and should be read carefully in its entirety. The opinion of NatCity is directed to the RP Board of Directors and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the merger.

     Opinion of Lehman Brothers, Inc.

     Lehman Brothers, Inc. ("Lehman Brothers"), has given a written opinion to the Board of Directors of Coyote as to the fairness to Coyote stockholders, from a financial point of view, of the consideration to be delivered to RP's stockholders in the merger. The full text of the written opinion of Lehman Brothers dated January 28, 1999 is attached to the back of this document as Annex B and should be read carefully in its entirety. The opinion of Lehman Brothers is directed to the Coyote Board of Directors and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the amendment to Coyote's Amended and Restated Articles of Incorporation to increase the number of authorized preferred shares and to create, and approve the issuance of, a new series of shares, the Series C Preferred Stock.

     RP Dissenters' Rights

     If you are a RP stockholder opposed to the merger, you may request an appraisal and seek payment of the "fair value" (exclusive of any element of value arising from the accomplishment or expectation of the merger) of your shares of RP common stock. If you vote for the merger you will not be entitled to appraisal rights. You must instead follow the following steps:

     o Before the vote by the stockholders of RP on the Merger Agreement, you must notify the Board of Directors of RP in writing of your intent to demand appraisal of your shares, and you must not vote in favor of the proposal.

     o NOTE: a vote against the merger will not by itself constitute a request for appraisal rights.

     o If you have demanded appraisal rights, within 10 days after the effective date of the merger, you will be notified by the surviving corporation that you are entitled to appraisal for your shares.

     o You may within 20 days after being notified by the surviving corporation that you are entitled to appraisal, demand in writing the appraisal of your shares.

     o Any time within 60 days following the effective date of the merger, you may withdraw your demand for appraisal and accept the Series C Preferred Stock in the merger.

The fair value of your stock determined through the statutory appraisal process may be more or less than the value of the Series C Preferred Stock being offered in the merger.

     Stockholders are encouraged to consider the data included in the pro forma financial statements reflecting the effect of the merger, which appear on p.[]. In addition, stockholders should consider the consolidated financial statements of RP and its subsidiaries included in RP's annual report on Form 10-KSB as of May 31, 1998 and for the years ended May 31, 1998 and 1997 which are incorporated herein by reference and the consolidated financial statements of Coyote and its subsidiaries included in Coyote's annual report on Form 10-KSB as of December 31, 1997 and for the years ended December 31, 1997 and 1996 which are incorporated herein by reference. To find out how to obtain these financial statements please turn to "Where to Find More Information" beginning p.i.

                                  RISK FACTORS

     In evaluating the merger and the Merger Agreement, stockholders of Coyote and RP should take into account the following risks, as well as other information included in or incorporated by reference into this document:

     No Assurance the Operations Will Be Effectively Integrated. Coyote's future financial success depends substantially upon the successful integration of RP's operations. It could take several fiscal quarters to accomplish complete integration of the operations, management, personnel and procedures of RP, and the coordination of sales and marketing and research and development efforts. In addition, the process of combining Coyote and RP could seriously interrupt the daily business activities of either or both organizations. Coyote cannot assure that present and potential customers of Coyote or RP would remain customers following the acquisition of RP and in the past Coyote has experienced a significant reduction in order volume in connection with the acquisition of acquired businesses. Coyote cannot assure that the merger and integration of RP will be successful and profitable.

     Recent Net Losses and Accumulated Deficit; No Assurance of Future Profit. On a stand alone historical basis, both companies have experienced net losses. Coyote incurred a net loss of $1,419,878, excluding a nonrecurring charge of $11,341,332 associated with the write off of goodwill and other assets and excluding an extraordinary gain of $346,581, for the eleven months ended November 30, 1998 and a net loss of $4,167,574 for the year ended December 31, 1997. After the nonrecurring charge and extraordinary gain, net loss for the eleven months ended November 30, 1998 was $12,414,629. As of November 30, 1998, Coyote had an accumulated deficit of $17,907,796. RP reported a net loss of $288,000 for the six months ended November 30, 1998 and a net loss of $263,000 for the fiscal year ended May 31, 1998.

     There can be no assurance that the expected economies of scale and more efficient use of plant capacities presently anticipated by Coyote and RP can be achieved or that the combined companies will be able to effectively achieve their goal of returning to profitability.

     Leverage. After the merger, the combined companies will have $38,000,000 in debt outstanding compared to the existing debt of approximately $20,000,000 of Coyote and approximately $8,000,000 of RP as of November 30, 1998. There can be no assurances that the cash flows of the combined companies will be sufficient to pay the interest and the principal of these debt obligations. Although Coyote believes that it will realize identified synergies from the combined companies, achieve economies of scale, and improve profitability, there can be no assurances that the combined operations of Coyote and RP will achieve these goals and meet Coyote's debt obligations.

     Risks Associated with Acquisition Strategy. An important part of Coyote's growth strategy is to increase sales through acquisitions. As a result, Coyote's future financial success will depend substantially upon the ability to identify and complete appropriate acquisitions of complementary and compatible businesses and upon the successful integration of any future acquisitions into Coyote's operations. Coyote cannot assure that it can identify and complete appropriate acquisitions or that future acquisitions will successfully or profitably integrate with Coyote's existing operations.

     Competition. The sporting equipment business in general, and the golf equipment industry in particular, are highly competitive and are characterized by numerous companies competing in various segments of the market. Many of RP's and Coyote's competitors have greater name recognition, more extensive engineering, manufacturing and marketing capabilities, and greater financial, technological and personnel resources than RP and Coyote. In addition, certain companies in the golf equipment industry have expanded their product lines in recent years as a result of acquisitions. Coyote's future success will depend on its ability to remain competitive with these rival sports equipment manufacturers. The competitive environment may cause Coyote to accept lower profit margins, which could materially adversely affect Coyote's operating results and financial condition. Both Coyote and RP expect that by combining their operations, they will be more competitive than they were on a stand alone basis. However, there can be no assurance that the combined company will be able to compete successfully in the future with existing or new competitors.

     Potential Problems with Growth. Coyote has experienced significant growth in the past two years and expects such growth to continue. This growth may significantly strain Coyote's future management, working capital and operating and financial control systems. Coyote cannot assure that its management, working capital and operating and financial control systems can adequately support future anticipated growth. If Coyote is unable to continue to upgrade the operating and financial control systems, to recruit qualified staff or to respond effectively to difficulties that arise during expansion, Coyote's operating results and financial position could be materially and adversely affected.

     Customer Concentration.

     The golf shaft business of RP's subsidiary, FM Precision Golf Manufacturing Corp. ("FMP") is significantly dependent on sales to Taylor Made and Precision Japan. Sales to these customers represented approximately 28% of FMP's sales for the fiscal year ended May 31, 1998. FMP does not have a supply agreement with Taylor Made, and its supply agreement with Precision Japan expires in 2002. The Precision Japan agreement is terminable by either FMP or Precision Japan or should Precision Japan fail to meet certain minimum purchase requirements. The loss of sales to either of these companies could have a material adverse effect on RP's business.

     Coyote has approximately 400 customers principally located in the United States and Europe. However, sales to Coyote's top two customers for the year ended December 31, 1998, Callaway and Cobra, represented 20.7% and 15.2%, respectively, of Coyote's net sales, as compared to 1.9% and 9.9%, respectively, in 1997. Coyote has a five-year supply agreement with Cobra which expires December 31, 2003. Either party may terminate the supply agreement in the event that the other party is in material breach of that supply agreement or the asset sale agreement between Coyote's Unifiber subsidiary and Cobra. Coyote anticipates a substantial increase in sales to Cobra and a substantial decrease in sales to Callaway for the year ended December 31, 1999. Because of the historical volatility of consumer demand for specific clubs, as well as continued competition from alternative suppliers, sales to a given customer in a prior period may not necessarily be indicative of future sales. The loss of a significant customer or a substantial decrease in sales to a significant customer could have a material adverse effect on the combined companies' business or operating results.

     Dependence on "Rifle" Shaft Sales. In January 1995, RP introduced the "Rifle," the first modern stepless steel golf shaft in the industry. RP is substantially dependent on sales of Rifle shafts. Sales of the Rifle shaft constituted 35.5% and 54.3% of RP's revenues during the fiscal years ended May 31, 1998 and May 31, 1997, respectively. The Rifle shaft also has a substantially higher margin than the other shaft products of RP.

     Sales of the Rifle shaft decreased $2.0 million for RP's fiscal year ended May 31, 1998 as compared to RP's fiscal year ended May 31, 1997. RP received a high concentration of customer orders during fiscal year 1997. Due to production capacity limitations, RP's lead times for processing these orders were longer than RP's typical lead times. As a result of the longer lead times, RP lost some significant customers. In order to reduce lead times and prevent the loss of additional customers, and in an effort to obtain new customers, RP has installed additional manufacturing equipment. RP believes that the new equipment will allow RP to manufacture approximately 1.0 million more Rifle shafts per year than RP could previously manufacture. There can be no assurance that the new equipment will increase RP's production capacity to the extent management has estimated or reduce RP's lead times, that RP will not lose additional customers, or that the new equipment will help RP regain lost customers or acquire additional customers.

     While RP's management believes that demand for the Rifle shaft should remain high for the next several years, there can be no assurance that sales of the Rifle shaft will not decline or that the Rifle shaft will retain its profitability. If sales or profitability of the Rifle shaft continue to decrease without the combined companies' introduction of new profitable products, the combined companies' performance and financial position would be materially adversely affected.

     Liquidity. The combined companies will require substantial capital resources to meet their obligations and pursue their growth strategy. Management believes that the combination of cash on hand, projected cash flows from operations, and the debt agreements for which commitments will exist as of the date that the Joint Proxy Statement/Prospectus is sent to stockholders will provide sufficient cash to meet its obligations as they come due. However, there can be no assurance that operations will generate positive cash flows, or that Coyote will be able to repay or refinance its existing indebtedness when it becomes due.

     Dependence on Economic Conditions and Consumer Trends. The businesses of Coyote and RP are subject to economic cycles and changing consumer golf trends. Their customers are generally manufacturers of finished goods sold primarily to sporting goods stores and specialty retailers of golf equipment and recreational products. Any period of economic uncertainty or decline that impacts consumer spending could significantly harm Coyote's business, results of operations and financial condition. In addition, any general decline in the size of the market for golf grips and shafts, bicycle tubing or graphite and other advanced composite materials due to market conditions or otherwise, would substantially harm Coyote's business, results of operations and financial condition.

     Product Protection and Intellectual Property. RP and Coyote currently rely upon a combination of patents, copyrights, trademarks and trade secret laws to establish and protect certain of their proprietary rights in their products. There can be no assurance that the steps taken by RP or Coyote in this regard will be adequate to prevent misappropriation of proprietary property rights or that competitors will not independently develop proprietary property that is substantially equivalent or superior.

     Seasonality. Coyote's and RP's customers have historically built inventory in anticipation of golf club purchases by golfers in the spring and summer, the principal selling seasons for golf clubs. As a result of Coyote's and RP's present dependence on golf-related product sales, management expects that for the foreseeable future business will be seasonal. As a result of the seasonal nature of the business, the company may be subject to substantial seasonal swings in liquidity, resulting in cash management challenges and the risk of a substantial build-up in inventory prior to peak selling periods.

     Uncertainty Regarding Grip Supply. RP's subsidiary, Royal Grip, Inc. ("RG") currently purchases a majority of its supply of non-cord grips from Acushnet Rubber Company ("Acushnet"). Under RG's existing manufacturing and supply agreement with Acushnet, either Acushnet or RG may voluntarily terminate the agreement upon payment of a specified termination fee. RG currently has no back-up source of supply should Acushnet terminate their contract. The contract requires Acushnet to provide RG with 10 months notice to terminate the contract. Acushnet has notified RP's management that it wishes to renegotiate the terms of the contract. To the extent that Acushnet terminates this contract, RG will be forced to find alternate sources of supply or resume the in-house manufacture of grips. Previously, switching suppliers has resulted in manufacturing delays and quality control problems. A repetition of these problems could materially adversely affect RG's customer relationships and result in a loss of sales and key customers, which, in turn could materially adversely affect RG's results of operations and financial condition.

     Environmental Considerations. Both Coyote and RP are subject to governmental, environmental and health and safety laws and regulations, including the laws of the United States and the United Kingdom that impose workplace standards and limitations on the discharge of pollutants into the environment and establish standards for the handling and disposal of waste products. The nature of Apollo Sports Technologies, Limited's ("Apollo") manufacturing and assembly operations in Oldbury and Birmingham, England, and RP's Torrington, Connecticut facility, could expose Coyote to the risk of claims with regard to environmental matters. Although compliance with current governmental requirements relating to the protection of the environment has not had a material adverse effect on Coyote's or RP's business or results of operations, there can be no assurance that material costs or liabilities will not be incurred in connection with such matters in the future or that governmental requirements will not change in a manner that imposes material costs or liabilities on the combined companies. During its fiscal year ended May 31, 1998, RP expended $179,000 in environmental remediation fees and permitting costs and expects to incur in calendar year 1999 an additional $900,000 in capital expense to upgrade FMP's wastewater treatment facilities at its Torrington, Connecticut facility. During its fiscal year ended December 31, 1998, Coyote expended $85,000 in connection with environmental remediative and permitting costs and expects to incur and additional $95,000 in fiscal 1999. Under the terms of the purchase of the Torrington facility from Brunswick Corporation, RP is indemnified by Brunswick for the possible leakage of certain environmentally dangerous compounds which may be present on, under or around the Torrington facility. However, indemnification by Brunswick would only be available if RP can prove that any leakage was the result of Brunswick's operations.

     Control by Principal Stockholders. Following the completion of the merger, Mel S. Stonebraker, James Probst and Paragon (collectively, the "Probst Group") will control a majority of Coyote's outstanding common stock. Additionally, Kenneth J. Warren, David E. Johnston and The Richard P. Johnston and Jayne A. Johnston Charitable Remainder Trust #3 (collectively, the "Johnston Group") and Berenson Minella (the "BMC Group"), of which Raymond J. Minella, the chairman of the RP Board of Directors, is a managing general partner, will beneficially own approximately [ ]% and [ ]%, respectively, of the outstanding Series C Preferred Stock. The Probst Group, the Johnston Group and the BMC Group have entered into a stockholder agreement with Coyote with a duration of five years, effective as of the effective date of the merger, which entitles such stockholders, after consummation of the merger, to designate, in the aggregate, all of the members of the Board of Directors of Coyote, thereby reducing or limiting the ability of other stockholders to affect or change the composition of Coyote's management or board of directors.

     Government Regulation. Coyote's and RP's operations are subject to laws and governmental regulations, including the laws of the United States and the United Kingdom, that regulate activities such as labor practices. Although compliance with such regulations have not yet had a material impact on the combined companies' operating results or financial position, there is no assurance that they will not incur material compliance costs or liabilities in the future. Changes in such laws or regulations may also give rise to additional compliance costs or business interruptions with negative consequences on the combined companies' operational results and financial condition.

     Foreign Manufacturing Operations, Country Risks and Exchange Rate Fluctuations. Coyote's and RP's businesses are subject to the risks generally associated with doing business abroad, such as delays in shipment, foreign government regulation, adverse fluctuations in foreign exchange rates, embargoes, tariffs, exchange controls, trade disputes, expropriation, changes in economic conditions and governmental instability in the countries in which their manufacturing plants are located. They are also subject to any new legislation or regulation, which could have a material adverse effect on their business. In addition, 18% of RP's total net sales during the fiscal year ended May 31, 1998 were derived from international sales, which primarily consists of sales of golf club shafts and grips. Sales to Precision Japan, RP's exclusive distributor for Japan, account for a substantial percentage of RP's international sales. The Japanese economy has been relatively stagnant and future sales may be adversely affected. Coyote has a manufacturing facility in England in which all of its steel golf shafts are manufactured. In addition, approximately 20% of Coyote's sales are derived from overseas markets in Europe, Asia and Australia. Fluctuation in international exchange rates may have a material adverse effect on results of these operations.

     Labor Unions. Employees of the combined companies at their plants in Oldsbury and Tyseley, England and Torrington, Connecticut, respectively, are represented by several trade unions for collective bargaining purposes. Although Coyote and RP presently believe their relations with employees are good, there is no assurance that work stoppages or slowdowns will not be experienced in the future. Any work stoppage or slowdown could have a material adverse effect on the business, results of operations and financial condition of Coyote. In addition, there is no assurance that Coyote's and RP's current non-union facilities will not at some time in the future become subject to labor disputes and union organizational efforts.

     Volatility of Stock Price; Lack of Liquidity for Series C Preferred Stock. From the time of Coyote's initial public offering in September 1997, its common stock has publicly traded on the Nasdaq Small Cap Market. To date the secondary market for Coyote common stock has been limited. Although Coyote is actively taking measures to improve the liquidity of its stock, the development of an active secondary trading market for Coyote common stock will depend on many factors, not all of which are within Coyote's control, including the financial performance of Coyote and its subsidiaries, the number of shares of Coyote common stock held by persons other than stockholders party to the stockholders agreement, the ability to attract coverage offered by financial analysts and the number of dealers making a market in the Coyote common stock. Other factors which will also influence the price and trading market of Coyote common stock include investor confidence in the sports equipment market generally and in Coyote. If the trading market for the common stock is limited the price that may be received by an investor seeking to dispose of its stock may be materially adversely affected. Similarly, RP stockholders should not assume that there will be an active secondary market for the Series C Preferred Stock or that there will be liquidity in any trading market that does develop. Coyote does not plan to list the Series C Preferred Stock on any stock exchange or inter-dealer quotation system and Coyote is not aware of any person who intends to make a market in the Series C Preferred Stock.

     Junior Rights Of Present Coyote Stockholders and Potential Future Dilution. After the consummation of the merger, Coyote and RP estimate that there will be approximately [5,777,692] million shares of Coyote common stock, and [ ] million shares of Series C Preferred Stock, which will be entitled to vote with the common stock on a share-for-share basis, outstanding. Immediately following the merger, the former RP stockholders will control approximately 50% of the outstanding voting securities of Coyote and the present Coyote stockholders will control the remaining outstanding voting securities. Accordingly, the present Coyote stockholders will have less influence over the management and policies of Coyote than they currently exercise. In addition, the rights of the holders of Coyote common stock will be junior to the rights of the holders of Series C Preferred Stock. The terms of the Series C Preferred Stock provide for payment of dividends at a rate of 6% of the stated liquidation preference per year whether or not any dividends at all are paid on the Coyote common stock, and the holders of the Series C Preferred Stock will receive their dividends prior to the payment of any dividends on the Coyote common stock. In any dissolution or winding up of Coyote's affairs, the holders of Series C Preferred Stock will receive distributions, if any, made to the extent of the liquidation preference plus accrued dividends of the

Series C Preferred Stock before the holders of the Coyote common stock receive any distributions in liquidation. Additionally, current Coyote common equity holders may be diluted if the current holders of RP common stock convert their Series C Preferred Stock into Coyote common stock, which may be done at any time.

     Absence of Dividends. Coyote has never paid cash dividends on its capital stock. Coyote currently intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

     Dependence Upon Key Personnel. Coyote's success has historically depended on the continued service of certain executive officers, including James M. Probst, Chief Executive Officer, and John Paul McNeill, Chief Financial Officer. Both of these officers have employment contracts which expire May 31, 2000. If one or both of these executives decides to end his employment with Coyote, it could have a negative impact on Coyote's business operations and financial condition. As a result of the merger with RP, the composition of the management team will probably change.

     Year 2000 Issue. Coyote is aware of the issues associated with the programming code in existing computer systems and is working to resolve the potential impact of the year 2000 on the ability of its computerized information systems to accurately process information that may be date sensitive. Any of Coyote's programs that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures ("Year 2000 Issue"). Coyote utilizes a number of computer programs across its operations. Coyote has developed a Year 2000 project team to address the Year 2000 Issue. An initial assessment has been completed for each of its operations. The evaluation revealed that a number of computer hardware and software systems utilized by Coyote have Year 2000 compliance issues. These systems will need to be replaced or upgraded. The majority of the systems and/or programs are "off the shelf" products with Year 2000 compliant versions now available. However, there are some custom programs which will need to be reprogrammed to be Year 2000 compliant. A Year 2000 plan has been developed for most of Coyote's operations, some of which are in the implementation and testing stages. The systems and programs are scheduled to be replaced or upgraded at various times over the next 6 months. Coyote expects to have all critical systems and/or programs Year 2000 compliant by August 1999.

     RP believes that its critical internal systems including versions of Macola, Oracle, Microsoft Exchange, and Microsoft Office 97 products are Year 2000 compliant. In addition, RP tracks the version and available updates for these products to ensure Year 2000 compliance.

     RP has completed a comprehensive evaluation of its internal systems and equipment that addresses both information technology systems (i.e. business systems and the software development environment) and non-information technology systems (i.e. elevator, building security and HVAC systems) including hardware, software and firmware. In addition, RP has completed the upgrade of certain critical systems to meet with Year 2000 requirements. During the previous two-year period, RP incurred approximately $100,000 in costs to purchase and install new computer hardware and software in order to make all RP hardware and software used for accounting purposes Year 2000 compliant. Expenses associated with evaluation of RP's internal systems for Year 2000 problems have been approximately $20,000. The final phase of RP's internal Year 2000 project has been completed with the conversion of the E-mail system to Microsoft Exchange at a cost of $10,000. RP believes that any future internal Year 2000 costs will be immaterial.

     Coyote and RP rely on third parties for many products and services and they may be adversely impacted if these companies are unable to address this issue in a timely manner, which could result in a material financial risk to Coyote or RP. Coyote has not performed an assessment on the state of readiness and/or compliance of key suppliers and customers. Management plans to identify key suppliers and customers by March 31, 1999. Management expects that completion of its Year 2000 compliance project will result in additional expenditures of approximately $100,000. RP is in the process of conducting a review of its suppliers to ensure that those suppliers' operations, products and services are Year 2000 compliant. All significant suppliers and utilities have indicated that they are Year 2000 compliant, except for one of RP's golf grip suppliers which has indicated that it is in the last phase of its Year 2000 plan and expects to be compliant by the end of March 1999. The combined companies' failure to resolve the Year 2000 Issue on or before December 31, 1999 could result in system failures or miscalculations causing disruption in operations including, among other things, a temporary inability to process transactions, send invoices, send and/or receive e-mail and voice mail, or engage in similar normal business activities. Additionally, failure of third parties upon whom the combined companies' business relies to timely remediate their Year 2000 Issues could result in disruptions in the combined companies' supply of parts and materials, late, missed or unapplied payments, temporary disruptions in order processing and other general problems related to their daily operation. While

Coyote believes its Year 2000 compliance actions will adequately address its internal Year 2000 Issue, until Coyote completes its assessment of its suppliers and customers, the overall risks cannot be accurately described and quantified, and there can be no guarantee that the Year 2000 Issue will not have a material adverse effect on the combined companies and their operations. Coyote has not, to date, implemented a Year 2000 contingency plan. Coyote's goal is to have the major Year 2000 Issues resolved by mid-1999. Final verification and validation is scheduled to occur by August 1999. However, Coyote intends to develop and implement a contingency plan by mid-1999, in the event that its Year 2000 Issue plan should fall behind schedule.

     Tax Treatment. As described below, RP and Coyote will receive an opinion from Fabian & Clendenin, as tax counsel, based upon certain representations and assumptions, that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes, but no ruling from the Internal Revenue Service to that effect has been or will be sought. See "Material U.S. Federal Income Tax Consequences" on page 43. If the merger does not qualify as a tax-free reorganization, then, in general, although the matter is not entirely free from doubt, for U.S. federal income tax purposes it is likely that each RP stockholder would recognize gain measured by the excess, if any, of the fair market value of the Series C Preferred Stock received in the merger plus the amount of cash received in lieu of any fractional share over the RP stockholder's tax basis in such stockholder's RP common stock.


                   COMPARATIVE PER SHARE DATE OF COYOTE AND RP


     The market value of Coyote common stock and RP common stock may fluctuate based upon general market and economic conditions, the two companies' business and prospects and other factors both within and beyond the control of Coyote and RP. The common stock of Coyote has been traded on the Nasdaq Small Cap Market since September 18, 1997 under the symbol "COYT." The common stock of RP has been traded on the Nasdaq National Market since September 2, 1997 under the symbol "RIFL". The following table sets forth the high and low sales prices for the common stock of both companies, as reported by the Nasdaq Small Cap Market and the Nasdaq National Market, for the periods indicated below since September 1997. Coyote's fiscal year ends on December 31 each year and RP's fiscal year ends on May 31 each year.


                                        Coyote                      RP
                                        ------                      --
                                     High      Low           High         Low

1997:
    Third Quarter................ $6 1/4   $5 13/16       $10 1/4       $8
    Fourth Quarter...............  5 13/16  4                9 7/8       6 5/8
1998:
    First Quarter................  6 3/8    4 3/8            7 1/4       4 1/2
    Second Quarter...............  6 3/16   4 9/16           6 1/16      4 5/8
    Third Quarter................  5 7/16   3 5/8            4 15/16     3 7/8
    Fourth Quarter ..............  5        3                4 7/8         5/8
1999:
    First Quarter
  (through March 2, 1999)........  4 13/16  3 1/8            3 7/16      1 5/8

     On March [ ], 1999, the last reported sale price of the common stock of each company on its respective market was $[ ] per share in the case of Coyote and $[ ] per share in the case of RP. On March [ ], 1999, there were approximately ____ holders of record of the common stock of Coyote and _____ holders of record of common stock of RP.

                      COMPARATIVE MARKET VALUE INFORMATION

        The following table sets forth the closing prices per share and aggregate market values of Coyote common stock and RP common stock on the Nasdaq Small Cap Market and the Nasdaq National Market respectively on January 15, 1999, the last trading day prior to the public announcement of the proposed merger, and on_______, 1999, the most recent date for which prices were available prior to printing this document.



                                              Coyote        RP           RP
                                            Historical  Historical Equivalent(1)

On January 15, 1999
    Closing price per share of common    $     4 1/2   $    2 9/16   $4.5876
    stock.............................   $25,999,614   $ 14,522,648  $25,999,614
    Market value of common stock (2)..

On _________, 1999
    Closing price per share of common
    stock.............................
    Market value of common stock (2)..



(1) The equivalent data related to RP for January 15, 1999 corresponds to an Exchange Ratio of 1.0195, and the RP equivalent data for [ ], 1999 corresponds to an Exchange Ratio of ______.

(2) Market value based on 5,777,692 shares of Coyote common stock and 5,667,375 shares of RP common stock outstanding as of January 15, 1999, and ______ shares of Coyote common stock and _____ shares of RP common stock outstanding as of ______, 1999.

                           FORWARD-LOOKING INFORMATION

     Coyote and RP have made forward-looking statements in this document and in the documents to which we have referred you. These statements are subject to risks and uncertainties, including, but not limited to, the risks set forth under the caption "Risk Factors" beginning on page 8, and therefore may prove not to be correct. Forward-looking statements may include assumptions as to how the combined companies will perform after the merger and, accordingly, it is uncertain whether any of the events anticipated by the forward-looking statements will occur, or if so, what impact, if any, they will have on the results of operations and financial condition of Coyote or the price of the Series C Preferred Stock or the Coyote common stock.

     When words like "believes", "expects", "anticipates" or similar expressions are used, they indicate that the statement in which the word is used constitutes a forward-looking statement. For these statements Coyote and RP claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, and in our other public filings and press releases, could affect the future results of the combined companies and could cause actual results to differ materially from those expressed in the forward looking statements and include among other things:

     o    the ability to integrate the operations of RP and Coyote,

     o the ability of Coyote and RP to reverse net losses and return to profitability,

     o inadequate capital, unexpected costs, lower revenues and net income than forecasted,

     o the timing, impact and other uncertainties of future acquisitions by Coyote, and the ability to integrate such acquisitions and to achieve anticipated synergies and other cost savings in connection with such acquisitions,

     o    loss of significant customers,

     o general decreases in consumer spending for sports equipment and recreational products,

     o    overall economic and business conditions,

     o    the demand for Coyote's and RP's goods and services,

     o competitive factors in the golf products industries in which Coyote and RP compete,

     o    changes in government regulation,

     o interest rate fluctuations, foreign currency rate fluctuations and other capital market conditions,

     o economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders,

     o    dependence upon key management personnel,

     o the ability of Coyote and RP, and the ability of their respective customers and suppliers, to replace, modify or upgrade computer programs in order to adequately address the Year 2000 Issue,

     o changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations, and

     o    price increases for raw materials.

                           CURRENT COYOTE DEVELOPMENTS

Coyote Results for the Quarter Ended December 31, 1998

     On February 26, 1999, Coyote announced its results for the quarter and year ended December 31, 1998. For the quarter ended December 31, 1998, Coyote had revenues of $7,328,237 as compared to $7,528,516 for the comparable period in 1997. Net loss for the quarter ended December 31, 1998 was $2,924,913 or $0.54 loss per share, excluding a nonrecurring charge of $11,341,332 or $2.10 loss per share from a write off of goodwill and other assets, as described below, compared to a net loss of $1,987,358 or $0.52 loss per share for the comparable period in 1997. After the nonrecurring charge, Coyote reported a net loss of $14,266,245 or $2.64 loss per share for the quarter ended December 31, 1998.


     During the fourth quarter of 1998, Coyote incurred approximately $300,000 in merger related charges. Additionally, in the fourth quarter, management of Coyote determined that its graphite shaft production facility in Carlsbad, California was preferable to the graphite shaft production facility in San Diego, California due to the proximity to its customers and other name brand golf equipment companies and in the belief that the Carlsbad facility could be operated more efficiently. As a result, in the fourth quarter Coyote started to amortize the remaining book value of the leasehold improvements with respect to the San Diego facility that were impaired over the remaining estimated use period. Coyote also recognized as a liability and expense, in the fourth quarter, eight months of lease payments and estimated executory costs for the San Diego facility. Should these estimates not accurately reflect the experience associated with the San Diego facility, Coyote will recognize additional expense in the future.

     In addition, during the fourth quarter, Coyote determined the goodwill acquired with its acquisition of Unifiber had been significantly impaired due to a significant reduction in order volume. Impairment was determined by evaluating the estimated amount at which the assets acquired in the Unifiber acquisition could be sold in a current transaction between willing parties. Accordingly, the remaining goodwill associated with the acquisition of Unifiber, totaling $10,815,119, was expensed.

Coyote Results for the Year Ended December 31, 1998

     For the year ended December 31, 1998, revenues were $38,217,632, a 38% increase, as compared to $27,685,918 reported in 1997. Net loss decreased to $2,700,459 or $0.57 loss per share, excluding an extraordinary gain of $346,581 and a nonrecurring charge of $11,341,332 from a write off of goodwill and other assets, for the year ended December 31, 1998 compared to a net loss of $4,167,574 or $1.22 loss per share reported in 1997. After the nonrecurring charge and extraordinary gain, Coyote reported a net loss of $13,695,210 or $2.88 loss per share for 1998.


                             CURRENT RP DEVELOPMENTS

RP Results for the twelve months ended December 31, 1998

     For the twelve months ended December 31, 1998 revenues were $26,790,000, a 14.8% increase, as compared to $23,336,000 for the twelve months ended December 31, 1997. The net loss was $179,000 for the twelve months ended December 31, 1998 as compared to a net loss of $631,000 for the twelve months ended December 31, 1997.

     Roxxi, Inc. a wholly owned subsidiary of RG, manufactures and distributes athletic headwear. During the fiscal year ending May 31, 1999, Roxxi's operating results have not met RP's profitability goals for that subsidiary. In January 1999, the RP Board of Directors authorized management to negotiate an outsourcing agreement with a third party to manufacture headwear on behalf of RP. As a result of subsequent discussions with Paramount Headwear, Inc. RP entered into an agreement on February 26, 1999, to sell the Roxxi trademark, Roxxi's customer list, design database and related computer software and hardware to Paramount in return for a royalty in an amount equal to 16% of net sales (gross sales less returns and allowances) collected for the two-year period following April 30, 1999. Roxxi's net sales for the twelve months ended January 31, 1999 were approximately $3.2 million. RP management is separately negotiating with another third party to sell Roxxi's inventory and fixed assets, which have a net book value of approximately $1.3 million as of January 31, 1999. RP management believes the combined proceeds from both transactions will approximate the net book value of Roxxi's inventory and fixed assets. RP will account for the anticipated royalty income in future periods as revenues are earned and will record a loss on disposal of this business segment in the quarter ending February 28, 1999, equal to the difference between the expected proceeds related to the sale of inventory and fixed assets and the net book value of those assets. The loss is currently estimated to be approximately $1.0 million.

                               RP SPECIAL MEETING

Date, Time and Place

     This document is being furnished to the holders of RP common stock with the solicitation of proxies by the RP Board of Directors for use at the RP special meeting to be held on [ ], 1999 at [ ], commencing at 10:00 a.m., local time.

Matters to be Considered at the RP Special Meeting

     At the RP special meeting, RP stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus, and the approval of the merger and the other transactions contemplated by the Merger Agreement.

RP Board Recommendation

     After careful consideration, the Board of Directors of RP has unanimously determined that the Exchange Ratio and the merger consideration to be received by RP stockholders in the merger are fair to, and that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are fair to and otherwise advisable and in the best interests of, RP and its stockholders. The Board of Directors of RP recommends that you vote "FOR" the approval and adoption of the Merger Agreement and the approval of the merger and the other transactions contemplated by the Merger Agreement.

Vote Required

     The approval and adoption of the Merger Agreement requires an affirmative vote by the holders of a majority of the shares of RP common stock entitled to vote on such proposal at the RP special meeting. The consummation of the merger is conditioned upon the approval of this proposal by the RP stockholders. Approval of this proposal is assured because, in connection with the merger, holders of approximately 53% of the RP common stock have agreed to vote to approve it.

     A broker nonvote (which occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have the discretionary voting power and has not received instructions from the beneficial owner) or a failure to vote will have the effect of a vote against the approval and adoption of the Merger Agreement. An abstention with respect to this proposal will have the effect of a vote against this proposal.

Voting of Proxies

     All shares of RP common stock which are entitled to vote and are represented at the RP special meeting by the properly executed proxies received prior to or at the RP special meeting, and not revoked, will be voted at the RP special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for approval and adoption of the Merger Agreement.

     If any other matters are properly presented at the RP special meeting for consideration, including, among other things, consideration of a motion to adjourn the RP special meeting to another time or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions of the merger), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Shares voted against the approval and adoption of the Merger Agreement will not be voted in favor of adjournment for the purpose of the continued solicitation of proxies.

Revocability of Proxies

     Any proxy given by a RP stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     o filing with the Secretary of RP, at or before the taking of the vote at the RP special meeting, a written notice of revocation bearing a later date than the proxy;

     o duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of RP by mail or by facsimile before the taking of the vote at the RP special meeting; or

     o attending the RP special meeting and voting in person (although attendance at the meeting will not, in and of itself, constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be sent to Royal Precision, Inc., 15170 North Hayden Road, Suite 1, Scottsdale, Arizona 85260,
Attention: Secretary, transmitted by facsimile to the Secretary of RP to [ ], or hand delivered to the Secretary of RP before the taking of the vote at the RP special meeting.

Record Date; Stock Entitled to Vote; Quorum

The RP Board of Directors has fixed the close of business on ________, 1999 as the record date for the determination of the RP stockholders entitled to notice of and to vote at the RP special meeting. Accordingly, only RP stockholders of record as of the close of business on the record date will be entitled to notice of and to vote at the RP special meeting. As of the record date, there were outstanding and entitled to vote ______ shares of RP common stock (constituting all of the voting stock of RP), which shares were held by approximately [ ] stockholders of record. Each holder of record of shares of RP common stock as of the record date is entitled to cast one vote per share, which may be cast either in person or by properly executed proxy, at the RP special meeting.

The presence, in person, or by properly executed proxy, of the holders of a majority of the outstanding shares of RP common stock entitled to vote at the RP special meeting is necessary to constitute a quorum at the RP special meeting. Shares of RP common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the RP special meeting. Broker nonvotes and shares that are present and entitled to vote which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the RP special meeting for purposes of determining whether a quorum exists.

As of the record date, directors and executive officers of RP and their affiliates may be deemed to have or share beneficial ownership of 53% of the outstanding shares of RP and have signed binding agreements with Coyote, pledging that they will vote their shares in favor of the approval and adoption of the Merger Agreement and the approval of the merger and the other transactions contemplated by the Merger Agreement. Because this is more than the number of shares required to approve the above proposal, the Board of Directors of RP believes that there is a high probability that the Merger Agreement will be approved and adopted. See "Voting Agreements" on page 62.

Solicitation of Proxies

The RP Board of Directors is soliciting proxies for the RP special meeting in favor of the proposal submitted to RP stockholders. A proxy card is enclosed with this document. You are requested to complete and return this [______] form of proxy as soon as possible. In order to be valid, the proxy card for the RP special meeting must be completed in accordance with the instructions on it and received by the times and dates set forth below at any of the offices of [RP's agents or ________________________________, RP's Registrar], whose names and addresses are set out below:

by 10:00 a.m. on         , 1999 (Eastern Daylight Time):

by hand delivery at:

[to come]

by mail to:

[to come]

     As an alternative to appointing a proxy, a RP stockholder which is a corporation may appoint any person to act as its representative by delivering written evidence of the appointment of the representative, by hand or mail, at any of the offices of [RP's agents or Registrar], whose names and addresses are set forth above, up to one hour before the time fixed for the commencement of the RP special meeting. A representative so authorized may exercise the same powers, including voting rights, as the appointing corporation could exercise if it were an individual stockholder.

     The solicitation of the enclosed proxies from RP stockholders is made on behalf of the Board of Directors of RP. The expenses of the solicitation of proxies, including preparing, handling, printing and mailing the proxy soliciting material, will be borne by RP. Solicitation will be made primarily through the mail but may also be made, if necessary, by electronic telecommunications or in person. RP will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of the shares held by such persons and in requesting authority for the execution of proxies.

                             COYOTE SPECIAL MEETING

Date, Time and Place

     This document is being furnished to the holders of Coyote common stock with the solicitation of proxies by the Coyote Board of Directors for use at the Coyote special meeting to be held on [ ], 1999 at [ ], commencing at 10:00 a.m., local time.

Matters to be Considered at the Coyote Special Meeting

     At the Coyote special meeting, Coyote stockholders will be asked to consider and vote upon a proposal to amend Coyote's Amended and Restated
Articles of Incorporation to increase the number of shares of authorized preferred stock from 4,000,000 to 10,000,000 and to create, and approve the issuance of, a new series of shares, the Series C Preferred Stock, par value $.001 per share, to be delivered in connection with the merger contemplated by the Merger Agreement, dated as of February 2, 1999, by and among RP, Coyote and Merger Sub, a wholly owned subsidiary of Coyote.

Coyote Board Recommendation

     The Board of Directors of Coyote has unanimously declared that the proposal to amend Coyote's Amended and Restated Articles of Incorporation to increase the number of shares of authorized preferred stock from 4,000,000 to 10,000,000 and to create, and approve the issuance of, a new series of shares, the Series C Preferred Stock, par value $.001 per share, to be delivered in connection with the merger, is advisable and in the best interests of the Coyote stockholders and recommends that the holders of Coyote common stock vote in favor of the approval of this proposal.

Vote Required

     The approval of the Coyote proposal requires the affirmative vote of a majority of the shares of Coyote entitled to vote on such proposal at the Coyote special meeting, provided that the total number of shares present at the meeting represent more than 50% of all the shares of Coyote that are entitled to vote on the proposal. The consummation of the merger is conditioned upon the approval by the Coyote stockholders of an amendment to Coyote's Amended and Restated Articles of Incorporation to increase the number of authorized preferred shares and to create, and approve the issuance of, a new series of shares, the Series C Preferred Stock to be delivered to RP stockholders in connection with the merger. If this proposal is not approved, the Merger Agreement will not be implemented. Approval of this proposal is assured because, in connection with the merger, holders of approximately 69% of the Coyote common stock have agreed to vote to approve it.

     A broker nonvote (which occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have the discretionary voting power and has not received instructions from the beneficial owner) or a failure to vote will have the effect of a vote against the amendment of the Amended and Restated Articles of Incorporation of Coyote. An abstention will have the effect of a vote against this proposal.

Voting of Proxies

     All shares of Coyote common stock which are entitled to vote and are represented at the Coyote special meeting by the properly executed proxies received prior to or at the Coyote special meeting, and not revoked, will be voting at the Coyote special meeting in the accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for approval of the Coyote proposal.

     If any other matters are properly presented at the Coyote special meeting for consideration, including, among other things, consideration of a motion to adjourn the Coyote special meeting to another time or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions of the merger), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Shares voted against the Coyote proposal will not be voted in favor of adjournment for the purpose of the continued solicitation of proxies.

Revocability of Proxies

     Any proxy given by a Coyote stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     o filing with the Secretary of Coyote, at or before the taking of the vote at the Coyote special meeting, a written notice of revocation bearing a later date than the proxy;

     o duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Coyote by mail or by facsimile before the taking of the vote at the Coyote special meeting; or

     o attending the Coyote special meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

     Any written notice of revocation or subsequent proxy should be sent to Coyote Sports, Inc., 2291 Arapahoe Avenue, Boulder, Colorado 80302, Attention:
Secretary, transmitted by facsimile to the Secretary of Coyote to (303) 417-1700, or hand delivered to the Secretary of Coyote, 2291 Arapahoe Avenue, Boulder, Colorado 80302 before the taking of the vote at the Coyote special meeting.

Record Date; Stock Entitled to Vote; Quorum

     The Coyote Board of Directors has fixed the close of business on ___________, 1999 as the record date for the determination of the Coyote stockholders entitled to notice of and to vote at the Coyote special meeting. Accordingly, only Coyote stockholders as of the close of business on the record date will be entitled to notice of and to vote at the Coyote special meeting. As of the record date, there were outstanding and entitled to vote _________ shares of Coyote common stock (constituting all of the voting stock of Coyote), which shares were held by approximately [ ] stockholders of record. Each holder of record of shares of Coyote common stock as of the record date is entitled to cast one vote per share, which may be cast either in person or by properly executed proxy, at the Coyote special meeting.

     The presence, in person, or by properly executed proxy, of the holders of a majority of the outstanding shares of Coyote common stock entitled to vote at the Coyote special meeting is necessary to constitute a quorum at the Coyote special meeting. Shares of Coyote common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Coyote special meeting. Broker nonvotes and shares that are present and entitled to vote which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the Coyote special meeting for purposes of determining whether a quorum exists.

     As of the record date, directors and executive officers of Coyote and their affiliates who may be deemed to have or share beneficial ownership of 69% of the outstanding shares of Coyote, have signed binding agreements with RP, pledging that they will vote their shares in favor of the above proposal. Because this is more than the number of shares required to approve the above proposal, the Coyote Board of Directors believes that there is a high probability that the above proposal will be approved. See "Voting Agreements" on page 62.

Solicitation of Proxies

The Coyote Board of Directors is soliciting proxies for the Coyote special meeting in favor of the proposal submitted to Coyote stockholders. A proxy card is enclosed with this document. You are requested to complete and return this [______] form of proxy as soon as possible. In order to be valid, the proxy card for the Coyote special meeting must be completed in accordance with the instructions on it and received by the times and dates set forth below at any of the offices of [Coyote's agents or ________________________________, Coyote's
Registrar], whose names and addresses are set out below:

by 10:00 a.m. on         , 1999 (Eastern Standard Time):

by hand delivery at:
[to come]

by mail to:

[to come]

     As an alternative to appointing a proxy, a Coyote stockholder which is a corporation may appoint any person to act as its representative by delivering written evidence of the appointment of the representative, by hand or mail, at any of the offices of [Coyote's agents or Registrar], whose names and addresses are set forth above, up to one hour before the time fixed for the commencement of the Coyote special meeting. A representative so authorized may exercise the same powers, including voting rights, as the appointing corporation could exercise if it were an individual stockholder.

     The solicitation of the enclosed proxies from Coyote stockholders is made on behalf of the Board of Directors of Coyote. The expenses of the solicitation of proxies, including preparing, handling, printing and mailing the proxy soliciting material, will be borne by Coyote. Solicitation will be made primarily through the mail but may also be made, if necessary, by electronic telecommunications or in person. Coyote will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of the shares held by such persons and in requesting authority for the execution of proxies.

                                   THE MERGER

Background of the Merger

     In July 1997, James M. Probst, President of Coyote, met with Christopher Johnston, then Chief Executive Officer of RP, and Raymond J. Minella, then a member of the Board of RP, in Jackson, Wyoming. At that meeting Mr. Johnston preliminarily raised, the possibility of an acquisition of Coyote by RP. In November 1997, Mr. Probst met with members of the Board of RP and discussed the possibility of combining Coyote and RP. Mr. Probst responded that Coyote would consider the prospect. Later that month, Coyote and RP entered into a non-disclosure agreement providing for the mutual exchange of certain confidential information in order to begin to evaluate the viability of combining the two companies. During the winter of 1997-1998 and early spring of 1998, RP and Coyote continued to evaluate each other's businesses and the advisability of a possible business combination, and there were sporadic contacts among the senior management of the two companies.

     Thereafter, representatives of Coyote, RP and Lehman Brothers continued to hold exploratory discussions about the possibility of combining the two businesses. In April 1998, Mr. Probst met with Mr. Minella and other representatives of RP at the offices of Berenson Minella in New York City. Although those discussions primarily centered on the strategic logic of a business combination and the synergies which might be generated, the parties also had preliminary discussions concerning the relative possible valuations of the two businesses. In May 1998, representatives of RP expressed a willingness, subject to the approval of the RP Board of Directors, to consider a potential offer by Coyote to acquire either RP or its business for $6.00 per share in cash.

     On May 9, 1998, following Coyote's annual stockholders' meeting, Mr. Probst presented to the Coyote Board of Directors an analysis of the strategic logic and potential synergies of a combination of Coyote and RP. The Coyote Board of Directors authorized Mr. Probst to continue to pursue the possibility of such a combination.

     On June 8, 1998, Coyote delivered to RP a letter formally proposing to acquire RP for a price of $6.00 per share of RP common stock in cash, common stock or a combination of the two. Coyote's offer was subject to various conditions, including the satisfactory completion of its diligence investigation. On June 19, 1998, the Board of Directors of RP responded by authorizing discussions with Coyote with respect to a cash transaction by RP's Strategic Development Committee, comprised of Mr. Minella, Richard P. Johnston, Allen Ritchie, Kenneth J. Warren and Christopher Johnston. Between June and August 1998, representatives of Coyote commenced a diligence investigation of RP, including matters relevant to a possible combination with Coyote. During that period representatives of RP, Coyote and Lehman Brothers had intermittent contacts regarding the possible terms and structure of a potential business combination.

     On September 24, 1998, Coyote retained CIBC Oppenheimer Corp. ("CIBC") as placement agent to assist Coyote in raising funds to finance the potential RP transaction, to refinance the indebtedness of both companies, and to provide for the prospective working capital needs of the combined companies. On October 9, 1998, Coyote formally engaged Lehman Brothers to act as Coyote's financial advisor in respect of a potential business combination with RP.

     During the third and fourth quarters of 1998, Coyote and CIBC conducted a diligence investigation of RP and Coyote and CIBC entered into discussions with potential financing sources regarding the possibility of financing a prospective business combination with RP. During this period there were periodic discussions between representatives of RP and Coyote regarding the basis on which any potential transaction would be pursued. On November 3, 1998, RP engaged Berenson Minella to act as RP's financial advisor in respect of a potential business combination with Coyote.

     In late December 1998, CIBC and Coyote concluded that Coyote would be unlikely to raise sufficient funds on terms satisfactory to Coyote to finance a cash offer for RP. On December 24, 1998, Mr. Probst telephoned Mr. Minella to propose changing the terms of Coyote's proposal to provide for a stock-for-stock merger of RP and a subsidiary of Coyote. From late December 1998 through January 18, 1999, representatives of Coyote, RP and the parties' respective legal and financial advisors held intensive negotiations concerning the relative value of RP and Coyote and the basis on which a stock transaction could be submitted to and approved by the Boards of Directors of both companies. The negotiations centered upon such matters as the nature of the security to be issued (including the possible conversion, redemption, dividend, voting and other terms of the contemplated preferred stock), the appropriate exchange ratios, the timing of a transaction, and whether Coyote would go forward with certain other contemplated transactions.

During this period members of the Board of RP had informal discussions among themselves regarding the merits of a stock-for-stock transaction and the terms on which such a transaction would be advisable and in the best interest of RP's stockholders.

     Throughout the weekend of January 16-18, 1999, representatives of Coyote and RP and their respective legal and financial advisors conducted extensive negotiations regarding a proposed non-binding letter of intent between the parties outlining the structure of the contemplated transaction.

     On January 17, 1999, the Board of Directors of RP met to consider the proposed letter of intent and discussed the status of the negotiations with Coyote. Berenson Minella orally presented to the RP Board of Directors a summary of certain analyses it had prepared regarding a potential transaction with Coyote on the terms specified in the draft letter of intent that had been presented to the RP Board. The RP Board of Directors then authorized Mr. Minella to continue his discussions with Coyote regarding the transaction set forth in the letter of intent.

     On January 18, 1999, the Boards of Directors of Coyote and RP, respectively, unanimously approved the proposed letter of intent and that letter was executed and delivered that evening. In addition, the executive committee of RP's Board of Directors was directed to engage an additional financial advisor for purposes of evaluating the proposed transaction and evaluating the fairness of the contemplated merger consideration from a financial point of view.

     The letter of intent contemplated a merger of RP with and into Coyote, or a subsidiary of Coyote, in a tax-free transaction in which RP stockholders would receive shares of Series C Preferred Stock on terms substantially equivalent, but not identical, to those later embodied in the definitive Merger Agreement.

     On January 19, 1999, RP and Coyote issued a joint press release announcing the execution and delivery of the letter of intent.

     Between January 19, 1999 and January 28, 1999, the representatives of each party concluded additional diligence with respect to the other company, and negotiated the terms of a definitive Merger Agreement and related documents. On January 20, 1999, RP engaged NatCity to advise the RP Board of Directors regarding the fairness of the merger consideration and the exchange ratio to RP's stockholders from a financial point of view.

     Over the weekend of January 23-24, 1999, representatives of Coyote and RP met together with their legal and financial advisors to negotiate the terms of the Merger Agreement, the stockholder agreement and the voting agreements. Although substantial progress was made in those discussions, areas of disagreement remained, including the scope of the restrictions proposed by Coyote on either party's solicitation or consideration of an alternative transaction and the circumstances, if any, under which the Merger Agreement and the proposed voting agreements could be terminated in that connection, as well as the appropriate fees and expenses that might be payable as a result. Differences also remained regarding the terms of the preferred stock terms and other matters.

     On January 25,  1999,  Mr.  Minella  telephoned  Mr.  Probst to discuss the outstanding issues regarding the Merger Agreement. During that conversation, Messrs. Probst and Minella agreed on a proposed resolution of the non-solicitation, termination and termination fee and expense reimbursement issues and other open matters.

     On January 26, 1999, the parties' legal advisors prepared drafts of the Merger Agreement, including the provisions of the certificate of designation with respect to the preferred stock, for circulation to the Boards of Directors of the respective companies.

     On January 28, 1999, the Board of Directors of Coyote met to consider and take action with respect to the Merger Agreement and related matters. All directors participated either in person or by conference telephone. At that meeting presentations were made by Coyote's President and by its legal and financial advisors. Lehman Brothers provided to the Board of Coyote its oral opinion that as of January 28, 1999, and based upon and subject to certain matters stated therein, the consideration to be paid by Coyote to RP stockholders in the merger was fair from a financial point of view to Coyote. Following discussion among the directors, the Board of Directors of Coyote unanimously authorized the execution and delivery on behalf of Coyote of the Merger Agreement and related documents. The Coyote Board also unanimously approved the amendment of Coyote's Amended and Restated Articles of Incorporation to increase the number of shares of authorized preferred stock from 4,000,000 to 10,000,000 and to create a new series of shares, the Series C Preferred Stock, to be delivered in connection with the merger, and unanimously determined that such action is advisable and in the best interests of the Coyote stockholders and to recommend that the holders of Coyote common stock vote in favor thereof. The Coyote Board delegated to its President the authority to approve any required changes in the terms of the Merger Agreement and related documents. See "Reasons of Coyote for the Merger."

     On January 28, 1999, the Board of Directors of RP met to consider and take action with respect to the Merger Agreement and related matters. At that meeting, at which all directors participated either in person or by telephone, the Board of Directors of RP received advice from its legal advisors regarding its fiduciary duties under the law of the State of Delaware, received an update regarding the history of the negotiations in respect of the Merger Agreement and the merger and various related matters, reviewed the terms of the Merger Agreement, the voting agreements, the stockholder agreement and the Certificate of Designation in respect of the Series C Preferred Stock, received a report in respect of the results of RP's diligence investigation of Coyote, and received an oral financial presentation from NatCity, including a discussion of the analyses performed in evaluating the proposed transaction. NatCity provided to the Board of Directors of RP an oral opinion, subject to the execution of definitive documentation, that, as of January 28, 1999, and subject to the assumptions and qualifications contained in its opinion, the Exchange Ratio and the merger consideration that the RP stockholders will receive in the merger pursuant to the Merger Agreement were fair, from a financial point of view, to the stockholders of RP. During this meeting the Board considered the risks and advantages of the proposed merger transaction to RP and its stockholders. Subject to finalizing the wording of the Merger Agreement in a manner approved by the Board of Directors of RP, the Board of Directors of RP (i) unanimously determined that the exchange ratio and the merger consideration that the RP stockholders will receive in the merger were fair to, and that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement were fair to and otherwise advisable and in the best interests of, RP and its stockholders; (ii) approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement; and (iii) resolved to recommend that the stockholders of RP vote "FOR" the approval and the adoption of the Merger Agreement and the approval of the merger and the other transactions contemplated by the Merger Agreement. The Board of Directors of RP delegated to its executive committee the authority to approve the execution and delivery of the Merger Agreement, subject to finalizing the wording of the Merger Agreement in a manner approved by the Board of Directors of RP.

     On January 31, 1999, at a meeting of the Board of Directors of RP at which all directors participated either in person or by telephone, the Board of Directors of RP considered the advisability of obtaining the waiver of certain provisions of the existing RP stockholder agreement and in connection therewith considered the cancellation and reissuance of certain options held by Danny Edwards, a director of RP, and certain persons associated with him, including Robert Burg II, a director of the Company, and Everen Securities, Inc, and certain of its employees (including Lawrence Bain, a director of the Company). Mr. Edwards had required such cancellation and reissuance as a condition to waiving certain contractual rights which he possessed under the existing RP stockholder agreement. By a unanimous vote, all participating directors, with Messrs. Edwards, Burg and Bain abstaining, the Board of Directors approved the cancellation and reissuance of such options. For additional details regarding the cancellation and reissuance of these options, see p. 40. By a unanimous vote of the Board of RP then approved certain amendments to the existing RP stockholder agreement, which amendments were necessary to facilitate the merger. The Board of RP was then apprised by management of certain additional information regarding Coyote. NatCity then orally reaffirmed its oral opinion delivered on January 28, 1999, subject to the receipt of an executed copy of the Merger Agreement. The Board of Directors of RP then unanimously reaffirmed its determinations made at its meeting of January 28, 1999, and again authorized its executive committee to approve the execution and delivery of the Merger Agreement, subject to finalizing the wording of the Merger Agreement in a manner approved by the Board of Directors of RP. See "Reasons of RP for the Merger."

     On February 1, 1999, Coyote, RP and their respective advisors finalized the terms of the Merger Agreement.

     Early in the morning of February 2, 1999, Messrs. Probst and Minella executed the definitive Merger Agreement on behalf of Coyote and RP, respectively, and later that morning, the parties issued a joint press release announcing the execution of the Merger Agreement. Thereafter, on March 1, 1999, the Board of Directors of RP met to consider certain proposed amendments to the Merger Agreement and Form of Certificate of Designation for the Series C Preferred Stock attached as an exhibit to the Merger Agreement, including provisions which would allow Coyote, at Coyote's option, to pay any accrued and unpaid dividends payable to the holders of Series C Preferred Stock upon conversion of Series C Preferred Stock into Coyote common stock or a subordinated promissory note of Coyote to the extent that Coyote is not permitted under the terms of its then outstanding debt agreements or applicable law to pay such dividends in cash. At this Board meeting, NatCity reaffirmed its opinion that the Exchange Ratio and the merger consideration to be received by the holders of RP common stock are fair from a financial point of view to the holders of the RP common stock. By a unanimous vote of all directors participating, the RP Board of Directors reaffirmed its determinations made on January 28, 1999, and authorized the execution and delivery of the Amended and Restated Agreement and Plan of Merger.

        On March 3, 1999, Messrs. Probst and Minella executed the Amended and Restated Merger Agreement, dated as of February 2, 1999, on behalf of Coyote & RP, respectively.

Reasons of RP for the Merger

     In reaching its decision to approve the merger at its meeting on January 28, 1999, and in reconfirming that determination at its meeting of January 31, 1999, the Board of Directors of RP carefully considered a number of factors, including the following:

     (i) its belief the merger will result in a strong combined entity with (a) complementary businesses, corporate goals and management philosophies, and
     (b) the financial and managerial resources necessary to compete in the increasingly competitive market for golf products;

     (ii) its view of (a) the business, assets, financial condition and results of operation or RP, Coyote and the combined companies and (b) the strategic fit between RP and Coyote, including the opportunities for synergies and cost savings. The RP Board of Directors considered that:

     o the merger should provide the combined companies with an enhanced competitive position as one of the leading manufacturers of golf club shafts and other related items. The merger will create a company capable of offering a broader range of products than either RP or Coyote can currently offer alone, including complete lines of steel golf shafts, graphite golf shafts, and golf grips to both the pro grade and commercial grade markets.

     o the combined enterprise should have greater earnings and cash flows, higher market capitalization and greater critical mass than RP currently does. As a result, the combined companies will be more able to realize their growth potential and pursue additional business development opportunities than RP would on its own. Further, the RP Board of Directors believes that the complementary nature of the two businesses should result in operational synergies and cost savings. RP's Board of Directors believes that the combined enterprise could realize significant reductions in corporate overhead by integrating certain administrative and marketing functions, and should be able to exploit the expertise of their combined technical, operations, and sales and marketing personnel to more efficiently run the existing operations and to pursue additional business development opportunities.

     o the merger would add strong European distribution to RP's existing North American and Asian distribution networks and help create a large global and diversified customer base for the combined companies.

     (iii) the stated desire of stockholders of RP representing a majority of the issued and outstanding shares of RP common stock that RP enter into the merger and the fact that those stockholders were willing to agree to vote all of their shares of RP common stock in favor of the merger pursuant to the RP voting agreements;

     (iv) its assessment of RP's strategic alternatives, which included remaining a publicly owned independent company. In this regard, the Board of Directors of RP concluded, following extensive analysis and discussion that the terms of the Merger Agreement provide the best means for the holders of RP's common stock to maximize the value of their holdings;

     (v) the terms and conditions of the Merger Agreement, including the right of RP to negotiate and provide information to third parties and terminate the Merger Agreement in the event of an unsolicited acquisition proposal, if such action were required in the exercise of the fiduciary duties of the RP Board of Directors. If such fiduciary duty termination provision were exercised, RP would be obligated to pay Coyote up to $1.0 million of its actual, reasonable and documented expenses and $750,000 upon completion of an alternative transaction. The Board of Directors of RP did not view these obligations as unreasonably precluding any third party from proposing an alternate transaction;

     (vi) the terms of the Series C Preferred Stock to be received by the holders of RP common stock in the merger, including the liquidation preference, preferred dividend and redemption features of the Series C Preferred Stock and the fact that the Series C Preferred Stock will be convertible into Coyote common stock on a share-for-share basis and, prior to conversion, will vote as one class with the Coyote common stock;

     (vii) the ability of the RP stockholders to have an equal equity participation with the present Coyote stockholders in the combined entity;

     (viii) the terms and provisions of the stockholder agreement and the voting agreements;

     (ix) the ability to consummate the merger as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code");

     (x) the current and historical trading prices and values of the RP common stock and the Coyote common stock, the relative liquidity of the two companies' common stocks, the prospective liquidity of the Coyote common stock and the prospective liquidity of the Series C Preferred Stock; and

     (xi) the oral presentation of NatCity and its oral opinion (later confirmed in writing) that as of January 28, 1999 and subject to the assumptions and qualifications contained in its opinion the Exchange Ratio and the merger consideration that the RP stockholders will receive in the merger are fair from a financial point of view to the holders of RP common stock.

     In connection with its deliberations at its January 28, 1999, and January 31, 1999, meetings, the Board of Directors of RP was aware of the potential benefits to be received in the merger by various directors, as more fully described under the caption "The Merger--Interests of Certain Persons in the Merger" beginning on page 39, other than the severance payments to certain managers of RP, which arrangements were approved by the executive committee of the Board of Directors of RP with the consent of Coyote subsequent to the execution of the Merger Agreement.

     In view of the wide variety of factors considered by the Board of Directors of RP in connection with its evaluation of the merger and the complexity of such matters, the Board of Directors of RP did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, the Board of Directors of RP did not undertake to make any specific determination as to whether any particular factor (or any particular aspect of any particular factor) was favorable or unfavorable to its ultimate determination, but rather conducted a discussion of the factors described above, including asking questions of RP's management and its legal and financial advisors, and reached a general consensus that the Exchange Ratio is fair to, and that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are fair to and otherwise advisable and in the best interests of, RP and its stockholders. In considering the factors described above, individual members of the Board of Directors of RP may have given different weight to different factors.

Recommendation of the Board of Directors of RP

After careful consideration, the Board of Directors of RP has unanimously determined that the Exchange Ratio and the merger consideration that the RP stockholders will receive in the merger are fair to, and that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are fair to and otherwise advisable and in the best interests of, RP and its stockholders. The Board of Directors of RP recommends that you vote "FOR" the approval and adoption of the Merger Agreement and the approval of the merger and the other transactions contemplated by the Merger Agreement.

Opinion of NatCity Investments, Inc.

     On January 29, 1999, NatCity Investments, Inc. ("NatCity") delivered its opinion that, as of such date, the Exchange Ratio and the merger consideration that the holders of the shares of RP common stock will receive in the Merger is fair, from a financial point of view, to them.

     The full text of the written opinion of NatCity, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by NatCity in connection with the opinion, is attached as Annex C to this Joint Proxy Statement/Prospectus. The summary of the opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by the full text of such opinion, which is incorporated herein by reference. Shareholders of RP are urged to and should read such opinion in its entirety.

In connection with its opinion, NatCity reviewed, among other things:

o    the Form of Merger Agreement;

o    the Form of Certificate of Designation;

o    the Form of Coyote voting agreements;

o    the Form of stockholder agreement;

o RP's Annual Report to Shareholders and Annual Report on Form 10-KSB for the fiscal year ended May 31, 1998 and Quarterly Reports on Form 10-QSB for the preceding four fiscal quarters, RP's Current Report on Form 8-K dated January 20, 1999 and RP's proxy statement dated September 9, 1998;

o Coyote's Annual Report to Shareholders and Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 and Quarterly Reports on Form 10-QSB for the preceding three fiscal quarters, Coyote's Current Report on Form 8-K dated January 26, 1999 and Coyote's proxy statement dated April 20, 1998; and

o certain internal financial analyses and other information furnished to it by RP and Coyote.

     NatCity also:

o discussed the business and prospects of RP and Coyote with members of the senior management of each company;

o    visited  the   domestic   manufacturing   facilities   of  the   respective
     subsidiaries of RP and Coyote;

o reviewed the reported price and trading activity for the RP common stock and for the Coyote common stock;

o    compared certain  financial and stock market  information for RP and Coyote
     with  similar   information   for  comparable   publicly-traded   companies
     identified by NatCity;

o    reviewed  the  financial  terms  of  certain   comparable  recent  business
     combinations identified by NatCity; and

o reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed appropriate, including its assessment of general economic, market, monetary and other conditions existing on the date its opinion was delivered to the RP Board of Directors.

     NatCity relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed the accuracy and completeness of that information for purposes of its opinion. In addition, NatCity has not made an independent evaluation or appraisal of the assets and liabilities of RP or Coyote or any of their respective subsidiaries and NatCity has not been furnished with any such evaluation or appraisal. No limitations were imposed by RP's Board of Directors or management on the scope of NatCity's investigation or analysis. NatCity did not determine or negotiate the Exchange Ratio or the amount of the merger consideration payable to the holders of the RP common stock. NatCity's opinion is based upon the economic and market conditions existing on the date of its opinion. NatCity's opinion is provided for the information and assistance of the Board of Directors of RP in connection with its consideration of the transaction contemplated by the Merger Agreement.

     The following is a summary of certain of the financial analyses conducted by NatCity preparing its opinion. NatCity reviewed the assumptions upon which such analyses were based and other factors, including the current financial results of and future prospects for RP, with RP's management. NatCity did not assign any particular weight to any factor or analysis it considered in preparing its opinion.

     Discounted Cash Flow Analysis. NatCity performed a discounted cash flow analysis using RP's management projections. NatCity calculated a net present value of free cash flows for the fiscal years 1999 through 2003 using discount rates ranging from 18% to 26%. These discount rates were chosen as NatCity believes they represent a viable range of internal rates of return required by institutional equity investors. NatCity calculated RP's terminal values in fiscal year 2003 based on multiples of 4.0 times earnings before interest and taxes ("EBIT") to 6.0 times EBIT. These terminal values were then discounted to present value using discount rates from 18% to 26%. Using RP's terminal values in the year 2003 based on multiples ranging from 4.0 times EBIT to 6.0 times

EBIT and discounting these terminal values to present value using discount rates ranging from 18% to 26%, the implied per share values ranged from $1.36 to $2.19 per outstanding share of RP Common Stock.

     Comparable Company Analysis. NatCity also compared certain historical and projected operating and financial information, ratios and public market multiples for RP to the corresponding publicly-available operating and financial information, ratios and public market multiples for four publicly-traded North American manufacturers of golf products (the "Comparable Companies"). The Comparable Companies were Adams Golf, Inc., Aldila, Inc., Teardrop Golf Company and S2 Golf, Inc. The Comparable Companies were chosen because they were publicly traded companies with operations that, for the purposes of analysis, NatCity considered similar to RP. NatCity analyzed, among other things, the market value, market capitalization, and certain historical and forecasted operating and financial data, ratios and public market multiples for each of the Comparable Companies. The principal Comparable Company valuation indicators produced these results:

o The latest twelve months ("LTM") earnings per share and the multiple for each company. NatCity discounted this method of valuation because RP and two of the Comparable Companies reported losses for the period.

o The estimates of earnings per share for the next twelve months and the multiple for each company. This analysis produced multiples ranging from
     5.35 times to 13.97 times, implying a per share price range of $1.04 to $2.71 per outstanding share of RP common stock.

o The LTM earnings before interest, taxes, depreciation and amortization ("LTM EBITDA") and the multiple for each company. This analysis produced a range in multiples of 5.2 times to 5.5 times, implying a per share price range of $1.93 to $2.04 per outstanding share of RP common stock.

o The LTM net sales and the multiple for each company. NatCity discounted the high multiple for Adams Golf, and this analysis produced multiples ranging from 0.6 times to 1.7 times, implying a per share price range of $2.81 and $8.40 per outstanding share of RP common stock.

     NatCity derived average multiples for each method of valuation for the Comparable Companies from its analysis. The average projected P/E multiple was
10.1 times. The average LTM EBITDA multiple was 5.3 times. Discounting the extreme of Adams Golf, the average LTM net sales multiple was 0.8 times. These average multiples were applied to RP's historical and projected financial information, to produce a range of equity values for RP common stock of $1.95 to $4.13. NatCity also calculated multiples for RP using a price of $3.13 per share, the closing price of RP common stock on the Nasdaq National Market System as of January 28, 1999. RP's projected P/E was calculated by averaging estimated earnings for both fiscal years 1999 and 2000 to create an estimate for calendar year 1999 which produced a projected P/E ratio of 16.4 times. The LTM EBITDA multiple for RP was calculated to be 8.7 times. The net sales multiple for RP was calculated to be .64 times. The multiples and ratios for RP were based on information provided by RP's management and the multiples for each of the Comparable Companies were based on the most recent publicly available information. NatCity based its estimated results for the Comparable Companies on compilations of analysts' earnings estimates.

     NatCity also calculated 1999 projected P/E's for RP and Coyote. Coyote and the Comparable Companies all report earnings on a calendar year basis. For comparison purposes, RP 's projected P/E was calculated by averaging estimated earnings for both fiscal years 1999 and 2000 to create an estimate for calendar year 1999 which produced a projected P/E ratio of 16.4 times. Coyote's projected 1999 P/E was 14.4 times. This analysis implies that the Exchange Ratio is favorable to RP shareholders from a financial point of view.

Pricing and Trading Analysis. NatCity compared certain historical data for RP and Coyote, respectively, including:

o    daily share prices and trading ranges;

o    daily trading volume; and

o    market maker activity

     NatCity made specific comparisons including data through a range of 13 months prior to January 28, 1999. NatCity also compared data through a range of two months prior to January 28, 1999. For the thirteen months ending January 28, 1999, RP's stock price achieved a high of $7.25 per share, a low of $1.63 per share and an average price of $4.63 per share. For the two months ending January 28, 1999, RP 's common stock achieved a high of $3.50 per share, a low of $1.28 per share and an average of $2.44 per share.

     NatCity made similar comparisons to the common stock of Coyote. For the thirteen months prior to January 28, 1999, Coyote's common stock achieved a high of $6.31 per share, a low of $3.00 per share and an average of $4.75 per share. For the two months prior to January 28, 1999, Coyote's common stock achieved a high of $4.88 per share, a low of $3.00 per share and an average of $3.78 per share.

     NatCity analyzed the daily trading volume for a date range through 13 months prior to January 28, 1999. This analysis indicated that the common stock for Coyote traded 5,126,700 shares and that RP 's common stock traded 783,800 shares for that period. This analysis of share prices and trading volume implies that the Exchange Ratio is favorable to RP shareholders from a financial point of view.

     Comparable Transaction Analysis. NatCity is actively engaged in merger and acquisition transactions as part of its normal investment banking business. In such activities, NatCity typically represents "Middle Market Companies", in sale transactions. These companies are of a comparable size in terms of revenues, EBIT, EBITDA and income to that expected for RP over the coming year. For this transaction NatCity utilized a Median Middle Market EBIT multiple of 8.8 times which implies a value of $2.33 per outstanding share of RP common stock. In addition to comparing this transaction to such multiples as NatCity sees in the marketplace for Middle Market Companies, NatCity also reviewed four recent merger transactions for North American manufacturers of golf products that NatCity considered reasonably comparable to the Merger for purposes of its analysis (the "Comparable Transactions"). The Comparable Transactions included:

o    The Parkside Group's acquisition of MacGregor Golf Co. in 1998;

o    Callaway Golf Company's acquisition of Odyssey Sports, Inc. in 1997;

o    Teardrop Golf  Company's  acquisition of Tommy Armour Golf Company in 1998;
     and

o    Teardrop Golf Company's acquisition of RAM Golf Corporation in 1998.

     NatCity derived transaction multiples by comparing values to revenues for each of these respective transactions. For the Merger, NatCity used revenue multiples ranging from .28 times to .84 times which implied a range of values of $1.38 to $4.15 per outstanding share of RP common stock. For purposes of its analysis, NatCity discounted Callaway's acquisition of Odyssey because, at the time of the Callaway acquisition, Odyssey's products were considered to have unusually strong growth potential.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering all of the analyses, could produce an incomplete view of the processes underlying NatCity's opinion. In arriving at its fairness determination, NatCity considered the results of all such analyses.

     No company or transaction used in the above analyses as a comparison is directly comparable to RP or Coyote or the Merger. NatCity prepared its analyses solely for purposes of providing its opinion to the RP Board of Directors as to the fairness, from a financial point of view, of the Exchange Ratio and the merger consideration to be received by the holders of RP Shares in the Merger and such analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results do not necessarily indicate actual future results, which may be significantly more or less favorable than the analyses may suggest. Such analyses are based upon numerous factors or events beyond the control of the parties or their advisors and are inherently subject to uncertainty, and none of RP, Coyote, NatCity or any other person assumes responsibility if future results are materially different from those forecast. As described above, NatCity's opinion to the Board of Directors of RP was one of many factors taken into consideration by the RP Board of Directors in making its determination to approve the Merger Agreement. NatCity's opinion to the RP Board of Directors addresses only the fairness, from a financial point of view, of the consideration to be received by the RP stockholders in the Merger and does not constitute a recommendation to any stockholder of RP as to how to vote at the RP Special Meeting.

     This description of NatCity's opinion is a summary of the analysis performed by NatCity and is qualified by reference to the written opinion of NatCity attached as Annex C to this Joint Proxy Statement/Prospectus.

     Pursuant to the terms of the engagement of NatCity, RP has paid NatCity, upon delivery of its opinion to the RP Board of Directors, a fee of $100,000 for the preparation and delivery of its opinion without regard to the conclusions set forth in the opinion. RP has agreed to reimburse NatCity for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify NatCity against certain liabilities, including certain liabilities under the federal securities laws.

     NatCity, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. RP selected NatCity to render a fairness opinion to RP 's Board of Directors because NatCity has substantial experience in transactions similar to the Merger.

Reasons of Coyote for the Merger

     At a meeting held on January 28, 1999, at which all directors participated either in person or by telephone, the Board of Directors of Coyote reviewed and discussed, among other things:

     o    its fiduciary duties as a board;

     o a transaction overview including the history of the transaction, its strategic rationale, the financial profile of the two companies, and key terms of the transaction and the associated risks;

     o the financial, operational and legal due diligence investigations of RP;

     o    the financial opinion of Lehman Brothers and its supporting  analyses;
          and

     o    the specific provisions of the Merger Agreement.

     In reaching its determination at the January 28, 1999 meeting, the Board of Directors of Coyote consulted with Coyote's management as well as its financial and legal advisors, and considered the following matters:

     o Strategic Rationale. Coyote believes the merger should provide it with an enhanced competitive position as one of the leading manufacturers in the sports equipment industry, particularly in the manufacture of golf shafts and other related items. After the merger, Coyote will be capable of supplying complete lines of steel golf shafts, graphite golf shafts, and golf grips to both the pro grade and commercial grade markets. In addition, the merger should enable Coyote to make significant progress toward achieving other strategic goals, including maintaining market leadership, improving profitability, and increasing the stability of revenues and cash flows.

     o Stronger Company Positioned to Exploit Growth Opportunities. The combined enterprise should have greater earnings and cash flows, higher market capitalization and a stronger balance sheet. The resulting improvement in financial flexibility should enhance the ability of Coyote to realize its growth potential and pursue additional business development opportunities.

     o Ability to Leverage Manufacturing, Technology and Expertise over Higher Margin Branded Products. The Company believes the acquisition of RP combined with the acquisition of West Coast Composites ("West Coast") and the consolidation with Unifiber creates a unique and substantial platform to manufacture both golf shaft products and other specialty branded products.

     o Complementary Distribution Capabilities. Coyote management believes that RP offers an opportunity to improve Coyote's distribution capability. The combination of Apollo's strong presence in Europe and global OEM relationships and RP's strong U.S. and Asian presence and aftermarket distribution capability are believed to create an improved unique platform to serve the Company's customers worldwide.

     o Strong Relationship with a Diversified Customer Base. Coyote management believes the acquisition of RP will help create a leading golf shaft manufacturer with a large global diversified customer base. The combined companies would be a significant supplier to virtually every major club manufacturer, including: Callaway, Cobra, Dunlop, Goldwin, Hogan, Lynx, MacGregor, Mizuno, Odyssey, PING, Ram,
          Slazenger, Spalding, Taylor Made, Teardrop, Titleist and Wilson. Combined, Coyote and RP will have more than 640 customers for steel and graphite shaft products, including more than 600 golf club manufacturers, more than 40 distributors and various custom club assemblers. In addition, RP has more than 3,000 customers of golf grip products, including more than 300 golf club manufacturers, more than 2,700 distributors and various custom club assemblers.

     o Capitalize on Perceived Favorable Trends Affecting the Golf Equipment Industry. The combined companies would be better positioned to meaningfully benefit from what management perceives as the positive trends affecting the golf equipment industry. These trends include:

          i) increased consumer spending since 1990 on recreational activities in general and on golf equipment in particular;

          ii) growth in the number of golf courses;

          iii) increased interest in golf by women, juniors and minority golfers;

          iv) projected population growth of golfers who are 40 to 60 years old, the segment of the population which generally plays the most rounds and spends the most on golf equipment;

          v) projected population growth of individuals entering their 20s, the age when golfers generally begin playing the game;

          vi)  significant   increases  in  consumer  advertising  by  the  golf
          equipment industry; and

          vii) the rapid evolution of golf club design and technology.

     o Anticipated Operating Synergies and Strategic Benefits. Management believes the complementary nature of the two businesses should result in operational synergies and other strategic benefits which should provide improved economies of scale. Coyote believes that the combined enterprise could realize significant reductions in corporate overhead by integrating administrative functions, and that Coyote could leverage the expertise of the combined company's technical, operational, and sales and marketing functions to more efficiently run the existing operations and to pursue additional business development opportunities while spreading the cost of these functions over a larger asset and revenue base. Additionally, Coyote expects to achieve other cost and revenue enhancing benefits from combining the proprietary technologies of RP and Coyote.

     o Potential Earnings per Share Accretion. The transaction is believed to have the potential to be accretive to Coyote's 1999 and 2000 earnings per share because of anticipated operational savings and strategic benefits associated with the merger.

     o Opinion of Lehman Brothers. The receipt of the opinion from Coyote's financial advisor, Lehman Brothers (described below) as to the fairness to Coyote from a financial point of view of the consideration proposed to be issued in the merger. See "Annex B Opinion of Lehman Brothers".

     o Certain Risks. The potential risks associated with the merger, including the possibilities that the combined companies may not realize the potential operational and financial synergies as and when anticipated, and that the merger could be disruptive to the business or operations of Coyote or RP.

     In view of the wide variety of factors considered by the Board of Directors of Coyote in connection with its evaluation of the merger and the complexity of such matters, the Board of Directors of Coyote did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Board of Directors of Coyote relied on the experience of Lehman Brothers, its financial advisor, for quantitative analysis of the financial terms of the merger. See "- Opinion of Lehman Brothers" on page [ ]. In addition, the Board of Directors of Coyote did not undertake to make any specific determination as to whether any particular factor (or any aspect of a particular factor) was determinative to its ultimate determination to assign any particular weight to any factor, but rather conducted a discussion of the factors described above, including asking questions of Coyote's management and legal and financial advisors, and reached a general consensus that the merger was advisable and in the best interest of Coyote and Coyote's stockholders. In considering the factors described above, individual members of the Board of Directors of Coyote may have given different weight to different factors.

Recommendation of the Board of Directors of Coyote

     Based on the foregoing, and the opinion of Lehman Brothers referred to above, the Board of Directors of Coyote unanimously approved the Merger Agreement and the transactions contemplated thereby and the amendment of the Amended and Restated Articles of Incorporation to increase the number of authorized preferred shares and the creation and the issuance of a new series of shares, the Series C Preferred Stock to be delivered in connection with the merger. The Board of Directors of Coyote believes that the merger is fair to and in the best interest of the Coyote stockholders and recommends that Coyote's stockholders vote FOR the proposal to amend the Amended and Restated Articles of Incorporation to increase the number of authorized preferred shares and to create and issue a new series of shares, the Series C Preferred Stock, to be delivered in connection with the merger.

Opinion of Lehman Brothers

    General.

     In October 1998, the Coyote Board of Directors engaged Lehman Brothers to act as its financial advisor with respect to pursuing an acquisition of RP. On January 28, 1999, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the Coyote Board of Directors that as of such date and, based upon and subject to certain matters stated therein, the consideration to be paid by Coyote to the stockholders of RP in the merger was fair from a financial point of view to Coyote.

     The full text of the Lehman  Brothers  Opinion  dated January 28, 1999 (the
"Lehman Brothers Opinion") is included in Annex B to this Joint Proxy Statement/Prospectus and is incorporated in this document by reference. Lehman Brothers' advisory services and opinion were provided for the information and assistance of the Coyote Board of Directors in connection with its consideration of the merger. The Lehman Brothers Opinion is addressed to the Coyote Board of Directors and does not address the merits of the underlying decision of Coyote to engage in the merger and does not constitute a recommendation to any stockholder of Coyote as to how such holder should vote on the amendment to Coyote's Amended and Restated Articles of Incorporation and the issuance of the Series C Preferred Stock to be delivered in connection with the merger. Lehman Brothers was not requested to opine as to, and its opinion does not address, Coyote's underlying business decision to proceed with or effect the merger. The summary of the Lehman Brothers Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Lehman Brothers Opinion. Holders of Coyote common stock are urged to, and should, read the Lehman Brothers Opinion in its entirety for the procedures followed, factors considered, assumptions made and qualifications and limitations of the review undertaken by Lehman Brothers in connection with its opinion.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed:

     o    the  Merger   Agreement  and  the  specific   terms  of  the  proposed
          transaction and the Series C Preferred Stock;

     o such publicly available information concerning Coyote and RP as it believed to be relevant to its analysis, including Coyote and RP Annual Reports on Form 10-KSB for the fiscal years ended December 31, 1997 and May 31, 1998, respectively, and Coyote and RP Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1998 and November 30, 1998, respectively;

     o financial and operating information with respect to the business, operations and prospects of Coyote and RP furnished to it by Coyote and RP, including information relating to the financial condition and results of operations of Coyote for the fiscal year ended December 31, 1998;

     o a trading history of RP common stock from September 2, 1997, to the present and a comparison of that trading history with those of companies that it deemed relevant;

     o a trading history of Coyote common stock from September 18, 1997 to the present and a comparison of that trading history with those of companies that it deemed relevant;

     o a comparison of the historical financial results and present financial condition of Coyote with those of other companies that it deemed relevant;

     o a comparison of the historical financial results and present financial condition of RP with those of other companies that it deemed relevant;

     o a comparison of the financial terms of the proposed merger transaction with the financial terms of certain other transactions that it deemed relevant;

     o the potential pro forma impact of the proposed merger transaction, including cost savings, operating synergies and strategic benefits expected by management of Coyote to result from the combination of the businesses of Coyote and RP; and

     o the results of efforts by Coyote and one of its financial advisors to raise financing in connection with the proposed merger transaction.

     In addition, Lehman Brothers had discussions with the management of Coyote and RP concerning their business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as it deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the managements of Coyote and RP that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Coyote and RP, upon advice of Coyote and RP, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Coyote and RP as to their future financial performance and that they would perform substantially in accordance with such projections. With respect to the operating synergies and strategic benefits expected by the management of Coyote to result from a combination of the businesses of Coyote and RP, upon advice of Coyote, Lehman Brothers assumed that such estimated operating synergies and strategic benefits will be achieved substantially in accordance with such expectations. In arriving at its opinion, Lehman Brothers did not make or obtain any evaluations or appraisals of the assets or liabilities of RP and Coyote. Upon advice of Coyote, Lehman Brothers assumed that the merger will be accounted for as a purchase for accounting purposes, and based upon discussions with RP and its advisors, Lehman Brothers assumed that the merger will qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Code, and therefore qualify for tax-free treatment for RP stockholders. The Lehman Brothers Opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

    In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to RP or Coyote, but rather made its determination as to the fairness, from a financial point of view, to Coyote of the consideration to be paid by Coyote in the proposed merger transaction on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description.

Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Coyote and RP. None of Coyote, RP, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Coyote Board of Directors. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. In particular, you should note that in applying the various valuation methods to the particular circumstances of the Coyote, RP and the merger, Lehman Brothers made qualitative judgments as to the significance and relevance of each analysis and factor. In addition, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Coyote and RP. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers Opinion.

     Purchase Price Ratio Analysis. The purchase price ratio analysis provides enterprise value multiples and equity value multiples of key operating statistics for a range of transaction values. Assuming the conversion of the Series C Preferred Stock into Coyote common stock and using the average closing stock price for Coyote's common stock for the five trading days prior to announcement, the implied equity value to be received by holders of RP common stock is $3.85 per share. Based on this implied equity value per share, Lehman Brothers calculated the ratio of implied equity value to net income as well as the ratio of enterprise value to revenue, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA") derived from RP's financial projections. RP's enterprise value was obtained by adding the implied equity value and short- and long-term debt, and subtracting its cash and cash equivalents.

     Based upon the purchase price ratio analysis, the implied equity value per share yielded a premium to market price of 50.2% over the closing price of RP shares of $2.563 on January 15, 1999, the last trading day prior to announcement, and a 7.6% premium to RP's average closing price for the preceding six month period commencing July 15, 1998. The following table presents the ratios of implied equity value to estimated 1998 and projected 1999 net income and the ratios of enterprise value to estimated 1998 and projected 1999 revenue, EBITDA and EBIT.

                                                              With 50% of
                                   Without Synergies     Estimated Synergies
Equity Value Multiples
1998   Net Income                        24.9x                   9.8x
1999   Net Income                        19.0x                   8.7x

Enterprise Value Multiples
1998   Revenue                           1.17x                  1.09x
1999   Revenue                           1.07x                  1.00x
1998   EBITDA                             9.5x                   5.7x
1999   EBITDA                             7.6x                   5.0x
1998   EBIT                              14.9x                   7.3x
1999   EBIT                              11.2x                   6.3x

     Comparable Coyote Trading Analysis. The comparable company trading analysis provides a market valuation benchmark based on the common stock trading multiples of selected comparable companies. For this analysis, Lehman Brothers reviewed the public stock market trading multiples for selected companies that Lehman Brothers deemed comparable to RP. Using publicly available information, Lehman Brothers calculated and analyzed the common equity market value multiples of certain historical and projected financial criteria (such as net income) and the enterprise value multiples of certain historical financial criteria (such as revenues, EBITDA, and EBIT) as of January 15, 1999, the last trading day prior to the announcement of the merger transaction. Net income for the selected companies was based on research analysts' estimates published on First Call, a service reporting equity analyst estimates.

     The following table presents the net income, and LTM revenue, EBITDA, and EBIT multiples.

                                                                    With 50% of
                                   Mean             Without          Estimated
                                Comparables        Synergies         Synergies

Equity Value Multiples

1998   Net Income                  9.4x              24.9x             9.8x
1999   Net Income                  7.5x              19.0x             8.7x


Enterprise Value Multiples

LTM   Revenue                      0.70x             1.17x             1.09x
LTM   EBITDA                       8.1x               9.5x             5.7x
LTM   EBIT                         19.8x             14.9x             7.3x


     Because of the inherent differences between the businesses, operations, financial conditions and prospects of RP and the businesses, operations, financial conditions and prospects of the companies included in the comparable company group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of RP and companies in the comparable company group that would affect the public trading values of RP and such comparable companies.

     Comparable   Transaction  Analysis.  The  comparable  transaction  analysis provides a market benchmark based on the consideration paid in selected comparable transactions. For this analysis, Lehman Brothers reviewed publicly available information to determine the purchase prices and multiples paid in certain transactions that were publicly announced since January 1, 1992 in the golf equipment manufacturing industry involving target companies which were similar to RP in terms of business mix, product portfolio, and/or markets served.

     Lehman Brothers calculated the enterprise value of the relevant transactions (calculated as the consideration offered for the common equity and short- and long-term debt, and subtracting the enterprise's cash and cash equivalents), and applied it to certain historical financial criteria (including revenue, EBITDA, and EBIT) of the acquired business for the LTM period. The following table presents the LTM revenue, LTM EBITDA and LTM EBIT multiples for the selected transactions.

                                                                     With 50% of
                                   Mean            Without           Estimated
Enterprise Value Multiples      Comparables       Synergies          Synergies
LTM   Revenue                      1.22x            1.17x              1.09x
LTM   EBITDA                       8.8x              9.5x              5.7x
LTM   EBIT                         19.0x            14.9x              7.3x


    Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of RP and the businesses, operations, and financial conditions of the companies included in the comparable transactions group, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. Lehman Brothers believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the merger which would affect the acquisition values of the acquired companies and RP.

    Discounted Cash Flow Analysis. The discounted cash flow analysis provides a net present valuation of management projections of the projected after-tax unlevered free cash flows (defined as operating cash flow available after working capital, capital spending, tax and other operating requirements) based upon RP's financial projections and estimated operating synergies and strategic benefits expected by Coyote to result from the merger. Utilizing such financial forecasts, Lehman Brothers calculated a range of present values for RP using a range of after-tax discount rates from 11% to 13% and a terminal value based upon a range of multiples of estimated EBITDA in 2003 from 6.5x to 8.5x. The following table presents the range of implied equity values per share of RP common stock based upon the midpoint of the discount rates and the range of the terminal values.

                                                         With 50% of
               Without Synergies                     Estimated Synergies
               -----------------                     -------------------
                 $3.50 - $4.25                          $4.75 - $6.25


     Leveraged Acquisition Analysis. The leveraged acquisition analysis measures the price which would be attractive to a potential financial buyer based upon current market conditions. For this analysis, Lehman Brothers reviewed RP's financial projections and assumed the following in performing this analysis: (i) a capital structure comprised of approximately $23 million in senior debt, (ii) an equity investment that would achieve a 20% to 30% rate of return over a five year period, and (iii) an exit multiple of 6.5x to 8.5x projected 2003 EBITDA. Based on these assumptions, the range of implied leveraged acquisition prices per share of RP common stock was $3.50 to $4.00.

     Contribution Analysis. The contribution analysis measures the relative contribution of RP to the combined company for various measures such as EBITDA, EBIT and net income. Lehman Brothers analyzed the respective financial contributions of Coyote and RP to the combined companies' estimated results for calendar year 1998 and projected results for calendar year 1999 based on Coyote's financial projections and RP's financial projections. In addition, using the Coyote projections and RP projections, Lehman Brothers prepared a contribution analysis that added estimated operating synergies and strategic benefits expected by Coyote to result from the merger and sensitivity scenarios assuming different levels of estimated operating synergies and strategic benefits contributed by RP. After the conversion of all Series C Preferred Stock, but before dilution for warrants attached to subordinated debt, if any, issued in connection with any financing, RP stockholders would own approximately 50% of the equity of Coyote.

     The following table presents the relative contribution of RP to the combined company's 1998 and 1999 EBITDA and EBIT and the companies' 1999 Net Income assuming different levels of estimated operating synergies contributed by RP.

                      Without       Assumed Level of Synergies Contributed by RP



                     Synergies         50%            75%                 100%
                     ---------         ---            ---                 ----
1998  EBITDA           57.2%          55.2%          62.1%                68.9%
1999  EBITDA           43.3%          44.5%          49.2%                53.9%
1998  EBIT             69.5%          61.3%          71.8%                82.3%
1999  EBIT             44.5%          45.9%          52.4%                58.8%
1999  Net Income       45.7%          47.1%          55.6%                64.1%

     Pro Forma Merger Analysis. Lehman Brothers analyzed the pro forma impact of the merger on Coyote's earnings per share based on Coyote's financial projections and RP's financial projections. In connection with these analyses, management of Coyote provided Lehman Brothers with projections for estimated operating synergies and strategic benefits expected by Coyote to result from the merger and such projections were incorporated in Lehman Brothers' analyses. Using Coyote's projections, Lehman Brothers concluded that the merger would be accretive to Coyote's earnings in 1999 and 2000.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Coyote Board of Directors selected Lehman Brothers because of its expertise, reputation and familiarity with Coyote and the golf equipment industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

     As compensation for its services in connection with the merger, Coyote has agreed to pay Lehman Brothers a fee of $250,000, payable upon the delivery of the fairness opinion. In addition, Coyote has agreed to reimburse Lehman
Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Coyote and the rendering of the Lehman Brothers Opinion. Lehman Brothers has previously rendered investment banking services to Coyote and received customary fees for such services.

     In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of RP and Coyote for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests Of Certain Persons In The Merger

    General.

     In considering the recommendation of the RP Board of Directors with respect to the Merger Agreement, and the recommendation of the Coyote Board of Directors with regard to the amendment of Coyote's Amended and Restated Articles of Incorporation and the creation and issuance of the Series C Preferred Stock in connection with the merger, RP and Coyote stockholders should be aware that certain stockholders, directors and members of the management of RP and certain stockholders, directors and members of the management of Coyote have interests in the merger and the related transactions which are different from, and in addition to, the interests of stockholders of RP, generally, or of stockholders of Coyote, generally, as the case may be.

     o    Each of James M. Probst, Mel S. Stonebraker, Paragon, the Trust, David
          E. Johnston, Kenneth J. Warren, Berenson Minella and Coyote have entered into a stockholder agreement dated as of February 2, 1999, and effective as of the effective date of the merger pursuant to which the parties thereto will have the ability to designate certain nominees for election as directors of Coyote. Pursuant to the stockholder agreement, Messrs. Probst and Stonebraker and Paragon will have the right to designate four persons to serve as directors of Coyote, Messrs. Johnston and Warren and the Trust will have the right to designate three persons to serve as directors of Coyote and Berenson Minella will have the right to designate one person to serve as a director of Coyote. Each of Mr. Probst and Mr. Stonebraker is a director and officer of Coyote and Mark Pappas, the president of the general partner of Paragon, is a director of Coyote. Each of Mr. David Johnston, Mr. Warren and Mr. Richard P. Johnston, the trustee of the Trust, is a director and/or officer of RP and Mr. Raymond J. Minella, a managing general partner in Berenson Minella, is the Chairman of the Board of Directors of RP. Each of the parties to the stockholder agreement, other than Coyote, has agreed to vote all Coyote voting securities owned by it in favor of the director nominees designated by the other parties. Collectively, the parties to the stockholder agreement will control a majority of the outstanding Coyote voting securities on the effective date of the merger and, as a result, as of the effective date of the merger, will have the ability to elect all of the directors of Coyote. The stockholder agreement will terminate five years after the effective date of the merger.

     o In connection with obtaining the waiver of certain of his contractual rights under RP's existing stockholders agreement, Danny Edwards, a director of RP, required RP to cancel certain stock options of RP with exercise prices of between $5.50 and $13.00 dollars per share held by Mr. Edwards and certain related parties, including Robert Burg II, a director of RP, and Everen Securities, Inc. and certain of its employees, including Lawrence D. Bain, a director of RP, and to issue to such persons new options with otherwise similar terms at an exercise price of $3.19 and an expiration date five years from the date of grant. As a result of this arrangement, options to purchase the following numbers of shares were canceled and new options issued to each of the following persons; Mr. Edwards, 62,550; Mr. Burg, 108,033; and Everen Securities, Inc., 7,500.

     o In order to induce Christopher Johnston, a major stockholder of RP, to waive certain contractual rights under RP's existing stockholder agreement, RP and certain of its stockholders agreed to release Christopher Johnston from his obligations under that agreement and RP agreed to assist Christopher Johnston in the sale of the shares of RP common stock held by him. As additional consideration for RP's agreements in this respect Christopher Johnston agreed to waive any appraisal rights to which he may be entitled under Delaware law in connection with the merger. In addition, Christopher Johnston and Coyote have agreed that he will be entitled to a fee in the event that a certain future acquisition opportunity identified by him is successfully pursued.

     o As of March 19, 1998, Coyote entered into a $6,000,000 Promissory Note (the "Note") and Loan Agreement as amended December 30, 1998 (the "Loan Agreement") with Paragon. Paragon is an unrelated third party to Coyote, although as a condition of the Loan Agreement, the Coyote Board of Directors appointed Mr. Mark Pappas, the president of the general partner of Paragon, to Coyote's Board of Directors, a capacity in which he currently serves. In the ordinary course of business, this loan would be due September 19, 1999. Interest is payable quarterly at an interest rate of 12% per year. The consummation of the Merger Agreement would cause the Note to be due immediately.

          Under the Loan Agreement, Coyote issued Paragon 163,265 shares of Coyote common stock as of March 19, 1998, which represented $1,000,000 divided by the closing price of the common stock on the Nasdaq Small Cap Market on the day immediately preceding the closing of the loan. The Loan Agreement provides that the Issuer shall issue to Paragon such additional number of shares of Coyote common stock, if any, as are necessary to make the aggregate value of all shares of common stock issued equal $1,000,000 on December 30, 1998, upon the maturity of the loan and upon the prepayment, if any, of the loan. Pursuant to this formula, and based on a December 29, 1998 closing price of the common stock on the Nasdaq Small Cap Market of $3.25 per share, Coyote issued Paragon an additional 144,427 shares of the Coyote common stock effective December 30, 1998. Coyote may be required to issue Paragon additional shares of common stock under the referenced formula depending on the price of the Coyote common stock at the maturity date (September 19, 1999) and on any date that the Note is prepaid in full prior to the maturity date.

          In connection with the loan, Coyote and Paragon entered into a Registration Rights Agreement pursuant to which Coyote generally has granted Paragon the right at any time until March 19, 2003 to require that Coyote register Paragon's shares of common stock under the Securities Act at Coyote's expense.

          The Loan Agreement provides that the Note is secured by 1,430,000 shares of Coyote's common stock owned by Mel S. Stonebraker, Director, and by 1,170,000 shares of Coyote's common stock owned by James M. Probst, President and Chief Executive Officer. Under the Loan Agreement, Messrs.

          Stonebraker and Probst retain the power to vote their shares of Coyote common stock as long as Coyote is not in default under the Loan Agreement.

     o The Board of Directors of Coyote has awarded Messrs. John Paul McNeill and Andrew Taylor, the Chief Financial Officer of Coyote and the Managing Director of Apollo, respectively, options to purchase 50,000 shares of Coyote common stock each, at a price equal to $2.55 and $3.00, respectively.

     o The Board of Directors of RP has awarded Mr. Thomas A. Schneider, the President, Chief Operating Officer and Chief Financial Officer of RP, a bonus of $100,000, payable upon completion of the merger and Kevin Neill, the Vice President, Finance, and Corporate Controller of RP a bonus of $10,000, payable upon completion of this merger, as compensation for their efforts on behalf of RP in connection with the merger and otherwise.

     o On February 12, 1999, the Compensation Committee of the RP Board of Directors approved the award of certain new severance benefits to each of thirteen RP employees including Mr. Schneider. The new severance benefits include the following:

          o    immediate vesting of all non-vested options;

          o extension of the exercise period for all stock options to one year after termination of employment; and

          o severance pay and continued medical and dental benefits for periods ranging from four to twelve months.

     The new severance benefits are effective upon the employee's termination by RP for any reason other than gross or willful misconduct. The new severance benefits may also be triggered by termination by the employee for any of the following reasons:

          o    RP  requires   the   employee   to  relocate   from  the  Phoenix
               metropolitan area;

          o    RP reduces the employee's current rate of pay;

          o    RP demotes the employee from his or her current position;

          o RP materially reduces the employee's authority or duties as they existed prior to the merger; or

          o    RP requires the employee to travel more than 10 days per month.

o Raymond J. Minella, Chairman of the Board of Directors of RP, is a managing general partner of Berenson Minella. RP has engaged Berenson Minella to provide financial advisory services in connection with the merger. Berenson Minella's fee for such services is contingent upon the consummation of a sale transaction or other business combination involving RP. Upon the consummation of the merger, Berenson Minella will receive a fee equal to 1.5% of the sum of an amount equal to the aggregate liquidation preference of the Series C Preferred Stock issued to the holders of the RP common stock plus an amount equal to the aggregate debt of RP assumed, refinanced or renegotiated as part of the merger.

    Indemnification

     Following the merger Coyote will continue for a period not less than six years all rights to indemnification now existing in favor of any director or officer of RP as provided in RP's Amended and Restated Certificate of Incorporation or By-laws. Coyote will also maintain the current policies of directors' and officers' liability insurance coverage maintained by RP on the date of the Merger Agreement or policies that are no less favorable than RP's existing policies for a period of not less than six years after consummation of the merger.

Dissenters' Rights

     By reason of the merger, stockholders of RP are entitled to assert dissenters' rights to demand the judicially determined "fair value" in cash (exclusive of any element of value arising from the accomplishment or expectation of the merger) of their shares of RP common stock under Section 262 of the Delaware General Corporation Law. A copy of Section 262 is included as Annex D. The following discussion of dissenters' rights is qualified in its entirety by reference to the provisions of Section 262, which is incorporated in this document by reference.

     It is important to note that dissent is not the same as voting against the merger.

     Notice of Intent to Demand Payment. Any RP stockholder who wishes to assert dissenters' rights must do both of the following:

     1. Cause RP to receive, before the vote on the merger is taken at the RP special meeting, written notice of the stockholder's intention to demand payment for the stockholder's RP shares if the merger becomes effective; and

     2. Not vote the shares in favor of the merger.

Any RP stockholder who does not satisfy the requirements of Items 1 and 2 above is not entitled to demand payment for the stockholder's shares under Section 262.

     Demanding  Payment for Shares.  If the merger is  approved,  RP will give a written dissenters' notice to all stockholders who have satisfied the requirements of Items 1 and 2 above and are entitled to demand payment for their shares. The notice will be given no later than 10 days after the effective date of the merger and will describe the procedures dissenting stockholders must follow to demand payment for their shares. The notice will also inform dissenting stockholders of any restrictions on the transfer of their shares after the payment demand is received by RP. At any time within 60 days after the effective date of the merger, any stockholder shall have the right to withdraw his or her demand for appraisal and accept the terms offered upon the merger (in this case, shares of Series C Preferred Stock).

     Stockholders who do not demand payment and deposit their share certificates in the manner required, and by the date or dates set forth in the dissenters' notice given by RP, are not entitled to payment for their shares under Section 262.

     Payment for Shares. Within 20 days of receiving notice from the surviving corporation that the merger was effective, any stockholder entitled to appraisal rights may demand in writing from the surviving corporation, payment for the fair value of the dissenting stockholder's shares. The payment will be accompanied by a statement of the surviving company's estimate of the fair value of the shares and an explanation of how interest was calculated.

     Procedure if Dissatisfied with Payment Amount. Within 120 days after the effective date of the merger, any stockholder who is entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such stockholders.

     Each dissenting stockholder who is made a party to the court action is entitled to the amount, if any, by which the court finds the fair value of the dissenting stockholder's shares, plus interest, exceeds the amount paid by the surviving company. The fair value will be determined exclusive of any element of value arising from the accomplishment or expectation of the merger.

     The foregoing summary of the rights of objecting shareholders does not purport to be a complete statement of the provisions of Section 262 or the procedures to be followed by shareholders desiring to exercise any available dissenters' rights and is qualified in its entirety by reference to Section 262. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the Delaware Law.

THIS STATEMENT IS MEANT TO SERVE AS A SUMMARY ONLY AND SHOULD NOT BE TAKEN AS A DEFINITIVE STATEMENT OF STOCKHOLDERS' APPRAISAL RIGHTS. THE PROVISIONS OF
SECTION 262 ARE COMPLEX AND TECHNICAL IN NATURE. DISSENTING STOCKHOLDERS INTERESTED IN APPRAISAL RIGHTS ARE ENCOURAGED TO CONSULT WITH THEIR INDEPENDENT LEGAL ADVISORS SINCE THE FAILURE TO COMPLY STRICTLY WITH THESE PROVISIONS WILL RESULT IN THE LOSS OF THEIR DISSENTERS' RIGHTS.

Material U.S. Federal Income Tax Consequences

     The following discussion is a summary of the material U.S. federal income tax consequences of the exchange of RP common stock for Series C Preferred Stock in the merger and of the disposition and conversion of the Series C Preferred Stock. The discussion which follows is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect.

     The discussion below, except where specifically noted, does not address the effects of any state, local or foreign tax laws. In addition, the discussion below relates to persons who hold RP common stock and will hold Series C Preferred Stock as capital assets. The tax treatment of a RP stockholder may vary depending upon such stockholder's particular situation, and certain stockholders may be subject to special rules not discussed below. Such stockholders would include, for example, non-U.S. persons, insurance companies, tax-exempt organizations, financial institutions, dealers or traders in securities or commodities, and individuals who received RP common stock pursuant to the exercise of employee stock options or otherwise as compensation.

     Each RP stockholder should consult its own tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the merger and of the disposition and conversion of the Series C Preferred Stock.

     1. Consequences of the Merger

The material U.S. federal income tax consequences that will result from the merger are as follows:

     a. A RP stockholder will not recognize any income, gain or loss as a result of the receipt of Series C Preferred Stock in exchange for RP common stock pursuant to the merger, except with respect to cash received in lieu of a fractional share of Series C Preferred Stock.

     b. The aggregate tax basis to a RP stockholder of the Series C Preferred Stock received in exchange for RP common stock pursuant to the merger will equal such RP stockholder's tax basis in the RP common stock surrendered in exchange therefor reduced by the portion of such basis allocable to cash received in lieu of a fractional share of Series C Preferred Stock.

     c. The holding period of a RP stockholder for the Series C Preferred Stock received pursuant to the merger will include the holding period of the RP common stock surrendered in exchange therefor.

     d. Neither RP, Coyote nor Merger Sub will recognize gain or loss as a result of the merger and the issuance of Series C Preferred Stock to the RP stockholders pursuant to the merger.

     e. A RP stockholder who receives cash in lieu of a fractional share interest in Series C Preferred Stock pursuant to the merger will be treated as having received such cash in exchange for such fractional share interest and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the RP common stock allocable to such fractional share.

     The above discussion of the consequences of the merger is based on an opinion as of the date hereof of Fabian & Clendenin that the merger will constitute a reorganization within the meaning of Section 368 of the Code. Such opinion is based on facts existing as of the date hereof and as of the consummation of the merger and on certain representations as to factual matters made by Coyote and RP. Such representations, if incorrect in certain material respects, could jeopardize the conclusions reached in the opinion. Such opinion is not binding on the Internal Revenue Service or the courts.

     2. Conversion and Disposition of the Series C Preferred Stock

     A holder of Series C Preferred Stock will not recognize gain or loss upon the conversion of the Series C Preferred Stock into Coyote common stock pursuant to the terms of the Series C Preferred Stock, other than with respect to any Coyote common stock that may be received attributable to accrued but unpaid dividends on the Series C Preferred Stock, which will be taxable as such. The aggregate tax basis and holding period of the Coyote common stock received by a former RP stockholder who converts Series C Preferred Stock into Coyote common stock will be the same as the respective aggregate tax basis and holding period of the Series C Preferred Stock surrendered in any such conversion transaction, except that with respect to any Coyote common stock received attributable to accrued but unpaid dividends on the Series C Preferred Stock, the basis of such stock will be its fair market value and the holding period of such stock will begin on the day following the conversion.

     In general, a holder of Series C Preferred Stock should recognize capital gain or loss upon a sale, exchange or other taxable disposition of the Series C Preferred Stock. However, the character of gain from the disposition of the Series C Preferred Stock may be treated as ordinary income rather than capital gain if the Series C Preferred Stock is "Section 306 stock." In addition, no loss is generally recognized on the disposition of Section 306 stock. Provided that, at the time of the merger, a RP stockholder does not have a plan to convert less than all of such stockholder's Series C Preferred Stock into Coyote common stock, the Series C Preferred Stock should not be Section 306 stock, and, therefore, any gain or loss from the disposition of the Series C Preferred Stock should be capital gain or loss. In general, a redemption of Series C Preferred Stock will be treated in the same manner as a disposition of such stock, provided such stock is not Section 306 stock and provided the redemption meets one of the tests set forth in Section 302(b) of the Code. RP stockholders should consult their tax advisors as to whether the Series C Preferred Stock will be
Section 306 stock and as to the treatment of a redemption of Series C Preferred Stock.

Certain Legal Matters

    Coyote and RP do not believe that any material governmental filings in the United States or the European Economic Area, other than the Certificate of Merger, are required with respect to the merger. In addition to the United States and the European Economic Area, Coyote and RP conduct operations in a number of countries where regulatory filings or approvals may be required in connection with the consummation of the merger. Coyote and RP believe that all such material filings and approvals have been made or obtained, or will be made or obtained, as the case may be.

     The respective obligations of Coyote and RP to consummate the merger are subject to the condition that none of the parties to the Merger Agreement are subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the merger or has a material adverse effect on Coyote, RP or Merger Sub.

U.S. Federal Securities Law Consequences

     Recipients of Series C Preferred Stock issued in connection with the merger can convert their shares of such preferred stock into Coyote common stock and freely transfer such shares under the Securities Act, except that persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of RP prior to the merger may only sell shares they receive in the merger in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Individuals or entities that control, are controlled by, or are under common control with, RP, including directors and certain officers of RP, are typically considered to be affiliates.

     In general, under Rule 145, for one year following the consummation of the merger, RP affiliates will be subject to the following restrictions on the public sale of Coyote common stock acquired in the merger:

     o a RP affiliate, together with certain related persons, may sell only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act,

     o the number of shares that RP affiliate may sell (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding Coyote common stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale,

     o a RP affiliate may sell only if Coyote remained current with its informational filings with the SEC under the Securities Exchange Act of 1934, as amended.

     After the end of one year from the consummation of the merger, a RP affiliate may sell Coyote common stock received in exchange for the Series C Preferred Stock in the merger without such manner of sale or volume limitations provided that Coyote was current with its Exchange Act informational filings and such RP affiliate was not then an affiliate of Coyote. Two years after the consummation of the merger, an affiliate of RP may sell such Coyote common stock without any restrictions so long as such affiliate had not been an affiliate of Coyote for at least three months prior to such sale.

See Certain Undertakings With Respect to Resale beginning on p.65.

Dividends

     Coyote has never paid a dividend on its common stock and does not anticipate paying a dividend in the foreseeable future. The Merger Agreement restricts each of RP and Coyote from declaring, setting aside, making or paying any dividend or other distribution or payment in respect of its capital stock, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the consummation of the merger. In addition, Coyote will be restricted from declaring or paying dividends on its common stock until such time as all cumulative dividends have been paid on outstanding shares of the new Series C Preferred Stock.

The Exchange  Ratio and its Effect on RP  Securities  and  Equity-Based  Benefit
Plans

General

    As a result of the merger, all outstanding shares of RP common stock will be converted into Series C Preferred Stock in accordance with the terms of the Merger Agreement, and all outstanding equity-based awards under RP's benefit plans will be assumed by Coyote and appropriately adjusted to reflect the merger in accordance with the Merger Agreement. The following is a summary of these effects of the merger and is qualified in its entirety by the full description set forth in Sections 1.4, 1.7 and 1.8 of the Merger Agreement attached as Annex A to this document.

The Exchange Ratio

     The Exchange Ratio will be determined as follows:

     o All shares of RP common stock which are held by RP or any subsidiary of RP shall be canceled. Each remaining outstanding share of RP common stock shall be converted into that number of fully paid and nonassessable shares of the Series C Preferred Stock, having the rights and preferences set forth in Exhibit 1.4.1 to the Merger Agreement, determined by dividing (i) the number of shares of Coyote's common stock actually issued and outstanding as of the effective date of the merger by (ii) the number of shares of RP common stock actually issued and outstanding as of the effective date of the merger, carried to four decimal places.

     o For example, if the Exchange Ratio for purposes of the Merger Agreement were to be determined on the basis of the number of shares of common stock in Coyote and common stock in RP stated to be outstanding on February 2, 1999, the Exchange Ratio would be 1.0195 (that is, 5,777,692 divided by 5,667,375).

Fractional Shares

     In the merger, RP stockholders will be entitled to receive only whole numbers of Series C Preferred Stock for their shares of RP common stock. If applying the Exchange Ratio would entitle a stockholder to receive a fractional share of Series C Preferred Stock, such stockholder will be paid cash, without interest, in an amount equal to such fractional interest multiplied by the product of $6.00 multiplied by the reciprocal of the Exchange Ratio. FOR
EXAMPLE: ASSUMING AN EXCHANGE RATIO OF 1.0195 , A RP STOCKHOLDER THAT OWNED 100 SHARES OF RP COMMON STOCK IMMEDIATELY BEFORE THE MERGER WILL OWN 101 SHARES OF
SERIES C PREFERRED STOCK IMMEDIATELY AFTER THE MERGER AND RECEIVE A CHECK FOR $5.60.

Treatment of RP Equity-Based Awards

     Each option or warrant to purchase RP common stock issued pursuant to the RP Stock Option Plan and the FM Precision Golf Corp. 1997 Stock Option Plan, or otherwise which is set forth in the RP disclosure schedule to the Merger Agreement, and is outstanding as of the date of the consummation of the merger (individually, an "RP Option" and, collectively, the "RP Options") shall be assumed by Coyote and converted into an option or warrant (or a substitute option shall be granted) to purchase the number of shares of Coyote common stock (rounded to the nearest whole share) equal to the number of shares of Series C Preferred Stock into which the number of shares of RP common stock subject to such RP Option would have been converted pursuant to the merger (that is, the number of shares of RP common stock subject to such RP Option multiplied by the Exchange Ratio), at an exercise price per share of Series C Preferred Stock (rounded to the nearest penny) equal to the former exercise price per share of RP common stock under the RP Option immediately prior to the date of the consummation of the merger multiplied by the reciprocal of the Exchange Ratio; provided, however, that in the case of any RP Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code and the regulations issued thereunder. Except as otherwise provided in the applicable plan or agreement granting the RP Options, the duration, vesting and other terms of each new option to purchase shares of Coyote common stock shall be the same as the original RP Option except that all references in the option agreement to RP shall be deemed to be references to Coyote. Coyote and RP agree to take such action as may be necessary to effectuate the foregoing provisions.

Stock Exchange Listing

     It is a condition to the merger that the Coyote common stock issuable upon conversion of the Series C Preferred Stock to be delivered in connection with the merger be authorized for listing on the Nasdaq National Market, if qualified, or otherwise the Nasdaq Small Cap Market.

FINANCING

[Description of Financing arrangements to come]

            PROVISIONS OF THE MERGER AGREEMENT AND RELATED AGREEMENTS

General

     This section of the document describes the material provisions of the Merger Agreement, the stockholder agreement, the Coyote voting agreements, the RP voting agreements and the Edwards option re-pricing agreement. This description is not intended to be complete and is qualified in its entirety by the full texts of these agreements which are annexed to this document. In addition, important information about the Merger Agreement and the merger is provided in the previous section entitled "The Merger" beginning on page 24.

The Merger Agreement

Effective Time

     Promptly after the satisfaction or waiver of the conditions to the merger set forth in the Merger Agreement, RP will file a Certificate of Merger with the Secretary of State of the State of Delaware, as prescribed by Delaware law. The effect of this filing is that Coyote's subsidiary, Merger Sub, will be merged with and into RP, thereby resulting in RP becoming a wholly owned subsidiary of Coyote.

Exchange of RP Common Stock

     As soon as reasonably practicable after the consummation of the merger, Coyote will instruct the exchange agent to mail to each holder of record of RP common stock a letter of transmittal and instructions as to how to surrender certificates of RP common stock in exchange for Series C Preferred Stock and payment in lieu of any fractional shares. RP stockholders should not return stock certificates with the enclosed proxy.

     After the consummation of the merger, each certificate or other authorized evidence of ownership that previously represented shares of RP common stock will represent only the right to receive the Series C Preferred Stock into which such RP shares were converted in the merger and the right to receive cash in lieu of fractional shares as described above.

     Holders of certificates previously representing RP common stock will not be paid dividends or distributions on the Series C Preferred Stock and will not be paid cash in lieu of a fractional share of Series C Preferred Stock until such certificates are surrendered to the exchange agent for exchange. When such certificates are surrendered, any unpaid dividends declared by Coyote after the consummation of the merger and any cash in lieu of a fractional share of Series C Preferred Stock will be paid without interest. For all other corporate purposes, certificates that represented shares of RP common stock prior to the consummation of the merger will represent from and after the consummation of the merger, the right to receive the number of shares of Series C Preferred Stock and cash in lieu of a fractional share, into which such shares of RP common stock actually converted in the merger.

Representations and Warranties

     The Merger Agreement contains various representations and warranties of Coyote and RP including those concerning:

     o    corporate existence and good standing

     o    authorization, validity and effect of the Merger Agreement

     o    capital stock

     o    subsidiaries

     o    no violation of existing arrangements

     o documents and other reports filed with the Securities and Exchange Commission

     o    litigation

     o    absence of certain changes or events

     o    tax matters

     o    employee plans

     o    labor matters

     o    environmental laws and regulations

     o    real property

     o    limitation on business conduct

     o    title to property

     o    insurance

     o    intellectual property

     o    brokers

     o    conflicts of interest

     o    takeover statute issues

     The Merger Agreement also contains a representation and warranty of Coyote relating to the interim operations of Merger Sub and its intentions regarding the post-merger disposition of RP. The representations and warranties do not survive the merger.

Conduct of Business Pending the Merger

     Prior to the effective time, unless the other party otherwise agrees in writing, Coyote and RP are to conduct, and cause each of their subsidiaries to conduct, their business only in the ordinary course consistent with past practice. Specifically, the Merger Agreement precludes Coyote and RP from a multitude of specific corporate acts (without the consent of the other party unless set forth in the Coyote or RP disclosure schedules), including among other things, the issuance of stock or options, the amendment of the certificate or articles of incorporation or by-laws, incurring debt not in the ordinary course of business (with certain exceptions), the increase of compensation, the entry into or amendment of any employment, severance or termination agreement (except as specifically permitted under the Merger Agreement), entering into business combinations, selling material assets, declaring dividends, making capital expenditures individually in excess of $25,000 or, in the aggregate in excess of $150,000 and entering into material contracts. In each case, the prohibitions are designed to ensure that Coyote and RP are in generally the same condition at the time of the merger as they were at the time of execution of the Merger Agreement. In addition, Coyote and RP are to use their reasonable efforts to, and cause each of their subsidiaries to, preserve intact their present business organization and goodwill, keep available the services of their present officers and employees and maintain satisfactory relationships with their existing business relationships.

No-Solicitation - Coyote

Coyote has agreed that it will not directly or indirectly, or through any of its subsidiaries, officers, directors, employees, representatives or agents solicit or encourage the initiation of any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock or similar transactions involving Coyote or any of its subsidiaries if any such inquiry or proposal would constitute a Coyote Alternative Transaction if consummated. An inquiry or proposal described in the preceding sentence is a "Coyote Acquisition Proposal" if when consummated it would constitute a "Coyote Alternative Transaction," which means any of the following:

     o a transaction pursuant to which any person (or group of persons) other than RP or its affiliates acquires or would acquire beneficial ownership or the right to acquire beneficial ownership of more than 50% of the outstanding shares of any class of equity securities of Coyote, whether from Coyote or pursuant to a tender offer or exchange offer or otherwise;

     o a merger or other business combination involving Coyote pursuant to which any person (or group of persons) other than RP or its affiliates acquires more than 50% of the outstanding equity securities of Coyote or the entity surviving such merger or business combination;

     o any transaction pursuant to which any person (or group of persons) other than RP or its affiliates acquires or would acquire control of assets of Coyote (including for this purpose the outstanding equity securities of any of its subsidiaries and securities of the entity surviving any merger or business combination to which any of Coyote's subsidiaries is a party) or any of Coyote's subsidiaries having a fair market value (as determined by the Board of Directors of Coyote in good faith) equal to more than 20% of the fair market value of all the assets of Coyote and its subsidiaries, taken as a whole, immediately prior to such transaction, but not an acquisition of securities by a broker-dealer in connection with a bona fide public offering of such securities; or

     o any other consolidation, business combination, recapitalization or similar transaction involving Coyote or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

     Additionally, Coyote has agreed that it and its subsidiaries will not make or authorize, and will instruct their officers, directors, employees, representatives and agents not to make or authorize any public statement or solicitation in support of or commenting positively on any Coyote Acquisition Proposal unless it is required to do so by law.

     However, under the limited circumstances discussed below, Coyote is permitted to take certain actions in response to an inquiry or proposal from a third party to acquire Coyote so long as that inquiry or proposal also qualifies as a Coyote Superior Proposal. A "Coyote Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for cash and/or securities, all or a majority of the voting equity securities of Coyote or all or substantially all of the assets of Coyote, on terms which the Board of Directors of Coyote reasonably believes are more favorable than the merger:

     o from a financial point of view to the Coyote stockholders, based upon the advice of an independent financial advisor, taking into account at the time any changes to the financial terms of the merger proposed by RP; and

     o to Coyote after taking into account all pertinent factors deemed relevant by the Board of Directors of Coyote under the laws of the State of Nevada.

     Until the Coyote stockholders approve and adopt the Merger Agreement and if the Coyote Board of Directors reasonably determines in good faith after consultation with independent legal counsel, that any of the following actions is required to discharge properly its fiduciary duties, the Coyote Board of Directors, after notice to RP is permitted to:

     1. furnish information to a third party which has made an acquisition proposal that the Coyote Board of Directors reasonably believes is a Coyote Superior Proposal (as defined above) which was not solicited in violation of the Merger Agreement, provided that such third party has executed a confidentiality agreement substantially similar to the one in effect between RP and Coyote; and

     2.   consider and negotiate such a Coyote  Superior  Proposal and recommend
          it  to  the  Coyote   stockholders   and,  in   connection   with  its
          recommendation, withdraw or modify its recommendation of the merger.

     Notwithstanding the foregoing points 1 and 2, Coyote and the Coyote Board of Directors may not under any circumstance withdraw or modify in a manner adverse to RP, the Coyote Board of Directors' approval of the merger unless the Merger Agreement has been terminated in accordance with its terms.

     The Merger Agreement expressly provides that the foregoing restrictions shall not prohibit Coyote from taking or disclosing to its stockholders a position regarding a Coyote Alternative Transaction or Coyote Acquisition Proposal or from making any disclosure to its stockholders required by law.

     Coyote has agreed to notify RP immediately after receipt of any acquisition proposal from a third party involving Coyote or any of its subsidiaries, or any material change to such an acquisition proposal, or any request for non-public information relating to Coyote or its subsidiaries or for access to any of its properties, books or records by any person that informs Coyote that it is considering making or has already made such an acquisition proposal. The Merger Agreement also requires Coyote to inform RP of the identity of the person making such an acquisition proposal, or requesting such information or access, the terms of such an acquisition proposal or any proposed change to such an acquisition proposal, and whether Coyote intends to provide the access to the information requested. Coyote must also provide notice to RP if it enters negotiations regarding any such acquisition proposal. Coyote's obligation to provide notice set forth in this paragraph may be limited to the extent that the Board of Directors of Coyote reasonably believes, based on the advice of independent counsel, that it may do so without violating its fiduciary duties.

     Coyote has agreed to cease any discussions or negotiations with any third party that were ongoing at the time of the execution of the Merger Agreement. Coyote has also agreed not to release any third party from the confidentiality and standstill provisions of any agreement to which Coyote is a party.

     Coyote will ensure that the officers and directors of Coyote and its subsidiaries and any investment banker or other advisor or representative retained by Coyote are aware of the no-solicitation restrictions described in the Merger Agreement.

No-Solicitation - RP

RP has agreed that it will not directly or indirectly, or through any of its subsidiaries, officers, directors, employees, representatives or agents solicit or encourage the initiation of any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock or similar transactions involving RP or any of its subsidiaries if any such inquiry or proposal would constitute a RP Alternative Transaction if consummated. An inquiry or proposal described in the preceding sentence is an "RP Acquisition Proposal" if when consummated it would constitute an "RP Alternative Transaction," which means any of the following:

     o a transaction pursuant to which any person (or group of persons) other than Coyote or its affiliates acquires or would acquire beneficial ownership or the right to acquire beneficial ownership of more than

          50% of the outstanding shares of any class of equity securities of RP, whether from RP or pursuant to a tender offer or exchange offer or otherwise;

     o a merger or other business combination involving RP pursuant to which any person (or group of persons) other than Coyote or its affiliates acquires more than 50% of the outstanding equity securities of RP or the entity surviving such merger or business combination;

     o any transaction pursuant to which any person (or group of persons) other than Coyote or its affiliates acquires or would acquire control of assets of RP (including for this purpose the outstanding equity securities of any of its subsidiaries and securities of the entity surviving any merger or business combination to which any of RP's subsidiaries is a party) or any of RP's subsidiaries having a fair market value (as determined by the Board of Directors of RP in good faith) equal to more than 20% of the fair market value of all of the assets of RP and its subsidiaries, taken as a whole, immediately prior to such transaction, but not an acquisition of securities by a broker-dealer in connection with a bona fide public offering of such securities; or

     o any other consolidation, business combination, recapitalization or similar transaction involving RP or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

     Additionally, RP has agreed that it and its subsidiaries will not make or authorize, and will instruct their officers, directors, employees, representatives and agents not to make or authorize any public statement or solicitation in support of or commenting positively on any RP Acquisition Proposal unless it is required to do so by law.

     However, under the limited circumstances discussed below, RP is permitted to take certain actions in response to an inquiry or proposal from a third party to acquire RP so long as that inquiry or proposal also qualifies as a RP Superior Proposal. A "RP Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for cash and/or securities, all or a majority of the voting equity securities of RP or all or substantially all of the assets of RP, on terms which the Board of Directors of RP reasonably believes are more favorable than the merger:

     o from a financial point of view to the RP stockholders, based upon the advice of an independent financial advisor, taking into account at the time any changes to the financial terms of the merger proposed by Coyote; and

     o to RP after taking into account all pertinent factors deemed relevant by the Board of Directors of RP under the laws of the State of Delaware.

     Until the RP stockholders approve and adopt the Merger Agreement and if the RP Board of Directors reasonably determines in good faith after consultation with independent legal counsel, that any of the following actions is required to discharge properly its fiduciary duties, the RP Board of Directors, after notice to Coyote is permitted to:

     1. furnish information to a third party which has made an acquisition proposal that the RP Board of Directors reasonably believes is a RP
          Superior Proposal (as defined above) which was not solicited in violation of the Merger Agreement, provided that such third party has executed a confidentiality agreement substantially similar to the one in effect between RP and Coyote; and

     2. consider and negotiate such a RP Superior Proposal and recommend it to the RP stockholders and, in connection with its recommendation, withdraw or modify its recommendation of the merger.

     Notwithstanding the foregoing points 1 and 2, RP and the RP Board of Directors may not under any circumstance withdraw or modify in a manner adverse to Coyote, the RP Board of Directors' approval of the merger unless the Merger Agreement has been terminated in accordance with its terms.

     The Merger Agreement expressly provides that the foregoing restrictions shall not prohibit RP from taking or disclosing to its stockholders a position regarding a RP Alternative Transaction or RP Acquisition Proposal or from making any disclosure to its stockholders required by law.

     RP has agreed to notify Coyote immediately after receipt of any acquisition proposal from a third party involving RP or any of its subsidiaries, or any material change to such an acquisition proposal, or any request for non-public information relating to RP or its subsidiaries or for access to any of its properties, books or records by any person that informs RP that it is considering making or has already made such an acquisition proposal. The Merger Agreement also requires RP to inform Coyote of the identity of the person making such an acquisition proposal, or requesting such information or access, the terms of such an acquisition proposal or any proposed change to such an acquisition proposal, and whether RP intends to provide the access to the information requested. RP must also provide notice to Coyote if it enters negotiations regarding any such acquisition proposal. RP's obligation to provide notice set forth in this paragraph may be limited to the extent that the Board of Directors of RP reasonably believes, based on the advice of independent counsel, that it may do so without violating its fiduciary duties.

     RP has agreed to cease any discussions or negotiations with any third party that were ongoing at the time of the execution of the Merger Agreement. RP has also agreed not to release any third party from the confidentiality and standstill provisions of any agreement to which RP is a party.

     RP will ensure that the officers and directors of RP and its subsidiaries and any investment banker or other advisor or representative retained by RP are aware of the no-solicitation restrictions described in the Merger Agreement.

Certain Other Covenants

     Consents; Approvals.

     Coyote and RP will each use its reasonable efforts to obtain all consents, approvals, permits or authorizations, and Coyote and RP will make all filings, required in connection with the authorization, execution and delivery of the Merger Agreement and the consummation by each of them of the transactions contemplated thereby.

     Indemnification and Insurance.

     After consummation of the merger, for a period of not less than six years, Coyote will, or will cause the surviving corporation to, indemnify and hold harmless each present director or officer of RP against any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel, arising in whole or part out of, any matter existing or occurring at or prior to the consummation of the merger whether commenced, asserted or claimed before or after such date to the same extent as provided in RP's Amended and Restated Certificate of Incorporation or By-laws as in effect on the date of the Merger Agreement.

     Coyote will or will cause the surviving corporation to maintain, for a period of not less than six years after consummation of the merger, the current policies of directors' and officers' liability insurance maintained by RP on the date of the Merger Agreement or policies that are no less favorable than RP's existing policies.

     Notification of Certain Matters.

     Coyote and RP will each give each other prompt notice of the occurrence of any material emergency or other material change in the condition (financial or otherwise), of such party's or any subsidiary's business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the failure of the notifying party materially to comply with any covenant, condition or agreement in the Merger Agreement.

     RP Stock Plans.

     Coyote has agreed to file a registration statement related to any RP Stock Option Plan to the extent that any such filings are required to enable holders of the replacement options for Coyote common stock granted under the Merger Agreement to freely exercise those replacement options and (except for holders who may be deemed to be affiliates of Coyote) to freely sell shares acquired by the exercise of such replacement options (assuming such shares would be freely salable pursuant to an effective registration statement covering such plans).

     Tax treatment.

     Coyote and RP intend to cause the merger to qualify as a reorganization under the provisions of Section 368 of the Code as specified in the Merger Agreement and have agreed to report the merger as a reorganization for income tax purposes under Section 368 of the Code and any comparable state or local law, and will not (both before and after consummation of the merger) take any actions which could reasonably be expected to prevent the merger from so qualifying.

     Public Announcements.

     Coyote and RP will not issue any press release or make any public written statement with respect to the merger or the Merger Agreement without consulting with each other and using reasonable efforts to agree, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies). Conditions to the Merger

     Conditions to Obligation of Each Party to Effect the Merger.

     Each of Coyote's and RP's respective obligations to complete the merger are subject to the satisfaction at or prior to the consummation of the merger of the following conditions:

     o the approval of the Merger Agreement and the transaction contemplated thereby in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body and the approval and adoption of the Merger Agreement by the RP stockholders and the approval of the amendment to Coyote's Amended and Restated Articles of Incorporation to increase the number of authorized preferred shares and to create, and approve the issuance of, a new series of shares, the Series C Preferred Stock to be delivered to RP stockholders in connection with the merger by the Coyote stockholders;

     o the absence of any order or injunction of a court of competent jurisdiction which prohibits the consummation of the merger or has a material adverse effect on Coyote, RP or Merger Sub;

     o the receipt of all necessary governmental or other regulatory body consents, authorizations, orders and approvals and the making of all filings or registrations except for filings in connection with the merger or where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on either Coyote or RP following the consummation of the merger;

     o the approval for listing on the Nasdaq National Market, if qualified, or otherwise for quotation on Nasdaq of the Coyote common stock issuable upon conversion of the Series C Preferred Stock;

     o    the compliance with all applicable Blue Sky laws;

     o the effectiveness of the registration statement of which this document forms a part; and

     o the receipt of sufficient financing by Coyote to satisfy ongoing working capital needs of Coyote and RP following the consummation of the merger and to refinance existing indebtedness of both companies (and their respective subsidiaries to the extent applicable) on terms substantially no less favorable than the terms of the most current proposals furnished by Coyote to RP prior to the date of the Merger Agreement or otherwise reviewed and approved by each party in good faith.

     Additional Conditions to Obligation of RP.

     The obligation of RP to complete the merger is also subject to the following conditions:

     o Coyote shall have performed in all material respects its agreements contained in the Merger Agreement and the representations and warranties of Coyote in the Merger Agreement shall be true and correct in all material respects on and as of the date of the consummation of the merger, with the same force and effect as if made on and as of the date of the consummation of the merger, and RP shall have received a certificate to such effect signed by the President or Vice President of Coyote;

     o absence of any change in the financial condition, business, operations or prospects of Coyote and its subsidiaries, taken as a whole, that would reasonably be expected to have a material adverse effect on Coyote; and

     o the absence of any change in the applicable law as a result of which the merger would fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

     Additional Conditions to Obligation of Coyote.

     The obligation of Coyote to complete the merger is also subject to the following conditions:

     o RP shall have performed in all material respects its agreements contained in the Merger Agreement and the representations and warranties of RP in the Merger Agreement shall be true and correct in all material respects on and as of the date of the consummation of the merger, with the same force and effect as if made on and as of the date of the consummation of the merger, and Coyote shall have received a certificate to such effect signed by the President or Vice President of RP;

     o absence of any change in the financial condition, business, operations or prospects of RP and its subsidiaries, taken as a whole, that would reasonably be expected to have a material adverse effect on RP;

     o the receipt of a certificate by Coyote from the Secretary of RP certifying the adoption of resolutions by the Board of Directors and stockholders of RP in favor of the Merger Agreement, the merger and the transactions contemplated by the Merger Agreement; and

     o the amendment by RP of the FM Precision Golf Manufacturing Corp 401(k) Plan effective no later than the date of the consummation of the merger, to restrict eligibility to participate in that 401(k) Plan, to employees of RP, by replacing the standardized prototype form of plan with a nonstandardized prototype form of plan, in form and substance reasonably satisfactory to Coyote.

Affiliate Agreements

     o RP shall use its reasonable best efforts to obtain and deliver to Coyote prior to the date of consummation of the merger from each person who is identified as an "affiliate" of RP an agreement to comply with restrictions on such affiliates pursuant to Rule 145 under the Securities Act.

Termination

     Grounds for Termination.

     The Merger Agreement may be terminated at any time prior to the consummation of the merger, notwithstanding the approval and adoption by the RP stockholders of the Merger Agreement and the approval of the Coyote stockholders of the Coyote Proposal:

     1. By mutual written consent of both Coyote and RP.

     2. By the Board of Directors of either Coyote or RP, if the merger has not been consummated by June 2, 1999 (other than for reasons set forth in 4 below), PROVIDED, HOWEVER, that this right to terminate is not available to the party whose failure to fulfill its obligations under the Merger Agreement caused the merger not to be consummated before June 2, 1999.

     3. By the Board of Directors of either Coyote or RP, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues a nonappealable final order, decree or ruling or takes any other action which permanently prohibits the merger; provided, however, that the party seeking to terminate the Merger Agreement must have used reasonable efforts to remove such injunction, order or decree.

     4. By the Board of Directors of either Coyote or RP, if

          o the RP stockholders do not approve and adopt the Merger Agreement at the RP special meeting or at an adjournment thereof; or

          o the stockholders of Coyote do not approve the Coyote Proposal at the Coyote special meeting or at an adjournment thereof.

     5. By RP, if, whether or not permitted to do so by the Merger Agreement, Coyote or the Coyote Board of Directors

          o withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the merger in a manner adverse to RP;

          o approves or recommends to the stockholders of Coyote a Coyote Acquisition Proposal or Coyote Alternative Transaction;

          o approves or recommends that the Coyote stockholders tender their shares in any tender offer or exchange offer that is a Coyote Alternative Transaction; or

          o    takes any position or makes any  disclosures  permitted under the
               exception  to  the  no-solicitation   provisions  in  the  Merger
               Agreement.

     6. By Coyote, if, whether or not permitted to do so by the Merger Agreement, RP or the RP Board of Directors

          o withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the merger in a manner adverse to Coyote;

          o approves or recommends to the stockholders of RP a RP Acquisition Proposal or RP Alternative Transaction;

          o approves or recommends that the RP stockholders tender their shares in any tender offer or exchange offer that is a RP Alternative Transaction; or

          o    takes any position or makes any  disclosures  permitted under the
               exception  to  the  no-solicitation   provisions  in  the  Merger
               Agreement that has the effect of any of the foregoing.

     7. By the Board of Directors of either Coyote or RP,

          o if there has been a material breach of any representation or warranty of the other party set forth in the Merger Agreement, or if there has been a material breach of any covenant or agreement set forth in the Merger Agreement by the other party, which is not curable or, if curable, is not cured within 30 days after written notice of that breach is given by either Coyote or RP to the breaching party.

     8. By Coyote, if the Coyote Board of Directors has received a proposal for an acquisition proposal that constitutes a Coyote Superior Proposal and determines in good faith (upon the advice of independent outside legal counsel) that a failure to terminate the Merger Agreement and accept that proposal would constitute a breach of its fiduciary duties; provided, however, that Coyote may not terminate the Merger Agreement on this basis unless simultaneously with such termination, Coyote enters into a definitive acquisition, merger or similar agreement to effect the Coyote Superior Proposal.

     9. By RP, if the RP Board of Directors has received a proposal for an Acquisition Proposal that constitutes a RP Superior Proposal and determines in good faith (upon the advice of independent outside legal counsel) that a failure to terminate the Merger Agreement and accept that proposal would constitute a breach of its fiduciary duties; provided, however, that RP may not terminate the Merger Agreement on this basis unless simultaneously with such termination, RP enters into a definitive acquisition, merger or similar agreement to effect the RP Superior Proposal.

     Fees and Expenses.

     Except as set forth below, each of Coyote or RP will pay its own fees and expenses incurred in connection with the Merger Agreement and the merger, whether or not the merger is completed, provided that Coyote and RP will share equally all printing expenses incurred in connection with the printing and filing of this Joint Proxy Statement/Prospectus and the related Registration Statement.

     RP will pay Coyote's actual, reasonable and documented out-of-pocket expenses (including the costs of financing those expenses) incurred after January 18, 1999 relating to the merger, up to $1 million, upon the first to occur of any of the following events:

          o the termination of the Merger Agreement for any reason, if at the time of such termination Coyote was entitled to terminate the Merger Agreement due to the RP Board of Directors' withdrawal or change of its approval or recommendation of the merger, approval or recommendation of a RP Acquisition Proposal or RP Alternative Transaction or approval or recommendation to RP stockholders to tender their shares in a RP Alternative Transaction; or

          o    RP's  termination of the Merger Agreement as the result of the RP
               Board  of  Directors   determining  that  a  proposal  for  a  RP
               Alternative Transaction constitutes a RP Superior Proposal.

     In addition, if within twelve months of such termination if RP enters into a transaction which would constitute a RP Alternative Transaction with or involving a third party who directly or indirectly initiated or otherwise had contact with RP with respect to any such transaction prior to the termination of the Merger Agreement, RP will pay Coyote a termination fee of $750,000.

     Coyote will pay RP's actual, reasonable and documented out-of-pocket expenses (including the cost of financing those expenses) incurred after January 18, 1999 relating to the merger, of up to $1 million, upon the first to occur of any of the following events:

          o the termination of the Merger Agreement for any reason, if at the time of such termination RP was entitled to terminate the Merger Agreement due to the Coyote Board of Directors' withdrawal or change of its approval or recommendation of the merger, approval or recommendation of a Coyote Acquisition Proposal or Coyote Alternative Transaction or approval or recommendation to Coyote stockholders to tender their shares in a Coyote Alternative Transaction;

          o Coyote's termination of the Merger Agreement as the result of the Coyote Board of Directors determining that a proposal for a Coyote Alternative Transaction constitutes a Coyote Superior Proposal; or

     Coyote will pay RP's actual, reasonable and documented out-of-pocket expenses (including the costs of financing those expenses) incurred after January 18, 1999 relating to the merger upon:

          o the termination of the Merger Agreement as a result of a failure to consummate the merger by June 2, 1999 due to Coyote's failure to have received sufficient financing to satisfy the ongoing working capital needs of Coyote and RP following the consummation of the merger and to refinance existing indebtedness of both companies; provided, however, that the expenses shall only be payable until the time notice is given by Coyote to RP that such financing condition will not be, or is not likely to be, satisfied.

     In addition, if within twelve months of such termination, Coyote enters into a transaction which would constitute a Coyote Alternative Transaction with or involving a third party who directly or indirectly initiated or otherwise had contact with Coyote with respect to any such transaction prior to the termination of the Merger Agreement, Coyote will pay RP a termination fee of $750,000.

     The termination fee and/or reimbursement of expenses discussed in this section are payable within five business days after a demand for payment following the occurrence of the event requiring such payment, provided that, in no event will a party be required to pay such termination fee and/or reimbursement of expenses to the other if, immediately prior to the termination of the Merger Agreement, the party to receive the termination fee and/or reimbursement of expenses was in material breach of its obligations under the Merger Agreement.

    The fees payable under certain circumstances by Coyote to RP or by RP to Coyote, are intended, among other things, to compensate such party for its costs, including lost opportunity costs, if certain actions or inactions by the other party or its stockholders lead to the abandonment of the merger. This may have the effect of increasing the likelihood of consummation of the merger in accordance with the terms of the Merger Agreement. The fee may also have the effect of discouraging persons from making an offer to acquire all of or a significant interest in Coyote or RP by increasing the cost of any such acquisition.

Amendment and Waiver; Parties in Interest

     Coyote and RP may amend the Merger Agreement in writing by action taken by or on behalf of their respective Boards of Directors at any time prior to consummation of the merger.

     At any time prior to consummation of the merger, Coyote or RP may, to the extent allowed by law, extend the time for the performance of any of the obligations or other acts of the other, waive any inaccuracies in the representations and warranties made by the other contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and waive compliance by the other with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in writing by the party or parties granting such extension or waiver.

     The Merger Agreement is binding upon and inures solely to the benefit of the parties thereto, and nothing in the Merger Agreement confers upon any other person any right, benefit or remedy, other than certain indemnification and insurance obligations of Coyote following consummation of the merger which are intended for the benefit of certain specified officers and directors of RP and may be enforced by such individuals.

                              STOCKHOLDER AGREEMENT

    In connection with the Merger Agreement, Coyote and the individuals listed below have entered into a stockholder agreement which has the effect of determining in advance aspects of the composition of the Board of Directors of Coyote for a period of five years after the merger. If the merger is successful, the stockholders listed below will control [ ] shares of Coyote common stock and Series C Preferred Stock in Coyote, representing approximately [ ]% of the outstanding Coyote stock. Voting together they will be able to control the composition of the Board of Directors of Coyote and thus control the management of Coyote. For the purposes of the stockholder agreement, they have been designated as comprising three groups:

    The Probst Group:        James M. Probst, Mel S. Stonebraker and Paragon
                             Coyote Texas Ltd.

    The Johnston Group:      David E. Johnston, Richard P. Johnston and Jayne A.
                             Johnston Charitable Remainder Trust #3 and Kenneth
                             J. Warren.

    The BMC Group:           Berenson Minella

    For a discussion of the ownership interests of Paragon Coyote Texas Ltd., Berenson Minella and Richard P. Johnston and Jayne A. Johnston Charitable Remainder Trust #3, see the discussion of "Voting Agreements" on page 62 and "Interests of Certain Persons in the Merger" beginning on page 39.

    The Board of Directors of Coyote will consist of eight directors after the Merger Agreement becomes effective. As a result of the stockholder agreement, the groups listed above will be entitled to appoint the following number of directors:

    The Probst Group:        4 directors

    The Johnston Group:      3 directors

    The BMC Group:           1 director

According to the stockholder agreement, if the number of directors increases, the proportion of directors that the groups above are entitled to appoint will remain the same unless any group owns less than 10% of the outstanding stock.

    The Johnston Group and the BMC Group will each be entitled to designate one director to sit on the Executive Committee. The Probst Group will be entitled to designate two directors to sit on the Executive Committee. The Executive Committee, when the Board of Directors is not in session, has the authority of the Board of Directors as limited by the resolution of the Board appointing it. Additionally, the Executive Committee does not have the authority of the Board of Directors to:

         o     amend the Amended and Restated Articles of Incorporation;

         o     adopt a plan of merger or consolidation;

         o recommend to the stockholders the sale, lease or other disposition of all or substantially all of the property and assets of the corporation otherwise than in the usual and regular course of its business;

         o recommend to the stockholders a voluntary dissolution of the corporation or to revoke such a dissolution; or



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

         o     amend the By-laws of the corporation.

    The Johnston Group and the BMC Group, acting together, will be entitled to designate one member of the Board of Directors of Coyote to serve as Chairman of the Board of Directors and one member of the Board of Directors' Compensation Committee. The function of the Compensation Committee is to make recommendations to the Board of Directors with respect to the compensation of management and employees and to administer plans and programs relating to stock options, pension and other retirement plans, employee benefits, incentives and compensation.

    The Probst Group will be entitled to designate the President and Chief Executive Officer of Coyote and the Chairman of the Executive Committee.

    The stockholder agreement also provides for the removal of directors from the Board of Directors. If a Group notifies the other Groups that it wishes the removal of a director appointed by it, the other Groups agree to vote for the removal of that director.



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

                                Voting Agreements

    In connection with the execution of the Merger Agreement, Coyote and RP have each entered into separate voting agreements with most of the large stockholders of the other. Stockholders of RP who together hold approximately 53% of the common stock of RP as of the record date, have agreed with Coyote to vote in favor of the Merger Agreement. Stockholders of Coyote who together hold approximately 69% of the common stock of Coyote as of the record date, have agreed with RP to vote in favor of the amendment of Coyote's Amended and Restated Articles of Incorporation to increase the authorized preferred stock and the issuance of a new series of preferred shares, the Series C Preferred Stock, in connection with the merger. Because together the stockholders who have signed these voting agreements control over half the issued and outstanding stock of each company, the practical effect of these agreements is to secure the adoption of the Merger Agreement by stockholders of RP and the authorization and issuance of the Series C Preferred Stock by Coyote stockholders.
We discuss the particulars of these agreements below.

The Coyote Voting Agreements

    James M. Probst, Mel S. Stonebraker and Paragon Coyote Texas Ltd. have each entered into a voting agreement with RP as of February 2, 1999. James M. Probst, the President and CEO of Coyote, owns 1,170,100 shares of common stock of Coyote, or 20.25% of the outstanding stock in Coyote. Mr. Probst also holds options to purchase another 90,000 shares of Coyote common stock. Mel S. Stonebraker, the Chairman of the Board of Directors of Coyote, owns 1,430,000 shares of common stock in Coyote or 24.75% of the outstanding stock. Mr. Stonebraker also holds options to purchase another 90,000 shares of Coyote common stock. Paragon, a Texas limited partnership owns 685,953 shares of common stock of Coyote, or 11.87% of the outstanding stock in Coyote and holds options to purchase another 521,739 shares of Coyote common stock; Mark A. Pappas, who serves on the Board of Directors of Coyote, is president of the general partner of Paragon. Together these stockholders beneficially own 3,286,053 shares of common stock of Coyote or approximately 69% of all the outstanding shares.

In the voting agreements into which each of these Coyote stockholders entered into with RP, they agreed:

    o Not to sell, pledge or encumber their stock before the Merger Agreement with RP has either become effective or been terminated;

    o To vote their shares in favor of the Merger Agreement with RP and the related transactions and against any action or agreement that would have the effect of interfering with or adversely affecting the consummation of the merger;

    o To vote for the authorization and issuance of a new series of stock in Coyote, the Series C Preferred Stock, which will have certain rights superior to those of existing common stock in Coyote;

    o To vote their shares against any action by Coyote that would result in a breach of the Merger Agreement with RP;

    o To vote their shares against any other Merger Agreement other than the one with RP;

    o To grant to certain officers of RP a proxy, that is, the right to vote these 3,286,053 shares as RP sees fit, with respect to the approval of the Merger Agreement.

Because the Coyote stockholders identified above hold more than half the outstanding stock in Coyote, and they have agreed to approve the Merger Agreement with RP and to approve the authorization and issuance of the Series C Preferred Stock at the special meeting on [ ], 1999, we expect that the Merger Agreement and the amendment to Coyote's Amended and Restated Articles of Incorporation to increase the



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

authorized preferred stock, and to create and approve, the issuance of a new series of shares, the Series C Preferred Stock, will be approved.

The RP Voting Agreements

     Kenneth J. Warren, David E. Johnston, Danny Edwards, Lawrence Bain, Richard
P. Johnston and Jayne A. Johnston Charitable Remainder Trust #3, Berenson Minella and Ronald L. Chalmers have each entered into a voting agreement with Coyote as of February 2, 1999.

    Kenneth  J.  Warren  owns   334,031   shares  of  common  stock  of  RP,  or
    approximately 5.8% of the outstanding RP common stock. Mr. Warren also holds options to purchase another 15,323 shares of RP common stock.

    David E. Johnston owns 208,769 shares of common stock of RP or approximately 3.6% of the outstanding stock. Mr. Johnston also holds options to purchase another 11,106 shares of RP common stock.

    Danny Edwards owns 526,502 shares of common stock in RP or approximately 9% of the outstanding stock. Mr. Edward also holds options to purchase another 62,550 shares of RP common stock.

    Lawrence Bain owns 12,500 shares of common stock of RP or approximately 0.2% of the outstanding RP common stock. Mr. Bain also holds options to purchase another 5,625 shares of RP common stock.

    Ronald  L.  Chalmers   owns  125,261   shares  of  common  stock  of  RP  or
    approximately 2.2% of the outstanding RP common stock. Mr. Chalmers also holds options to purchase another 15,553 shares of RP common stock.

    Richard P. Johnston and Jayne A. Johnston Charitable Remainder Trust #3 owns 646,309 shares of common stock of RP or approximately 11.1% of the outstanding RP common stock. The Trust holds no options to purchase shares of RP common stock.

    Berenson Minella, a limited partnership of which Raymond J. Minella, who serves as Chairman of the Board of Directors of RP, is a managing general partner, owns 1,231,741 shares of common stock of RP or approximately 21.2% of the outstanding RP common stock and holds no options to purchase shares of RP common stock.

Together these seven stockholders own 3,085,113 shares of common stock of RP or approximately 53% of all the outstanding shares of RP common.

In the voting agreements into which each of these RP stockholders entered into with Coyote, they agreed:

    o Not to sell their stock before the Merger Agreement with Coyote has either become effective or terminated;

    o To vote the shares they own in favor of the Merger Agreement with Coyote;

    o To vote their shares against any action by RP that would result in a breach of the Merger Agreement with Coyote;

    o To vote their shares against any other Merger Agreement other than the one with Coyote;

    o To grant to certain officers of Coyote a proxy, that is, the right to vote these 3,085,113 shares as Coyote sees fit, with respect to the approval of the Merger Agreement.



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

Because the RP stockholders noted above hold more than half the outstanding stock in RP, and they have agreed to approve the Merger Agreement with Coyote at the special meeting on [ ], 1999, we expect that the Merger Agreement will be approved.

Edwards Option Re-Pricing Agreement

    As of January  28,  1999,  RP  entered  into a letter  agreement  with Danny
Edwards, one of RP's directors. In addition to holding 526,502 shares of RP common stock, par value $.001 per share, Edwards is the holder of options to purchase 62,550 shares of RP common stock at exercise prices ranging from $5.50 to $6.60 per share. Various other parties affiliated with Mr. Edwards, including Everen Securities, Inc. (by which another RP director, Lawrence D. Bain, is employed) and Robert Burg II, also a RP director, hold options to purchase a total of 115,533 of RP common stock at exercise prices ranging from $5.50 to $13.00 per share.

    Mr. Edwards had required such cancellation and reissuance as a condition to waiving certain contractual rights which he possessed under the existing RP stockholder agreement. Mr. Edwards entered into an amendment of the existing RP stockholder agreement in order to permit certain other parties to that agreement to enter into the RP voting agreements, the execution and delivery of which was a condition to Coyote's willingness to enter into the Merger Agreement.

    In exchange for Mr. Edwards agreeing to cancel the above options and for entering into the amendment, Mr. Edwards, Everen Securities, Inc. and Robert Burg II will be granted an equivalent number of new options in RP that will be immediately vested, which will have an exercise price of $3.19 per share and which will expire five years from the date of their grant.

    When the Merger Agreement becomes effective, the options granted to Danny Edwards, Everen Securities, Inc. and Robert Burg II will convert into options to purchase an aggregate of 178,083 shares of Coyote common stock at an exercise price of $3.19.



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

                   Certain Undertakings with Respect to Resale

         Coyote has agreed that for a period of [ten] years after the merger, at the request of holders of Coyote common stock, or Series C Preferred Stock convertible into Coyote common stock, representing at least 10% of the Coyote common stock outstanding on a fully diluted basis, Coyote will use its reasonable best efforts to obtain a nationally recognized underwriter or underwriters for the purpose of underwriting a public offering of such stock (or a portion thereof if such underwriter deems it practical that it be offered in such manner), to join with such holders in entering into an underwriting agreement in customary form with such underwriter or underwriters selected by Coyote and reasonably satisfactory to such holders, and to take such other action (including, without limitation, filing any required registration statement pursuant to the Securities Act, if none is then in effect, or filing pursuant to any such registration statement then in effect any necessary amendment thereto or prospectus thereunder) as may be reasonably required to permit such holders to sell in an underwritten public offering. If no underwriter can be obtained, or no registration and public offering can be completed, on the foregoing basis, Coyote will use its reasonable best efforts to otherwise facilitate an orderly and effective disposition of such common stock.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the merger between Coyote Sports, Inc. ("Coyote") and Royal Precision, Inc.("RP"). The merger between Coyote and RP ("the Merger") will be accounted for in accordance with the purchase method pursuant to APB Opinion No.
16. (See "The Merger Agreement" for further discussion on the Merger.)

     The accompanying unaudited pro forma combined condensed balance sheet gives effect to the Merger as if it had occurred on November 30, 1998. The accompanying unaudited pro forma combined condensed statements of operations give effect to the Merger as if it had occurred on January 1, 1997. These unaudited pro forma combined condensed financial statements have been derived from the audited consolidated financial statements of Coyote as of and for the year ended December 31, 1997, the unaudited condensed consolidated financial statements of Coyote as of and for the eleven months ended November 30, 1998, the unaudited consolidated financial statements of RP as of and for the twelve months ended December 31, 1997, and the unaudited consolidated financial statements of RP as of and for the eleven months ended November 30, 1998. Additionally, these pro forma financial statements give effect to Coyote's acquisition of Unifiber Corporation and to the merger between FM Precision (the predecessor of RP) and Royal Grip as if the Merger, Coyote's acquisition of Unifiber Corporation and the merger between FM Precision and Royal Grip had occurred on January 1, 1997. Assets acquired and liabilities assumed are reflected at their estimated fair values, which values are subject to further refinement after the closing of the Merger. Coyote and RP do not expect that the final allocation of the aggregate purchase price for the Merger will differ materially from the preliminary allocation reflected in the accompanying pro forma combined condensed financial statements. No adjustments have been included in the pro forma amounts for anticipated cost savings or other synergies.

     The unaudited pro forma combined condensed financial statements should be read in conjunction with (i) Coyote's audited consolidated financial statements and notes thereto included in Coyote's Annual Report on form 10-KSB for the year ended December 31, 1997, (ii) RP's audited consolidated financial statements and notes thereto included in RP's Annual Report on form 10-KSB for the fiscal year ended May 31, 1998, (iii) Coyote's unaudited condensed consolidated financial statements and notes thereto for the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998, filed on form 10-QSB, (iv) Coyote's unaudited condensed consolidated financial statements and notes thereto for the eleven months ended November 30, 1998, included herein and elsewhere in this Joint Proxy Statement/Prospectus, (iv) Coyote's unaudited pro forma condensed combined consolidated financial statements and notes thereto and Unifiber Corporation's audited financial statements for the fiscal years ended March 29, 1997 and March 30, 1996, included in Coyote's 8-K/A ("amendment No. 2) filed on April 3, 1998, in connection with Coyote's acquisition of Unifiber Corporation,
(v) RP's unaudited condensed consolidated financial statements and notes thereto for the quarterly periods ended August 31, 1998 and November 30, 1998, filed on Form 10-QSB, and (vi) RP's unaudited pro forma condensed consolidated financial statements and notes thereto for the Proxy Statement/Prospectus filed on August 18, 1997, in connection with the merger of FM Precision and Royal Grip.

     The unaudited pro forma combined condensed financial statements have been prepared in accordance with generally accepted accounting principles. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if the Merger had been consummated January 1, 1997 or November 30, 1998, as the case may be, nor are they necessarily indicative of future combined operating results or future financial position. Operating results are subject to both seasonal fluctuations and the impact of planned annual temporary plant shutdowns. Coyote and RP both recorded losses in December and for the twelve months ended December 31, 1998. (See "Current Developments")

     The unaudited pro forma combined condensed financial statements and notes thereto contain forward looking statements that involve risks and uncertainties, including those described in "Risk Factors" or elsewhere herein. Therefore, the actual results of Coyote may differ materially from those discussed herein. See "Risk Factors". Coyote undertakes no obligations publicly to release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

     Refer to the accompanying notes to unaudited pro forma combined condensed financial statements for an explanation of each pro forma adjustment.

                  COYOTE SPORTS, INC. AND ROYAL PRECISION, INC.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                                  BALANCE SHEET
                             As of November 30, 1998


                                                                                      Pro Forma        Pro Forma
                                                                                     Adjustments      Adjustments     Pro Forma
                                                          Coyote          RP          (Note 1)          (Note 2)      Combined
                                                    ----------------  -----------   ------------    -------------     ------------
ASSETS
Current assets:
    Cash and equivalents                             $    1,411,258       71,000      4,838,320 (a)   (3,232,740)(h)    3,087,838
    Restricted cash                                          90,000            -                                           90,000
    Trade receivables, net                                4,576,241    2,268,000                                        6,844,241
    Inventories                                           6,431,962    5,339,000                                       11,770,962
    Prepaid expenses and other current assets             1,160,486      560,000                                        1,720,486
                                                    ----------------  -----------                                     ------------
       Total current assets                              13,669,947    8,238,000                                       23,513,527

Property, plant and equipment,  net                      14,291,205    4,766,000                       3,893,000 (i)   22,950,205
Intangible assets, net                                            -    9,767,000                       7,156,860 (i)   16,923,860
Other assets, net                                         3,457,513    2,500,000       (333,336)(b)
                                                                                      3,375,000 (a)                     8,999,177
                                                    ----------------  -----------   ------------    -------------     ------------
                                                     $   31,418,665   25,271,000      7,879,984        7,817,120       72,386,769
                                                    ================  ===========   ============    =============     ============


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Notes payable                                    $   10,197,293    2,732,000    (12,929,293)(a)                             -
    Current portion of long term debt                     6,775,007    1,686,000     (8,461,007)(a)                             -
                                                                                      1,700,000 (a)                     1,700,000
    Accounts payable                                      4,949,646    1,014,000                                        5,963,646
    Accrued expenses                                      3,679,602    1,874,000                                        5,553,602
                                                    ----------------  -----------                                     ------------
       Total current liabilities                         25,601,548    7,306,000                                       13,217,248

Long-term debt, net of current portion                    3.034,380    3,862,000     (6,896,380)(a)                             -
                                                                                     (1,742,552)(c)                             -
                                                                                     36,300,000 (a)                    34,557,448
Deferred tax liability and other long-term liabilities    1,189,058       47,000                                        1,236,058
                                                    ----------------  -----------                                     ------------
       Total liabilities                                 29,824,986   11,215,000                                       49,010,754
                                                    ----------------  -----------                                     ------------

Stockholders' equity (deficit):
    Preferred stock                                              75            -            (75)(a)                             -
    Convertible preferred stock                                   -            -                           5,777 (i)        5,777
    Common stock                                              5,508        6,000                          (6,000)(i)        5,508
    Additional paid-in capital                           19,004,887   13,838,000      1,742,552 (c)  (13,838,000)(i)
                                                                                     (1,499,925)(a)   22,917,343 (i)
                                                                                                      (1,050,000)(h)   41,114,857
    Retained earnings (accumulated deficit)             (17,907,796)     212,000       (333,336)(b)     (212,000)(i)  (18,241,132)
    Foreign currency translation adjustment                 491,005            -                                          491,005
                                                    ----------------  -----------                                     ------------
       Total stockholders' equity                         1,593,679   14,056,000                                       23,376,015
                                                    ----------------  -----------   ------------    -------------     ------------
Commitments and contingencies
                                                     $   31,418,665   25,271,000      7,879,984        7,817,120       72,386,769
                                                    ================  ===========   ============    =============     ============

                  COYOTE SPORTS, INC. AND ROYAL PRECISION, INC.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                             STATEMENT OF OPERATIONS


                                               Eleven Months   Eleven Months                                          Eleven Months
                                                   Ended           Ended                                                 Ended
                                                November 30,    November 30,                                           November 30,
                                                    1998            1998          Pro Forma        Pro Forma             1998
                                                 Pro Forma       Historical      Adjustments      Adjustments          Pro Forma
                                                   Coyote            RP            (Note 1)         (Note 2)           Combined
                                           ---------------    ------------   -------------     ---------------     --------------
Net sales                                    $  39,851,823      25,631,000                                             65,482,823
Cost of goods sold                             (31,920,666)    (16,902,000)                         (191,168)(j)      (49,013,834)
                                            ---------------    ------------                                         --------------
    Gross profit                                 7,931,157       8,729,000                                             16,468,989

Selling, general and administration expenses    (9,489,884)     (7,709,000)                         (328,023)(k)      (17,526,907)
Nonrecurring write off of goodwill
    and other assets                           (11,341,332)              -                                            (11,341,332)
Nonrecurring merger related expenses                     -        (134,000)                                              (134,000)
                                            ---------------    ------------                                         --------------
    Operating income (loss)                    (12,900,059)        886,000                                            (12,533,250)

Other income (expense):
    Interest expense                            (1,363,484)       (781,000)     (1,655,099) (d)                        (3,799,583)
    Debt financing costs                          (694,907)              -         694,907  (e)                                 -
                                                                                  (712,599) (e)
                                                                                  (228,191) (f)                          (940,791)
    Other                                          104,871         213,000                                                317,871
                                            ---------------    ------------                                         --------------

    Income (loss) before income taxes
       and minority interests                  (14,853,579)        318,000                                            (16,955,753)

Income tax expense                                (715,961)       (272,000)                                              (987,961)
Minority interests in
    subsidiaries' income and losses, net           212,035               -                                                212,035
                                            ---------------    ------------                                         --------------
Net income (loss) before extraordinary item    (15,357,505)         46,000                                            (17,731,679)
Convertible preferred stock dividend                     -               -                          (1,871,683)(m)     (1,871,683)
                                            ---------------    ------------   -------------     ---------------     --------------
Net income (loss) before extraordinary item
    available to common stockholders         $ (15,357,505)         46,000      (1,900,983)         (2,390,874)       (19,603,362)
                                            ===============    ============   =============     ===============     ==============

Basic and diluted income (loss) per share
    before extraordinary item                $       (3.27)           0.01                                                  (4.18)
                                            ===============    ============                                         ==============

Shares used in calculating
    per share amounts                            4,692,800       5,617,536                                              4,692,800
                                            ===============    ============                                         ==============

                  COYOTE SPORTS, INC. AND ROYAL PRECISION, INC.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                             STATEMENT OF OPERATIONS


                                                Twelve Months   Twelve Months                                         Twelve Months
                                                    Ended           Ended                                                 Ended
                                                 December 31,    December 31,                                          December 31,
                                                     1997            1997           Pro Forma         Pro Forma            1997
                                                  Pro Forma       Pro Forma        Adjustments       Adjustments        Pro Forma
                                                    Coyote            RP             (Note 1)          (Note 2)          Combined
                                             --------------    ---------------   -------------     -------------     -------------

Net sales                                     $ 47,237,918         31,275,000                                          78,512,918
Cost of goods sold                             (38,294,617)       (23,198,000)                         (280,547)(j)   (61,701,164)
                                             --------------    ---------------                                       -------------
    Gross profit                                 8,943,301          8,077,000                                          16,811,754

Selling, general and administration expenses   (12,523,629)        (9,230,000)                         (357,843)(k)   (22,111,472)
Nonrecurring merger related expenses                     -           (708,000)                                           (708,000)
                                             --------------    ---------------                                       -------------

    Operating loss                              (3,580,328)        (1,861,000)                                         (6,007,718)

Other income (expense):
    Interest expense                            (1,481,250)          (700,000)     (1,963,750) (d)                     (4,145,000)
    Debt financing costs                        (1,219,353)                 -       1,219,353  (e)
                                                                                     (777,381) (e)
                                                                                     (248,936) (f)                     (1,026,317)
    Loss on relinquishment of assets              (933,790)                 -                                            (933,790)
    Other                                         (111,466)            92,000                                             (19,466)
                                             --------------    ---------------                                       -------------
    Loss before income taxes
        and minority interests                  (7,326,187)        (2,469,000)                                        (12,132,291)

Income tax benefit                                  12,273            304,000                                             316,273
Minority interests in
    subsidiaries' income and losses, net           406,991                  -                                             406,991
                                             --------------    ---------------                                       -------------
Net loss before extraordinary item              (6,906,923)        (2,165,000)                                        (11,409,027)
Convertible preferred stock dividend                     -                  -                        (2,041,836)(m)    (2,041,836)
                                             --------------    ---------------   -------------     -------------     -------------
Net loss before extraordinary item
    available to common stockholders          $ (6,906,923)        (2,165,000)     (1,770,714)       (2,608,226)      (13,450,863)
                                             ==============    ===============   =============     =============     =============

Basic and diluted loss per share
    before extraodinary item                  $      (1.68)             (0.39)                                              (3.27)
                                             ==============    ===============                                       =============

Shares used in calculating
    per share amounts                            4,111,949          5,562,880                                           4,111,949
                                             ==============    ===============                                       =============

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                             STATEMENT OF OPERATIONS


                                                       Eleven Months        Unifiber                                 Eleven Months
                                                           Ended           Period from                                   Ended
                                                        November 30,       January 1,                                 November 30,
                                                            1998             1998 to             Pro Forma                1998
                                                         Historical         March 27,           Adjustments            Pro Forma
                                                           Coyote             1998                (Note 3)               Coyote
                                                   -----------------     --------------    -----------------     -----------------

Net sales                                           $    36,092,906          3,758,917                                 39,851,823
Cost of goods sold                                      (27,903,134)        (4,017,532)                               (31,920,666)
                                                   -----------------     --------------                          -----------------
     Gross profit (loss)                                  8,189,772           (258,615)                                 7,931,157

Selling, general and administration expenses             (8,201,778)        (1,219,530)             (68,740) (n)
                                                                                                        164  (o)       (9,489,884)
Nonrecurring write off of goodwill
     and other assets                                   (11,341,332)                                                  (11,341,332)
                                                   -----------------     --------------                          -----------------

     Operating loss                                     (11,353,338)        (1,478,145)                               (12,900,059)

Other income (expense):
     Interest expense                                    (1,135,638)           (97,634)            (130,212) (p)       (1,363,484)
     Debt financing costs                                  (544,358)                 -             (150,549) (q)         (694,907)
     Other                                                   73,089             31,782                                    104,871
                                                   -----------------     --------------                          -----------------

     Loss before income taxes
        and minority interests                          (12,960,245)        (1,543,997)                               (14,853,579)

Income tax expense                                          (13,000)          (702,961)                                  (715,961)
Minority interests in
     subsidiaries' income and losses, net                   212,035                  -                                    212,035
                                                   -----------------     --------------    -----------------     -----------------
Net loss before extraordinary item                  $   (12,761,210)        (2,246,958)            (349,337)          (15,357,505)
                                                   =================     ==============    =================     =================

Basic and diluted loss per share
     before extraordinary item                                                                                           $ (3.27)
                                                                                                                 =================

Shares used in calculating
     per share amounts                                                                                                  4,692,800
                                                                                                                 =================

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                             STATEMENT OF OPERATIONS


                                                                          Twelve Months                               Twelve Months
                                                      Year Ended              Ended                                       Ended
                                                     December 31,         December 27,                                 December 31,
                                                         1997                 1997               Pro Forma                 1997
                                                      Historical           Historical           Adjustments             Pro Forma
                                                        Coyote              Unifiber              (Note 3)                Coyote
                                                ----------------    ------------------    -----------------      -----------------

Net sales                                        $   27,685,918            19,552,000                                  47,237,918
Cost of goods sold                                  (22,111,617)          (16,183,000)                                (38,294,617)
                                                ----------------    ------------------                           -----------------
     Gross profit                                     5,574,301             3,369,000                                   8,943,301

Selling, general and administration expenses         (8,243,325)           (4,006,000)            (274,961) (n)
                                                                                                       657  (o)       (12,523,629)
                                                ----------------    ------------------                           -----------------

     Operating loss                                  (2,669,024)             (637,000)                                 (3,580,328)

Other income (expense):
     Interest expense                                  (473,402)             (487,000)            (520,848) (p)        (1,481,250)
     Debt financing costs                              (617,156)                                  (602,197) (q)        (1,219,353)
     Loss on relinquishment of assets                  (933,790)                    -                                    (933,790)
     Unfavorable lease commitment                             -              (736,000)             736,000  (r)                 -
     Other                                             (162,466)               51,000                                    (111,466)
                                                ----------------    ------------------                           -----------------

     Loss before income taxes
        and minority interests                       (4,855,838)           (1,809,000)                                 (7,326,187)

Income tax benefit (expense)                            281,273              (269,000)                                     12,273
Minority interests in
     subsidiaries' income and losses, net               406,991                     -                                     406,991
                                                ----------------    ------------------    -----------------      -----------------

Net loss                                         $   (4,167,574)           (2,078,000)            (661,349)            (6,906,923)
                                                ================    ==================    =================      =================

Basic and diluted loss per share                                                                                          $ (1.68)
                                                                                                                 =================

Shares used in calculating
     per share amounts                                                                                                  4,111,949
                                                                                                                 =================

                              ROYAL PRECISION, INC.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                             STATEMENT OF OPERATIONS



                                                                          Royal Grip
                                                    Twelve Months          Entities                              Twelve Months
                                                        Ended             Period from                                Ended
                                                    December 31,          January 1,                              December 31,
                                                        1997                1997 to            Pro Forma              1997
                                                     Historical           August 29,          Adjustments          Pro Forma
                                                         RP                  1997               (Note 4)               RP
                                               --------------------    ------------------    ---------------     ----------------
Net sales                                        $      23,336,000             7,939,000                              31,275,000
Cost of goods sold                                     (17,334,000)           (5,864,000)                            (23,198,000)
                                               --------------------    ------------------                        ----------------
     Gross profit                                        6,002,000             2,075,000                               8,077,000

Selling, general and administration expenses            (5,733,000)           (3,150,000)          (347,000)(s)       (9,230,000)


Nonrecurring merger related expenses                      (708,000)             (637,000)           637,000 (t)         (708,000)
                                               --------------------    ------------------                        ----------------

     Operating loss                                       (439,000)           (1,712,000)                             (1,861,000)

Other income (expense):
     Interest expense                                     (578,000)             (122,000)                               (700,000)
     Other                                                  82,000                10,000                                  92,000
                                               --------------------    ------------------                        ----------------

     Loss before income taxes
        and minority interests                            (935,000)           (1,824,000)                             (2,469,000)

Income tax benefit                                         304,000                     -                                 304,000
                                               --------------------    ------------------    ---------------     ----------------

Net loss                                         $        (631,000)           (1,824,000)           290,000           (2,165,000)
                                               ====================    ==================    ===============     ================

Basic and diluted loss per share                                                                                         $ (0.39)
                                                                                                                 ================

Shares used in calculating
     per share amounts                                                                                                 5,562,880 (u)
                                                                                                                 ================

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1.

     The pro forma combined condensed balance sheet gives effect to $40,000,000 in senior debt ("Senior Debt"), consisting of a $10,000,000 revolving line of credit and $30,000,000 in senior term debt, and $8,000,000 in senior subordinated debt ("Subordinate Debt") (collectively, the "Financing") as if the Financing had occurred on November 30, 1998. As of February 23, 1999, the Financing had not been committed. Consummation of the Merger is contingent upon obtaining the Financing. Coyote's senior management believe that the aforementioned Financing will be obtained substantially with the terms described below. However, there can be no assurance that Coyote will obtain the Financing necessary to consummate the Merger, nor that it will be obtained on the terms described below. The Senior Debt and Subordinate Debt are being separately negotiated by the management of Coyote.

     The Coyote and RP pro forma combined condensed statements of operations give effect to the Financing as if it had occurred at the beginning of each period presented. Also reflected in the Coyote and RP pro forma combined condensed financial statements are the estimated finance costs including payments to financial advisors and closing fees. Adjustments included in the Coyote and RP pro forma combined condensed financial statements are as follows:

(a) Adjustment to record the net effect of proceed from Senior Debt and Subordinate Debt from and payments of existing notes payable and long-term debt. Coyote expects to receive proceeds from a note payable of $18,000,000, at an interest rate of 9.75%, a note payable of $12,000,000, at an interest rate of 11.25% and a subordinate note payable of $8,000,000, at an interest rate of 13%. The $18,000,000 note payable is expected to be repaid over four years as follows: year one $1,700,000; year two $5,000,000; year three $6,000,000; year four $5,300,000. The $12,000,000 note payable matures with a balloon payment four years after the note commences. The $8,000,000 note payable matures with a balloon payment seven years after the note commences. Coyote expects to use these proceeds to (i) repay $28,286,680 in notes payable and long-term debt of Coyote and RP,
     (ii) to pay $3,375,000 in total estimated financing costs, (iii) to redeem $1,500,000 of Coyote Series A Preferred Stock and (iv) use the remaining $4,838,320 to pay $3,232,740 in estimated Merger and Joint Proxy Statement/Prospectus costs. The remaining $1,605,580 would be available for general corporate purposes. Under the Senior Debt, Coyote expects to have an available line of credit facility of $10,000,000 for future working capital needs.

(b) Adjustment to other assets reflecting write-off of unamortized debt financing costs on existing Coyote outstanding debt at November 30, 1998.

(c) Adjustment to reflect the estimated fair value of 462,215 warrants to purchase common stock at $0.01 per share to be issued in connection with the Subordinate Debt. The estimated fair value of the warrants is $3.77 per warrant, which amount was determined using the Black Scholes valuation model. Each warrant, when exercised, would entitle the holders thereof to acquire approximately one share of Coyote's common stock. The warrants will have an exercise period of nine years. As part of the terms and conditions of the Subordinate Debt currently being negotiated by Coyote's senior management, warrants are expected to be issued to the Subordinate Debt Lender(s). Actual warrants issued may be more or less than the estimate.

(d)  Adjustment  to  record  effect  of  net  additional   interest  expense  on
     indebtedness.

(e) Adjustment to record amortization of financing costs, using the interest method, over the life of the loans of four and seven years and to eliminate amortization of financing costs on existing debt.

(f) Adjustment to record amortization of discount on Subordinate Debt for warrants expected to be issued, using the interest method, over the life of the loans of seven years .

(g) Coyote will incur early termination penalties of approximately $240,000 in connection with early repayment of existing debt. The early termination penalties will be recorded as an extraordinary loss on early extinguishment of debt, and has not been reflected in the pro forma combined condensed financial information.


NOTE 2.

     The unaudited pro forma combined condensed balance sheet gives effect to the Merger and to the Financing as if they had occurred on November 30, 1998. The Coyote and RP unaudited pro forma combined condensed statements of operations give effect to the Merger and to the Financing as if they had occurred at the beginning of each period. Also reflected in the Coyote and RP unaudited pro forma combined condensed financial statements are the estimated Merger and Joint Proxy Statement/Prospectus costs, including payments to financial advisors, independent accountants, attorneys and others. The operating results of Roxxi, Inc. ("Roxxi"), which will be reflected as a discontinued operation by RP in February, 1999 (see "Current Developments"), are not material to the unaudited pro forma combined condensed statements of operations and, accordingly, no pro forma adjustments have been made to remove Roxxi's operating results from those financial statements. The pro forma combined condensed balance sheet includes an adjustment to reflect the value of Roxxi's property, plant and equipment based on the estimated net proceeds from the anticipated sale of such assets. Adjustments included in the Coyote and RP unaudited pro forma combined condensed financial statements are as follows:

(h)  Total  estimated  Merger  and Joint  Proxy  Statement/Prospectus  costs are
     $3,232,740,   consisting  of  $2,182,740  in  estimated  Merger  costs  and
     $1,050,000 in estimated Joint Proxy Statement/Prospectus costs.

(i) Adjustment to reflect the purchase price which represents the sum of (i) the estimated fair value ($21,828,120) of 5,777,692 shares of Convertible Preferred Stock, $0.001 par value, to be issued in exchange for 5,667,375 shares of RP common stock outstanding as of January 31, 1999 (the estimated fair value of the consideration to be paid for the RP common stock is $3.78 per share of Convertible Preferred Stock issued based on an independent valuation performed by Lehman Brothers Inc.), (ii) the estimated fair value of the 602,434 options to purchase Coyote common stock of $1,095,000 which amount was determined using the Black Scholes valuation model and (iii) estimated Merger costs of $2,182,740. The excess purchase price over the net book value of the assets acquired of $11,049,860 resulted in an increase in the carrying value of property, plant and equipment of $3,893,000 with the balance of $7,156,860 allocated to goodwill. The net book value of all remaining net assets approximate their fair value.

(j) Adjustment to record additional depreciation expense related to the $3,893,000 increase to property, plant and equipment.

(k) Adjustment to record amortization of goodwill resulting from the Merger over the expected benefit period of 20 years.

(l) The Coyote and RP pro forma combined basic and diluted loss per share amounts are based on the combined weighted average number of common shares outstanding for the periods presented. Conversion of Convertible Preferred Stock issued in connection with the Merger would be antidilutive and thus is not reflected in the diluted amounts.

(m) Adjustment to reflect dividends on 6% Convertible Preferred Stock issued based upon a $5.89 per share redemption value assuming no conversion taken by holders of the Convertible Preferred Stock.



                               EXPENSE REDUCTIONS

   Management has identified annualized cost savings in excess of $2,250,000 that have not been reflected in the pro forma combined condensed statements of operations. Coyote expects to realize these cost savings as well as additional cost reductions by benchmarking best practices at each manufacturing facility, through vendor consolidation and through improved distribution capabilities. However, there can be no assurance that these cost savings will be realized.

NOTE 3.

     The Coyote and Subsidiaries unaudited pro forma combined condensed statements of operations reflect Coyote's acquisition of Unifiber Corporation as if it had occurred as of the beginning of the periods presented. On March 19, 1998, Coyote acquired all of the outstanding stock of Unifiber Corporation (Unifiber), a supplier of graphite golf shafts to premium original equipment manufacturers, for a purchase price of $3,000,000 in cash and 521,739 shares of Coyote's Common Stock. The acquisition was accounted for by the purchase method. The results of operations of Unifiber were included in the operations of the Company beginning April 1, 1998, since the results for the period from March 20, 1998 to March 31, 1998 were not significant. The following pro forma adjustments give effect to the purchase and related debt financing as of the beginning of the period presented for the unaudited pro forma combined condensed statement of operations.

 (n) Adjustment to record amortization of goodwill recorded in the acquisition on a straight-line basis over the expected benefit period of 20 years.

 (o) Adjustment to record additional depreciation expense related to equipment purchased and to eliminate depreciation expense of equipment sold.

 (p) Adjustment to record net effect of additional interest expense on indebtedness.

 (q) Adjustment to record amortization of debt financing costs on the interest method over an 18-month period.

 (r) Adjustment to eliminate expense related to unfavorable lease commitment as Coyote recognized the liability for the lease in purchase accounting for pro forma purposes.



                          EXPENSE REDUCTION ADJUSTMENTS

   The unaudited Coyote and Subsidiaries pro forma combined condensed statements of operations do not reflect expected cost reductions for Unifiber under Coyote's management. Management identified annualized cost savings in excess of $1,328,000, incurred by the previous owner and management that would not have been incurred under Coyote's management. Coyote realized these cost savings as well as additional expense reductions subsequent to acquiring Unifiber.

NOTE 4.


The RP pro forma combined condensed statement of operations for the twelve months ended December 31, 1997 reflects RP's acquisition of Royal Grip, Inc. (Royal Grip). On August 29, 1997, RP acquired all of the outstanding stock of Royal Grip, a manufacturer of golf club grips and athletic headwear for an aggregate purchase price of $13,883,000 reflecting the fair value of all of Royal Grip's common stock outstanding, the fair value of all outstanding options and warrants to purchase Royal Grip's common stock and certain merger related costs. The acquisition was accounted for by the purchase method. The results of Royal Grip were included in RG's operating results commencing on August 30, 1997. The following pro forma adjustments give effect to the purchase as of January 1, 1997:

 (s) Adjustment to reflect amortization of goodwill of $10,418,000 resulting from the Merger of FM Precision Golf Corp. and Royal Grip, Inc. over an estimated life of 20 years for the eight month period ending August 29, 1997.

 (t) Adjustment to eliminate $637,000 of costs related to the merger of FM Precision Golf Corp. and Royal Grip, Inc. which were expensed by Royal Grip prior to August 29, 1997, the effective date of the merger between the two companies.

 (u) Adjustment to the pro forma shares used in computing the pro forma basic and diluted loss per share for the period presented representing the weighted average common (4,175,394 shares) and common equivalent shares outstanding for RP, the issuance of 1,371,048 shares of RP's common stock to Royal Grip shareholders and exercise of 50,000 warrants issued in connection with the merger of FM Precision Golf Corp. and Royal Grip, Inc.

      The consolidated financial statements of RP and subsidiaries included in RP's annual report on Form 10-KSB as of May 31, 1998 and for the years ended May 31, 1998 and 1997 are incorporated herein by reference. The consolidated financial statements of Coyote and subsidiaries included in Coyote's annual report on Form 10-KSB as of December 31, 1997 and for the years ended December 31, 1997 and 1996 are incorporated herein by reference.

                               BUSINESS OF COYOTE

General

         Coyote   Sports,   Inc.,  a  Nevada   corporation,   is  a  diversified
manufacturing company that, along with its subsidiaries:

         o designs, engineers, manufactures, markets and distributes brand name sports equipment and recreational products including steel and graphite golf shafts, premium grade bicycle tubing and carbon composite bicycle components; and

         o designs, manufactures and distributes graphite and other advanced composite materials for use in the production of golf shafts, fishing poles, hockey sticks and other sporting goods products;

    Coyote was incorporated in Nevada on October 24, 1994, Coyote's principal offices are located at 2291 Arapahoe Avenue, Boulder, Colorado 80302.

    Coyote's business objective is to become a leading provider of sports equipment and recreational products. Coyote management intends to build a consolidated group of companies engaged in related and complementary businesses that work together to compete effectively in the sports equipment and recreation products industry. Coyote intends to continue to purchase companies within the sports equipment and recreation products industry with experienced management, that have well-established brand names and product lines, and strong engineering and design capabilities. Management intends to strengthen and foster the growth of these companies through the introduction of additional manufacturing capabilities and techniques, expanded sales and marketing efforts and vertical integration of company-wide manufacturing and distribution capabilities.

Through an aggressive acquisition strategy, Coyote has a controlling ownership interest in five operating companies: Apollo, Reynolds Cycle Technology, Limited ("Reynolds"), Apollo Golf, Inc. ("Apollo U.S."), Unifiber Corporation ("Unifiber") and Sierra Materials, LLC ("Sierra Materials"). In addition, Coyote has a minority interest in Unggul Galakan Sdn. Bhd. ("Unggul").

                          The Apollo Group and Unifiber

Apollo and Unifiber Products

The Apollo Group and Unifiber have two main product areas: steel golf shafts and graphite golf shafts. Additionally, the Apollo Group supplies high performance steel alloy tubing and Unifiber supplies high performance carbon composite bicycle components for use by Reynolds, Coyote's premium brand for bicycling components. The Apollo Group also sells specialized steel tubing for wheelchairs and javelins.

    Apollo is the only manufacturer of seamless steel golf shafts in the world. Management believes that the physical integrity of the golf shaft is superior using a seamless tube. For this reason, a seamless tube is usually specified for safety-critical applications, such as power generation plants. Seamless tubes provide a more homogeneous shaft which produces a more consistent product and reduces the potential for structural defects. Seamless tubing also gives more opportunities to use a greater variety of high carbon, high strength alloy steels as compared to welded shafts. Apollo also uses high carbon alloys to maximize strength for golf shafts which are not obtainable in a welded form.

    Apollo and Unifiber manufacture a variety of unique golf shafts tailored to each customer's needs and specifications. Its golf shafts are used by some of the most well known golf club manufacturers. Coyote's golf shafts are generally designed and engineered by Apollo and Unifiber in partnership with its club manufacturer customers.

    Apollo also manufactures unique products to meet the needs of the retail after market consisting of the catalog and custom club maker market. For this market, Apollo manufactures a variety of golf shafts. Each variety is available in differing flexes, kick points, torques and weights. Apollo provides a range of innovative, high-quality products designed to maximize the performance of golfers at every skill level. Additionally, Apollo supplies high performance alloy steel tubing for use by Reynolds in the manufacture of cycle frame tubesets and specialized tubing for other uses, such as wheelchairs and javelins.

Apollo and Unifiber Sales and Marketing

    Apollo and Unifiber together rank as one of the leading steel and graphite shaft manufacturers in the world and with the largest golf shaft manufacturing facility in all of Europe. Management believes that Apollo has a dominant position in the European market for golf shafts. The market for golf clubs, and therefore golf shafts, is driven not only by the growth in the golfing population, but also by the frequency of club purchases, which is determined principally by product innovation. In the United States and Europe, Coyote sells and markets its golf shafts through a salaried sales force directly to golf club manufacturers and custom club makers. Apollo and Unifiber's sales force consists of four full time employees in the United States and one full time employee in Europe. Apollo U.S., responsible for U.S. sales, has expanded its sales force to strengthen its sales and marketing efforts for golf shafts. Apollo's investment in promotional activities has succeeded in strengthening its image with new products. Current strategy focuses on the use of Apollo golf shafts by European and U.S. Tour professionals. Apollo's Tour professional conversion program includes one European consultant and two U.S. consultants who follow the professional circuits in order to promote the use of Apollo golf shafts.

Apollo and Unifiber Design, Engineering and  Manufacturing

    The larger golf club manufacturers each require exclusively designed golf shafts for their club systems which comprise golf shafts, heads and grips engineered to work together. Apollo also designs specialty putter golf shafts which involve a high level of manufacturing complexity. Apollo and Unifiber both have separate advanced test and inspection facilities, which use "in-house" designed test equipment and a computer aided design package for golf shaft design. Apollo U.S. has its own test and inspection laboratory for steel golf shafts, while Unifiber has its own test and inspection laboratory for graphite golf shafts. Considerable technical support is provided to sales by product development engineers, involving frequent customer visits and presentations. Development of manufacturing processes is crucial to new product initiatives and is carried out by a senior development engineer with the support of two development engineers and a design engineer. Coyote's manufacturing processes involve a number of specialized processes requiring specific know-how.

    Unifiber purchased substantially all of the assets of West Coast, a wholly owned subsidiary of Cobra Golf Incorporated ("Cobra") in September 1998, through which Unifiber has access to Autoclave technology. Autoclave units are used in the aerospace industry to achieve high compaction of composite components ensuring high strength and structural integrity. Unifiber is the only U.S. premium graphite shaft manufacturer with Autoclave units and believes that it would require a capital investment of approximately $1.0 million and significant expertise to acquire this technology. Management believes that Autoclave technology will enable Coyote to design more consistent, lower weight, higher strength shafts utilizing specialty cure resin systems. Management believes that the Company's shafts, which use the Autoclave, will be technologically superior to existing shafts in the market.

Coyote's research and development team is the leader in the graphite market with numerous innovations and patents, including: (i) Construction for Fiber Reinforced Shaft (Patent 4,097,626) - original patent for high modulus graphite shafts; (ii) Lynx Transmitter Shaft - first gripless graphite shaft (forerunner of the "Big Butt" technology); (iii) Flare Shaft (Patent 5,265,872); (iv) AVDP woods and irons - original Big Butt technology; (v) Prince woods and irons -
unique  high  performance   designs;   and  (vi)  lightweight  golf  shaft  with
controllable "feel" (Patent 5,620,380). In addition, Unifiber designed the Callaway RCH 90, RCH 96 and RCH 99 shafts which management estimates to be the most popular designs in graphite shaft history.

Coyote is the only manufacturer of steel shafts with an ISO 9001 quality certificated steel manufacturing facility and is also the only manufacturer of graphite shafts with an ISO 9001 quality certificated graphite manufacturing facility. Apollo manufactures its golf shafts in a 132,000 sq. ft. facility in Oldbury, England. Coyote owns the land, building and equipment used in manufacturing its golf shafts. Unifiber manufactures its golf shafts in a 56,000 sq. ft. facility in Carlsbad, California.

Competition

    The golf shaft market has more than 35 competitors worldwide. The major competitors are Aldila, True Temper, HST, UST, Fujikura and Royal Precision. The industry is maturing and management anticipates a consolidation will occur over the next several years. In the end, management believes that the number of competitors will be reduced significantly as consolidation within the industry takes place. Technology, price, quality and service will be determining factors.

Market

    Most golf clubs have golf shafts constructed from steel or graphite. Although some other materials are used, they represent an insignificant percent of the total world-wide market. Apollo sells its golf shafts to golf club manufacturers, and in the retail after market to catalogs and custom club makers. According to management estimates, based on invitations to bid, golf shafts represent a total worldwide wholesale market of approximately 60 million units, representing $250 million in gross revenues. The market for steel golf shafts has decreased over the last ten years due to the introduction of graphite golf shafts. With the acquisition of Unifiber, Coyote is in a position to continue as a leader in the golf shaft industry.

    Sales of golf equipment is highly seasonal with models traditionally introduced in October and phased out by September of the following year. Selling concentration is somewhat weighted towards the first half of the year, when component purchase decisions are made for the following season. Larger manufacturers place orders by schedule for future delivery, but as much as 40% of Apollo U.S.'s sales can be generated by spot sales for immediate delivery to small and medium sized assemblers.

    According to the National Golf Foundation, U.S. golfers spend more than $15 billion a year on equipment, related merchandise and playing fees. World demand for golf shafts is forecast to grow from 55.6 million golf shafts in 1996 to
59.0 million golf shafts in 1998 in line with the increase in the golfer population in the U.S.A. The European golfer population has grown 56% from 1.6 million in 1988 to 2.5 million in 1995 and is forecast to grow to 2.9 million by 1998. According to the United States Golf Association (the "USGA"), golf is played today by people from all walks of life. Approximately 43% of all golfers come from households headed by professionals or managers and another approximately 38% come from homes headed by blue-collar and clerical workers. The remaining approximately 19% consists of retirees and other persons. The U.S. golfer population currently stands at approximately 25 million players, of which approximately 11 million are core golfers, those who play 8 or more rounds per year. Of these core golfers, approximately 5 million play 25 or more rounds per year. According to the National Golf Foundation (the "NGF"), in 1997, the number of first-time players reached a record high of nearly three million, a 51.2% increase over the nearly two million beginners in 1996. Approximately 48% of all golfers are between the ages of 18 and 39. Senior golfers (over age 50) make up approximately 26% of the golf population.

    Currently, there are approximately 78 million "baby boomers" in the United States. According to the NGF, the average golfer in their 40s or 50s plays 32.8% and 93.6% more rounds annually than the average golfer in their 30s, respectively. In addition, the average golfer in their 60s plays 217.6% more rounds than the average golfer in their 30s. As a result, Coyote believes that as the "baby boom" population reaches its "peak" golf-playing age, sales of golf-related equipment will continue to increase. Similarly, "echo boomers," or the children of the baby boom generation, who now constitute a large portion of new golfers, will have a similar impact on the golf equipment industry as they continue to age.



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

                        Reynolds Cycle Technology Limited

Reynolds Products

    Reynolds and its predecessor businesses have been manufacturing steel tubing for high end bicycle frames for 100 years. Reynolds' cycle tubing has been used in the winning bike in 27 of the last 41 Tour De France races. Currently, Reynolds has under contract the U.S.A. National Road Racing Team (which generally comprises a significant portion of the U.S.A. Olympic Team), the Saturn Racing Team and the Shaklee Racing Team. Using Reynolds cycle tubing, these teams have consistently finished within the top five places in the U.S.A. and within the top ten places worldwide. Through Reynolds' strong brand name and reputation for innovation Reynolds has established itself as a supplier to many major OEM customers including, alphabetically, such brands as GT Bicycle, Inc., Kona Bicycles USA, Raleigh Bicycle Company, Ltd., and Trek Bicycle Corp.

    Reynolds produces cycle tubing for a wide variety of cycle applications. The tubing is used for road racing bicycles, road track bicycles and time trial bicycles, competition touring bicycles, all-terrain bicycles and tandems. Reynolds shares its research and development function with its main steel tubing supplier, Apollo. Through this joint effort, the Reynolds 853(TM) /631(TM) "Air Hardened" products were developed. These products give an exceptional weight to strength and stiffness ratio not normally seen with conventional steel alloys that is achieved by a unique air hardening process that concentrates the stiffness in the frame geometry and strength in the joint, where it is most needed. Reynolds cycle tubes are all manufactured from high quality alloy steels, which also contributes to the high strength and stiffness to weight ratio. In addition to the 853(TM)/631(TM) products, Reynolds also manufactures its 753(TM) /531(TM) manganese molybdenum series and its 725(TM)/525(TM) and its 501(TM)/500(TM) chrome molybdenum series tubesets. The higher the number the higher the tensile strength and stiffness to weight ratio. Accordingly, the 853(TM) gives the greatest tensile strength and stiffness to weight ratio and the greatest performance features of tubesets in Reynold's product line.

Through Reynolds and Unifiber, Coyote manufactures and distributes premium carbon composite bicycle components. Reynolds currently designs a broad line of frames and components including premium composite frames, forks, handlebars, bar ends, seat posts and swing arms. Management has established a separate research and development group to focus on developing new products for the cycling industry and has hired leading research and development engineers from Easton, Trek and Unifiber. The carbon composite bicycle components are manufactured at Unifiber.

Reynolds Sales and Marketing

    In the U.S. and Europe, sales and marketing is accomplished using a salaried sales force located in Elk Grove Village, Illinois for its U.S. sales and in its Birmingham, England factory for its European sales. The design engineers work closely with the Reynolds sales staff and the OEM customers. Reynolds markets its product line through advertising in several cycling trade journals. Reynolds produces cycle tubing for a wide variety of cycling applications. The tubing is designed and engineered for road racing bikes, track bikes, time trial bikes, touring bikes, mountain bikes and tandem bikes. Reynolds shares its research and development function with its main steel tubing supplier, Apollo (a subsidiary of Coyote). Through this joint effort, Apollo and Reynolds have developed products such as the Reynolds 853(TM) / 631(TM) "Air Hardened" products, which demonstrate an exceptional weight to strength and stiffness ratio not normally seen with conventional steel alloys. Reynolds offers 525 and 725 series tubing for its lower Carbon content, which makes it suitable for TIG-welded frames. This welding technique and production method has become extremely important for mountain-bike frames, because lugs are not normally required and design changes can be implemented easily. Reynolds' 531 brand of tubing utilizes Manganese-Molybdenum and is mainly used in lugged, brazed framesets when it produces a strong and durable racing frameset. In the heavier gauges, it can be used for BMX or touring framesets.

Reynolds Design, Engineering and Manufacturing

    Reynolds currently manufactures its tubesets in a 20,000 square foot leased facility in Birmingham, England. Coyote designs unique tubesets or various pieces of a frame set to the specifications of its customers. Typically, the tubesets are bid and specified twelve months before the actual production of the cycle takes place. For example, in early 1997, the design and engineering team at Reynolds was prototyping tubes sets for 1998 models. Once specified into a specific bike model, manufacturing the tubeset is accomplished by a series of cold forming, butting, heat treating and manipulations. The engineers at Reynolds work closely with the design teams of its customers to ensure compliance with tight tolerances and quality specifications.

Reynolds Competition

    The  majority  of branded  cycle  tubing is  supplied  by six  manufacturers worldwide. Easton is a U.S. based manufacturer, specializing in aluminum; Columbus is an Italian-based manufacturer, primarily using steel; Dedacciai is an Italian-based manufacturer, primarily using steel; True Temper, is a U.S. based manufacturer, primarily using steel; Tange, is a Japanese based manufacturer, primarily using steel; and Reynolds, a U.K.-based manufacturer primarily using steel and carbon composites.

Market

    According to the 1995 Interbike industry report, more than 100 million Americans of all ages rode bicycles in 1993, which was up from approximately 72 million in 1983. The worldwide cycle industry produces approximately 108 million bicycles annually. Of those, 86% (93 million) are utility, low price point bikes sold primarily in low income countries for transportation at under $200 per cycle. Approximately 9% (10 million) of all bicycles sold fall in the $200 to $400 range. While in general these bikes use lower cost steel and are sold through mass merchants for recreational use, there are some examples of branded components appearing on the higher end of these models. Approximately 5% (5 million) of all bicycles sold are sold for greater than $400, mainly through specialist dealer networks. The latter models are Reynolds' targeted market since these bikes are sold on a combination of performance, tensile strength, endurance, brand and price to sports and recreation enthusiasts with above average income and education levels. Both bicycle brands and branded components tend to predominate in this segment, as potential purchasers will research competing specifications. In addition, the specialist dealer network also sells high margin after market accessories (for example, stems, seat posts, and wheels). These items often provide over 40% of the cycle revenue to the specialist dealer and represent a market into which Reynolds can extend its brand through introduction of new products. Geographically, the major markets for the top 5% of bicycles sold are Western Europe and the U.S., while the largest producers are physically in Taiwan and Italy. Management believes that the tubeset market in which it competes has annual revenues of approximately $50 to $100 million worldwide. This includes steel, aluminum, titanium and carbon fiber. Steel and aluminum tubesets account for approximately 90% of such annual revenues.

                                Sierra Materials

Sierra Materials Products

    Sierra Materials produces three primary types of finished advanced composite materials, consisting of unidirectional pre-impregnated tape, made primarily from carbon fiber and fiberglass; solvent coated impregnated tape, primarily woven fiberglass and Kevlar(TM); and carbon fiber laminates and molded products. Sierra Materials' current customer base is comprised exclusively of commercial product manufacturers. The majority of Sierra Materials' customers are manufacturers of sporting goods. Because carbon fiber is as strong and durable as metal but much lighter and more versatile, it is used in many sporting goods applications where weight and performance are critical factors. Some typical uses for products made of carbon fiber which combine the features of strength, durability and lightness, include backpack frames, snowshoes, sailboat masts,



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

golf shafts, bicycles, hockey sticks, ski poles, tennis rackets, tent poles, and other products where weight and strength are primary concerns. Coyote's finished composite materials are principally sold in rolls, sheets or in granular or chopped forms and are subsequently incorporated by Sierra Materials' customers into manufactured products.

    Over the last two decades, there has been significant growth in the use of graphite and other advanced composite materials as a result of improvements in applications engineering, advances in composites technology and declining costs to the customer in manufacturing final products.

Sierra Materials Engineering, Design and Manufacturing

    The most common method of advanced composites fabrication involves the use of prepreg. This is a term given to preimpregnated materials, either unidirectional fiber material or woven fabrics impregnated with resins. The raw graphite comes into the factory in the form of a spool of yarn, where each strand of yarn has between 1,000 to 50,000 filaments, depending on the specifications ordered. The unidirectional prepreg is manufactured by spreading these thousands of filaments (carbon or fiberglass) onto a resin coated paper and by using pressure and heat, impregnating the filaments with the resin. Both types of materials are sold in roll form to meet specific customer requirements for size and weight. The woven fabric prepreg is manufactured primarily of fiberglass, carbon fiber or Kevlar(TM).

    Sierra Materials recently expanded its manufacturing capabilities by opening a new, state-of-the-art 35,000 square foot facility. Sierra Materials has finished a $3.0 million capital expenditures investment in new machinery and equipment, which increased capacity by nearly 5 times, from 1,700 pounds per day to 8,500 pounds per day.

Sierra Materials Sales and Marketing

    Sierra Materials' sales force contacts its customers directly and plans to expand its customer base through advertising, trade shows (both industry and customer specific) and direct marketing. Beginning in September 1998, Sierra Materials began an advertising campaign to increase its market exposure, advertising in two popular trade journals once each quarter for a total of seven advertisements per year. Sierra Materials will adjust its future advertising plans based upon the response from the fourth quarter (October/November) advertisements. Additionally, Sierra Materials began exhibiting at three industry trade shows for the first time in 1998. Sierra Materials gained significant exposure through these new shows as many industry journals and newsletters wrote articles covering Sierra Materials' announcements about increased capacity and lower prices. Sierra Materials intends to have one new product introduction or market announcement for each of these trade shows to gain additional market exposure.

Competition

    Sierra Materials' primary competitors in its existing markets are Newport Composites in California and Toray Composites America in Washington. Additionally, Cytec-Fiberite (Formerly Cyctec Industries and ICI Fiberite) and Hexcel Corporation (formerly Ciba Geigy and Hexcel Corporation) supply products in Sierra Materials' primary markets, but are focused on aerospace markets. Other competitors include Aldila, Inc.,



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

which is a vertically integrated manufacturer of golf shafts and has started marketing its excess capacity in the recreational products markets.

    The composite materials market can be broken down into three segments: raw materials suppliers, such as suppliers of carbon fiber and resins; converters (prepreggers), such as Sierra Materials, which convert the raw materials into a useable state; and end users, such as golf club shaft manufacturers, which form the prepreg into a finished product. While some companies, such as the golf shaft manufacturer Aldila, have integrated into producing its own prepreg materials, very few companies have fully integrated from basic materials to end product.

                                     Unggul

    On July 23, 1998 Coyote exchanged its 77% ownership interest in Pentiumatics Sdn Bhd ("Pentiumatics") for a 28% ownership interest in the outstanding common stock of Unggul. Unggul wholly owns Action Wear Sdn. Bhd, a southeast Asian manufacturer of athletic apparel. For the nine months ended September 30, 1998 (unaudited), Action Wear reported net income of $330,000 on sales of $5,869,000 As of September 30,1998 (unaudited), Action Wear had net assets of $1,812,000. Coyote has been passively involved in Unggul since its minority investment was made in July 1998.


                        Principal Suppliers and Customers

    Coyote, through Apollo and Reynolds, has an exclusive supply contract with a steel tube supplier which supplies essentially all of the steel for golf shaft and bicycle tube processing. The agreement establishes the price for annual periods but does not require the Company to purchase specified units or pounds. If the supplier ceased shipping steel tubing to the Company, the Company would have to contract with other steel tubing suppliers. In the opinion of management, changing suppliers would not have a material adverse effect on the Company's results of operations or liquidity.

    Coyote has approximately 400 customers principally located in the United States and Europe. However, sales to Coyote's top two customers for the year ended December 31, 1998, Callaway and Cobra, represented 20.7% and 15.2%, respectively, of the Coyote's sales, as compared to 1.9% and 9.9%, respectively, in 1997. Because of the historical volatility of consumer demand for specific clubs, as well as continued competition from alternative suppliers, sales to a given customer in a prior period may not necessarily be indicative of future sales. The loss of a significant customer or a substantial decrease in sales to a significant customer could have a material adverse effect on Coyote's business or operating results. Coyote anticipates a substantial increase in net sales to Cobra and a substantial decrease in sales to Callaway for the year ended December 31, 1999.

    Coyote, through Unifiber, has entered into a five-year supply agreement expiring December 31, 2003 with Cobra under which Unifiber will manufacture premium graphite golf shafts for Cobra. Either party may terminate the supply agreement upon a material breach by the other party of that supply agreement or the asset sale agreement between Unifiber and Cobra. While Coyote currently enjoys a strong relationship with Cobra, the loss of Cobra as a customer would have a significant adverse effect on Coyote's business.


                             Government Regulations

    UNITED KINGDOM

    Apollo and Reynolds are established in England and are, accordingly, subject to the laws of England and Wales with regard to their activities generally. These laws relate to employment, including, for example,



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

employee rights against unfair dismissal and discrimination on the basis of race, sex or disability, taxation, company administration, consumer protection and planning matters. Specific regulations which apply to Apollo and Reynolds as manufacturing companies include:

    Environment. The activities of Apollo and Reynolds are regulated by the Environmental Protection Act of 1990. This Act requires Apollo to obtain licenses to carry out its nickel coating process for golf shafts and to produce, store and dispose of industrial waste of various descriptions. In addition, consent is required from the local rivers authority under the Water Resources Act of 1991 and The Water Industry Act of 1991 regarding discharge of overflow water from its property into the public sewers. Coyote believes it is currently in compliance with all licenses and consents. When the Environment Act of 1995 is fully implemented, the relevant authority will have significantly increased powers to order persons and companies to clean contaminated land. However, these increased powers may only be exercised if the contamination poses a serious risk to health or property. No cleanup proceedings have been threatened against Apollo and Reynolds, nor are such proceedings anticipated.

    Health and Safety. The principal United Kingdom statute is the Health and Safety At Work Act of 1974, which imposes a duty on employers to maintain "a safe system of work." This obligation is supplemented by various regulations requiring employers to establish procedures for assessing hazards to safety and for reducing or eliminating risk. Apollo and Reynolds have regular contact with the Factory Inspectorate, the statutory body which administers the Health and Safety At Work Act of 1974. No proceedings are in existence or threatened against the United Kingdom companies by the Factory Inspectorate.

    Although management believes it is currently in compliance with the above regulations, Coyote's future operations could expose it to the risk of claims with respect to environmental matters. Although compliance with governmental requirements relating to the protection of the environment has not had a material adverse effect on Coyote's financial condition or results of operations to date, there can be no assurance that material costs or liabilities will not be incurred in connection with such environmental matters in the future.

    UNITED STATES

    Environmental Regulations. Coyote's operations which are located in the United States, including Sierra Materials, Apollo U.S. and Unifiber, are subject to governmental, environmental and health and safety laws and regulations that impose workplace standards and limitations on the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes. These laws include, for example, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Clean Air Act, as amended, and the Resource Conservation and Recovery Act of 1976, as amended. Management believes Coyote is in compliance with United States environmental laws and regulations. Although compliance with governmental requirements relating to the protection of the environment has not had a material adverse effect on Coyote's financial condition or results of operations to date, there can be no assurance that material costs or liabilities will not be incurred in connection with such environmental matters in the future.

                                   Properties

    Coyote's executive offices are located in Boulder, Colorado pursuant to a month to month lease. Apollo operates its golf shaft manufacturing in a facility in Birmingham, England, which is a heavy industrial area. Coyote owns the land, building and equipment used in manufacturing its steel golf shafts. Reynolds conducts its manufacturing operations out of a 20,000 sq. ft. facility in Birmingham, England pursuant to a month to month lease. Apollo U.S. operates a 8,153 square foot facility in Elk Grove Village, Illinois, pursuant to a lease which expires January 31, 2000. Sierra Materials conducts its manufacturing operations out of a 35,000 sq. ft. facility in San Diego, California, pursuant to a sublease which expires in March 2008. Unifiber conducts its manufacturing operations out of a 55,000 sq. ft. facility in Carlsbad, California pursuant to a lease



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

which  expires in  December  2007.  Unifiber  has a  semi-vacant  60,000 sq. ft.
facility in San Diego, California pursuant to a lease which expires in March 2006 which it is looking to sublet.


                                Legal Proceedings

    Coyote has no material legal proceedings.

                                    Employees

    As of December 31, 1998, Coyote had 373 full time employees. Coyote hires additional temporary employees as may be required to support expansion of Coyote's operations.

    There are three different unions that have collective bargaining agreements with Apollo and Reynolds. All hourly paid Apollo employees and 18 hourly paid Reynolds employees are members of a union. Several union agreements apply to all hourly employees of both companies.

    Except for the Hourly Paid Agreement, which is negotiated annually, there are no termination dates to the above agreements. The above agreements continue to apply until otherwise renegotiated between the parties.
Management believes that the relationship with its employees is good.

Executive Officers of the Registrant:

    The executive officers of Coyote as of February 15, 1999 are as follows:

    James M. Probst, Chief Executive Officer and President - Mr. Probst is a co-founder of Coyote and has been an officer of Coyote since February 1995. Mr. Probst currently owns 1,170,100 shares of Coyote Sports common stock, representing 21.7% of the total outstanding shares on September 30, 1998. Mr. Probst's purchase price for his ownership in his shares was $4,250,000 or $3.63 per share. From 1986 to 1995, Mr. Probst was employed by Schuller International Corporation, a wholly owned subsidiary of Manville Corporation. During that time, Mr. Probst worked through the Research and Development group to managing a business unit that manufactured a specific type of fiberglass insulation. He was responsible for all strategic aspects of the business which included significant capital investment and production technology development. Mr. Probst received a B.S. degree in Mechanical Engineering from the University of Colorado, Denver in 1986 and a Masters in Business Administration from the University of Denver in 1990.

    John Paul McNeill, Chief Financial Officer and Treasurer - Mr. McNeill joined Coyote in July 1997 as Controller and was elected Chief Financial Officer and Treasurer in February 1998. From 1996 to 1997, Mr. McNeill was Controller of Cobra, a wholly owned subsidiary of Fortune Brands. Prior to his position at Cobra, he spent four years as a certified public accountant with Ernst & Young LLP, one year in the United Kingdom and three years in San Diego, California. Mr. McNeill is knowledgeable in both U.S. and U.K. generally accepted accounting principles. Mr. McNeill graduated high honors with a B.B.A from the University of Notre Dame in 1992.

    James A. Pfeil, Vice President - Operations - Mr. Pfeil joined Coyote in May 1997 as Vice President. From May 1995 to May 1997, Mr. Pfeil was Senior Vice President of Operations of Cobra, a wholly owned subsidiary of Fortune Brands. From May 1992 to May 1995, he was Vice President, General Manager of West Coast Composites, a wholly owned subsidiary of Cobra. West Coast Composites manufactured all the graphite shafts used by Cobra. From April 1990 to May 1992, he was director of materials at Cobra. Mr. Pfeil received a B.S. in Business from San Diego State University in 1980.



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

    Mel S. Stonebraker, Secretary - Mr. Stonebraker, co-founder of Coyote, has been an officer and director of Coyote since its incorporation in 1994. Mr.
Stonebraker currently owns 1,430,000 shares of Coyote Sports common stock, representing 26.6% of the total outstanding shares on September 30, 1998. Mr. Stonebraker's purchase price for his ownership in his shares was $4,250,000 or $2.97 per share. From 1983 to 1994, Mr. Stonebraker was International Business Development Manager for Schuller International Corporation, a wholly owned subsidiary of Manville Corporation. In that position, he was responsible for corporate activities throughout the Pacific Rim countries. He was a resident in Singapore from 1984 to 1989. Mr. Stonebraker received a B.A. degree from the University of Colorado in 1977 and a Masters of International Administration from the American Graduate School for International Management (Thunderbird) in 1983.


                              Intellectual Property

    Coyote's success depends and will continue to depend in part on the goodwill associated with its various trademarks, including "APOLLO", "ACCULITE", "MATCHFLEX", "MASTERFLEX", "SHADOW", "FLARE SHAFT" and others. Coyote has sought and obtained trademark registrations, or has applications currently pending, for these and other marks in the United States through the United States Patent and Trademark Office and for a portion of these marks in many foreign countries as well.

    Coyote has certain confidential and proprietary information including confidential information relating to the operation of Coyote's business, sales and customer information, supplier information and certain portions of the manufacturing process which may be proprietary. While Coyote has taken reasonable steps to safeguard such information, there can be no assurance that the steps that have been and are taken by Coyote in this regard will be adequate to prevent misappropriation of its technology or that Coyote's competitors will not independently develop technologies that are substantially equivalent or superior to Coyote's technology.


                            Research and Development

    Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products amounted to approximately $783,000 for the year ended December 31, 1997 compared to $220,000 in 1996.



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

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

    Coyote designs, engineers, manufactures, markets and distributes brand name sports equipment and recreational products worldwide. Through an aggressive acquisition strategy, Coyote wholly owns or has a controlling interest in five operating entities worldwide; Apollo, Reynolds, Apollo U.S., Sierra Materials, and Unifiber. Coyote's products include steel and graphite golf shafts, premium grade cycle tubing and javelins. Coyote also produces graphite and other advanced composite materials for use in the production of golf shafts, fishing poles, ski poles, hockey sticks and other sporting goods products.

    Coyote's business objective is to become a leading provider of sports equipment and recreational products. Coyote management intends to build a consolidated group of companies engaged in related and complementary businesses that work together to compete effectively in the sports equipment and recreation products industry. Coyote intends to continue to purchase companies within the sports equipment and recreation products industry with experienced management, that have well-established brand names and product lines, and strong engineering and design capabilities. Management intends to strengthen and foster the growth of these companies through the introduction of additional manufacturing capabilities and techniques, expanded sales and marketing efforts and vertical integration of company-wide manufacturing and distribution capabilities.

Results of Operations


As discussed in greater detail below,  the  acquisition of Unifiber on March
19, 1998, the acquisition of West Coast on September 9, 1998 and the acquisition of Sierra Materials on March 27, 1997 have resulted in material increases in Coyote's net sales, cost of goods sold and operating expenses for the eleven months ended November 30, 1998 in comparison to the eleven months ended November 30, 1997.

    Coyote's results of operations could be materially adversely affected by the traditional volatility in consumer demand for specific golf club brands. Coyote also believes that while it will often be impossible to predict such shifts in advance, Coyote's broad range of customers should reduce the extent of the impact on Coyote's financial results.

    The following table sets forth, for the periods indicated, certain statement of operations data as a percentage of net sales. The 1997 data reflects the consolidated results of Apollo, Reynolds, Apollo U.S., ICE*USA (ICE) and general corporate expenses from January 1, 1997 through November 30, 1997 and includes Sierra Materials and Pentiumatics from April 1, 1997 through November 30, 1997 as these entities were acquired as of April 1, 1997. The 1998 data reflects the consolidated results of all entities except for Unifiber from January 1, 1998 through November 30, 1998. Unifiber was acquired on March 19, 1998 and is included in Coyote's results from April 1, 1998 through November 30, 1998, since the results for the period from March 20, 1998 to March 31, 1998 are not significant. The assets of West Coast Composites were consolidated into Unifiber on September 9, 1998 and are included in Coyote's results from September 9, 1998 through November 30, 1998.



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


                                                                         Eleven Months Ended
                                                                             November 30,
                                                                         -------------------

                                                                           1998         1997
                                                                          ------       -----
Net sales                                                                 100%          100%
Cost of goods sold                                                        (77)          (79)
Gross profit                                                               23            21
Selling, general and administrative costs                                 (23)          (29)
Nonrecurring write off of goodwill
     and other assets                                                     (31)            -
Operating income (loss)                                                   (31)           (8)
Interest expense, net                                                      (3)           (2)
Debt financing costs                                                       (2)           (2)
Income (loss) before income taxes, minority
   interests and extraordinary item                                       (36)          (12)
Income tax (expense) benefit                                                -             2
Minority interests                                                          1             -
Net income (loss) before extraordinary item                               (35)          (10)
Extraordinary item, net of taxes                                            1             -
Net income (loss)                                                         (34)          (10)


     On June 15, 1998, Coyote relinquished the rights to certain intangible assets to the previous owner and stopped distributing winter sports products under the ICE*USA trade name. Coyote removed all of the assets and liabilities of ICE*USA from its consolidated financial statements which resulted in an extraordinary gain of $346,581 for the eleven months ended November 31, 1998.

     On July 23, 1998, Coyote exchanged its 77% ownership interest in Pentiumatics Sdn. Bhd for a 28% ownership in the outstanding common stock of Unggul Galakan Sdn. Bhd (Unggul). Unggul wholly owns Action Wear Sdn. Bhd (Action Wear), a Southeast Asian manufacturer of athletic apparel. For the nine months ended September 30, 1998 (unaudited), Action Wear reported net income of $330,000 on revenues of $5,869,000. As of September 30, 1998 (unaudited), Action Wear had net assets of $1,812,000.

     On September 9, 1998, Coyote purchased substantially all of the assets of West Coast, a wholly owned subsidiary of Cobra, for a purchase price of $500,000 in cash and $5,500,000 in the form of a note payable due March 31, 1999. As a result of the acquisition, total assets recorded were $6,500,000. Liabilities assumed were $500,000. The acquisition has been accounted for by the purchase method.

     In conjunction with the acquisition of all the assets of West Coast, Coyote assumed the operating lease of the West Coast facility. In December 1998, Coyote determined that the West Coast production facility of the West Coast facility in Carlsbad, California was preferable to the Unifiber facility in San Diego, California due to the close proximity of the West Coast facility to its largest customer and to other significant golf club companies. In addition, management believes it will be able to manufacture graphite golf shafts more efficiently and at lower costs at the West Coast facility.

     As a result of consolidating Unifiber into the West Coast facility, the significant operating losses associated with the Unifiber facility, and the loss of significant customers of the Unifiber acquisition, management determined that goodwill arising out of the Unifiber acquisition had been significantly impaired and recorded a nonrecurring charge of $11,341,332 associated with the nonrecurring write off of goodwill and other assets associated with the facility.

     Coyote evaluated long-lived assets, which included goodwill, at the lowest level for which there are identifiable cash flows in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and in accordance with APB Opinion No. 17 "Intangible Assets". Impairment was determined by evaluating the estimated amount at which the assets of the Unifiber acquisition could be sold in a current transaction between willing parties. In the two months ended November 30, 1998, it was determined the goodwill acquired from the Unifiber acquisition had been significantly impaired due to a significant loss in customers. Accordingly, the remaining goodwill associated with the acquisition of Unifiber totaling $10,815,119 was expensed. Additionally, Coyote estimated the remaining periods that the Unifiber facility would be in use and amortized the remaining book value of leasehold improvements and other long-lived assets that were impaired over the remaining estimated use period. Coyote has also recognized as a liability and expense in the two months ended November 30, 1998, eight months of lease payments and estimated executory costs for the Unifiber facility based on estimates received from local real estate brokers. Should actual events vary from these estimates, Coyote will recognize additional expense in the future.

Eleven Months Ended November 30, 1998 and 1997

     Net sales for the eleven months ended November 30, 1998 increased 41% to $36,092,906 as compared to $25,606,239 for the comparable period of 1997. The increase in net sales is primarily attributable to an increase in golf shaft sales from the acquisition of Unifiber and an increase in sales from the acquisition of Sierra Materials. Gross profit for the eleven months ended November 30, 1998 and 1997 was 23% and 21% of net sales, respectively. The increase in gross margins is primarily attributable to an improvement in product mix to higher margin golf shafts.

     Selling, general and administrative expenses for the eleven months ended November 30, 1998 were 23% of net sales or $8,201,778 as compared to 29% or $7,301,179 for the comparable period of 1997. The increase in operating expenses is primarily due to the acquisition of Unifiber Corporation and approximately $305,000 in expenses incurred in connection with the merger between Coyote and Royal, which were offset by reductions in operating expenses for Apollo.

     Excluding the nonrecurring charge, Coyote had an operating loss of $12,006 for the eleven months ended November 30, 1998, as compared to an operating loss of $1,891,588 for the comparable period in 1997. The significant turnaround is attributable to an increase in sales, an improvement in the product mix to higher margin golf shafts and a tight control on operating expenses, which was partially offset by approximately $305,000 in costs incurred in connection with the merger between Coyote and RP. After the nonrecurring charge of $11,341,332 relating to the nonrecurring write off of goodwill and other assets as noted above, Coyote had an operating loss of $11,353,338 for the eleven months ended November 30, 1998.

     Interest expense was $1,135,638 for the eleven months ended November 30, 1998 as compared to $406,806 for the comparable period of 1997. The increase in interest expense is primarily attributable to the $6,000,000 note payable entered into on March 19, 1998 to acquire Unifiber and the $5,500,000 note payable entered into on September 9, 1998 to acquire the assets of West Coast.

     Minority interests in subsidiaries' losses were $212,035 and $87,312 for the eleven months ended November 30, 1998 and 1997, respectively. Minority interests in subsidiaries' losses are a result of the net effect on profits and losses of Sierra Materials, ICE (prior to the relinquishment of ICE's assets) and Pentiumatics (prior to the exchange of ownership) and is based on the minorities' percentage ownership in Sierra Materials (20%), ICE (prior to the relinquishment of ICE's assets) (20%) and Pentiumatics (prior to the exchange of ownership) (23%).

     Excluding the nonrecurring charge and an extraordinary gain, net loss for the eleven months ended November 30, 1998 was $1,419,878 or $0.30 loss per share, as compared to a net loss of $2,598,853 or $0.77



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loss per share for the comparable period of 1997. After the nonrecurring  charge of $ 11,341,332 and the extraordinary gain of $346,581, net loss for the eleven months ended November 30, 1998 was $12,414,629 or $2.65 loss per share. The increase in net loss is primarily attributable to the nonrecurring charge from the write off of goodwill and other assets and due to an increase in interest expense offset by an increase in revenues and gross profit.

     In order to become profitable, Coyote must continue to increase sales while effectively managing costs. Profitability depends to a large extent on management's ability to increase sales, reduce selling, general, and administrative costs, more efficiently use existing plant capacities at Apollo, Reynolds and Sierra Materials and by acquiring companies whose businesses would be complementary to, and compatible with, the existing business of Coyote's subsidiaries. There can be no assurance that Coyote will be able to achieve these goals or become profitable in the future.

Liquidity and Capital Resources

     As of November 30, 1998, Coyote had an accumulated deficit of $17,907,796 compared to an accumulated deficit of $5,493,167 at December 31, 1997. Net loss for the eleven months ending November 30, 1998 was $12,414,629, compared to a net loss of $2,598,853 for the comparable period in 1997.

     As of November 30, 1998, Coyote had eight outstanding notes payable. The notes are broken out by operating entity and discussed below.

Coyote-Parent

     As of March 19, 1998, Coyote entered into a $6,000,000 Promissory Note (the "Note") and Loan Agreement as amended December 30, 1998 (the "Loan Agreement") with Paragon. Paragon is an unrelated third party to Coyote, although as a condition of the Loan Agreement, the Coyote Board of Directors appointed Mr. Mark Pappas, the president of the general partner of Paragon, to Coyote's Board of Directors, a capacity in which he currently serves. In the ordinary course of business, this loan would be due September 19, 1999. Interest is payable quarterly at an interest rate of 12% per year. The consummation of the Merger Agreement would cause the Note to be due immediately.

     Under the Loan Agreement, Coyote issued Paragon 163,265 shares of Coyote common stock as of March 19, 1998, which represented $1,000,000 divided by the closing price of the common stock on the Nasdaq Small Cap Market on the day immediately preceding the closing of the loan. The Loan Agreement provides that the Issuer shall issue to Paragon such additional number of shares of Coyote common stock, if any, as are necessary to make the aggregate value of all shares of common stock issued equal $1,000,000 on December 30, 1998, upon the maturity of the loan and upon the prepayment, if any, of the loan. Pursuant to this formula, and based on a December 29, 1998 closing price of the common stock on the Nasdaq Small Cap Market of $3.25 per share, Coyote issued Paragon an additional 144,427 shares of the Coyote common stock effective December 30, 1998. Coyote may be required to issue Paragon additional shares of common stock under the referenced formula depending on the price of the Coyote common stock at the maturity date (September 19, 1999) and on any date that the Note is prepaid in full prior to the maturity date.

     In connection with the loan, Coyote and Paragon entered into a Registration Rights Agreement pursuant to which Coyote generally has granted Paragon the right at any time until March 19, 2003 to require that Coyote register Paragon's shares of common stock under the Securities Act at Coyote's expense.

    The Loan Agreement provides that the Note is secured by 1,430,000 shares of Coyote's common stock owned by Mel Stonebraker, Director, and by 1,170,000 shares of Coyote's common stock owned by Jim Probst, President and Chief Executive Officer. Under the Loan Agreement, Messrs. Stonebraker and Probst



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retain the power to vote their  shares of Coyote  common stock as long as Coyote is not in default under the Loan Agreement.

     On December 30, 1998, the value of the initial consideration was reset and Coyote issued an additional 144,427 shares of Coyote's common stock in connection with the loan.

Apollo

     One note payable provides for borrowings under a foreign line of credit up to 600,000 Pounds Sterling ("PS") (approximately $1,020,000 U.S. at November 30,
1998) with an interest rate of 1.5% plus the LIBOR rate. Amounts outstanding on the note are secured by the land and buildings owned by Apollo. As of November 30, 1998, $789,000 was outstanding under this note payable.

     On November 21, 1998, Apollo entered into a five-year note payable for up to 400,000 PS (approximately $680,000 U.S. at November 30, 1998) with an interest rate of 1.75% plus the LIBOR rate. Amounts outstanding on the note are secured by the land and buildings owned by Apollo. As of November 30, 1998, $660,000 was outstanding under this note payable.

     In March 1997, Apollo entered into an agreement with a lender to advance loans secured by trade receivables. As of November 30, 1998, $236,000 was outstanding under this agreement. The Agreement continues indefinitely until notice to terminate is given by either party.

Apollo U.S.

     In January 1998, Apollo U.S. entered into a Loan and Security Agreement with a lender to advance loans up to $2,300,000 at an interest rate of prime plus 1.5 percent secured by substantially all of the assets of Apollo U.S. Advances are guaranteed by Sierra Materials and Coyote. Advances are calculated on a daily basis and are based on defined eligible accounts receivable and inventories. Under the terms of the agreement, the borrowings may be immediately callable by the lender. The term of the agreement is two years. At November 30, 1998, the outstanding balance on the loan was $1,758,000. Coyote may not declare or pay dividends without the written consent of the lender.

Unifiber

     In March 1998, Unifiber entered into a Loan and Security Agreement with a lender. The agreement provides advance loans up to $2,300,000, a term loan of $1,100,000 and a capital equipment term loan not to exceed $200,000, at an interest rate of prime plus 1.5 percent. Borrowings are secured by substantially all of the assets of Unifiber and are guaranteed by Apollo U.S., Sierra Materials and Coyote. Advances are calculated on a daily basis and are based on defined eligible accounts receivable and inventories. Borrowings on the capital equipment term loan can not exceed a defined percentage of invoice prices for selected capital equipment. Under the terms of the agreement, the borrowings may be immediately callable by the lender. The formal term of the agreement is two years. As of November 30, 1998, the total outstanding balance under the agreement was $1,751,546. Coyote may not declare or pay dividends without the written consent of the lender.

     On September 9, 1998, Unifiber entered into a note payable for $5,500,000 with an interest rate of 10%. Accrued interest and principal are due March 31, 1999. Borrowings are secured by the shares of Unifiber and by the assets purchased from Cobra.

Sierra Materials

     In January 1998, Sierra Materials entered into a Loan and Security Agreement with a lender. The agreement provides advance loans up to $2,500,000, a term loan of $169,365 and a capital equipment term loan not to exceed $2,100,000, at an interest rate of prime plus 1.5 percent. Borrowings are secured by substantially all of the assets of Sierra Materials and are guaranteed by Apollo U.S., and Coyote. Advances are calculated on a daily basis and are based on defined eligible accounts receivable and inventories. Borrowings on the capital equipment term loan can not exceed a defined percentage of invoice prices for selected capital equipment. Under the terms of the agreement, the borrowings may be immediately callable by the lender. The formal term of the agreement is two



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years.  As of  November  30,  1998,  the  total  outstanding  balance  under the
Agreement was $2,428,839. Coyote may not declare or pay dividends without the written consent of the lender.

     At November 30, 1998, $90,000 in cash was restricted and held as collateral against a standby letter of credit to secure an operating lease obligation.

     Management believes that the combination of cash on hand of $1,411,258, restricted cash on hand of $90,000, its borrowing availability of $282,000 at November 30, 1998, projected cash flows from operations, extending the due dates of current debt agreements and entering into new debt agreements will provide sufficient cash to meet its obligations as they come due. A note payable for $5,500,000 is due March 31, 1999. Management believes that prior to March 31, 1999 it will receive from another lender a commitment letter for a replacement loan, the proceeds of which will be used to pay the $5,500,000 note payable and the related accrued interest. Coyote has historically built inventory in the spring in order to meet demand, thereby increasing Coyote's working capital needs in the spring. There can be no assurance that operations will generate positive cash flows, that the debt agreements will be extended or that new debt agreements will provide sufficient cash to meet its obligations as they come due. If management is unable to secure a commitment or extend the payment date of the $5,500,000 note payable, Coyote may be required to seek alternative short-term financing arrangements for the note payable and to meet working capital needs and this could have a material adverse effect on Coyote's business or operating results.

     Net cash used in operating activities was $2,192,341 for the eleven months ending November 30, 1998 primarily due to an increase in inventories and a decrease in accrued expenses offset by a decrease in restricted cash.

     Net cash used in investing activities of $6,545,037 for the eleven months ending November 30, 1998 was a result of the acquisition of Unifiber, the purchase of the assets of West Coast and the purchase of machinery and equipment by Sierra Materials.

     Net cash provided by financing activities was $9,422,346 for the eleven months ending November 30, 1998 primarily due to the borrowings made to acquire Unifiber.

     Coyote continues to consider the acquisition of additional businesses complementary to Coyote's business. Coyote would require additional debt or equity financing, if it were to engage in a material acquisition in the future.


                                 BUSINESS OF RP

     RP (formerly FM Precision Golf Corp.) and its subsidiary, FM Precision Golf Manufacturing Corp. ("FMP"), were incorporated on May 3, 1996 by a group of investors who acquired, through such companies, substantially all of the assets of the golf shaft manufacturing business of Brunswick Corporation. In 1997, RP acquired, through a merger, RG, a Nevada corporation incorporated on July 16, 1993, and RP simultaneously changed its name from FM Precision Golf Corp. to RP. RP is a holding company which carries on its business through its directly and indirectly wholly owned subsidiaries including FMP and RG.

Principal Products; Markets

     FMP produces steel golf shafts for golfers of all ability levels. FMP developed the "Rifle," the first modern stepless steel golf shaft in the industry. Management believes that this shaft combines the accuracy of steel with the feel and vibration-damping effect of graphite.

     The value of certain FMP shaft product lines is enhanced by a process known as Frequency Coefficient Matching which determines shaft flex by measuring the shaft's frequency (via oscillation) using an electronically




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calibrated  analyzer.  This proprietary  method results in producing shafts with consistency in flex and, when applied to a set of golf clubs, assures the user that the flex from one club to the next throughout a set is exactly the same.

     FMP's  shafts  are  sold  worldwide  to  manufacturers  of golf  clubs  and component retailers through FMP's direct sales staff and a network of independent distributors located in Canada, Japan, Europe, Australia and New Zealand. In addition, FMP's team of engineers provides field support to FMP's sales representatives. Each of FMP's products are sold by the original equipment manufacturers ("OEMs") as a component of the complete golf club through a variety of channels including sporting goods stores, discount stores, mail order catalogs, pro shops, and mass merchandisers. Sales of golf club shafts to OEMs accounted for the vast majority of FMP's sales in fiscal 1998, with the remainder to distributors, custom club assemblers, pro shops, and repair shops.

     Of FMP's top 25 accounts, three are international. Precision Japan, a distributor for over 15 years, is FMP's third largest account. Lamkin International, from the U.K., is the fifteenth largest account. Lamkin has been associated with FMP for over 15 years and represents all of FMP's European sales. Infinity of Canada has been an FMP distributor for ten years and is the eighteenth largest account.

     RG designs and distributes golf club grips. In 1989, RG introduced a rubber wrap golf grip that gained widespread acceptance in the golf industry and enabled RG to achieve brand name recognition. RG currently offers a wide variety of standard and custom models, all of which feature a distinctive feel, appearance and durability. These grips are sold into the replacement market, which serves those golfers seeking to replace grips that have become worn and slick due to prolonged use, as well as to OEMs, who incorporate these grips on their newly manufactured golf clubs.

     Many golf grip manufacturers sell their products to wholesale distributors who in turn sell to dealers and other representatives. In the United States, RG uses a single-tier distribution strategy in which its independent sales representatives deal directly with thousands of golf club professionals and off-course specialty store operators. Although RG's independent sales representatives are permitted to sell other golf products, they do not sell competing golf club grips. RG distributes a substantial portion of its grips in Japan through Precision Japan.

    Roxxi, a wholly owned subsidiary of RG, maufactures and distributes athletic headwear. During the fiscal year ending May 31, 1999, Roxxi's operating results have not met RP's profitability goals for the subsidiary. In January 1999, the RP Board of Directors authorized management to negotiate an outsourcing agreement with a third party to manufacture headwear on behalf of RP. As a result of subsequent discussions with Paramount Headwear, Inc. ("Paramount"), Roxxi entered into an agreement on February 26, 1999, to sell the Roxxi trademark, Roxxi's customer list, design database and related computer software and hardware to Paramount in return for a royalty in an amount equal to 16% of net sales (gross sales less returns and allowances) collected for the two-year period following April 30, 1999. Roxxi's net sales for the twelve months ended January 31, 1999 were approximately $3.2 million. RP management is separately negotiating with another third party to sell Roxxi's inventory and fixed assets, which have a net book value of approximately $1.3 million as of January 31, 1999. RP management believes the combined proceeds from both transactions will approximate the net book value of Roxxi's inventory and fixed assets. RP will account for the anticipated royalty income in future periods as revenues are earned and will record a loss on disposal of this business segment in the quarter ending February 28, 1999, equal to the difference between the expected proceeds related to the sale of inventory and fixed assets and the net book value of those assets. The loss is currently estimated to be approximately $1.0 million.

Competition

     The sporting goods industry is highly competitive. FMP competes primarily on the basis of quality, product specifications and design, quick response and customer relationships. FMP competes primarily with two national and international companies which manufacture and distribute steel golf shafts to end users. There are numerous



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companies  competing in various segments of the golf equipment markets.  Some of
FMP's competitors have greater name recognition, more extensive engineering, manufacturing and marketing capabilities, and greater financial, technological and personnel resources than those available to FMP. FMP is the second largest producer of steel golf shafts, after True Temper Sports. Management believes that its market share in steel golf shafts is approximately 26% while True Temper Sports' market share in steel golf shafts is believed to be 48%. Other competitors in steel golf shafts include Apollo Golf and Nippon Shaft Co., Ltd.

     RG's principal competitors in the golf grip market include Eaton/Golf Pride and Lamkin Corp., with Eaton's Golf Pride division currently maintaining a majority of the total golf grip market. These companies, as well as several other grip manufacturers with which RG competes, have greater financial, marketing and other resources than RG. In addition, several OEMs that do not currently manufacture premium quality grips could, in light of their substantial resources, enter into this market segment.

Principal Suppliers and Customers

     FMP uses Worthington Industries as its sole supplier for strip steel but has no supply contract with Worthington Steel. Should Worthington Industries fail to deliver steel, there may be a disruption of operations at FMP until an alternate supplier is procured. Worthington Industries provides steel from two separate plant locations. If one Worthington Industries plant becomes unable to fill the necessary requirements, orders could be filled from the alternate location. Although FMP has elected to use Worthington Industries as its sole supplier of strip steel, management believes that there are other acceptable supply sources at comparable prices and that the loss of Worthington Industries as a supplier would not have a material adverse effect on RP.

     FMP and RG have entered into five-year and ten-year agreements with Precision Japan expiring in 2002 and 2001, respectively, under which Precision Japan was granted exclusive distribution rights for FMP and RG products in Japan and certain other Far Eastern countries. Precision Japan may renew its agreement with FMP for successive two-year terms and its agreement with RG for successive five-year terms. The FMP agreement is terminable by either party for cause or by FMP if Precision Japan fails to meet certain minimum purchase requirements. The RG agreement is terminable by either party for cause or if they fail to agree upon pricing terms, or by Precision Japan at any time upon six months prior notice to RG. While FMP and RG currently enjoy a strong relationship with Precision Japan, the loss of Precision Japan as a distributor of FMP's and RG's products would have a significant adverse effect on FMP's and RG's business.

    In December 1996, RG outsourced all of its production of non-cord grips to Acushnet. Acushnet experienced start-up delays and quality control problems in the production of grips, which adversely affected RG. However, quality is now significantly better and the timing of deliveries is good. Under RG's existing manufacturing and supply agreement with Acushnet, either Acushnet or RG may voluntarily terminate the agreement upon payment of a specified termination fee. RG currently has no back-up source of supply should Acushnet terminate their contract. The contract requires Acushnet to provide RG with 10 months notice to terminate the contract. Acushnet has notified RP's management that it intends to terminate the contract. The termination of this contract will force RG to find alternate sources of supply or resume the in-house manufacture of grips. Previously, switching suppliers has resulted in manufacturing delays and quality control problems. A repetition of these problems could materially adversely affect RG's customer relationships and result in a loss of sales and key customers, which, in turn could materially adversely affect RG's results of operations and financial condition.

     Sales of golf equipment historically have been dependent on discretionary spending by consumers, which may be adversely affected by general economic conditions and the popularity of golf in general. A decrease in consumer spending on golf equipment could have an adverse effect on RG's business and operating results.

     FMP is significantly dependent on sales to Taylor Made and Precision Japan. These two customers represented in the aggregate approximately 28% of FMP's sales for the year ended May 31, 1998. Taylor Made



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represents  less  than 1% of RG sales  and  revenues,  and 17% of FMP  sales and revenues. Precision Japan represents 44.7% of RG sales and revenues, and 11% of FMP sales and revenues. FMP does not have a supply agreement with Taylor Made. The loss of sales to either of these companies could have a material adverse effect on FMP's business. RG's market share in golf grips is approximately 3%.

Patents, Trademarks

     Patents held by RP on frequency matching and the manufacture of shafts and clubs have expired. While there can be no assurance that competitors will not use the technology of the expired patents in the future, RP's competitors, True Temper and Apollo, have not adopted, nor does management believe that they have plans to copy, the expired patents. RP has obtained a trademark on its Rifle product and has filed for a utility patent. Management believes that the only patents material to its future success are its patent #4,736,093, which enables a club maker to take frequency sorted steel shafts and calculate what new frequency shafts are needed to produce a Frequency Matched product, patent #5,040,270 which relates to the same frequency sorting, but for graphite shafts and patent #5,857,921 which relates to the manipulation of flex distribution within a shaft or set of shafts. These patents expire on May 9, 2006, October 19, 2008, and January 12, 2016, respectively.

     RP relies upon trademarks to establish and protect RP's proprietary rights in its products and technologies. Its logo and the name "Royal Grip" have been registered as trademarks in the United States, Japan, and in other foreign countries. In addition, RP has filed trademark applications relating to the names and configurations of several of its products in the United States and in foreign countries, including Japan. RP has also obtained design patents on some of its grips and applied for others that are pending. RP protects its proprietary rubber compound and related technologies as trade secrets. Despite such safeguards, there can be no assurance that its proprietary rights are adequately protected or that competitors will not be able to produce golf club grips that successfully imitate RP's designs and materials without infringing RP's proprietary rights.

Regulations

     The design of new golf clubs is greatly influenced by rules and interpretations of the USGA. Although the golf equipment standards established by the USGA generally apply only to competitive events sanctioned by that organization, it has become critical for designers of new products to assure compliance with USGA standards. Although RP believes that all of its grips and shafts comply with current USGA standards, no assurance can be given that any new products will receive USGA approval or that existing USGA standards will not be altered in ways that adversely affect the sales of products.

Research and Development

     RP has two full-time employees and utilizes one consultant in research and development. During the fiscal years ended May 31, 1997 and 1998, RP spent approximately $157,000 and $120,000 respectively, on research and development. In addition, sales and other personnel of RP work to conceive new product opportunities by creating prototypes and masters and by working with suppliers and customers to design and produce finished products. New grip products are tested through RP's PGA Tour representatives and sales force.

Environmental

     During the fiscal year ended May 31, 1998, RP expended $129,000 on the treatment, storage and disposal of hazardous waste which included a $72,000 expenditure for the removal of accumulated sludge from an outdoor holding basin at FMP's Torrington, Connecticut manufacturing facility. Regulatory fees for various environmental permits and costs were $50,000. RP estimates that it will incur an estimated $900,000 in capital expense during 1999 for upgrading FMP's wastewater treatment facilities due to EPA mandates on water quality adopted by the State of Connecticut.



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Employees

     As of December 31, 1998, RP employed 346 persons, three of whom are part-time employees. FMP's hourly employees are subject to a collective bargaining agreement, which expires on November 14, 1999. RP believes its relationship with its employees is satisfactory.



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                     DESCRIPTION OF SHARE CAPITAL OF COYOTE

     The summary of the terms of the share capital of Coyote set forth below does not purport to be complete and is qualified by reference to Coyote's Amended and Restated Articles of Incorporation and the Coyote By-Laws, which are incorporated by reference in this document and copies of will be sent to holders of RP and Coyote shareholders upon request. See "Where To Find More Information" on page i.

Authorized Share Capital

     Coyote's authorized share capital consists of 25,000,000 shares of Coyote common stock, par value $.001 per share and 10,000,000 preferred shares, par value $.001 per share. As of ________ __, 1999, there were ________ shares of Coyote common stock outstanding and based on the Exchange Ratio as of the date of this Joint Proxy/Prospectus after giving effect to the merger, there will be ______ shares of Series C Preferred Stock outstanding.

Coyote Common Stock

     Voting Rights

    At any meeting of Coyote, votes may be given in person or by proxy. Each holder of Coyote common stock is entitled to one vote for each Coyote common share held by him. Each fractional share is entitled to a corresponding fractional vote. Except as subject to the Nevada General Corporation Law, one-third of the outstanding shares of the corporation entitled to vote shall constitute a quorum at a general meeting. Cumulative voting is not allowed in the election of directors.

     Preemptive Rights

     Coyote shares do not have preemptive rights.

     Transfers

     A Coyote share may be transferred in any manner the Coyote Board of Directors deems appropriate. Coyote will not issue certificates representing fractional shares. Additionally, Coyote is not obliged to make any transfer creating a fractional interest.

     Dividends

     The Coyote Board of Directors may from time to time declare dividends to any series of stock although to date, it has never done so. Coyote does not anticipate paying any cash dividends in the foreseeable future. Additionally, the Coyote Board of Directors has the authority to determine dividend rights and dividend rates for such stock.

     Liquidation

     The Coyote Board of Directors has the power to determine liquidation preferences for the preferred stock.

Preferred Stock

     General

    The Board of Directors shall have the authority to fix the rights, powers, preferences and privileges, and the qualifications, limitations or restrictions, of any series of preferred stock, including but not limited to dividend rights, dividend rates, conversion rights, voting rights and liquidation preferences and to fix the number of shares constituting any such series and the designation thereof.

Coyote Series C Preferred Stock

     General

     The Series C Preferred Stock to be issued pursuant to the merger will be duly authorized, validly issued, fully paid and non-assessable. All such shares will be in registered form.

     Dividends and Distributions.

        The holders of the Series C Preferred Stock shall be entitled to preferential cumulative cash dividends with respect thereto at the rate of 6% of the stated value thereof per annum, payable quarterly per share of Series C Preferred Stock outstanding if, as and when declared by the Coyote Board of Directors or any duly authorized committee of the Board of Directors out of funds legally available for the payment thereof.

     Whenever dividends or distributions payable on the Series C Preferred Stock, as provided in the certificate of designation of the Series C Preferred Stock, are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, Coyote shall not:

     o declare or pay dividends on or make any other distributions on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock; or

     o declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock except dividends or distributions paid ratably on the Series C Preferred Stock and all such parity stock on which dividends or distributions are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled.

     Powers of the Board of Directors and Preferred Shares

     Under the Coyote Amended and Restated Articles of Incorporation, the Coyote Board of Directors, may fix the rights and powers of the preferred stock.
However, so long as shares of Series C Preferred Stock are outstanding, Coyote shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of two-thirds of the then outstanding shares of Series C Preferred Stock, voting together as a single class:

     o designate or issue any additional shares of Series C Preferred Stock or in any manner authorize, create, designate, issue or sell any class or series of capital stock (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends or distribution of assets, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of Coyote, is senior to or on a parity with the Series C Preferred Stock;

     o  in  any  manner  alter  or  change  the  terms,  designations,   powers,
        preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series C Preferred Stock;

     o reclassify the shares of any class or series of junior stock into shares of any class or series of capital stock ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of Coyote senior to or on a parity with the Series C Preferred Stock;

     o  take any action to voluntarily dissolve, liquidate or wind up Coyote; or

     o take any action to cause any amendment, alteration or repeal of any of the provisions of (i) the Amended and Restated Articles of Incorporation or (ii) the By-laws, if such amendment, alteration or repeal would adversely affect in any material respect the rights of the holders of the Series C Preferred Stock in their capacity as such.

     Conversion

     Each share of Series C Preferred Stock will be convertible into one share of common stock of Coyote at the option of the stockholder. Upon conversion each share of Series C Preferred Stock will represent the right to receive one share of Coyote common stock plus payment of any declared or accrued but unpaid dividends related to such share of Series C Preferred Stock, to be paid in cash, or, to the extent that cash payment is not then permitted by the terms of Coyote's existing debt agreements or applicable law, either by delivery of a subordinated promissory note in a principal amount equal to the amount of such dividends or shares of Coyote common stock with a value, equal to the amount of such dividends (determined based on the average closing market price of the Coyote common stock over the twenty-day period on the day immediately preceding conversion), at Coyote's option.

    Description of Subordinated Promissory Note Potentially Issuable in Respect of Unpaid Dividends Upon Conversion of Series C Preferred Stock

     Each subordinated promissory note which may be issued, at Coyote's option, upon the conversion of Series C Preferred Stock for the payment of accrued but unpaid dividends on such preferred stock under the circumstances described above will:

        o      not be issued in a principal amount less than $1,000;

        o      accrue interest at a rate of 6% per year, compounded quarterly;

        o      mature 24 months from the date of conversion;

        o be payable in cash upon maturity unless Coyote is not permitted to do so under the terms of its then outstanding debt agreements or applicable law, in which case Coyote will issue to the note holder shares of Coyote common stock with a value equal to the amount of such note plus all accrued and unpaid interest on such note (determined based on the average closing market price of the Coyote common stock over the twenty-day period immediately preceding maturity);

        o be mandatorily prepayable, without premium, upon a change of control of Coyote or as required from time to time to the extent permitted by the terms of Coyote's indebtedness or applicable law pro rata with the accrued but unpaid dividends on Series C Preferred Stock still outstanding; and

        o be subordinate to all of Coyote's existing and future senior and senior subordinated indebtedness but will be senior to all of Coyote's other indebtedness.

     Redemption

     Coyote, upon resolution by its Board of Directors who are not holders of or affiliates of holders of Series C Preferred Stock, is entitled to redeem the Series C Preferred Stock on a pro rata basis, in whole or in part, at any time or from time to time. After this redemption, should it occur, the holder is no longer entitled to any dividends. The redemption price is the stated value and any accrued and unpaid dividends to the date of redemption.

    Liquidation Preference

     After all mature claims of creditors of Coyote have been paid in full, the holders of the Series C Preferred Stock are entitled to be paid an amount equal to the liquidation preference of the Series C Preferred Stock out of the assets of Coyote prior to the holders of Coyote common stock and any preferred stock ranking junior to the Series C Preferred Stock. Additionally, the holders of two-thirds of the outstanding Series C Preferred Stock must approve the creation of any equity security which has seniority or parity with these liquidation rights.

Stock Exchange Listing

     The Coyote common stock is listed on the Nasdaq Small Cap Market. It is a condition to the merger that the Coyote common stock issuable upon conversion of the Series C Preferred Stock shall have been listed or approved for listing upon notice of issuance on the Nasdaq National Market, if qualified, or otherwise on the Nasdaq Small Cap Market.

                        COMPARISON OF STOCKHOLDER RIGHTS

     The rights of Coyote stockholders are governed by Nevada law, the Amended and Restated Articles of Incorporation of Coyote and the Amended and Restated By-laws of Coyote. The rights of RP stockholders are governed by Delaware law, the Amended and Restated Certificate of Incorporation of RP and the By-laws of RP. Upon consummation of the merger, Nevada law, the Amended and Restated Articles of Incorporation of Coyote and the Amended and Restated By-laws of Coyote will govern the rights of RP stockholders who become Coyote stockholders. The following is a summary of certain material differences between the current rights of RP stockholders and those of Coyote stockholders following the merger.

     The following summary of stockholder rights is not intended to be complete, and it is qualified by reference to Nevada law, Delaware law, the Amended and Restated Articles of Incorporation of Coyote, the Amended and Restated By-laws of Coyote, the Amended and Restated Certificate of Incorporation of RP and the RP By-laws. Copies of the Amended and Restated Articles of Incorporation of Coyote, the Amended and Restated By-laws of Coyote, the Amended and Restated Certificate of Incorporation of RP and the RP By-laws have been filed with the SEC and will be sent to holders of Coyote common stock and RP common stock upon request. See "Where To Find More Information" on page i.

                     COMPARISON OF SERIES C PREFERRED STOCK,
                        RP COMMON STOCK AND COYOTE STOCK

       The following is a summary comparison of certain of the principal terms of the Series C Preferred Stock and the RP common stock. The merger immediately converts the RP shares of common stock into Series C Preferred Stock. This Series C Preferred Stock will have a value based on the total issued and outstanding stock of Coyote and RP. Each share of Series C Preferred Stock will be convertible into one share of common stock of Coyote at the option of the stockholder. See "The Merger Agreement--Conversion of Securities."

                                                                 Coyote Series C
                  RP Common Stock                                Preferred Stock                     Coyote Common Stock

Market            The Nasdaq National Market.                The Series C Preferred Stock           The Nasdaq Small Cap
                                                             will not be listed on any stock        Market.
                                                             exchange or inter-dealer
                                                             quotation system.

Liquidation        First, the creditors of RP and            After all mature claims of             After the mature claims of
                   then the holders of shares of             creditors of Coyote have been          creditors of Coyote have been
                   any class or series of RP                 paid in full, the holders of the       paid in full and the holders of
                   Preferred Stock are entitled to           Series C Preferred Stock are           any class or series of Coyote
                   the ratable receipt of the RP             entitled to be paid an amount          preferred stock have been paid
                   assets. Thereafter, the                   equal to the liquidation               an amount equal to the
                   common stock holders are                  preference of the Series C             liquidation preference of such
                   entitled to the ratable receipt           Preferred Stock out of the             preferred stock, plus an
                   of the assets of RP.                      assets of Coyote prior to the          amount equal to all dividends
                                                             holders of Coyote common               accrued and unpaid on such
                                                             stock and any preferred stock          share, if any, on the date
                                                             ranking junior to the Series C         fixed for distribution of assets
                                                             Preferred Stock.  Additionally,        of Coyote, the holders of
                                                             the holders of two-thirds of the       common stock are entitled to
                                                             outstanding Series C Preferred         ratable receipt of the assets of
                                                             Stock must approve the                 Coyote.
                                                             creation of any equity security
                                                             which has seniority to or parity
                                                             with these liquidation rights.

State Law         Delaware.                                  Nevada.                                Nevada.



                                      103

                                                                 Coyote Series C
                  RP Common Stock                                Preferred Stock                     Coyote Common Stock

Quorum            A majority of shares entitled              Same as Coyote common                  One-third of the outstanding
                  to vote at a meeting                       stock.                                 Coyote stock entitled to vote
                  constitutes a quorum.                                                             on any matter constitutes a
                                                                                                    quorum.

                  Generally, a majority of                                                          Generally, a majority of
                  affirmative votes will                                                            affirmative votes will
                  constitute an act of the                                                          constitute an act of the
                  stockholders. However,                                                            stockholders.
                  directors are elected by a
                  plurality of votes by holders
                  entitled to vote on the
                  election.

                  As a matter of law, shares                                                        As a matter of law, shares held
                  by RP  shall  neither  be                                                         by  Coyote  shall  neither
                  entitled to vote nor be counted                                                   be entitled to vote nor be
                  for quorum purposes.                                                              counted for quorum purposes.



Super-            None.                                      The holders of two-thirds of                 None.
majority                                                     the outstanding Series C
Voting                                                       Preferred Stock,   voting
                                                             as a class must approve:

                                                            o     any creation of liquidation
                                                                  rights or liquidation of
                                                                  Coyote;

                                                            o     alterations or
                                                                  reclassification to the
                                                                  rights of holders of Series
                                                                  C Preferred Stock;

                                                            o     reclassification of any
                                                                  junior stock; or

                                                            o     certain amendments to the
                                                                  Amended and Restated
                                                                  Articles of Incorporation
                                                                  or Amended and Restated
                                                                  By-laws.



                                      104

                                                                 Coyote Series C
                  RP Common Stock                                Preferred Stock                     Coyote Common Stock


Voting            Each holder of RP common                   Each holder has a right to one         Each holder of Coyote
                  stock is entitled to one vote              vote for each share of Coyote          common stock is entitled to
                  for each share held.                       common stock into which the            one vote for each share held.
                                                             Series C Preferred  Stock  could       The Series C  Preferred Stock
                                                             be converted.  The Series C Preferred  and the  Coyote common  stock
                                                             Stock and the Coyote common  stock     vote as a class on all matters
                                                             vote as a  class  on all matters       submitted  to the shareholders
                                                             submitted to the shareholders of       of Coyote.
                                                             Coyote.

Cumulative        Cumulative voting of Coyote                See Coyote common stock.                Cumulative voting of Coyote
Voting            common stock is not allowed                                                        common stock is not allowed
                  in the election of directors.                                                      in the election of directors.



                                      105

                                                                 Coyote Series C
                  RP Common Stock                                Preferred Stock                     Coyote Common Stock

Dividends         If declared by the RP                    Holders are entitled to                If declared by the Coyote
                  Board of Directors. To date,             preferential cash dividends at a       Board of Directors. To date,
                  no dividends have been                   rate per annum equal to 6% of          no dividends have been
                  declared for holders of RP               the $____ stated value per             declared for holders of Coyote
                  common stock.                            share and any accrued but              common stock.
                                                           unpaid dividends from the date
                                                           of the consummation of the merger.
                                                           Accrued but unpaid dividends
                                                           bear a 6% interest rate per year
                                                           until paid.


                                                           If declared payable by the
                                                           Coyote Board of Directors,
                                                           Who are not holders of or
                                                           affiliates of holders of Series
                                                           C Preferred Stock the dividends
                                                           are generally payable on January 1,
                                                           April 1, July 1 and October 1.

                                                           If any dividends are in arrears
                                                           and have not been paid in full,
                                                           Coyote may not:

                                                           o     declare dividends to any
                                                                 stock which is junior to
                                                                 the Series C Preferred
                                                                 Stock; or

                                                           o     declare dividends to any
                                                                 parity stock unless the
                                                                 holders are paid ratably
                                                                 and the dividends are
                                                                 payable in arrears in
                                                                 proportion to the total
                                                                 amounts to which the
                                                                 holders of all such shares
                                                                 are entitled.



                                      106

                                                                 Coyote Series C
                  RP Common Stock                                Preferred Stock                     Coyote Common Stock


Optional          Not applicable.                              Coyote, upon resolution by its        Not applicable.
Redemption                                                     Board of Directors, is entitled
                                                               to redeem the Series C
                                                               Preferred Stock on a pro rata
                                                               basis, in whole or in part, at
                                                               any time or from time to time
                                                               on 30 day's notice to the
                                                               holders thereof.  After this
                                                               redemption, should it occur,
                                                               the holder is no longer entitled
                                                               to any dividends.  Holders of
                                                               Series C Preferred Stock do not
                                                               get to vote on conversion.

Redemption            Not applicable.                          The liquidation preference and           Not applicable.
Price                                                          any accrued and unpaid
                                                               dividends to date of
                                                               redemption.

Removal of            Any director may be removed              Any director may be removed              Same as Series C Preferred
Directors             for cause by the holders of a            with or without cause by                 Stock.
                      majority of shares entitled to           holders of two-thirds of the
                      vote at an election.                     issued and outstanding stock
                                                               entitled to vote at a meeting
                                                               called for this purpose.



                                      107

                                                                 Coyote Series C
                      RP Common Stock                            Preferred Stock                     Coyote Common Stock

Conversion            Not applicable.                       Each share of Series C                   Not applicable.
                                                            Preferred Stock will be
                                                            convertible into one share of
                                                            common stock of Coyote at the
                                                            option of the stockholder.
                                                            Upon conversion each share of
                                                            Series C Preferred Stock will
                                                            represent the right to receive
                                                            one share of Coyote common
                                                            stock plus an amount equal to
                                                            either the payment  of
                                                            any declared or accrued
                                                            (whether or not declared) but
                                                            unpaid dividends related to
                                                            such shares of Series C
                                                            Preferred Stock, to be paid,
                                                            to the extent cash payment is not
                                                            then permitted by the terms of
                                                            Coyote's indebtedness or
                                                            applicable law, either by delivery
                                                            of a subordinated promissory note
                                                            in a principal amount equal to the
                                                            amount of such dividends or shares
                                                            of common stock with a value equal
                                                            to the amount of such dividends
                                                            (determined based  on the average
                                                            closing market price of the Coyote
                                                            common stock over the twenty-day
                                                            period immediately preceding
                                                            conversion) at Coyote's option.


Ability to            Any action which may be               See Coyote common stock.                 Any action required or
Act by                taken at any special or annual                                                 permitted to be taken at a
Consent               meeting of stockholders may                                                    meeting of the stockholders
                      be taken without a meeting                                                     may be taken without a
                      with the written consent of not                                                meeting if a written consent
                      less than the minimum                                                          thereto is signed by
                      number of votes that would be                                                  stockholders holding at least a
                      necessary to authorize or take                                                 majority of the voting power,
                      such action at a meeting at                                                    unless a different proportion
                      which all shares entitled to                                                   of voting power is required
                      vote thereon were present.                                                     for the action taken without a
                                                                                                     meeting.



                                      108

                                                               Coyote Series C
                        RP Common Stock                        Preferred Stock                          Coyote Common Stock

Consent               Not less than the minimum             See Coyote common stock.                At least a majority of the
Threshold             number of votes that would be                                                 voting power, subject to the
                      necessary to authorize or take                                                requirement of two-thirds of
                      such action at a meeting at                                                   the issued and outstanding
                      which all shares entitled to                                                  stock with respect to the
                      vote thereon were present.                                                    removal of directors.

Special               May be called by the Board of         See Coyote common stock.                A special meeting shall be
Meeting               Directors.                                                                    called by the CEO of Coyote
                                                                                                    at  the request of the holders
                                                                                                    of not less than  one-tenth
                                                                                                    of  all  outstanding shares
                                                                                                    of  Coyote entitled  to vote
                                                                                                    at such a  meeting.  If  all
                                                                                                    of the stockholders meet at
                                                                                                    any  time, they may unanimously
                                                                                                    waive notice   of  such  a
                                                                                                    meeting.

                                VOTING SECURITIES

         Holders of record of Coyote at the close of business on _______, 1999, will be entitled to vote at the Coyote special meeting. On that date, _________shares of Coyote common stock were issued and outstanding. Each share of Coyote common stock is entitled to one vote on every matter submitted to the stockholders at the special meeting.


                 STOCK HOLDINGS OF CERTAIN OWNERS AND MANAGEMENT

    The following table sets forth the number of shares of Coyote's common stock beneficially owned or anticipated to be beneficially owned (i) each person known to Coyote to be the beneficial owner of more than 5 percent of Coyote's common stock, (ii) each director of Coyote, (iii) each executive officer listed in the Summary Compensation Table ("Named Officers"), and (iv) all nominees, Named Officers, and other executive officers as a group (a) as of ________, 1999 and
(b) immediately following the merger for purposes of which all shares of common stock into which Series C Preferred Stock shall be convertible shall be deemed outstanding.


                                        Prior to the Merger            Following the Merger
                                        -------------------            --------------------

                                      Shares                          Shares
Name and Address of                Beneficially   Percent of Class Beneficially   Percent of Class
Beneficial Owner                     Owned(1)        Owned (1)       Owned(1)        Owned (1)

Mel S. Stonebraker(2)             1,460,000(7)         25.3%      ___________________   ____%

James M. Probst(3)                1,200,100(7)         20.8%      ___________________   ____%

Jeffrey T. Kates(4)               800                  Less
                                                       than .1%   ___________________   ____%

Don A. Forte(5)                   2,208                Less
                                                       than .1%   ___________________   ____%



Mark Pappas(6)                    1,207,692(8)         20.9%      ___________________   ____%

Paragon Coyote Texas Ltd.         1,207,692(9)(10)     20.9%      ___________________   ____%

Paragon Management Group, Inc.    1,207,692(10)        20.9%      ___________________   ____%

Richard P. Johnston (11)                  -              %        ___________________   ____%


Richard P. Johnson and                    -              -%       ___________________   ____%
    Jayne A. Johnston Charitable
    Remainder Trust #3 ("Johnston
    CRT #3") (12)
                                                                  ---------------------------------
Berenson Minella & Company (13)           -              -%       ___________________   ____%

Raymond J. Minella (14)                   -              -%       ___________________   ____%

Kenneth J. Warren (15)                    -              -%       ___________________   ____%




                                      110


All directors and Named Officers                                                                  %
as a group ([__] persons)                                 -----------------   -------      -------


(1) A person is considered to beneficially own any shares: (a) over which such person exercises sole or shared voting or investment power, or (b) of which such person has the right to acquire beneficial ownership at any time within 60 days (i.e., through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by such owner and such owner's spouse or children.

(2) Mr. Stonebraker's address is 2291 Arapahoe Avenue, Boulder, CO 80302.

(3) Mr. Probst's address is 2291 Arapahoe Avenue, Boulder, CO 80302.

(4) Mr. Kates' address is 3200 Robert T. Longway Blvd., Flint, MI 48506.

(5) Mr. Forte's address is 717 Seventeenth Street, Denver, CO 80202.

(6) Mr. Pappas' address is 307 W. Seventh Street, Suite 1210, Fort Worth, Texas 76102.

(7) These shares are pledged to Paragon Coyote Texas Ltd. as collateral for a loan made to Coyote in March 1998.

(8) Represents 685,953 shares owned by Paragon and an option to purchase 521,739 shares of common stock which are currently owned by a third party. Mr. Pappas is the President of Paragon Management Group, Inc., the sole general partner of Paragon. Because of that position, Mr. Pappas may, pursuant to Rule 13d-3, be deemed to be the beneficial owner of the shares. Mr. Pappas disclaims beneficial ownership of these shares.

(9) Power to vote these shares is exercised through Paragon Management Group, Inc.

(10) This figure assumes exercise in full of Paragon's option to purchase 521,739 shares of common stock.

(11) Mr. Johnston's mailing address is c/o Royal Precision, Inc., 15170 North Hayden Road, Suite 1, Scottsdale, Arizona 85260. This amount includes: (i) 658,912 shares of Series C Preferred Stock which will be acquired as a result of the merger by Johnston CRT #3 over which Mr. Johnston will have voting and dispositive power as trustee and (ii) 25,540 options to acquire Coyote common stock that will be owned by Mr. Johnston personally as a result of the merger.

(12) The mailing address of Johnston CRT #3 is Attention: Richard P. Johnston, Trustee, Teton Pines, 4350 Greens Place, Wilson, Wyoming 83014. Richard P. Johnston, as trustee of Johnston CRT #3, will have voting and investment power over these shares.

(13) The mailing address of Berenson Minella & Company is 667 Madison Avenue, New York, New York 10021. Raymond J. Minella, as a managing general partner of Berenson Minella, may be deemed to have shared voting and shared investment power over these shares. Jeffrey L. Berenson is also a general partner of Berenson Minella.

(14) Mr. Minella's mailing address is c/o Berenson Minella & Co., 667 Madison Avenue, New York, New York 10021. This amount includes 1,255,759 shares of Series C Preferred Stock which will be acquired as a result of the merger by Berenson Minella, of which Mr. Minella is a managing general partner (see note
(13)). As such, Mr. Minella shares voting power and investment power over these shares. This amount also includes

8,512 options to acquire Coyote common stock that will be owned by Mr. Minella personally as a result of the merger.

(15) Mr. Warren's address is c/o Royal Precision, Inc., 15170 North Hayden Road, Suite 1, Scottsdale, Arizona 85260. This amount also includes 15,621 options to acquire Coyote common stock as a result of the merger.


                             DIRECTORS AND OFFICERS
Board of Directors

    It is anticipated that, following the merger, the Board of Directors of Coyote will be composed of James M. Probst, Jeffrey T. Kates, Don A. Forte, Mark
A. Pappas, Richard P. Johnston, Kenneth J. Warren, Raymond J. Minella and ______________________, as the individuals expected to be designated for such purpose pursuant to the stockholder agreement (see "Stockholder Agreement" p.
62).

    Background information regarding such individuals as of February 1999, appears below:

    James M. Probst, 40, a co-founder of Coyote, has been an officer and Director of Coyote since February 1995 and is currently President, CEO and a Director. From 1986 to 1995, Mr. Probst was employed by Schuller International Corporation, a wholly owned subsidiary of Manville Corporation. During that time, Mr. Probst held several positions ranging from research and development Engineer to Business Manager of a unit with approximately $30 million in revenues. Mr. Probst received a B.S. degree in Mechanical Engineering from the University of Colorado, Denver in 1986 and an M.B.A. from the University of Denver in 1990.

    Jeffrey T. Kates, 37, became a director of Coyote in May 1997. From August 1996 to the present, Mr. Kates has been the Chief Operating Officer of Plastics Research Corp. a firm with annual revenues of $35 million. From October 1994 to August 1996, Mr. Kates was President and a director of Harloc Incorporated, a subsidiary of the Tesa Group in Irun, Spain, which attained annual revenues of $150 million. Mr. Kates received a B.S. degree in Agricultural Engineering from the University of Illinois in 1984 and an M.B.A. from the University of Denver in 1988.

    Don A. Forte, 50, became a director of Coyote in June 1997. For the past 25 years, Mr. Forte has been employed by Johns Manville a leading manufacturer of building products. Mr. Forte has held numerous positions in his career with Johns Manville. His present position is Vice President of Manufacturing and Engineering for the Insulation Group. Mr. Forte is currently responsible for 16 manufacturing plants located in North America which manufacture fiberglass insulation products for residential and commercial applications. Prior to this assignment, Mr. Forte was Vice President and General Manager of Johns Manville's Filtration Division. The Filtration Division manufactures products in four U.S. plant locations and distributes to customers worldwide. Mr. Forte received his B.S. degree from Northern Illinois University in 1970 and an M.B.A. degree from Xavier University in 1982.

    Mark A. Pappas, 37, became a director of Coyote in March 1998. Mr. Pappas is the President of Paragon Management Group, Inc., a private investment management firm located in Fort Worth, Texas. Prior to the formation of Paragon Management Group, Inc. in June 1997, Mr. Pappas was employed in the field of public accounting, five years as President of Pappas & Company, P.C., CPAs and two years with the national accounting firm of Ernst & Young, LLP Mr. Pappas also spent several years as the Chief Financial Officer of a national home building company. Mr. Pappas received a B.B.A. degree in Accounting from the University of Texas, Arlington in 1983 and has been a licensed Certified Public Accountant in the State of Texas since 1985.

After the Effective Time of the Merger Agreement, the following directors have been designated to sit on the Board of Directors of Coyote pursuant to a stockholder agreement. See "Stockholder Agreement" beginning on p. [ ].

    Raymond J. Minella, 49, has been a director of RP since its organization in 1996 and Chairman of the Board since August 1998. Since 1990, Mr. Minella has been a managing general partner of Berenson Minella & Company, an investment and merchant banking firm. Mr. Minella is a director of NEXClaim, Inc., an insurance recovery business.

    Kenneth J. Warren,  55, has been  Secretary  of RP and a director  since its organization in 1996. Mr. Warren has been a practicing attorney for over 30 years (see "Interests of Certain Reasons in the Merger" beginning on p. 37 and "Stockholder Agreement" beginning on p. 62). Before 1996, he was a partner in Schwartz, Kelm, Warren & Ramirez. During 1996, he was of counsel to its successor, Schwartz, Warren & Ramirez L.L.C. In January 1997, he opened his own office for the practice of law. Mr. Warren is also Secretary of PH Group Inc., a manufacturer of presses, and Cable Link, Inc., a cable television equipment refurbisher.

    Richard P. Johnston, 68, served as Chairman of the Board of Merbanco, Inc. ("Merbanco"), a merchant banking company, from 1991 until the end of 1998, served as Chairman of the Board of Republic Realty Mortgage Co., a commercial mortgage company, from 1992 to 1995, and was Managing Director of Hamilton Robinson & Co., an investment advisory company from 1991 to 1994. Mr. Johnston has been a director of RP since its organization in 1996 and served as Chairman of the Board of RP from May 1996 to October 1997. Mr. Johnston is a founder and a director of AGCO Corporation a farm implement manufacturer and distributor, and a director of Myers Industries, Inc., a plastic and rubber products manufacturer. Richard P. Johnston is the father of Leslie Reesing and David E. Johnston.

Executive Officers

    Following the merger, James M. Probst will serve as Chief Executive Officer and President. John Paul McNeill will serve as Chief Financial Officer and Secretary.


                           RELATED PARTY TRANSACTIONS

Coyote Related Party Transactions

    See "Interests of Certain Persons in the Merger," beginning on page 39.


                 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Coyote's directors and executive officers, and persons who own more than 10 percent of a registered class of Coyote's equity securities, to file with the SEC and the Nasdaq Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Coyote. Officers, directors and greater than 10 percent stockholders are required by the regulations of the SEC to furnish Coyote with copies of all Section 16(a) forms they file. To Coyote's knowledge, based solely on review of the copies of such reports furnished to Coyote and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

                      COMMITTEES OF THE BOARD OF DIRECTORS

    The Coyote Board currently has an Audit Committee and a Compensation Committee. The Coyote Board of Directors does not have a Nominating Committee and the functions of such a committee are performed by the Board of Directors.

    Presently Coyote has not appointed an Executive Committee. However, Coyote will appoint an Executive Committee at the time of the consummation of the merger. The Executive Committee, when the Board of Directors is not in session, will have the authority of the Board of Directors as limited by the resolution of the Board appointing it. Additionally, the Executive Committee does not have the authority of the Board of Directors to:

         o            amend the Amended and Restated Articles of Incorporation;

         o            adopt a plan of merger or consolidation;

         o recommend to the stockholders the sale, lease or other disposition of all or substantially all of the property and assets of the corporation otherwise than in the usual and regular course of its business;

         o recommend to the stockholders a voluntary dissolution of the corporation or to revoke such a dissolution; or

         o            amend the By-laws of the corporation.

There were five meetings of the Board of Directors during the last full fiscal year. Each director attended all meetings of the Board of Directors.

    The Compensation Committee makes recommendations to the Board with respect to compensation of management employees. The Compensation Committee also administers plans and programs relating to stock options, pension and other retirement plans, employees benefits, incentives and compensation and determines the eligibility and levels of participation under Coyote's 1997 Stock Option Plan (the "1997 Plan") and Coyote's 1998 Stock Option Plan (the "1998 Plan"). There were four meetings of the Compensation Committee during the last fiscal year. Messrs. Kates, Stonebraker and Pappas are the current members of Coyote's Compensation Committee.

    The Audit Committee reviews and makes recommendations to the Coyote Board regarding services provided by the independent accountants, reviews with the independent accountants the scope and results of their annual audit of Coyote's consolidated financial statements and any recommendations they may have, and makes recommendations to the Coyote Board with respect to the engagement or discharge of the independent accountants. The Audit Committee also reviews Coyote's internal procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting and financial controls, and Coyote's policies concerning financial reporting and business practices. The Audit Committee did not meet during the last fiscal year. Messrs. Kates, Pappas and Probst are the current members of Coyote's Audit Committee.

                           COMPENSATION OF MANAGEMENT

Summary Compensation Table

    The following table sets forth certain information concerning the annual and long term compensation of the chief executive officer of Coyote and the other executive officers, whose total annual salary and bonus exceeded $100,000 during the last fiscal year (the "Named Officers"), for Coyote's fiscal years ended December 31, 1997, 1996 and 1995.


                                                   Annual Compensation            Long Term
                                                                                  Compensation
                                                                                  Awards

                                                                                  Security
Name and Principal                                               Other Annual     Underlying
Position            Year           Salary ($)      Bonus ($)     Compensation($)  Options/SARs (#)
--------            ----

Mel S. Stonebraker  1997           117,116         0             8,700 (1)        45,000
     Director


                    1996           115,000         0             6,529 (1)        0


                    1995           115,000         0             6,805 (1)        0


-------------------

       (1) Includes annual cost of company car and life insurance.


Coyote's 1997 Plan

        Coyote's 1997 Plan was adopted by the Coyote Board of Directors and stockholders on June 10, 1997. The Plan provided for the grant of options to purchase 500,000 shares. The Plan was amended by the Board of Directors and approved by a majority of the stockholders on February 10, 1998. The amendment provided for a total of 1,000,000 shares under the 1997 Plan. The shares of Coyote's common stock are intended to qualify as either incentive stock options within the meaning of Section 422 of the Internal Revenue Code ("Incentive Stock Options") or as options that are not intended to meet the requirements of such section ("Nonstatutory Stock Options"). Options to purchase shares may be granted under the Plan to persons who, in the case of Incentive Stock Options, are employees (including officers of Coyote or its subsidiaries), or, in the case of Nonstatutory Stock Options, are employees (including officers of the Company or its subsidiaries), non-employee directors or consultants of Coyote. As of February 18, 1999, 570,000 Incentive Stock Options and 130,000 Nonstatutory Stock Options had been granted under the 1997 Plan.

        The 1997 Plan is administered by the Coyote Compensation Committee of the Board of Directors. The Coyote Compensation Committee has full discretionary authority, subject to certain restrictions, to determine the number of shares for which Incentive Stock Options and Nonstatutory Stock Options may be granted and the individuals to whom, and the times at which, and the exercise prices for which options will be granted.

Coyote's 1998 Plan

        Coyote's 1998 Plan was adopted by the Coyote Board of Directors and stockholders in March 1998. The Plan provides for the grant of options to purchase up to 1,000,000 shares of Coyote's common stock that are intended to qualify as either Incentive Stock Options or as Nonstatutory Stock Options. Options to purchase shares may be granted under the Plan to persons who, in the case of Incentive Stock Options, are employees (including officers of Coyote or its subsidiaries), or, in the case of Nonstatutory Stock Options, are employees (including officers of Coyote or its subsidiaries), non-employee directors or consultants of Coyote. As of February 18, 1999, 152,500 options had been granted under the 1998 Plan.

        The 1998 Plan is administered by the Coyote Compensation Committee of the Board of Directors. The Coyote Compensation Committee has full discretionary authority, subject to certain restrictions, to determine the number of shares for which Incentive Stock Options and Nonstatutory Stock Options may be granted and the individuals to whom, and the times at which, and the exercise prices for which options will be granted.

        The following table presents information concerning individual grants of options to purchase common stock made during the fiscal year ended December 31, 1997, to the Chief Executive Officer.

            Option Grants in the Fiscal Year Ended December 31, 1997



                                              % of Total                                        Potential As
                                            Options Granted    Exercise or                      Appreciation
                             Options         to Employees       Base Price     Expiration
          Name               Granted        in Fiscal Year      ($/Share)         Date          5%($) 10%($)
          ----               -------        --------------      ---------         ----          ----- ------

Mel S. Stonebraker            45,000              9.2              5.50          9/18/04       69,098 190,962


------------
Note:  Assumed  annual  appreciation  rates  are  set by the  SEC  and are not a forecast of future appreciation. The actual realized value depends on the market value of the Common Stock on the exercise  date, and no gain to the optionees is possible  without an  increase  in the price of the Common  Stock.  All  assumed values are before taxes.

               AGGREGATE OPTION EXERCISES IN THE FISCAL YEAR ENDED
             DECEMBER 31, 1997 AND FISCAL YEAR-END OPTION VALUES (1)


                                                          Number of Securities Underlying     Value of Unexercised
                                                                Unexercised Options           In-The-Money Options
                                                              at Fiscal Year End (#)         At Fiscal Year-End(#)

                     Shares Acquired   Value Realized at
        Name           on Exercise    Fiscal Year-End (#)    Exercisable    Unexercisable  Exercisable  Unexercisable
        ----             ---------    -------------------    -----------    -------------  -----------  -------------

Mel S. Stonebraker:         0                  0                  0            45,000           0             0



------------
(1) Based on a fair market value as of December 31, 1997 of $4 3/8 per share. Values are stated on a pre-tax basis.


             EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

        Coyote has entered into employment agreements with Mr. Stonebraker and Mr. Probst expiring on May 31, 2000, pursuant to which they are employed as officers of Coyote. The agreements automatically renew for additional two-year periods unless either party notifies the other party that it does not intend to renew the agreements. The employment agreements provide for employment of Mr. Stonebraker and Mr. Probst on a full-time basis at an annual salary of $150,000 and $125,000, respectively, beginning September 1, 1997. Mr. Probst's annual salary was increased to $145,000 on August 1, 1998 with his appointment as CEO of Coyote. The officers are entitled to receive a bonus based on certain objectives to be established by the Board of Directors and incentive stock options to purchase 45,000 shares over a seven year term at $5.50 per share. The options vest over a three year period if Coyote achieves 90% of its targeted earnings before deduction of interest and taxes. In February 1998, the Board of Directors approved a waiver of the specified 90% earnings target.

        Mr. Stonebraker and Mr. Probst may be terminated by Coyote for cause, which is defined as excessive unauthorized absenteeism, actual fraud or material acts of dishonesty, destruction of material Coyote's property; willful disclosure of Coyote's proprietary information, or a material violation of internal controls or procedures. If the officers voluntarily terminate prior to the end of the original contract term, they are required to reimburse Coyote up to $62,500, on a pro-rata basis depending on the date of termination. If Coyote terminates Mr. Stonebraker or Mr. Probst without cause, the terminated officer is entitled to 18 months' salary as a severance payment. If termination without cause occurs after the end of the original contract term, the terminated officer is entitled to 12 months' salary. The employment agreements provide that the officers may not compete with Coyote for a period of the greater of (i) nine months subsequent to their termination date, or (ii) the severance pay period. The officers also have a change of control agreement with Coyote pursuant to which they are entitled to a continuation of salary benefits for 24 months if employment is terminated by Coyote without cause or for good reason (such as a reduction in his compensation) within two years after a change of control.

        Additionally, Coyote has entered into an employment agreement with Mr. McNeill, expiring on December 31, 1998, pursuant to which he is employed as Chief Financial Officer of Coyote. The agreement automatically renews for additional one-year periods unless either party notifies the other party that it does not intend to renew the agreement. The employment agreement provides for employment of Mr. McNeill on a full-time basis at an annual salary of $96,000. Mr. McNeill is entitled to receive a bonus and stock options based on certain objectives determined by the Board of Directors. Mr. McNeill may be terminated by Coyote for cause, which is defined as excessive unauthorized absenteeism, actual fraud or material acts of dishonesty, destruction of material Coyote property; willful disclosure of Coyote's proprietary information, or a material violation of internal controls or procedures. If Mr. McNeill is terminated without cause, he is entitled to 6 months salary. The employment agreement provides that Mr. McNeill may not compete with Coyote for a period of the greater of (i) nine months subsequent to his termination date, or (ii) the severance pay period. Mr. McNeill also has a change of control agreement with Coyote pursuant to which he is entitled to a continuation of salary benefits for 24 months if his employment is terminated by Coyote without cause or by him for good reason (such as a reduction in his compensation) within two years after a change of control.


                              DIRECTOR COMPENSATION

        Messrs. Stonebraker and Probst do not receive additional compensation for their services as directors. Outside directors, Don A. Forte, Jeffrey T. Kates and Mark A. Pappas are compensated in stock options under Coyote's 1997 Plan and 1998 Plan and reimbursed for travel and other reasonable out-of-pocket expenses incurred in attending Board and committee meetings. During fiscal year ended December 31, 1997, Don A. Forte and Jeffrey T. Kates received 25,000 stock options with an exercise price of $5.00 with respect to 15,000 of these stock options and an exercise price of $5.06 with respect to 10,000 of these stock options. During fiscal year ended December 31, 1998, each of Don A. Forte and Jeffrey T. Kates received 10,000 stock options with an exercise price of $4.375. During fiscal year ended December 31, 1998, Mark A. Pappas received 35,000 stock options with an exercise price of $5.375.


                                  OTHER MATTERS

        It is not expected that any matters other than those described in this document will be brought before the special meetings. If any other matters are presented, however, it is the intention of the persons named in the appropriate proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.

                                  LEGAL MATTERS

        The validity of the Series C Preferred Stock to be issued to RP stockholders in connection with the merger will be passed upon by Chrisman, Bynum & Johnson, P.C., counsel to Coyote. Certain other legal matters in connection with the merger will be passed upon for Coyote by Kramer Levin Naftalis & Frankel LLP, New York, New York special counsel to Coyote. Fabian & Clendenin has given its opinion that the merger will be a reorganization within the meaning of Section 368 of the Code and will have the material U.S. federal income tax consequences referred to under the caption "The Merger -- Material U.S. Federal Income Tax Consequences."


                                     EXPERTS

        The consolidated financial statements of Coyote and subsidiaries as of December 31, 1997 and 1996 and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Royal Precision, Inc. and subsidiaries included in Royal Precision Inc.'s annual report on Form 10-KSB as of May 31, 1998 and for the years ended May 31, 1998 and 1997, incorporated by reference in this Joint Proxy Statement/Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

        The audited historical financial statements of Unifiber Corporation incorporated in this Prospectus by reference to Coyote's Current Report on Form 8-K/A Amendment No. 2 dated March 19, 1998 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Unifiber Corporation's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                          FUTURE STOCKHOLDER PROPOSALS

        Due to the contemplated consummation of the merger, RP does not currently expect to hold a 1999 Annual Meeting of Stockholders because RP will be a wholly owned subsidiary of Coyote following the merger. In the event the merger is not consummated, proposals of RP stockholders to be included in the proxy statement to be mailed to all RP stockholders entitled to vote at the 1999 Annual Meeting of RP stockholders must have been received at RP's principal executive offices not later than [ ].

        Any stockholder proposal intended for inclusion in Coyote's proxy statement for Coyote's 1999 annual general meeting of stockholders must have been received by Coyote no later than [ ], 1999.


                                    INDEX OF DEFINED TERMS


Defined Term
1997 Plan..................................................................................114
1998 Plan..................................................................................114
Acushnet....................................................................................10
Apollo......................................................................................10
Apollo U.S..................................................................................78
BMC Group...................................................................................10
Berenson Minella.............................................................................2
CIBC........................................................................................24
Cobra.......................................................................................79
Code........................................................................................28
Comparable Companies........................................................................30
Comparable Transactions.....................................................................31
Coyote.......................................................................................I
Coyote Acquisition Proposal.................................................................50
Coyote Alternative Transaction..............................................................50
Coyote Proposal..............................................................................V
Coyote Superior Proposal....................................................................50
EBIT........................................................................................29
EBITDA......................................................................................36
Exchange Ratio...............................................................................I
FMP..........................................................................................9
Incentive Stock Options....................................................................115
Johnston Group..............................................................................10
Lehman Brothers..............................................................................6
Lehman Brothers Opinion.....................................................................34
Loan Agreement..............................................................................40
LTM.........................................................................................30
LTM EBITDA..................................................................................30
Merger Agreement.............................................................................I
Merger Sub.................................................................................III
Named Officers.............................................................................110
Nasdaq.......................................................................................I
NatCity......................................................................................6
NGF.........................................................................................80
NGCL.......................................................................................121
Nonstatutory Stock Options.................................................................115
Note........................................................................................40
OEMs........................................................................................94
Paragon......................................................................................2
Pentiumatics................................................................................84
Probst Group................................................................................10
RG..........................................................................................10
Reynolds....................................................................................78
RP...........................................................................................I
RP Acquisition Proposal.....................................................................51
RP Option...................................................................................46
RP Options..................................................................................46
RP Proposal..................................................................................V
RP Superior Proposal........................................................................52
Series C Preferred Stock.....................................................................I
Sierra Materials............................................................................78


                                      119





Trust........................................................................................2
Unggul......................................................................................78
Unifiber....................................................................................78
USGA........................................................................................80
West Coast..................................................................................32
Year 2000 Issue.............................................................................12


                                      120


PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

        Article X of the Coyote's Amended and Restated Articles of Incorporation provides for the indemnification, to the maximum extent permitted by Nevada law, of any person for liabilities or expenses that arise by reason of the fact that the person is or was a director, officer, employee, fiduciary, or agent of Coyote.

        Section 78.7502 of the Nevada General Corporation Law ("NGCL") permits indemnification only when the person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Coyote. In criminal actions or proceedings the person may be indemnified only if he had no reasonable cause to believe his conduct was unlawful. The termination of any action upon the plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Coyote. Similarly, such a plea in any criminal action does not, of itself, create a presumption that the person did not have reasonable cause to believe his conduct was unlawful. To the extent that such person is successful on the merits of any claim covered by the NGCL, Coyote shall indemnify him against any expense, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

        Coyote maintains $5,000,000 of insurance to reimburse its directors and officers for costs, charges and expenses in defense of certain claims against them by reason of their being or having been directors or officers of Coyote. Such insurance specifically excludes reimbursement of any director or officer for certain costs, charges or expenses. Some examples of these specific exclusions are claims made in connection with any claim of actual or alleged bodily injury, sickness, disease, death, false arrest, false imprisonment, assault, battery, invasion of privacy, damage to or destruction of tangible property, or dishonest, fraudulent or criminal acts or omissions.

Item 21. Exhibits

2.1 -Amended and Restated Agreement and Plan of Merger, dated as of February 2, 1999, by and among Royal Precision, Inc., Coyote Sports, Inc. and RP Acquisition Corp. (included as Annex A to the Joint Proxy Statement/Prospectus which forms a part of this Registration Statement)

3.2     -Restated  Articles  of  Incorporation,   as  amended,  incorporated  by
        reference as Exhibit 3.1 in Form SB- 2, No. 333-29077

3.3     -By-laws  of the  Company,  as amended,  incorporated  by  reference  as
        Exhibit 3.3 in Form SB-2, No. 333-29077

5.1 -Opinion of Chrisman, Bynum & Johnson, P.C. regarding the validity of the Coyote Series C Convertible Preferred Shares registered hereunder**

5.2     -Opinion of Kramer Levin Naftalis & Frankel LLP**

8.1     -Tax Opinion of Fabian & Clendenin**

10.1 -TI Group plc and Apollo Sports Holding Ltd., and Coyote Sports, Inc. Agreement for the sale and purchase of the whole of the issued share capital of TI Apollo Limited, Apollo Golf, Inc. and TI Reynolds 531 Limited, dated September 18, 1996, incorporated by reference as Exhibit
        10.1 in Form SB-2, No. 333-29077

10.2 -ICE*USA LLC Agreement between Coyote Sports, Inc. and Expedition Trading Company dated September 18, 1996, incorporated by reference as
        Exhibit 10.2 in Form SB-2, No. 333-29077

10.3 -Agreement between David B. Abrams, Coyote Sports, Inc. and Mark H. Snyder (regarding Sierra Materials, inc.), dated March 27, 1997, incorporated by reference as Exhibit 10.3 in Form SB-2, No.
        333-29077

10.4 -Employment Agreement for Mel S. Stonebraker, incorporated by reference as Exhibit 10.4 in Form SB-2, No. 333-29077

10.5 -Change of Control Agreement for Mel S. Stonebraker, incorporated by reference as Exhibit 10.5 in Form SB-2, No. 333-29077

10.6    -Employment Agreement for James M. Probst,  incorporated by reference as
        Exhibit 10.6 in Form SB-2, No. 333-29077

10.7 -Change of Control Agreement for James M. Probst, incorporated by reference as Exhibit 10.7 in Form SB-2, No. 333-29077

10.8 -Agreement dated March 1, 1997 between Sportma Corporation Berhad and Apollo Golf, Inc., incorporated by reference as Exhibit 10.8 in Form SB-2, No. 333-29077

10.9 -Employment Agreement for Paul Andrew Taylor incorporated by reference as Exhibit 10.9 in Form SB-2, No. 333-29077

10.10 -1997 Stock Option Plan, incorporated by reference as Exhibit 10.10 in Form SB-2, No. 333-29077

10.11 -Transfer of Oldbury Property located in UK from TI Reynolds Limited to Apollo Sports Holdings Limited dated September 18, 1996, incorporated by reference as Exhibit 10.11 in Form SB-2, No. 333-29077

10.12 -Agreement for Sale and Purchase of Freehold Property at Oldbury, West Midlands, dated September 17, 1996 between TI Reynolds Limited and TI Group plc., incorporated by reference as Exhibit 10.12 in Form SB-2, No. 333-29077

10.20 -Lease between Hamann-Chambers-Ramsey-Burns and Apollo Golf, Inc., located in El Cajon, California, incorporated by reference as Exhibit
        10.20 in Form SB-2, No. 333-29077

10.21 -Lease between American National Bank and Trust Company of Chicago and TI Steel Tube (USA) Inc. located in Cook County, Illinois, incorporated by reference as Exhibit 10.21 in Form SB-2, No. 333-29077

10.22 -Lease between Coyote Sports, Inc. and Accent Properties located in Boulder, Colorado, incorporated by reference as Exhibit 10.22 in Form SB-2, No. 333-29077

10.23   -Lease   between   Hamann-Chambers-Ramsey-Burns   and  Cape   Composites
        Incorporated,   located  in  San  Diego,  California,   incorporated  by
        reference as Exhibit 10.23 in Form SB-2, No. 333-29077

10.24 -Purchase Agreement, dated July 23, 1997 between Pentiumatics Sdn., Bhd., and Sportma Corporation Berhard, incorporated by reference as
        Exhibit 10.24 in Form SB-2, No. 333-29077

10.25   -Share Return  Agreement  dated July 23, 1997 among Mel S.  Stonebraker,
        James  Probst and Coyote  Sports,  Inc.,  incorporated  by  reference as
        Exhibit 10.25 in Form SB-2, No. 333-29077

10.26 -Lease between Airport Business Commons and ICE*USA LLC dated October 22, 1996, incorporated by reference as Exhibit 10.26 in Form SB-2, No. 333-29077

10.27 -Lease between Airport Business Commons and ICE*USA LLC dated July 18, 1997, incorporated by reference as Exhibit 10.27 in Form SB-2, No. 333-29077

10.28 -Amendment No. 1 to Change of Control Agreement for James M. Probst, incorporated by reference as Exhibit 10.28 in Form 10-KSB, No. 000-23085

10.29 -Amendment No. 1 to Change of Control Agreement for Mel S. Stonebraker, incorporated by reference as Exhibit 10.29 in Form 10-KSB, No. 000-23085

10.30   -Employment Agreement for John P. McNeill,  incorporated by reference as
        Exhibit 10.30 in Form 10-KSB, No. 000-23085

10.31 -Change of Control Agreement for John P. McNeill, incorporated by reference as Exhibit 10.31 in Form 10-KSB, No. 000-23085

10.32   -Employment  Agreement for James A. Pfeil,  incorporated by reference as
        Exhibit 10.32 in Form 10-KSB, No. 000-23085

10.33 -Change of Control Agreement for James A. Pfeil, incorporated by reference as Exhibit 10.33 in Form 10-KSB, No. 000-23085

10.34 -1998 Stock Option Plan, incorporated by reference form S-8, filed on March 10, 1998

10.35 -Stock Purchase Agreement entered into and effective as of February 3, 1998, between and among Unifiber Corporation, Richard L. Tennent, Judy
        R. Tennent, Richard L. Tennent and Judy R. Tennent, or their successor as Trustees of the Tennent Family Trust dated as of November 20, 1989, and Coyote Sports, Inc., incorporated by reference as Exhibit 10.1 in Form 8-K filed on April 3, 1998.

10.36 -Shareholder Agreement dated March 19, 1998 between Coyote Sports, Inc., and Richard L. Tennent and Judy R. Tennent, incorporated by reference as
        Exhibit 10.2 in Form 8-K filed on April 3, 1998.

10.37 -First Amendment to Stock Purchase Agreement dated March 19, 1998, incorporated by reference as Exhibit 10.3 in Form 8-K/A filed on April 3, 1998.

10.38 -Loan Agreement with Paragon Coyote Texas Ltd., dated March 19, 1998, incorporated by reference as Exhibit 10.1 in Form 8-K/A filed on April 3, 1998.

10.39   -Promissory  Note dated March 19, 1998,  incorporated  by reference as
        Exhibit 10.2 in Form 8-K/A filed on April 3, 1998.

10.40 -Security Agreement dated March 19, 1998, between Mel S.Stonebraker and Paragon Coyote Texas Ltd., incorporated by reference as Exhibit 10.3 in Form 8-K/A filed on April 3, 1998.

10.41 -Security Agreement dated March 19, 1998, between James M. Probst and Paragon Coyote Texas Ltd., incorporated by reference as Exhibit 10.4 in Form 8-K/A filed on April 3, 1998.

10.42 -Stockholder Agreement, dated as of February 2, 1999, among James M. Probst, Mel S. Stonebraker, Paragon Coyote Texas Ltd., Richard P. Johnston and Jayne A. Johnston Charitable Remainder Trust #3, David E. Johnston, Kenneth J. Warren and Berenson Minella & Company, L.P. and Coyote Sports, Inc.*

10.43 -Coyote Sports, Inc. Voting Agreement, dated as of February 2, 1999, by and between Royal Precision, Inc. and Mel S. Stonebraker*

10.44 -Coyote Sports, Inc. Voting Agreement, dated as of February 2, 1999, by and between Royal Precision, Inc. and Paragon Coyote Texas Ltd.*

10.45 -Coyote Sports, Inc. Voting Agreement, dated as of February 2, 1999, by and between Royal Precision, Inc. and James M. Probst*

10.46 -Royal Precision, Inc. Voting Agreement, dated as of February 2, 1999, by and between Coyote Sports, Inc. and Kenneth J. Warren*

10.47 -Royal Precision, Inc. Voting Agreement, dated as of February 2, 1999, by and between Coyote Sports, Inc. and David E. Johnston*

10.48 -Royal Precision, Inc. Voting Agreement, dated as of February 2, 1999, by and between Coyote Sports, Inc. and Danny Edwards*

10.49 -Royal Precision, Inc. Voting Agreement, dated as of February 2, 1999, by and between Coyote Sports, Inc. and Lawrence Bain*

10.50 -Royal Precision, Inc. Voting Agreement, dated as of February 2, 1999, by and between Coyote Sports, Inc. and Richard P. Johnston and Jayne A. Johnston Charitable Remainder Trust #3*

10.51 -Royal Precision, Inc. Voting Agreement, dated as of February 2, 1999, by and between Coyote Sports, Inc. and Berenson Minella & Company, L.P.*

10.52 -Royal Precision, Inc. Voting Agreement, dated as of February 2, 1999, by and between Coyote Sports, Inc. and Ronald L. Chalmers*

10.53 -Edwards Option Re-Pricing Agreement, dated as of January 28, 1999, by and between Danny Edwards and Royal Precision, Inc.*

10.54 -Opinion of Lehman Brothers, Inc., dated as of January 28, 1999 (included as Annex B to this Joint Proxy Statement/Prospectus which forms a part of this Registration Statement).

10.55 -Opinion of NatCity Investments, Inc., dated as of January 29, 1999 (included as Annex C to this Joint Proxy Statement/Prospectus which forms a part of this Registration Statement).

11.1    -Computation  of per share income (1055),  incorporated  by reference as
        Exhibit 11.1 in Form 10-QSB, filed on November 16, 1998.

21.1    -List of Subsidiaries of the Registrant*

23.1    -Consent of  KPMG LLP*

23.2    -Consent  of Arthur Andersen LLP*

23.3    -Consent of Chrisman, Bynum & Johnson, P.C. (contained in Exhibit 5.1)**

23.4    -Consent of Kramer Levin  Naftalis & Frankel LLP  (contained  in Exhibit
        5.2)**

23.5    -Consent of Fabian & Clendenin (contained in Exhibit 8.1)**

23.6    -Consent of PriceWaterhouseCoopers LLP*

24.1    -Power of Attorney*

99.1    -Consent of Lehman Brothers, Inc.*

99.2    -Consent of NatCity Investments, Inc. (contained in Exhibit 10.55)

99.3    -Form of Proxy Card of Coyote Sports, Inc.*

99.4    -Form of Proxy Card of Royal Precision, Inc.*

99.5    -Consent of Kenneth J. Warren**

99.6    -Consent of Raymond J. Minella*

99.7    -Consent of Richard P. Johnston*


--------------------------------

*       Filed herewith
**      To be filed by amendment

--------------------------------


Item 22. Undertakings

               The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include in any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) To  reflect  in the  Prospectus  any  facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) To include any material  information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply is the Registration Statement if on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               The Registrant undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

               The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

               The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

               The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 22nd day of February, 1999.

                                     COYOTE SPORTS, INC.

                                     By:    /s/ James M. Probst
                                            ------------------------------------
                                            James M. Probst
                                            Director, Chief Executive Officer
                                            and President (Principal Executive
                                            Officer)


        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James M. Probst and John Paul McNeill, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 2, 1999 in the capacities indicated below.


       Signature                                    Title
       ---------                                    -----

/s/ James M. Probst
-------------------------------------
James M. Probst                                    Director, Chief Executive Officer and President
                                                   (Principal Executive Officer)


/s/ Mel S. Stonebraker
-------------------------------------
Mel S. Stonebraker                                 Chairman of the Board and Secretary


/s/ John Paul McNeill
-------------------------------------
John Paul McNeill                                  Chief Financial Officer and Treasurer (Principal
                                                   Financial and Accounting Officer)

/s/ Jeffrey T. Kates
-------------------------------------
Jeffrey T. Kates                                   Director


/s/ Don A. Forte
-------------------------------------
Don A. Forte                                       Director


/s/ Mark A. Pappas
-------------------------------------
Mark A. Pappas                                     Director



                                      128

                                                                         Annex A




                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             ROYAL PRECISION, INC.,

                             COYOTE SPORTS, INC. AND

                              RP ACQUISITION CORP.


                          Dated as of February 2, 1999



                                       TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
ARTICLE 1.     THE TRANSACTION.............................................................  1
        1.1.   THE MERGER..................................................................  1
        1.2.   EFFECTIVE DATE OF THE MERGER................................................  1
        1.3.   TAX-FREE REORGANIZATION.....................................................  1
        1.4.   CONVERSION OF SECURITIES....................................................  2
        1.5.   TERMS OF EXCHANGE...........................................................  2
        1.6.   DIVIDENDS; TRANSFER TAXES...................................................  3
        1.7.   NO FRACTIONAL SHARES........................................................  3
        1.8.   STOCK OPTIONS...............................................................  4
        1.9.   STOCKHOLDER APPROVAL........................................................  4
        1.10.  CLOSING OF RP'S TRANSFER BOOKS..............................................  5
        1.11.  ASSISTANCE IN CONSUMMATION OF THE MERGER....................................  5
        1.12.  CLOSING.....................................................................  5
        1.13.  ILLUSTRATIVE COMPUTATION....................................................  5

ARTICLE 2.     SURVIVING CORPORATION.......................................................  5
        2.1.   CERTIFICATE OF INCORPORATION................................................  5
        2.2.   BY-LAWS.....................................................................  5
        2.3.   OFFICERS; BOARD OF DIRECTORS................................................  5
        2.4.   EFFECTS OF THE MERGER.......................................................  6

ARTICLE 3.     REPRESENTATIONS OF CSI......................................................  6
        3.1.   CSI DISCLOSURE SCHEDULE.....................................................  6
        3.2.   EXISTENCE AND GOOD STANDING OF CSI..........................................  6
        3.3.   AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENT.............................  7
        3.4.   CAPITAL STOCK...............................................................  7
        3.5.   SUBSIDIARIES................................................................  8
        3.6.   NO VIOLATIONS...............................................................  8
        3.7.   SEC DOCUMENTS...............................................................  8
        3.8.   LITIGATION..................................................................  9
        3.9.   ABSENCE OF CERTAIN CHANGES..................................................  9
        3.10.  TAX MATTERS................................................................. 10
        3.11.  CERTAIN EMPLOYEE PLANS...................................................... 12
        3.12.  LABOR MATTERS............................................................... 13
        3.13.  ENVIRONMENTAL LAWS AND REGULATIONS.......................................... 14
        3.14.  REAL PROPERTY............................................................... 15
        3.15.  LIMITATION ON BUSINESS CONDUCT.............................................. 16
        3.16.  TITLE TO PROPERTY........................................................... 16
        3.17.  INSURANCE................................................................... 16
        3.18.  INTELLECTUAL PROPERTY....................................................... 16
        3.19.  CERTAIN CONTRACTS........................................................... 17
        3.20.  NO BROKERS.................................................................. 17
        3.21.  CONFLICTS OF INTEREST....................................................... 17
        3.22.  PERSONAL PROPERTY........................................................... 17
        3.23.  TAKEOVER STATUTE............................................................ 17



                                      - i -





                                                                                          Page
                                                                                          ----

        3.24.  DISCLOSURE.................................................................. 18
        3.25.  STATUS AS REORGANIZATION.................................................... 18

ARTICLE 4.     REPRESENTATIONS OF RP....................................................... 19
        4.1.   RP DISCLOSURE SCHEDULE...................................................... 19
        4.2.   EXISTENCE AND GOOD STANDING OF RP........................................... 19
        4.3.   AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENT............................. 20
        4.4.   CAPITAL STOCK............................................................... 20
        4.5.   SUBSIDIARIES................................................................ 21
        4.6.   NO VIOLATIONS............................................................... 21
        4.7.   SEC DOCUMENTS............................................................... 21
        4.8.   LITIGATION.................................................................. 22
        4.9.   ABSENCE OF CERTAIN CHANGES.................................................. 22
        4.10.  TAX MATTERS................................................................. 23
        4.11.  CERTAIN EMPLOYEE PLANS...................................................... 24
        4.12.  LABOR MATTERS............................................................... 25
        4.13.  ENVIRONMENTAL LAWS AND REGULATIONS.......................................... 26
        4.14.  REAL PROPERTY............................................................... 27
        4.15.  LIMITATION ON BUSINESS CONDUCT.............................................. 27
        4.16.  TITLE TO PROPERTY........................................................... 28
        4.17.  INSURANCE................................................................... 28
        4.18.  INTELLECTUAL PROPERTY....................................................... 28
        4.19.  CERTAIN CONTRACTS........................................................... 29
        4.20.  NO BROKERS.................................................................. 29
        4.21.  CONFLICTS OF INTEREST....................................................... 29
        4.22.  PERSONAL PROPERTY........................................................... 29
        4.23.  TAKEOVER STATUTE............................................................ 29
        4.24.  DISCLOSURE.................................................................. 30
        4.25.  ADDITIONAL DISCLOSURE....................................................... 30

ARTICLE 5.     COVENANTS................................................................... 31
        5.1.   NO SOLICITATION BY RP....................................................... 31
        5.2    NO SOLICITATION BY CSI...................................................... 33
        5.3    CONDUCT OF BUSINESSES....................................................... 35
        5.4    MEETINGS OF STOCKHOLDERS.................................................... 38
        5.5    FILINGS; OTHER ACTION....................................................... 39
        5.6    INSPECTION OF RECORDS; ACCESS............................................... 39
        5.7    PUBLICITY................................................................... 39
        5.8    REGISTRATION STATEMENT/PROXY STATEMENT...................................... 40
        5.9    COMPLIANCE WITH THE SECURITIES ACT; RESALE
               PROSPECTUS.................................................................. 40
        5.10.  TAKEOVER PROVISIONS INAPPLICABLE............................................ 40
        5.11.  INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION
               STATEMENTS, ETC............................................................. 41
        5.12.  FURTHER ACTION.............................................................. 41
        5.13.  FEES AND EXPENSES........................................................... 41
        5.14   STOCKHOLDERS' AGREEMENT; VOTING AGREEMENTS.................................. 43

                                           - ii -





                                                                                          Page
                                                                                          ----

        5.15   DIRECTORS' AND OFFICERS' INSURANCE AND
               INDEMNIFICATION............................................................. 43
        5.16   RP STOCK PLANS.............................................................. 43
        5.17   REORGANIZATION.............................................................. 44

ARTICLE 6.     CONDITIONS.................................................................. 44
        6.1.   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
               MERGER...................................................................... 44
        6.2.   CONDITIONS TO OBLIGATION OF RP TO EFFECT THE
               MERGER...................................................................... 45
        6.3.   CONDITIONS TO OBLIGATION OF CSI TO EFFECT THE
               MERGER...................................................................... 45

ARTICLE 7.     TERMINATION................................................................. 46
        7.1.   TERMINATION BY MUTUAL CONSENT............................................... 46
        7.2.   TERMINATION BY EITHER RP OR CSI............................................. 46
        7.3.   TERMINATION BY RP........................................................... 46
        7.4.   TERMINATION BY CSI.......................................................... 47
        7.5.   EFFECT OF TERMINATION AND ABANDONMENT....................................... 49
        7.6.   EXTENSION; WAIVER........................................................... 49

ARTICLE 8.     GENERAL PROVISIONS.......................................................... 49
        8.1.   NONSURVIVAL, REPRESENTATIONS AND WARRANTIES................................. 49
        8.2.   NOTICES..................................................................... 49
        8.3.   ASSIGNMENT; BINDING EFFECT; BENEFIT......................................... 50
        8.4.   ENTIRE AGREEMENT............................................................ 50
        8.5.   AMENDMENT................................................................... 50
        8.6.   GOVERNING LAW............................................................... 50
        8.7.   COUNTERPARTS................................................................ 50
        8.8.   HEADINGS.................................................................... 50
        8.9.   INTERPRETATION.............................................................. 50
        8.10.  WAIVERS..................................................................... 51
        8.11.  SEVERABILITY................................................................ 51
        8.12.  ENFORCEMENT OF AGREEMENT.................................................... 51
        8.13.  SUBSIDIARIES................................................................ 51
        8.14   KNOWLEDGE................................................................... 51


                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

        THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of February 2, 1999 among ROYAL PRECISION, INC., a Delaware corporation ("RP"), COYOTE SPORTS, INC., a Nevada corporation ("CSI") and RP ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of CSI ("Merger Sub"), evidences that, for and in consideration of the mutual covenants set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    RECITALS

        A. The Boards of Directors of CSI and Merger Sub and the Board of Directors of and RP have approved the merger of Merger Sub into RP upon the terms and subject to the conditions set forth herein (the "Merger") and have determined that the Merger is advisable, fair to, and in the best interests of, their respective shareholders.

        B. For U.S. federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        C. Concurrently herewith, certain holders of voting stock of RP and CSI, respectively, have entered into agreements ("Shareholder Agreements") pursuant to which they agree to vote such stock beneficially owned by them in favor of the transactions contemplated by this Agreement.

ARTICLE 1.     THE TRANSACTION.

        1.1. THE MERGER. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined in Section 1.2), Merger Sub shall be merged with and into RP which shall be the surviving corporation in the Merger (the "Surviving Corporation"), the separate existence of Merger Sub shall thereupon cease, and the name of the Surviving Corporation shall by virtue of the Merger remain "Royal Precision, Inc."

        1.2. EFFECTIVE DATE OF THE MERGER. The Merger shall become effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, which filing shall be made concurrently with the closing of the transaction contemplated by this Agreement in accordance with
Section 1.12. When used in this Agreement, the term "Effective Date" shall mean the date and time at which such Certificate of Merger is so filed or at such time thereafter as is provided in such Certificate of Merger.

        1.3. TAX-FREE REORGANIZATION. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. In this regard, CSI represents that it presently intends, and that at the Effective Date it will intend, to continue RP's historic business or use a significant portion of RP's business assets in a business.

        1.4.   CONVERSION OF SECURITIES.

               1.4.1. As of the Effective Date, by virtue of the Merger and without any action on the part of any holder of any shares of RP's Common Stock, $.001 par value ("RP Shares" or "RP Common Stock"):

                      (a) All shares of RP Common  Stock which are held by RP or any Subsidiary (as defined in Section 8.13) of RP shall be canceled.

                      (b) Subject to Section  1.7,  each  remaining  outstanding share of RP Common Stock shall be converted into that number of fully paid and nonassessable shares of the Convertible Preferred Stock, $.001 par value, of CSI ("CSI Preferred Stock"), having the rights and preferences set forth in Exhibit 1.4.1 hereto, determined by dividing (i) the number of shares of CSI's Common Stock, par value $.001 per share ("CSI Common Stock"), actually issued and outstanding as of the Effective Date by (ii) the number of shares of RP Common Stock actually issued and outstanding as of the Effective Date, carried to four decimal places (the "Exchange Ratio").

                      (c) Each  issued and  outstanding  share of Common  Stock, without par value, of Merger Sub ("Merger Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of Common Stock, $.001 par value, of the Surviving Corporation.

        1.5. TERMS OF EXCHANGE. The manner of exchanging RP Common Stock for CSI Preferred Stock in the Merger shall be as follows:

               1.5.1. On the Effective Date, CSI shall make available to such United States federally or state chartered commercial bank or trust company having net capital of not less than $100,000,000 (or a subsidiary thereof) as may be selected as exchange agent by CSI (the "Exchange Agent"), for the benefit of each holder of RP Common Stock, a sufficient number of certificates representing CSI Preferred Stock to effect the delivery of CSI Preferred Stock required to be issued pursuant to Section 1.4. CSI shall enter into an agreement (the "Exchange Agent Agreement") with the Exchange Agent pursuant to which the Exchange Agent shall be obligated to provide the services set forth in Section 1.5.2.

               1.5.2. The Exchange Agent Agreement shall provide that promptly after the Effective Date, the Exchange Agent shall mail to each holder of record (as shown on the books of RP's transfer agent as of the Effective Date) of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of RP Common Stock (individually, a "Certificate" and collectively, the "Certificates") (a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and
        (b) instructions for use in effecting the surrender of the Certificates for exchange. Upon surrender of

        Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the shares of RP Common Stock represented by such Certificates the number of shares of CSI Preferred Stock into which such shares of RP Common Stock are converted in the Merger and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, Certificates shall represent solely the right to receive the number of shares of CSI Preferred Stock into which such shares of RP Common Stock are converted in the Merger and any cash in lieu of fractional shares of CSI Preferred Stock as contemplated by Section 1.7 with respect to each of the shares of RP Common Stock represented thereby. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the CSI Preferred Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such CSI Preferred Stock for the account of the persons entitled thereto.

               1.5.3. Certificates surrendered for exchange by any Affiliate (as defined in Section 5.9.1) shall not be exchanged for certificates representing shares of CSI Preferred Stock until CSI has received the written agreements from such Affiliate as provided in Section 5.9.2.

        1.6. DIVIDENDS; TRANSFER TAXES. No dividends or other distributions that are declared or made on CSI Preferred Stock will be paid to persons entitled to receive certificates representing CSI Preferred Stock pursuant to this Agreement until such persons surrender their Certificates representing RP Common Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such CSI Preferred Stock shall be issued any dividends or other distributions which shall have become payable with respect to such CSI Preferred Stock in respect of a record date after the Effective Date. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any cash in lieu of fractional shares or any certificate representing CSI Preferred Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such CSI Preferred Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of RP Common Stock for any shares of CSI Preferred Stock or dividends thereon properly delivered to a public official pursuant to any applicable escheat laws.

        1.7. NO FRACTIONAL SHARES. No certificates or scrip representing less than one share of CSI Preferred Stock shall be issued upon the surrender for exchange of Certificates representing RP Common Stock pursuant to Section 1.5.2. In lieu of any such fractional share, each holder of RP Common Stock who would otherwise have been entitled to a fraction of a share of CSI Preferred Stock upon surrender of Certificates for exchange pursuant to Section 1.5.2 shall be paid upon such surrender cash (without interest) in an amount equal to (x) such fractional interest multiplied by (y) the product of $6.00 multiplied by the reciprocal of the Exchange Ratio. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of RP in lieu of any fractional interests, CSI shall make available to the Exchange Agent, which shall in turn make available in accordance with this Agreement, such amounts to such former stockholders.

        1.8.   STOCK OPTIONS.

               1.8.1. Each option or warrant to purchase RP Common Stock issued pursuant to the Royal Precision, Inc. Stock Option Plan and the FM Precision Golf Corp. 1997 Stock Option Plan, or otherwise which is (a) set forth in the RP Disclosure Schedule (as hereinafter defined), and
        (b) outstanding as of the Effective Date (individually, an "RP Option" and, collectively, the "RP Options") shall be assumed by CSI and converted into an option or warrant (or a substitute option shall be granted) to purchase the number of shares of CSI Common Stock (rounded to the nearest whole share) equal to the number of shares of CSI Preferred Stock into which the number of shares of RP Common Stock subject to such RP Option would have been converted pursuant to the Merger (that is, the number of shares of RP Common Stock subject to such RP Option multiplied by the Exchange Ratio), at an exercise price per share of CSI Preferred Stock (rounded to the nearest penny) equal to the former exercise price per share of RP Common Stock under the RP Option immediately prior to the Effective Date multiplied by the reciprocal of the Exchange Ratio; provided, however, that in the case of any RP Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code and the regulations issued thereunder. Except as otherwise provided in the applicable plan or agreement granting the RP Options, the duration, vesting and other terms of each new option to purchase shares of CSI Common Stock shall be the same as the original RP Option except that all references in the option agreement to RP shall be deemed to be references to CSI. CSI and RP agree to take such action as may be necessary to effectuate the foregoing provisions.

               1.8.2. As soon as practicable after the Effective Date, CSI shall deliver to each holder of an option to purchase CSI Common Stock a notice that accurately reflects the changes to such option contemplated by this Section 1.8.

        1.9. STOCKHOLDER APPROVAL. Each of RP and CSI shall take all action reasonably necessary, in accordance with applicable law and their respective certificate or articles of incorporation and by-laws, to convene a special meeting of the holders of RP Common Stock (the "RP Meeting") and a special meeting of the holders of CSI Common Stock (the "CSI Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. Subject to Section 5.1, the Board of Directors of RP will recommend that holders of RP Common Stock vote to approve the Merger and to adopt this Agreement at the RP Meeting and the Board of Directors of CSI will recommend that holders of CSI Common Stock vote to approve an increase in the number of authorized shares of the CSI Preferred Stock and the issuance of CSI Preferred Stock pursuant to the Merger at the CSI Meeting.

        1.10. CLOSING OF RP'S TRANSFER BOOKS. At the Effective Date, the stock transfer books of RP shall be closed and no transfer of shares of RP Common Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for CSI Preferred Stock and/or cash as provided in Sections 1.4, 1.5, 1.6 and 1.7.

        1.11.  ASSISTANCE IN CONSUMMATION OF THE MERGER.  Each of CSI,
Merger Sub and RP shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as practicable in accordance with the terms and conditions of this Agreement. CSI shall cause Merger Sub to perform all of its obligations in connection with this Agreement.

        1.12. CLOSING. The closing of the transaction contemplated by this Agreement shall take place (a) at the offices of Kramer Levin Naftalis & Frankel LLP, New York, New York at 10:00 A.M. local time on the day which is not more than one business day after the day on which the last of the conditions set forth in Article 6 (other than those requiring an exchange of a certificate, opinion or other document, or the taking of other action, at the closing) is fulfilled or waived or (b) at such other time and place as CSI and RP shall agree in writing.

        1.13. ILLUSTRATIVE COMPUTATION. For the avoidance of doubt, if the Exchange Ratio for purposes of Section 1.4.1(b) were to be determined on the basis of the number of shares of CSI Common Stock and RP Common Stock stated to be outstanding in Sections 3.4 and 4.4 hereof, the Exchange Ratio would be
1.0195 (that is, 5,777,692 divided by 5,667,375) and the reciprocal of the Exchange Ratio would be .9809.

ARTICLE 2.     SURVIVING CORPORATION.

        2.1. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of RP as of the Effective Date shall be the Certificate of Incorporation of the Surviving Corporation until duly amended by the stockholder of the Surviving Corporation subsequent to the Effective Date.

        2.2. BY-LAWS. The By-Laws of Merger Sub as in effect immediately prior to the Effective Date shall be the By-Laws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by law.

        2.3.   OFFICERS; BOARD OF DIRECTORS.

               2.3.1. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

               2.3.2.  The officers of RP at the  Effective  Time and such other persons as may be designated by CSI shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

        2.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law ("DGCL").

ARTICLE 3. REPRESENTATIONS OF CSI. CSI hereby represents and warrants to RP that:

        3.1.   CSI DISCLOSURE SCHEDULE

               3.1.1. The CSI Disclosure Schedule sets forth all of the information concerning CSI, its Subsidiaries and the CSI Shares required in this Article 3. To the extent any statement in this Article 3 is untrue, the CSI Disclosure Schedule sets forth the statements necessary to make the statements in this Article 3 true. All information and statements set forth in the CSI Disclosure Schedule shall be deemed to supersede and correct the statements made in this Article 3 and to be additional representations and warranties of CSI. The CSI Disclosure Schedule sets forth all of the information and statements required in numbered sections bearing the number of the Section of this Agreement calling for such information and in the order of such numbers in this Agreement.

               3.1.2.  CSI has  delivered to RP complete and accurate  copies of
        (a) any written contract or other document referred to in the CSI Disclosure Schedule or herein and (b) the CSI Reports referred to in
        Section 3.7 of this Agreement.

        3.2. EXISTENCE AND GOOD STANDING OF CSI. CSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted. CSI is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not reasonably be expected to have a material adverse effect on the consolidated business, financial condition or results of operations of CSI and its Subsidiaries (a "CSI Material Adverse Effect"). Each of CSI's Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, has the corporate or other power and corporate or other authority to own its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect. Neither CSI nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which CSI or any CSI Subsidiary or any of their respective properties or assets is subject, except where such violation would not have, individually or in the aggregate, a CSI Material Adverse Effect. CSI and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such items or to take any such action would reasonably be expected to have a CSI Material Adverse Effect. The copies of the certificate or articles of incorporation and ByLaws of CSI, Merger Sub and each other CSI Subsidiary previously delivered to RP are true and correct. Neither CSI nor any of the CSI Subsidiaries is in violation of any of the provisions of their restated articles of incorporation or By-Laws.

        3.3. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENT. Each of CSI and Merger Sub has the requisite corporate power and corporate authority to execute and deliver this Agreement and all agreements and documents contemplated hereby and consummate the transactions contemplated hereby and thereby. Subject only to the approval of the amendment of CSI's articles of incorporation and the issuance of the CSI Preferred Stock pursuant to this Agreement and the transaction contemplated hereby by the holders of a majority of the outstanding CSI Shares, the consummation by CSI of the transaction contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of CSI, enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        3.4. CAPITAL STOCK. CSI has an authorized capitalization consisting of 25,000,000 shares of Common Stock, par value $.001 per share, of which 5,777,692 shares are issued and outstanding, and 4,000,000 shares of preferred stock, par value $.001 per share, of which 75,000 shares are issued and outstanding. On or immediately prior to the Effective Date, CSI will have authorized capitalization as set forth in Exhibit 3.4.1 (including the CSI Preferred Stock to be issued pursuant to the Merger). Except as set forth in the CSI Disclosure Schedule, CSI has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of CSI on any matter. All such outstanding shares have been and will be duly authorized and validly issued and are and will be fully paid and non-assessable. Except as set forth in the CSI Disclosure Schedule, there are, and at the Effective Date, there will be no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, convertible securities, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of CSI by or to CSI, other than as contemplated by this Agreement.

        3.5. SUBSIDIARIES. Except as set forth in the CSI Disclosure Schedule, CSI owns each of the outstanding shares of capital stock of each of CSI's Subsidiaries. Each of the outstanding shares of capital stock of each of CSI's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and except as set forth in the CSI Disclosure Schedule, is owned by CSI free and clear of all liens, pledges, security interests, claims or other encumbrances. The CSI Disclosure Schedule sets forth with respect to each CSI Subsidiary (a) its name and jurisdiction of incorporation, (b) its authorized capital stock, and (c) the number of issued and outstanding shares of capital stock. Except for interests in the CSI Subsidiaries, neither CSI nor any CSI Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, limited liability company, business, trust or entity.

        3.6. NO VIOLATIONS. The execution and delivery of this Agreement by CSI and the consummation of the transaction contemplated hereby (a) will not violate any provision of the articles of incorporation or by-laws of CSI or its Subsidiaries, (b) will not violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of CSI or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which CSI or any of its Subsidiaries is a party, or by which CSI or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect; (c) will not violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to CSI or any of its Subsidiaries or any of their respective properties or assets (assuming completion of the Regulatory Filings as defined in (d) below), except for violations which would not reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect, or (d) other than the filings provided for in Section 1, filings under the Securities Exchange Act of 1934 (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act") or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), will not require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect.

        3.7.   SEC DOCUMENTS.

               3.7.1. CSI has furnished RP with each registration statement, Quarterly Report on Form 10-QSB, Report on Form 8-KSB, report, proxy statement or information statement, including all exhibits thereto, prepared by CSI since September 18, 1997, including, without limitation,
        (a) its Annual Report on Form 10-KSB for its fiscal year ended December 31, 1997 (the "CSI Balance Sheet Date") which includes the consolidated balance sheets of CSI and its Subsidiaries (the "CSI Balance Sheet") as of such date (the "CSI Balance Sheet Date") and CSI's Quarterly Reports on Form 10- QSB, and Reports on Form 8-K filed since the filing of such Annual Report and (b) its proxy statement for its annual meeting of Stockholders held on May 9, 1998, each of (a) and (b) in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") and the items in (a) and (b), the "CSI Reports." As of their respective dates, the CSI Reports (including, without limitation, any financial statement or schedules included or incorporated by reference therein) (i) were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, and the respective rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The 1996 and 1997 consolidated financial statements of CSI included in or incorporated by reference into the CSI Reports (including the related notes and schedules) present fairly, in all material respects the consolidated financial position of CSI and its Subsidiaries as of December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for such fiscal periods, in conformity with generally accepted accounting principles ("GAAP"), consistently applied during the periods involved. Except as and to the extent set forth on the CSI Balance Sheet, including all notes thereto, or as set forth in the CSI Reports or the CSI Disclosure Schedule, neither CSI nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required to be reflected on, or reserved against in, a consolidated balance sheet of CSI, prepared in accordance with GAAP, consistently applied, except liabilities arising in the ordinary course of business since such date which would not reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect.

        3.8. LITIGATION. There is no action, suit or proceeding pending against CSI or the CSI Subsidiaries, or, to the knowledge of CSI, overtly threatened against CSI or its Subsidiaries or any of their respective properties or assets, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality which would reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect, or would prevent or delay the consummation of the transaction contemplated by this Agreement. Neither CSI nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a CSI Material Adverse Effect or would prevent or delay the consummation of the transaction contemplated hereby.

        3.9. ABSENCE OF CERTAIN CHANGES. Since the CSI Balance Sheet Date, each of CSI and its Subsidiaries has conducted its business only in the ordinary course of such business and there has not been (a) any event or changes with respect to CSI and its Subsidiaries (other than events or changes in general economic conditions or developments affecting the industry generally) having, individually or in the aggregate, a CSI Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (c) any material change in its accounting principles, practices or methods, (d) any amendments or changes in the Amended and Restated Articles of Incorporation or By-Laws of CSI, (e) any material revaluation by CSI of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, (f) any sale of a material amount of property of CSI or its Subsidiaries, except in the ordinary course of business, or (g) any increase in the compensation or benefits or establishment of any bonus, insurance, severance deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of CSI or any of the CSI Subsidiaries except in the ordinary course of business consistent with past practice or except as required by applicable law.

        3.10.  TAX MATTERS.

Except as set forth in the CSI Disclosure Schedule:

               3.10.1. For purposes of this Agreement "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), and all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

               3.10.2. Each of CSI and its Subsidiaries has timely filed or caused to be timely filed all returns, statements, forms, declarations and reports for Taxes ("Returns") which are required to be filed by, or with respect to, any of them on or prior to the Effective Date (taking into account all applicable extensions). The Returns have accurately reflected and will accurately reflect all liability for Taxes of CSI and its Subsidiaries for the periods covered thereby.

               3.10.3. All Taxes and Tax liabilities of CSI and its Subsidiaries for all taxable years or periods that end on or before the Effective Date and, with respect to any taxable year or period beginning before and ending after the Effective Date, the portion of such taxable year or period ending on and including the Effective Date, have been timely paid or will be timely paid in full on or prior to the Effective Date or accrued and adequately disclosed and fully provided for on the books and records of CSI in accordance with GAAP.

               3.10.4. Complete and accurate copies of all CSI federal, state and local income tax returns have been made available to RP.

               3.10.5. Neither CSI nor any of its Subsidiaries has been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality nor has CSI or any of its Subsidiaries received any notices from any taxing authority relating to any issue which could affect the Tax liability of CSI or any of its Subsidiaries. Neither CSI nor any of its Subsidiaries, as of the Effective Date, (A) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of CSI or any of its Subsidiaries or
        (B) is presently contesting the Tax liability of CSI or any of its Subsidiaries before any court, tribunal or agency. Neither CSI nor any of its Subsidiaries has granted a power-of-attorney relating to Tax matters to any person. All final adjustments made by the Internal Revenue Service ("IRS") with respect to any federal tax return of CSI or its Subsidiaries have been reported for state and local income tax purposes to the relevant state or local taxing authorities.

               3.10.6. Neither CSI nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a Return with respect to which CSI was the common parent).

               3.10.7. All Taxes which CSI or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the proper authorities to the extent due and payable.

               3.10.8. There are no Tax sharing, allocation, indemnification or similar agreements in effect as between CSI or any predecessor or affiliate thereof and any other party under which CSI or any of its Subsidiaries could be liable for any Taxes or other claims of any party other than of CSI and its Subsidiaries.

               3.10.9. No requests for ruling or determination letters relating to federal, state or local income taxes paid or payable by CSI or any of its Subsidiaries are pending with any taxing authority.

               3.10.10. (a) Neither CSI nor any CSI Subsidiary has agreed to or is required to make any adjustment pursuant to Section 481 of the Code or the corresponding tax laws of any nation, state or locality by reason of a change in accounting method initiated by CSI or its Subsidiaries or required by law, (b) CSI has no knowledge that the IRS or any other taxing authority has proposed or purported to require any such adjustment or change in accounting method and (c) CSI has no knowledge or belief that any such adjustment under Section 481 of the Code or the corresponding tax laws of any nation, state or locality will be required of CSI or its Subsidiaries upon the completion of, or by reason of, the transaction contemplated by this Agreement.

                3.10.11. (a) There are no deferred intercompany transactions between CSI and any of its Subsidiaries or between its Subsidiaries which will or may result in the recognition of income upon the consummation of the transaction contemplated by this Agreement, and (b) there are no other transactions or facts existing with respect to CSI and/or its Subsidiaries which by reason of the consummation of the transaction contemplated by this Agreement will result in CSI and/or its Subsidiaries recognizing income.

               3.10.12. There are no Tax liens on any of the assets or property of CSI or its Subsidiaries.

               3.10.13. There are no contracts, agreements or plans entered into by CSI or its Subsidiaries covering any person that individually or collectively would require CSI or any of its Subsidiaries to make any payments of any amount which would not be deductible by reason of the provisions of Section 162(m) or Section 280G of the Code.

               3.10.14. Neither CSI nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by it.


        3.11.  CERTAIN EMPLOYEE PLANS.

               3.11.1. (a) "Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any fringe benefit plan, any equity compensation plan or arrangement (including without limitation, stock option, restricted stock and stock purchase plans), any plan, policy or arrangement for the provision of executive compensation, incentive benefits, bonuses or severance benefits, any employment contract, collective bargaining agreement, deferred compensation agreement, Code section 125 cafeteria plan or split dollar arrangement, any participation or similar agreement with a multi-employer pension fund, or any other plan, policy, arrangement or scheme for the provision or funding of employee benefits with respect to which an CSI or RP Controlled Group Member in the past or present, directly or indirectly maintained or maintains, sponsored or sponsors, or had or has any liability or obligation.

               (b) "CSI Controlled Group Member" means CSI and each other person or entity required to be aggregated with CSI under Code section 414(b),
        (c), (m) or (o).

               (c) "RP Controlled Group Member" means RP and each other person or entity required to be aggregated with RP under Code section 414(b),
        (c), (m) or (o).

               3.11.2. Each Benefit Plan maintained by any CSI Controlled Group Member (the "CSI Benefit Plans") complies with, and has been administered in accordance with, in all material respects, all applicable requirements of law, except for instances of non-compliance that would not reasonably be expected to have caused, individually or in the aggregate, a CSI Material Adverse Effect. The CSI Benefit Plans are listed in the CSI Disclosure Schedule and copies or descriptions of all material Plans have previously been provided to RP.

               3.11.3. With respect to each CSI Benefit Plan intended to qualify under section 401(a) of the Code, (a) a favorable determination letter has been issued by or an application is pending with the IRS with respect to the qualification of each CSI Benefit Plan, and (b) no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA and the Code) or termination has occurred under circumstances which present a risk of material liability by any CSI Controlled Group Member to any governmental entity or other person, including an CSI Benefit Plan. Each CSI Benefit Plan which is subject to
        Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such CSI Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code and Section 302 of ERISA), whether or not waived. No CSI Controlled Group Member directly or indirectly contributes to, has an obligation to contribute to or has, or could be reasonably expected to have, liability with respect to, and has not directly or indirectly maintained, sponsored, contributed to or had an obligation to contribute to at any time within the 10 year period ending on the date of the Closing, any employee benefit plan which is a multi-employer plan subject to the requirements of Subtitle E of Title IV of ERISA.

               3.11.4. Except as required by Code section 4980B or 162 or Part 6 of Subtitle B of Title I of ERISA, no CSI Controlled Group Member provides any health, welfare or life insurance benefits to any of its former or retired employees, which benefits would be material either individually or in the aggregate to CSI.

        3.12.  LABOR MATTERS.

               3.12.1. Except as set forth in the CSI Disclosure Schedule, neither CSI nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of CSI, overtly threatened against CSI or its Subsidiaries relating to their business, except for any such proceeding which would not reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect. To the knowledge of CSI, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or overtly threatened involving employees of CSI or any of its Subsidiaries.

               3.12.2. CSI has delivered to RP copies of all employment agreements, consulting agreements, severance agreements, bonus and incentive plans, profit-sharing plans and other material agreements, plans or arrangements with respect to compensation of the employees of CSI and its Subsidiaries (the "CSI Compensation Arrangements"). The Merger will not accelerate or otherwise give rise to payments pursuant to the CSI Compensation Arrangements.

        3.13.  ENVIRONMENTAL LAWS AND REGULATIONS.

               3.13.1. CSI and each of its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws and regulations of the United States and national and local laws and regulations of the United Kingdom relating to pollution, hazardous substances, or protection of human health or the environment (collectively, "Environmental Laws") which compliance includes, but is not limited to, the possession by CSI and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither CSI nor any of its Subsidiaries has received written notice of, or, to the knowledge of CSI, is the subject of, any action, cause of action, claim, investigation, demand or notice, including without limitation, non-compliance orders, warning letters, or notices of violation, by any person or entity alleging liability under or non-compliance with any Environmental Law (an "CSI Environmental Claim"), nor to the knowledge of CSI is there any basis for any CSI Environmental Claim that would reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect. To the knowledge of CSI there are no circumstances that are reasonably likely to prevent or interfere with such material compliance or give rise to such liability in the future.

               3.13.2. There are no CSI Environmental Claims, which would reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect, that are pending or, to the knowledge of CSI, overtly threatened against CSI or any of its Subsidiaries or, to the knowledge of CSI, against any person or entity whose liability for any CSI Environmental Claim CSI or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

               3.13.3.  Neither  CSI nor any CSI  Subsidiary  (a) has handled or discharged, nor has it allowed or arranged for any third party to handle or discharge, any hazardous substances to, at or upon: (i) any location other than a site lawfully permitted to receive such hazardous substances, (ii) any parcel of real property owned or leased by CSI or any CSI Subsidiary, except in compliance with applicable Environmental Laws; (iii) any site which, pursuant to CERCLA or any similar state law or law of the U.K. (x) has been placed on the National Priorities List or its state or U.K. equivalent, or (y) the Environmental Protection Agency or any equivalent agency in the U.K. or the relevant state agency has notified CSI that it has proposed or is proposing to place on the National Priorities List or its state equivalent or equivalent in the U.K.; or (b) has any knowledge that there has occurred or is presently occurring a discharge, or threatened discharge, of any hazardous substance on, into or beneath the surface of, or adjacent to, any real property owned or leased by CSI or any CSI Subsidiary.

               3.13.4. The CSI Disclosure Schedule identifies (a) all environmental audits, assessments, or occupational health studies undertaken by CSI or its agents on its behalf, or, to the knowledge of CSI, undertaken by any governmental authority, or any third party, relating to or affecting any real property owned or leased by CSI or any CSI Subsidiary; (b) the results of any ground, water, soil, air or asbestos monitoring undertaken by CSI or its agents on its behalf, or, to the knowledge of CSI, undertaken by any governmental authority or any third party, relating to or affecting any real property owned or leased by CSI or any CSI Subsidiary; (c) all material written communications between CSI and any governmental authority arising under or related to Environmental Laws; and (d) all outstanding citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings or decrees relating to or affecting any real property owned or leased by CSI or any CSI Subsidiary.

        3.14.  REAL PROPERTY.

               3.14.1. CSI has delivered to RP either copies or fair and accurate summaries (the "CSI Property Documents") of each of its leases, subleases, deeds, material licenses or other material agreements or instruments (and any amendments thereto) under which CSI or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, any real property (the "CSI Real Estate Agreements"). Each CSI Real Estate Agreement is valid, binding and in full force and effect, all rent and other sums and charges payable by CSI and its Subsidiaries as tenants thereunder are current, no termination event or condition or uncured default of a material nature on the part of CSI or any such Subsidiary or, to the knowledge of CSI, as to a landlord, exists under any CSI Real Estate Agreement, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect. The information contained in the CSI Property Documents is true and correct in all material respects.

               3.14.2. Except for any of the following matters which would not reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect:

                      (a) CSI has not granted, and to the best of CSI's knowledge, no other person has granted, any leases, subleases, licenses or other agreements granting to any person other than CSI any right to possession, use, occupancy or enjoyment of the property covered by the CSI Real Estate Agreements, or any portion thereof, and

                      (b) CSI is not obligated under any option,  right of first refusal or any contractual right to purchase, acquire, sell or dispose of any real property covered by the CSI Real Estate Agreements.

               3.14.3. None of the CSI Real Estate Agreements contains continuous operating covenants, radius restrictions or provisions requiring the consent of the landlord to the Merger or the assumption of CSI's obligations under the CSI Real

        Estate Agreements in the manner contemplated by this Agreement, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect.

        3.15. LIMITATION ON BUSINESS CONDUCT. Neither CSI nor any of the CSI Subsidiaries is a party to, or has any obligation under, any contract or agreement, written or oral, which contains any covenants currently or prospectively limiting in any material respect the freedom of CSI or any of the CSI Subsidiaries to engage in any line of business or to compete with any entity or which would prohibit the business of RP, CSI or any of their respective Subsidiaries from being conducted in substantially the same manner as it was conducted prior to the Merger.

        3.16. TITLE TO PROPERTY. Each of CSI and each of the CSI Subsidiaries owns the material properties and assets that it purports to own free and clear of all liens, security interests, charges or encumbrances, except for any liens, security interests, charges or encumbrances which arise in the ordinary course of business (including mechanics' liens and other similar statutory liens) and do not materially impair CSI's or any CSI Subsidiary's ownership or use of any such properties or assets, or liens for taxes not yet due. The rights, properties and assets presently owned, leased or licensed by CSI include all rights, properties and assets necessary to permit CSI and the CSI Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

        3.17. INSURANCE. CSI and its Subsidiaries maintain with respect to their operations and their assets, in full force and effect, policies of insurance in the ordinary course of business as is usual and customary for businesses similarly situated to CSI. CSI has provided RP copies of all insurance policies so maintained and all claims associated with its operations and the operations of its Subsidiaries for the past 18 months.

        3.18. INTELLECTUAL PROPERTY. Every material trade secret (including know-how, inventions, designs and processes), patent, patent right, trademark, trademark right, logo, service mark, trade name or copyright, or application thereof, and licenses and rights with respect to the foregoing, used in connection with the business of CSI and its Subsidiaries (the "CSI Intellectual Property"), is protected by CSI in a manner which, under the circumstances, is prudent and commercially reasonable, and owned by CSI or its Subsidiaries free and clear of any liens, encumbrances, claims or restrictions whatsoever which would have a CSI Material Adverse Effect, direct or indirect. There are no valid grounds for any bona fide claims (i) to the effect that the business of CSI or any of the CSI Subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by CSI or any of the CSI Subsidiaries, of any patents, patent rights, trademarks, trademark rights, logos, trade names, service marks, trade secrets, copyrights, technology, know-how or computer software programs and applications used in the business of CSI or any of the CSI Subsidiaries as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any of the patents, patent rights, registered and material unregistered trademarks, logos and service marks, registered copyrights, trade names and any applications therefor owned by CSI or any of the CSI Subsidiaries or other trade secret material to CSI or any of the CSI Subsidiaries; or (iv) challenging the license or legally enforceable right to use of any third-party patents, patent rights, trademarks, trademark rights, logos, service marks, trade names and copyrights by CSI or any of the CSI

Subsidiaries, except, in each case, for claims that, if determined adversely to CSI, would not reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect. Neither CSI nor any of its Subsidiaries has granted to any other person the right to use the CSI Intellectual Property, or any part thereof. CSI is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, patent rights, trademark, trademark rights, logo, service mark, trade name, trade name rights, copyright or other intangible assets, with respect to the use thereof or in connection with the conduct of its business or otherwise.

        3.19. CERTAIN CONTRACTS. CSI has delivered copies of each contract to which CSI or any of its Subsidiaries is a party (i) calling for payments in excess of $100,000 in the case of any contract or series of related contracts or
(ii) otherwise material to CSI or any of its Subsidiaries, or by which any of their respective properties or assets are bound. CSI and its Subsidiaries, and to CSI's knowledge the other parties thereto, are in compliance in all material respects with all material terms of such contracts.

        3.20. NO BROKERS. Neither CSI nor any CSI Subsidiary has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of CSI or RP or Merger Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby, except that CSI has retained Lehman Brothers as its financial advisor and to render a fairness opinion as set forth herein. The arrangements with Lehman Brothers have been disclosed in writing to RP prior to the date hereof.

        3.21. CONFLICTS OF INTEREST. No officer, or director, or, to the knowledge of CSI, no significant shareholder, employee or consultant of CSI or any CSI Subsidiary, or any affiliate of such person has any direct or indirect interest (except a passive investment in less than 5% of the publicly traded stock of a public company) (a) in any corporation, partnership, proprietorship, association, or other person or entity which does business with CSI or any CSI Subsidiary, (b) in any property, asset or right which is used by CSI or any CSI Subsidiary in the conduct of its business, or (c) in any contract to which CSI is a party or by which CSI or any CSI Subsidiary may be bound nor are any amounts owing to any such person by, or due to any such person from, CSI or any CSI Subsidiary.

        3.22. PERSONAL PROPERTY. CSI owns all of its material personal property, including, without limitation, the material personal property reflected in the CSI Balance Sheet, except for personal property disposed of in the ordinary course of business since the CSI Balance Sheet Date, subject to no mortgage, pledge, lien, charge, security interest, encumbrance or restriction, except those which are shown and described in the CSI Balance Sheet or the notes thereto. All personal properties purported to be leased by CSI are subject to valid and effective leases.

        3.23. TAKEOVER STATUTE. The Board of Directors of CSI has taken all appropriate action so that no former shareholder of RP will be an "interested stockholder" of CSI subject to Sections 78.438 and 78.439 of the Nevada General Corporation Law (the "NGCL") by virtue of the transactions contemplated by this Agreement.

        3.24. DISCLOSURE. Neither CSI nor any CSI Subsidiary has knowingly withheld from RP any material facts relating to CSI's and any CSI Subsidiary's assets, business, operations, financial conditions, or prospects. No representation or warranty in this Agreement contains any untrue statement of a material fact.

        3.25.  STATUS AS REORGANIZATION.

               3.25.1.  CSI has no plan or intent to:

                      (a)    Liquidate RP;

                      (b) Merge RP with or into another corporation;

                      (c) Sell or  otherwise  dispose  of the stock of RP except for transfers of stock to corporations "controlled" (within the meaning of Section 368(c) of the Code) by CSI;

                      (d) Reacquire  any of its stock issued in connection  with the Merger;

                      (e) Cause RP to issue additional shares of stock of RP that would result in CSI losing "control" (within the meaning of Section 368(c) of the Code) of RP;

                      (f) Cause RP to sell or  otherwise  dispose  of any of its assets or any assets of Merger Sub acquired in the Merger except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described in Treasury Regulation Section 1.368-2(k)(2); or

                      (g) Take any other action that might  otherwise  cause the
               Merger not to be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

               3.25.2. Except as provided in this Agreement, each of CSI and its stockholders will pay their respective expenses, if any, incurred in connection with the Merger.

               3.25.3. There is no intercorporate indebtedness existing between CSI and RP, or between Merger Sub and RP, that was issued, acquired or will be settled at a discount.

               3.25.4. CSI and any of the major stockholders of CSI do not own, nor have they owned during the past five years, any shares of stock of RP.


               3.25.5. Neither CSI nor Merger Sub is an "investment company" (within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code);

               3.25.6. Merger Sub is being formed solely for the purpose of merging with and into RP and, as of the Effective Date, will not have had any existing operation, assets or liabilities (other than liabilities for franchise taxes, if applicable, and liabilities under this Agreement); and

               3.25.7. CSI will, as of the Effective Date, own all of the stock of Merger Sub.

ARTICLE 4. REPRESENTATIONS OF RP. RP hereby represents and warrants to CSI that:

        4.1.   RP DISCLOSURE SCHEDULE.

               4.1.1. The RP Disclosure Schedule sets forth all of the information concerning RP and its Subsidiaries and the RP Shares required in this Article 4. To the extent any statement in this Article 4 is untrue, the RP Disclosure Schedule sets forth the statements necessary to make the statements in this Article 4 true. All information and statements set forth in the RP Disclosure Schedule shall be deemed to supersede and correct the statements made in this Article 4 and to be additional representations and warranties of RP. The RP Disclosure Schedule sets forth all of the information and statements required in numbered sections bearing the number of the Section of this Agreement calling for such information and in the order of such numbers in this Agreement.

               4.1.2.  RP has  delivered to CSI complete and accurate  copies of
        (a) any written contract or other document referred to in the RP Disclosure Schedule or herein and (b) the RP Reports referred to in
        Section 4.7 of this Agreement.

        4.2. EXISTENCE AND GOOD STANDING OF RP. RP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted. RP is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not reasonably be expected to have a material adverse effect on the consolidated business, financial condition or results of operations of RP and its Subsidiaries (an "RP Material Adverse Effect"). Each of RP's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the corporate power and corporate authority to own its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect. Neither RP nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which RP or any RP Subsidiary or any of their respective properties or assets is subject, except where such violation would not have, individually or in the aggregate, an RP
Material Adverse Effect. RP and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such items or to take any such action would reasonably be expected to have an RP Material Adverse Effect. The copies of the articles of incorporation and by-laws of RP and each other RP Subsidiary previously delivered to CSI are true and correct. Neither RP nor any of the RP Subsidiaries is in violation of any of the provisions of its Amended and Restated Certificate of Incorporation or By-Laws.

        4.3. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENT. RP has the requisite corporate power and corporate authority to execute and deliver this Agreement and all agreements and documents contemplated hereby and consummate the transactions contemplated hereby and thereby. Subject only to the approval of this Agreement and the transaction contemplated hereby by the holders of a majority of the outstanding RP Shares, the consummation by RP of the transaction contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of RP, enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        4.4. CAPITAL STOCK. The authorized capital stock of RP consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $.001 per share. As of December 31, 1998, there were 5,667,375 shares of common stock issued and outstanding none of which is held by RP or any Subsidiary of RP and no shares of preferred stock issued and outstanding. Since such date, no additional shares of capital stock of RP have been issued. RP has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of RP on any matter. All such issued and outstanding RP Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as contemplated by this Agreement or the RP Option Plans, there are not at the date of this Agreement any outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, convertible securities, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any of the shares of the capital stock of RP by or to RP. As of December 31, 1998, 602,433 RP Shares were reserved for issuance and are issuable upon or otherwise deliverable in connection with the exercise of outstanding options; since that date, no options have been granted under the RP Option Plans or otherwise and no new option plans have been authorized or adopted.

        4.5. SUBSIDIARIES. Except as set forth in the RP Disclosure Schedules, RP owns each of the outstanding shares of capital stock of each of RP's Subsidiaries. All of the outstanding shares of capital stock of the RP Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned by RP free and clear of all liens, pledges, security interests, claims or other encumbrances. The RP Disclosure Schedule sets forth with respect to each RP Subsidiary (a) its name and jurisdiction of incorporation, (b) its authorized capital stock, and (c) the number of issued and outstanding shares of capital stock. Except for interests in the RP Subsidiaries, neither RP nor any RP Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, limited liability company, business, trust or entity.

        4.6. NO VIOLATIONS. The execution and delivery of this Agreement by RP and the consummation of the transaction contemplated hereby (a) will not violate any provision of the articles of incorporation or by-laws of RP or its subsidiaries, (b) will not violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of RP or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which RP or any of its subsidiaries is a party, or by which RP or any of its subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect; (c) will not violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to RP or any of its subsidiaries or any of their respective properties or assets (assuming completion of the Regulatory Filings), except for violations which would not reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect, or (d) other than the Regulatory Filings, will not require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect.

        4.7. SEC DOCUMENTS. RP has furnished CSI each registration statement, proxy statement or information statement, including all exhibits thereto, prepared by RP since August 29, 1997, including, without limitation, (a) its Annual Report on Form 10-K for its fiscal year ended May 31, 1998 (the "RP Balance Sheet Date"), which includes the consolidated balance sheet for RP as of such date (the "RP Balance Sheet") and RP's Quarterly Reports on Form 10-Q and Reports on Form 8-K filed since the filing of such Annual Report and (b) its proxy statement for its annual meeting of Stockholders held on October 1, 1998, each of (a) and (b) in the form (including exhibits and any amendments thereto) filed with the SEC and the items in (a) and (b), the "RP Reports." As of their respective dates, the RP Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) (i) were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, and the respective rules and regulations thereunder, and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The 1997 and 1998 consolidated financial statements of RP and its Subsidiaries included in or incorporated by reference into the RP Reports (including the related notes and schedules) present fairly, in all material respects, the consolidated financial position of RP at May 31, 1997 and 1998, and the consolidated results of their operations and their cash flows such fiscal years in conformity with GAAP. Except as and to the extent set forth on the RP Balance Sheet, including all notes thereto, or as set forth in the RP Reports or the RP Disclosure Schedule, neither RP nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required to be reflected on, or reserved against in, a consolidated balance sheet of RP prepared in accordance with GAAP, except liabilities arising in the ordinary course of business since such date which would not reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect.

        4.8. LITIGATION. There is no action, suit or proceeding pending against RP or the RP Subsidiaries, or, to the knowledge of RP, overtly threatened against RP or its Subsidiaries or any of their respective properties or assets, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality which would reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect, or would prevent or delay the consummation of the transaction contemplated by this Agreement. Neither RP nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have an RP Material Adverse Effect or would prevent or delay the consummation of the transaction contemplated hereby.

        4.9. ABSENCE OF CERTAIN CHANGES. Since the RP Balance Sheet Date, each of RP and the RP Subsidiaries has conducted its business only in the ordinary course of such business and there has not been (a) any event or changes with respect to RP and the RP Subsidiaries (other than events or changes in general economic conditions or developments affecting the industry generally) having, individually or in the aggregate, an RP Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (c) any material change in its accounting principles, practices or methods, (d) any amendments or changes in the Amended and Restated Certificate of Incorporation or By-Laws of RP, (e) any material revaluation by RP of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, (f) any sale of a material amount of property of RP or its Subsidiaries, except in the ordinary course of business, or (g) any increase in the compensation or benefits or establishment of any bonus, insurance, severance deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of RP or any of the RP Subsidiaries except in the ordinary course of business consistent with past practice or except as required by applicable law.

        4.10.  TAX MATTERS.

               Except as set forth in the RP Disclosure Schedule:

               4.10.1. Each of RP and its Subsidiaries has timely filed or caused to be timely filed all Returns which are required to be filed by, or with respect to, any of them on or prior to the Effective Date
        (taking into account all applicable extensions). The Returns have accurately reflected and will accurately reflect all liability for Taxes of RP and its Subsidiaries for the periods covered thereby.

               4.10.2. All Taxes and Tax liabilities of RP and its Subsidiaries for all taxable years or periods that end on or before the Effective Date and, with respect to any taxable year or period beginning before and ending after the Effective Date, the portion of such taxable year or period ending on and including the Effective Date, have been timely paid or will be timely paid in full on or prior to the Effective Date or accrued and adequately disclosed and fully provided for on the books and records of RP in accordance with GAAP.

               4.10.3. Complete and accurate copies of all RP federal, state and local income tax returns have been made available to CSI.

               4.10.4. Neither RP nor any of its Subsidiaries has been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality nor has RP or any of its Subsidiaries received any notices from any taxing authority relating to any issue which could affect the Tax liability of RP or any of its Subsidiaries. Neither RP nor any of its Subsidiaries, as of the Effective Date, (A) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of RP or any of its Subsidiaries or
        (B) is presently contesting the Tax liability of RP or any of its Subsidiaries before any court, tribunal or agency. Neither RP nor any of its Subsidiaries has granted a power-of-attorney relating to Tax matters to any person. All final adjustments made by the IRS with respect to any federal tax return of RP or its Subsidiaries have been reported for state and local income tax purposes to the relevant state or local taxing authorities.

               4.10.5. Neither RP nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a Return with respect to which RP was the common parent).

               4.10.6. All Taxes which RP or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the proper authorities to the extent due and payable.

               4.10.7. There are no Tax sharing, allocation, indemnification or similar agreements in effect as between RP or any predecessor or affiliate thereof and any other party under which RP or any of its Subsidiaries could be liable for any Taxes or other claims of any party other than of RP and its Subsidiaries.

               4.10.8. No requests for ruling or determination letters relating to federal, state or local income taxes paid or payable by RP or any of its Subsidiaries are pending with any taxing authority.

               4.10.9. (a) Neither RP nor any RP Subsidiary has agreed to or is required to make any adjustment pursuant to Section 481 of the Code or the corresponding tax laws of any nation, state or locality by reason of a change in accounting method initiated by RP or its Subsidiaries or required by law, (b) RP has no knowledge that the IRS or any other taxing authority has proposed or purported to require any such adjustment or change in accounting method and (c) RP has no knowledge or belief that any such adjustment under Section 481 of the Code or the corresponding tax laws of any nation, state or locality will be required of RP or its Subsidiaries upon the completion of, or by reason of, the transaction contemplated by this Agreement.

               4.10.10. (a) There are no deferred intercompany transactions between RP and any of its Subsidiaries or between its Subsidiaries which will or may result in the recognition of income upon the consummation of the transaction contemplated by this Agreement, and (b) there are no other transactions or facts existing with respect to RP and/or its Subsidiaries which by reason of the consummation of the transaction contemplated by this Agreement will result in RP and/or its Subsidiaries recognizing income.

               4.10.11. There are no Tax liens on any of the assets or property of RP or its Subsidiaries.

               4.10.12. There are no contracts, agreements or plans entered into by RP or its Subsidiaries covering any person that individually or collectively would require RP or any of its Subsidiaries to make any payments of any amount which would not be deductible by reason of the provisions of Section 162(m) or Section 280G of the Code.

               4.10.13. Neither RP nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by it.

        4.11.  CERTAIN EMPLOYEE PLANS.

               4.11.1. Each Benefit Plan maintained by any RP Controlled Group Member (the "RP Benefit Plans") complies with, and has been administered in accordance with, in all material respects, all applicable requirements of law, except for instances of non-compliance that would not reasonably be expected to have caused, individually or in the aggregate, an RP Material Adverse Effect. The RP Benefit Plans are listed in the RP Disclosure Schedule and copies or descriptions of all material Plans have previously been provided to CSI.

               4.11.2. With respect to each RP Benefit Plan intended to qualify under Section 401(a) of the Code, (a) a favorable determination letter has been issued by or an application is pending with the IRS with respect to the qualification of each RP Benefit Plan and (b) no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA and the Code) or termination has occurred under circumstances which present a risk of material liability by any RP Controlled Group Member to any governmental entity or other person, including an RP Benefit Plan. Each RP Benefit Plan which is subject to
        Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such RP Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code and Section 302 of ERISA), whether or not waived. No RP Controlled Group Member directly or indirectly contributes to, has an obligation to contribute to or has or could be reasonably expected to have liability with respect to, and has not directly or indirectly maintained, sponsored, contributed to or had an obligation to contribute to at any time within the 10 year period ending on the date of the Closing, any employee benefit plan which is a multi-employer plan subject to the requirements of Subtitle E of Title IV of ERISA.

               4.11.3. Except as required by Code section 4980B or 162 or Part 6 of Subtitle B of Title I of ERISA, no RP Controlled Group Member provides any health, welfare or life insurance benefits to any of its former or retired employees, which benefits would be material either individually or in the aggregate to RP.

        4.12.  LABOR MATTERS.

               4.12.1. Except as set forth in the RP Disclosure Schedule, neither RP nor any of its Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of RP, overtly threatened against RP or its Subsidiaries relating to their business, except for any such proceeding which would not reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect. To the knowledge of RP, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or overtly threatened involving employees of RP or any of its Subsidiaries.

               4.12.2. RP has delivered to CSI copies of all employment agreements, consulting agreements, severance agreements, bonus and incentive plans, profit-sharing plans and other material agreements, plans or arrangements with respect to compensation of the employees of RP and its Subsidiaries (the "RP Compensation Arrangements"). The Merger will not accelerate or otherwise give rise to payments pursuant to the RP Compensation Arrangements.

        4.13.  ENVIRONMENTAL LAWS AND REGULATIONS.

               4.13.1. RP and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws which compliance includes, but is not limited to, the possession by RP and the RP Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither RP nor any of its Subsidiaries has received written notice of, or, to the knowledge of RP, is the subject of, any action, cause of action, claim, investigation, demand or notice, including without limitation, non-compliance orders, warning letters or notices of violation, by any person or entity alleging liability under or non-compliance with any Environmental Law (an "RP Environmental Claim"), nor to the knowledge of RP is there any basis for any RP Environmental Claim that would reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect. To the knowledge of RP there are no circumstances that are reasonably likely to prevent or interfere with such material compliance or give rise to such liability in the future.

               4.13.2. There are no RP Environmental Claims which would reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect that are pending or, to the knowledge of RP, overtly threatened against RP or any of its Subsidiaries or, to the knowledge of RP, against any person or entity whose liability for any RP Environmental Claim RP or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

               4.13.3.  Neither  RP nor any RP  Subsidiary  (a) has  handled  or discharged, nor has it allowed or arranged for any third party to handle or discharge, any hazardous substances to, at or upon: (i) any location other than a site lawfully permitted to receive such hazardous substances, (ii) any parcel of real property owned or leased by RP or any of its Subsidiaries, except in compliance with applicable
        Environmental Laws; (iii) any site which, pursuant to CERCLA or any similar state law (x) has been placed on the National Priorities List or its state equivalent, or (y) the Environmental Protection Agency or the relevant state agency has notified RP that it has proposed or is proposing to place on the National Priorities List or its state equivalent; or (b) has any knowledge that there has occurred or is presently occurring a discharge, or threatened discharge, of any hazardous substance on, into or beneath the surface of, or adjacent to, any real property owned or leased by RP or the RP Subsidiaries.

               4.13.4. The RP Disclosure Schedule identifies (a) all environmental audits, assessments, or occupational health studies undertaken by RP or its agents on its behalf, or, to the knowledge of RP, undertaken by any governmental authority, or any third party, relating to or affecting any real property owned or leased by RP or any RP Subsidiary; (b) the results of any ground, water, soil, air or asbestos monitoring undertaken by RP or its agents on its behalf, or, to the knowledge of RP, undertaken by any governmental authority or any third party, relating to or affecting any real property owned or leased by RP or any RP Subsidiary; (c) all material written communications between RP and any governmental authority arising under or related to Environmental Laws; and (d) all outstanding citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings or decrees relating to or affecting any real property owned or leased by RP or the RP Subsidiaries.

        4.14.  REAL PROPERTY.

               4.14.1. RP has delivered to CSI either copies or fair and accurate summaries (the "RP Property Documents") of each of its leases, subleases, deeds, material licenses or other material agreements or instruments (and any amendments thereto) under which RP or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, any real property (the "RP Real Estate Agreements"). Each RP Real Estate Agreement is valid, binding and in full force and effect, all rent and other sums and charges payable by RP and its Subsidiaries as tenants thereunder are current, no termination event or condition or uncured default of a material nature on the part of RP or any RP Subsidiary or, to the knowledge of RP, as to a landlord, exists under any RP Real Estate Agreement, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect. The information contained in the RP Property Documents is true and correct in all material respects.

               4.14.2. Except for any of the following matters which would not reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect:

                      (a) RP has not granted, and to the best of RP's knowledge, no other person has granted, any leases, subleases, licenses or other agreements granting to any person other than RP any right to possession, use, occupancy or enjoyment of the property covered by the RP Real Estate Agreements, or any portion thereof, and

                      (b) RP is not obligated  under any option,  right of first refusal or any contractual right to purchase, acquire, sell or dispose of any real property covered by the RP Real Estate Agreements.

               4.14.3. None of the RP Real Estate Agreements contains continuous operating covenants, radius restrictions or provisions requiring the consent of the landlord to the Merger or the assumption of RP's obligations under the RP Real Estate Agreements in the manner contemplated by this Agreement, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect.

        4.15. LIMITATION ON BUSINESS CONDUCT. Neither RP nor any of the RP Subsidiaries is a party to, or has any obligation under, any contract or agreement, written or oral, which contains any covenants currently or prospectively limiting in any material respect the freedom of RP or any of the RP Subsidiaries to engage in any line of business or to compete with any entity or which would prohibit the business of RP, CSI or any of their respective Subsidiaries from being conducted in substantially the same manner as it was conducted prior to the Merger.

        4.16. TITLE TO PROPERTY. Each of RP and each of the RP Subsidiaries owns the material properties and assets that it purports to own free and clear of all liens, security interests, charges or encumbrances, except for any liens, security interests, charges or encumbrances which arise in the ordinary course of business (including mechanics' liens and other similar statutory liens) and do not materially impair RP's or any RP Subsidiary's ownership or use of any such properties or assets, or liens for taxes not yet due. The rights, properties and assets presently owned, leased or licensed by RP include all rights, properties and assets necessary to permit RP and the RP Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

        4.17. INSURANCE. RP and the RP Subsidiaries maintain with respect to their operations and their assets, in full force and effect, policies of insurance in the ordinary course of business as is usual and customary for businesses similarly situated to RP. RP has provided CSI copies of all insurance policies so maintained and all claims associated with its operations and the operations of its Subsidiaries since their incorporation.

        4.18. INTELLECTUAL PROPERTY. Every material trade secret (including know-how, inventions, designs and processes), patent, patent right, trademark, trademark right, logo, service mark, trade name or copyright, or application thereof, and licenses and rights with respect to the foregoing, used in connection with the business of RP and its Subsidiaries, (the "RP Intellectual Property"), is protected by RP in a manner which, under the circumstances, is prudent and commercially reasonable and owned by RP or its Subsidiaries free and clear of any liens, encumbrances, claims or restrictions whatsoever which would have an RP Material Adverse Effect, direct or indirect. There are no valid grounds for any bona fide claims (i) to the effect that the business of RP or any of the RP Subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by RP or any of the RP Subsidiaries, of any patents, patent rights, trademarks, trademark rights, logos, trade names, service marks, trade secrets, copyrights, technology, know-how or computer software programs and applications used in the business of RP or any of the RP Subsidiaries as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any of the patents, patent rights, registered and material unregistered trademarks, logos and service marks, registered copyrights, trade names and any applications therefor owned by RP or any of the RP Subsidiaries or other trade secret material to RP or any of the RP Subsidiaries; or (iv) challenging the license or legally enforceable right to use of any third-party patents, patent rights, trademarks, trademark rights, logos, service marks, trade names and copyrights by RP or any of the RP Subsidiaries, except, in each case, for claims that, if determined adversely to RP, would not reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect. Neither RP nor any of its Subsidiaries has granted to any other person the right to use the RP Intellectual Property, or any part thereof. RP is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, patent rights, trademark, trademark rights, logo, service mark, trade name, trade name rights, copyright or other intangible assets, with respect to the use thereof or in connection with the conduct of its business or otherwise.

        4.19. CERTAIN CONTRACTS. RP has delivered copies of each contract to which RP or any of its Subsidiaries is a party (i) calling for payments in excess of $100,000 in the case of any contract or series of related contracts or
(ii) otherwise material to RP or any of its Subsidiaries, or by which any of their respective properties or assets are bound. RP and its Subsidiaries, and to RP's knowledge the other parties thereto, are in compliance in all material respects with all material terms of such contracts.

        4.20. NO BROKERS. Neither RP nor any RP Subsidiary has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of RP or CSI or Merger Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby, except that RP has retained NatCity Investments, Inc. and Berenson Minella & Company, L.P. as its financial advisors and NatCity Investments, Inc. to render a fairness opinion as set forth herein. The arrangements with NatCity Investments, Inc. and Berenson Minella & Company, L.P. have been disclosed in writing to CSI prior to the date hereof.

        4.21. CONFLICTS OF INTEREST. No officer, or director, or, to the knowledge of RP, no significant shareholder, employee or consultant of RP or any RP Subsidiary, or any affiliate of such person has any direct or indirect interest (except a passive investment in less than 5% of the publicly traded stock of a public company) (a) in any corporation, partnership, proprietorship, association, or other person or entity which does business with RP or any RP Subsidiary, (b) in any property, asset or right which is used by RP or any RP Subsidiary in the conduct of its business, or (c) in any contract to which RP is a party or by which RP may or any RP Subsidiary be bound, nor are any amounts owing to any such person by, or due to such person from, RP or any RP Subsidiary.

        4.22. PERSONAL PROPERTY. RP owns all of its material personal property, including, without limitation, the material personal property reflected in the RP Balance Sheet, except for personal property disposed of in the ordinary course of business since the RP Balance Sheet Date, subject to no mortgage, pledge, lien, charge, security interest, encumbrance or restriction, except those which are shown and described in the RP Balance Sheet or the notes thereto. All personal properties purported to be leased by RP are subject to valid and effective leases.

        4.23. TAKEOVER STATUTE. The Board of Directors of RP has taken all appropriate action so that neither CSI nor Merger Sub will be an "interested stockholder" of RP within the meaning of or subject to Section 203 of the DGCL.

        4.24. DISCLOSURE. Neither RP nor any RP Subsidiary has knowingly withheld from CSI any material facts relating to RP's and any RP Subsidiary's assets, business, operations, financial conditions, or prospects. No representation or warranty in this Agreement contains any untrue statement of a material fact.

        4.25. ADDITIONAL DISCLOSURE. Prior to and in connection with the Merger, RP has no intention to redeem any RP Common Stock or make any extraordinary distributions with respect thereto, and the persons that are related to RP within the meaning of Temporary Treasury Regulation ss. 1.368-1T(e)(2)(ii) have not and will not acquire any RP Common Stock from any holder thereof with consideration other than RP Common Stock.

               (a) Following the Merger, RP intends to hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Effective Date. For purposes of this representation, amounts paid by RP to stockholders who receive cash or other property pursuant to the Merger, amounts paid by RP to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by RP immediately preceding the Effective Date, will be included as assets of RP held immediately prior to the Effective Date.

               (b) RP has no plan or intention to issue additional shares of its stock (or securities, options, warrants or instruments giving the holder thereof the right to acquire RP stock) that would (or if exercised would) result in CSI losing control of RP within the meaning of Section 368(c) of the Code.

               (c) RP will not assume any liabilities of Merger Sub (other than those liabilities, if any, incurred by Merger Sub in the ordinary course of its business) or acquire any assets of Merger Sub that are subject to liabilities (other than those liabilities, if any, incurred by Merger Sub in the ordinary course of its business).

               (d) Following the Merger, RP intends to continue its historic business or use a significant portion of its historic business assets in a business.

               (e) Except as provided in this Agreement, each of RP and its stockholders will pay their respective expenses, if any, incurred in connection with the Merger.

               (f) There is no intercorporate indebtedness existing between CSI and RP, or between Merger Sub and RP, that was issued, acquired or will be settled at a discount.

               (g) RP is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

               (h) On the date of the Merger, the fair market value of the assets of RP will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

               (i) RP is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

               (j) RP will not take any action that might otherwise cause the Merger not to be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

ARTICLE 5.     COVENANTS.

        5.1. NO SOLICITATION BY RP. (a) RP shall not, directly or indirectly, through any officer, director, employee, representative or agent of RP or any of the RP Subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving RP or any of the RP Subsidiaries that if consummated would constitute an RP Alternative Transaction (as defined in Section 7.4.2) (any of the foregoing inquiries or proposals being referred to herein as an "RP Acquisition Proposal"). In addition, subject to the other provisions of this Section 5.1(a) (including the following sentence), from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, RP and its subsidiaries will not, and will instruct their officers, directors, employees, representatives and agents not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of, or commenting positively regarding, any RP Acquisition Proposal made by any Person or group of Persons (other than the Merger provided, that nothing in this Section 5.1 shall prevent the Board of Directors of RP from taking and disclosing to RP's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, with respect to any tender offer or from making such disclosure to RP's stockholders (not constituting a recommendation or solicitation), upon the advice of its independent outside legal counsel, as is necessary to make under applicable law. Nothing contained in this Agreement shall prevent the Board of Directors of RP from (i) furnishing information to a third party which has made a bona fide RP Acquisition Proposal that the RP Board of Directors reasonably determines in good faith contains the material terms of an RP Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between RP and CSI, or (ii) subject to compliance with the other terms of this Section 5.1, including Section 5.1(c), (A) considering and negotiating a bona fide RP Acquisition Proposal that the RP Board of Directors has reasonably determined in good faith is likely to constitute an RP Superior Proposal not solicited in violation of this Agreement, or (B) recommending to its stockholders an RP Acquisition Proposal that the RP Board of Directors reasonably determines in good faith is a Superior Proposal and, in connection therewith, withdrawing or modifying its recommendation of the Merger and the transactions contemplated thereby (which action shall entitle CSI to terminate this Agreement pursuant to Section 7.4.2 and to receive the CSI Expenses and CSI Fee, if applicable, as defined in Section 5.13.2); provided that, as to each of clauses
(i) and (ii), (x) such actions occur at a time prior to approval of the Merger and this Agreement at the RP Stockholders Meeting, and (y) the Board of Directors of RP reasonably determines in good faith upon the advice of independent counsel that it is required to do so in order to discharge properly its fiduciary duties. For purposes of this Agreement, a "RP Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all or a majority of the equity securities of RP entitled to vote generally in the election of directors or all or substantially all the assets of RP, on terms which the Board of Directors of RP reasonably believes (i) (upon the advice of an independent financial advisor) to be more favorable from a financial point of view to its stockholders than the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement proposed by CSI and (ii) to be more favorable to RP than the Merger and the transactions contemplated by this Agreement after taking into account all pertinent factors deemed relevant by the Board of Directors of RP under the laws of the State of Delaware.

               (b) RP shall immediately notify CSI after receipt of any RP Acquisition Proposal, or any material modification of or amendment to any RP Acquisition Proposal, or any request for nonpublic information relating to RP or any of its subsidiaries in connection with an RP Acquisition Proposal or for access to the properties, books or records of RP or any RP Subsidiary by any person or entity that informs the Board of Directors of RP or such RP Subsidiary that it is considering making, or has made, an RP Acquisition Proposal. Such notice to CSI shall be made as soon as practicable orally and confirmed in writing, if requested, and shall indicate the identity of the person making the RP Acquisition Proposal or intending to make an RP Acquisition Proposal or requesting non-public information or access to the books and records of RP, the terms of any such RP Acquisition Proposal or material modification or amendment to an RP Acquisition Proposal, and whether RP is providing or intends to provide the person making the RP Acquisition Proposal with access to information concerning RP as provided in Section 5.1(a). RP shall also immediately notify CSI, as soon as practicable orally and confirmed in writing, if requested, if it enters into negotiations concerning any RP Acquisition Proposal. In each case, the notice to CSI required by this clause (b) may be limited to the extent that the Board of Directors of RP reasonably determines in good faith upon the advice of independent counsel that it is prohibited from giving such notice in order to properly discharge its fiduciary duties.

               (c) Unless this Agreement shall have been terminated in accordance with its terms, neither RP nor the Board of Directors of RP shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to CSI, the approval by such Board of Directors of this Agreement or the Merger.

               (d) Without the prior written consent of CSI, RP and the Board of Directors of RP shall not enter into any agreement with respect to, or otherwise approve or recommend, or propose to approve or recommend, any RP Acquisition Proposal or RP Alternative Transaction, unless the Merger Agreement is terminated prior to or substantially simultaneously with such time pursuant to Sections 7.1 or 7.2 or is terminated prior to such time by RP pursuant to Section 7.3.

               (e) RP shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than CSI and Merger
Sub) conducted heretofore with respect to any of the foregoing. RP agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which RP is a party.

               (f) RP shall ensure that the officers and directors of RP and the RP Subsidiaries and any investment banker or other advisor or representative retained by RP are aware of the restrictions described in this Section 5.1.

               (g) No action by the Board of Directors of RP expressly permitted by this Section 5.1 shall constitute a breach or violation of any other provision of this Agreement, provided that nothing in this Section 5.1 shall narrow the obligations of RP under Section 5.4.1.

        5.2 NO SOLICITATION BY CSI. (a) CSI shall not, directly or indirectly, through any officer, director, employee, representative or agent of CSI or any of the CSI Subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving CSI or any of the CSI Subsidiaries that if consummated would constitute a CSI Alternative Transaction (as defined in Section 7.3.2) (any of the foregoing inquiries or proposals being referred to herein as "CSI Acquisition Proposal"). In addition, subject to the other provisions of this Section 5.2(a) (including the following sentence), from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, CSI and its subsidiaries will not, and will instruct their officers, directors, employees, representatives and agents not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of or commenting positively regarding, any CSI Acquisition Proposal made by any Person or group of Persons (other than the Merger), provided, that nothing in this Section 5.2 shall prevent the Board of Directors of CSI from taking and disclosing to CSI's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any tender offer or from making such disclosure to stockholders (not constituting a recommendation or solicitation) upon the advice of its independent outside legal counsel, as is necessary to make under applicable law. Nothing contained in this Agreement shall prevent the Board of Directors of CSI from (i) furnishing information to a third party which has made a bona fide CSI Acquisition Proposal that the CSI Board of Directors reasonably determines in good faith contains the material terms of a CSI Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between RP and CSI, or (ii) subject to compliance with the other terms of this Section
5.2 including Section 5.2 (c), (A) considering and negotiating a bona fide CSI Acquisition Proposal that the CSI Board of Directors has reasonably determined in good faith is likely to constitute a CSI Superior Proposal not solicited in violation of this Agreement, or (B) or recommending to its stockholders a CSI Acquisition Proposal that the CSI Board of Directors reasonably determines in good faith is a Superior Proposal and, in connection therewith, withdrawing or modifying its recommendation of the Merger and the transactions contemplated thereby (which action shall entitle RP to terminate this Agreement pursuant to Section 7.3.2 and to receive the RP Expenses and RP Fee, if applicable, as defined in Section 5.13.3); provided that, as to each of clauses (i) and (ii), (x) such actions occur at a time prior to approval of the Merger and this Agreement at the CSI Stockholders Meeting, and (y) the Board of Directors of CSI reasonably determines in good faith upon the advice of independent counsel that it is required to do so in order to discharge properly its fiduciary duties. For purposes of this Agreement, a "CSI Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all or a majority of, the equity securities of CSI entitled to vote generally in the election of directors or all or substantially all the assets of CSI, on terms which the Board of Directors of CSI reasonably believes (i) (upon the advice of an independent financial advisor) to be more favorable from a financial point of view to its stockholders that the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement proposed by CSI and (ii) to be more favorable to CSI than the Merger and the transactions contemplated by this Agreement after taking into account all pertinent factors deemed relevant by the Board of Directors of CSI under the laws of the State of Nevada.

               (b) CSI shall immediately notify RP after receipt of any CSI Acquisition Proposal, or any material modification of or amendment to any CSI Acquisition Proposal, or any request for nonpublic information relating to RP or any of its subsidiaries in connection with a CSI Acquisition Proposal or for access to the properties, books or records of CSI or any CSI Subsidiary by any person or entity that informs the Board of Directors of CSI or such CSI
Subsidiary that it is considering making, or has made, a CSI Acquisition Proposal. Such notice to RP shall be made as soon as practicable orally and confirmed in writing, if requested, and shall indicate the identity of the person making the CSI Acquisition Proposal or intending to make a CSI Acquisition Proposal or requesting non-public information or access to the books and records of CSI, the terms of any such CSI Acquisition Proposal or material modification or amendment to an CSI Acquisition Proposal, and whether CSI is providing or intends to provide the person making the CSI Acquisition Proposal with access to information concerning CSI as provided in Section 5.2(a). CSI shall also immediately notify RP, as soon as practicable orally and confirmed in writing, if requested, if it enters into negotiations concerning any CSI Acquisition Proposal. In each case, the notice to RP required by this clause (b) may be limited to the extent that the Board of Directors of CSI reasonably determines in good faith upon the advice of independent counsel that it is prohibited from giving such notice in order to properly discharge its fiduciary duties.

               (c) Unless this Agreement shall have been terminated in accordance with its terms, neither CSI nor the Board of Directors of CSI shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to RP, the approval by such Board of Directors of this Agreement or the Merger.

               (d) Without the prior written consent of RP, CSI and the Board of Directors of CSI shall not enter into any agreement with respect to, or otherwise approve or recommend, or propose to approve or recommend, any CSI Acquisition Proposal or CSI Alternative Transaction, unless the Merger Agreement is terminated prior to or substantially simultaneously with such time pursuant to Sections 7.1 or 7.2 or is terminated prior to such time by CSI pursuant to
Section 7.4.

               (e) CSI shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than RP) conducted heretofore with respect to any of the foregoing. CSI agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which CSI is a party.

               (f) CSI shall ensure that the officers and directors of CSI and the CSI Subsidiaries and any investment banker or other advisor or representative retained by CSI are aware of the restrictions described in this
Section 5.2.

               (g) No action by the Board of Directors of CSI expressly permitted by this Section 5.2 shall constitute a breach or violation of any other provision of this Agreement, provided that nothing in this Section 5.2 shall narrow the obligations of CSI under Section 5.4.2.

        5.3 CONDUCT OF BUSINESSES. Prior to the Effective Date, except as set forth in the CSI Disclosure Schedule, the RP Disclosure Schedule or as contemplated by any other portion of this Agreement, unless both parties have consented in writing thereto, which consent will not be unreasonably withheld, each party:

               5.3.1 Shall, and shall cause each of its Subsidiaries to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

               5.3.2 Shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

               5.3.3 Except to the extent, if any, prohibited by applicable law or binding confidentiality agreements with third parties, shall confer on a regular basis with one or more representatives of the other party to report operational matters of materiality and any proposals to engage in material transactions;

               5.3.4   Shall  not  amend  its   articles   or   certificate   of
        incorporation   or  by-laws  (except  to  the  extent  the  Articles  of
        Incorporation of CSI are amended to authorize the CSI Preferred Stock);

               5.3.5 Shall promptly notify the other party of (a) any material emergency or other material change in the condition (financial or otherwise), of such party's or any

        Subsidiary's business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties,
        (b) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (c) the breach in any material respect of any representation or warranty or covenant contained herein;

               5.3.6 Shall promptly deliver to the other party true and correct copies of any report, statement or schedule filed by such party with the SEC subsequent to the date of this Agreement;

               5.3.7 Shall not (a) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, (b) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (c) increase any compensation or enter into or amend any employment severance, termination or similar agreement with any of its present or future officers or directors, except for normal increases in compensation to employees not earning more than $50,000 in annual base compensation, consistent with past practice, and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, nor (d) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable law;

               5.3.8  Shall not (a)  declare,  set aside or pay any  dividend or make any other distribution or payment with respect to any shares of its capital stock, (b) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based RP Benefit Plans or as required or otherwise contemplated by this Agreement (including any refinancing in connection therewith), directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action, nor (c) split, combine or reclassify any of its capital stock;

               5.3.9 Shall not, and shall not permit any of its Subsidiaries to sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business;

               5.3.10 Shall not (a) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit and indebtedness for working capital in the ordinary course of business and refinancing of existing indebtedness in the same amount and on substantially the same terms (and except that either party may incur indebtedness for the payment of expenses related to the transactions contemplated by this Agreement and any financing therefor, provided such indebtedness does not include any material prepayment penalty or equity component), (b) except for obligations of wholly-owned Subsidiaries; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practices in an amount not material to such party, taken as a whole, (c) other than to wholly-owned Subsidiaries, make any loans, advances or capital contributions to or investments in, any other person, (d) pledge or otherwise encumber shares of capital stock of such party or its Subsidiaries, nor (e) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to create any material mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset;

               5.3.11 Shall not acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to such party taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice which would be material to such party taken as a whole;

               5.3.12 Except as may be required as a result of a change in law or in GAAP, shall not change any of the accounting principles or practices used by such party;

               5.3.13 Shall not (a) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof or any equity interest therein, (b) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to such party taken as a whole, (c) authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, is in excess of $150,000; provided, that none of the foregoing shall limit any capital expenditure within the aggregate amount previously authorized by such party's Board of Directors for capital expenditures and written evidence thereof has been previously provided to the other party, nor
        (d) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

               5.3.14 Shall not (a) make any Tax election with respect to such party or its Subsidiaries or settle or compromise any Tax liability material to such party or its Subsidiaries taken as a whole or (b) file or cause to be filed any amended Return or claims for refund with respect to such party or its Subsidiaries;

               5.3.15 Shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of business liabilities reflected or reserved against in, and contemplated by, the financial statements (or the notes thereto) of such party or incurred in the ordinary course of business consistent with past practice;

               5.3.16 Shall not settle or compromise any pending or threatened suit, action or claim relating to the transaction contemplated hereby;

               5.3.17 Shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization; or

               5.3.18 Shall not take, or agree in writing or otherwise to take, any of the actions described in Section 5.3.1 through 5.3.17 or any action that would make any of the representations and warranties of a party hereto contained in this Agreement untrue or incorrect as of the date when made.

        5.4    MEETINGS OF STOCKHOLDERS.

               5.4.1 RP has received from NatCity Investments, Inc. its opinion on the fairness to the holders of RP Shares, from a financial point of view, of the terms of the Merger, pursuant to the terms of an engagement letter presented to CSI. RP will take all action reasonably necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transaction contemplated hereby. The Board of Directors of RP shall recommend such approval and RP shall take all reasonable lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 5.11); provided, however, that the Board of Directors of RP shall not be required to make such recommendation if the Board of Directors of RP reasonably determines in good faith, based as to legal matters on the advice of outside legal counsel, that such action would violate its fiduciary duties. CSI shall coordinate and cooperate with RP with respect to the timing of such meeting and RP shall use its best efforts to hold such meeting as soon as is practicable.

               5.4.2 CSI has received from Lehman Brothers its opinion on the fairness to the holders of CSI Shares, from a financial point of view, of the terms of the Merger, pursuant to the terms of an engagement letter presented to RP. CSI will take all action reasonably necessary in accordance with applicable law and its Articles of Incorporation and By-laws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transaction contemplated hereby. The Board of Directors of CSI shall recommend such approval and CSI shall take all reasonable lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 5.11); provided, however, that the Board of Directors of CSI shall not be required to make such recommendation if the Board of Directors of CSI reasonably determines in good faith, based as to legal matters on the advice of outside legal counsel, that such action would violate its fiduciary duties. RP shall coordinate and cooperate with CSI with respect to the timing of such meeting and CSI shall use its best efforts to hold such meeting as soon as is practicable.

               5.4.3 The Board of Directors of either CSI or RP may delay the meeting of such party's stockholders required by this Section 5.4 for no more than 30 days to the extent such Board of Directors reasonably determines in good faith, based on the advice of outside legal counsel, that it is required by its fiduciary duties to delay such meeting to consider a bona fide Acquisition Proposal that such Board of Directors reasonably determines in good faith contains the material terms of a Superior Proposal received without violation of this Agreement (provided that in such event the party which has so delayed such meeting may not terminate this Agreement pursuant to Section 7.2(a) until at least 5 days after the date on which such meeting is actually held).

        5.5 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, each party shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Date from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transaction contemplated by this Agreement. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of each party shall take all such necessary action.

        5.6 INSPECTION OF RECORDS; ACCESS. Except to the extent, if any, prohibited by applicable law or binding confidentiality agreements with third parties, from the date hereof to the Effective Date, each party shall allow all designated officers, attorneys, accountants and other representatives of the other party (the "Other Party's Representatives") access at all reasonable times to all employees, stores, offices, warehouses, and other facilities and to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of such party and its Subsidiaries; provided, however, the Other Party's Representatives shall use their reasonable best efforts to avoid interfering with, hindering or otherwise disrupting the employees of such party in the execution of their employment duties during any visit to, or inspection of, such party's facilities.

        5.7 PUBLICITY. The initial press release relating to this Agreement shall be a joint press release and thereafter each party shall, subject to its respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transaction contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

        5.8    REGISTRATION STATEMENT/PROXY STATEMENT.

               5.8.1 As promptly as practicable after the execution of this Agreement, CSI and RP shall prepare and file with the SEC preliminary proxy materials which shall constitute the preliminary Proxy Statement (as defined in Section 5.11) and a preliminary prospectus with respect to the CSI Preferred Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC with respect to the preliminary proxy materials and after the furnishing by RP and CSI of all information required to be contained therein, RP shall file with the Commission the definitive Proxy Statement and CSI shall file with the Commission the definitive Proxy Statement and Registration Statement (as defined in Section 5.11) and CSI and RP shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

               5.8.2 CSI and RP shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder, under applicable Blue Sky or similar securities laws, and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto.

        5.9    COMPLIANCE WITH THE SECURITIES ACT; RESALE PROSPECTUS

               5.9.1 Prior to the Effective Date, RP shall deliver to CSI a letter setting forth a true and complete list of persons whom the Company believes may be deemed to be "affiliates" of RP as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates").

               5.9.2 RP shall use its reasonable best efforts to obtain as promptly as practicable a written agreement from each person who is identified as an Affiliate in the letter referred to in Section 5.9.1 above, in the form previously approved by the parties, that he or she will not offer to sell, sell or otherwise dispose of any of the CSI Preferred Stock (or CSI Common Stock issuable upon conversion thereof) issued to him or her pursuant to the Merger, except in compliance with Rule 145 under the Securities Act or another exemption from the registration requirements of the Securities Act. RP shall deliver all such written agreements obtained by it to CSI on or prior to the Effective Date.

               5.9.3 CSI shall use its reasonable best efforts to file with the SEC as promptly as practicable following the Effective Date, and cause to become effective, a registration statement for the purpose of permitting the CSI Preferred Stock (or CSI Common Stock issuable upon conversion thereof) issued to any such Affiliate to be resold by such Affiliate, and to maintain such registration statement in effect until such time as such Affiliates may resell such stock pursuant to an applicable exemption therefrom.

        5.10. TAKEOVER PROVISIONS INAPPLICABLE. RP agrees that it will not take any action to render Section 203 of the DGCL applicable to the Merger and the other transactions contemplated hereby, and CSI agrees that it will not take any action to render Sections 78.438 and 78.439 the NGCL applicable to (x) the acquisition of CSI Preferred Stock pursuant to the Merger or (y) the conversion of the CSI Preferred Stock into the CSI Common Stock.

        5.11. INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENTS, ETC. Each of CSI, Merger Sub and RP agree that none of the information supplied by it for inclusion in (a) the Registration Statement to be filed with the SEC by CSI on Form S-4 under the Securities Act for the purpose of registering shares of CSI Preferred Stock to be issued in the Merger (the "Registration Statement") and all other documents required to be filed by CSI with the SEC and (b) the prospectus/proxy statement of RP and CSI (the "Proxy Statement") to be mailed to the stockholders of RP and CSI in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the RP Meeting to be held in connection with the Merger and the CSI meeting to be held in connection with the Merger, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. CSI and Merger Sub agree that the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. RP and CSI agree that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Each of CSI and RP agrees to make all reasonable representations and covenants in connection with the opinions of counsel, if any, required to be attached to the Registration Statement and Proxy Statement with respect to the correctness of the discussion therein as to the material federal income tax consequences of the Merger.

        5.12. FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Effective Date of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

        5.13.  FEES AND EXPENSES.

               5.13.1  Except as provided  below in this  Section  5.13,  if the
        Merger is not effected, all costs and expenses incurred in connection with this Agreement and in the transaction contemplated hereby shall be paid by the party incurring such expense except that (a) to the extent that the RP Fee or the CSI Fee (each as defined below) is not payable, RP and CSI each agree to pay 50% of all printing expenses incurred by either party in connection with the Registration Statement and the Proxy Statement and (b) as provided in Section 5.13.2 or 5.13.3, as applicable, below.

               5.13.2 If this  Agreement is terminated by RP pursuant to Section
        7.3.3 or this Agreement is terminated by CSI pursuant to Section 7.4.2, RP shall pay to CSI an amount equal to CSI's and Merger Sub's actual, reasonable and documented expenses (including without limitation financing therefor) incurred after January 18, 1999 and on or prior to the termination date of this Agreement relating to the transactions contemplated by this Agreement (the "CSI Expenses"), provided that RP shall not be responsible for any CSI Expenses in excess of $1,000,000 in the aggregate. If during the 365 day period immediately following the termination of this Agreement, RP shall enter into a transaction which would constitute an RP Alternative Transaction with or involving an RP Third Party who directly or indirectly initiated or otherwise had any contact with RP with respect to any such transaction prior to the termination of this Agreement, RP will pay to CSI, in addition to the CSI Expenses, a fee equal to $750,000 (the "CSI Fee"), and, if RP enters into such a transaction following a termination of this Agreement pursuant to Section 7.2(b), RP shall also then pay to CSI the CSI
        Expenses to the extent, if any, that such CSI Expenses were not otherwise due and payable at the time of such termination.

               5.13.3 If this Agreement is terminated by CSI pursuant to Section
        7.4.3 or this Agreement is terminated by RP pursuant to Section 7.3.2, CSI shall pay to RP an amount equal to RP's actual, reasonable and documented expenses (including without limitation financing therefor) incurred after January 18, 1999 and on or prior to the termination date of this Agreement relating to the transactions contemplated by this
        Agreement  (the  "RP   Expenses"),   provided  that  CSI  shall  not  be
        responsible for any RP Expenses in excess of $1,000,000 in the aggregate. If during the 365 day period immediately following the termination of this Agreement, CSI shall enter into a transaction which would constitute an CSI Alternative Transaction with or involving a CSI Third Party who directly or indirectly initiated or otherwise had any contact with CSI with respect to any such transaction prior to the termination of this Agreement, CSI will pay to RP, in addition to the RP Expenses, a fee equal to $750,000 (the "RP Fee"), and, if CSI enters into such a transaction following a termination of this Agreement pursuant to Section 7.2(c), CSI shall also then pay to RP the RP Expenses to the extent, if any, that such RP Expenses were not otherwise due and payable at the time of such termination.

               5.13.4 If this Agreement is terminated pursuant to Section 7.2(a) because the condition set forth in Section 6.1.7 has not been satisfied despite the reasonable best efforts of RP to cooperate in satisfying such condition, CSI shall pay the RP Expenses to the extent incurred prior to notice from CSI to RP that such condition will not be, or is not likely to be, satisfied.

               5.13.5 Any CSI or RP Fee and/or CSI or RP Expenses payable pursuant to Section 5.13.2, 5.13.3 or 5.13.4 as the case may be, shall be paid in immediately available funds within five business days after a demand for payment following the first to occur of any of the events described in Section 5.13.2, 5.13.3 or 5.13.4, as the case may be, and entitling a party to payment; provided that, in no event shall RP or CSI, as the case may be, be required to pay such Fee and/or Expenses to the entities entitled thereto, if, immediately prior to the termination of this Agreement, the entity entitled to receive such Fee and/or Expenses was in material breach of its obligations under this Agreement (and such breach, if curable, was not cured within 30 days after written notice of such breach is given to such entity by the other party).

        5.14   STOCKHOLDERS' AGREEMENT; VOTING AGREEMENTS.
(a) Simultaneously with the execution of this Agreement CSI is entering into (i) a Stockholder Agreement with certain stockholders or prospective stockholders of CSI identified in Exhibit 5.14(a)(i) hereto providing for the election of directors of CSI and (ii) Voting Agreements pursuant to which certain stockholders of RP identified in Exhibit 5.14(a)(ii) hereto agree to vote all shares of RP Common Stock over which they have voting power in favor of the Merger and the transactions contemplated hereby. (b) Simultaneously with the execution of this Agreement, RP is entering into Voting Agreements pursuant to which certain stockholders of CSI identified in Exhibit 5.14(b) hereto agree to vote all shares of CSI Common Stock over which they have power in favor of the Merger and the transactions contemplated hereby.

        5.15   DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION.
CSI agrees that at all times after the Effective Date, it will and shall cause the Surviving Corporation to, for not less than six years, indemnify each person who is a director or officer of RP on the date hereof (individually an "Indemnified Party" and collectively the "Indemnified Parties"), with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel ("Indemnified Liability"), to the extent such Indemnified Party would have been indemnified pursuant to RP's articles of incorporation or by-laws as in effect as of the date hereof, based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Date whether commenced, asserted or claimed before or after the Effective Date, and shall advance expenses to such Indemnified Party to the extent such Indemnified Party would have been advanced expenses pursuant to RP's articles of incorporation or by-laws as in effect as of the date hereof. CSI shall, and shall cause the Surviving Corporation to, maintain in effect for not less than six years after the Effective Date, the current policies of directors' and officers' liability insurance maintained by RP on the date hereof (provided that CSI may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring on or prior to the Effective Date.

        5.16 RP STOCK PLANS. CSI agrees to file a registration statement with respect to any RP stock option plan, to the extent that such filings are required to enable holders of options granted under Section 1.8.1 to freely exercise such options and (except for holders who may be deemed to be affiliates of CSI) to freely sell shares acquired by the exercise of such options (assuming such shares would be freely salable pursuant to an effective registration statement covering such plans). Nothing set forth herein shall require CSI to register such exercises on any form other than Form S-8. On and after the Effective Date, CSI will assume and discharge all obligations of RP with respect to registration rights agreements disclosed on the RP Disclosure Schedule.

        5.17 REORGANIZATION. The parties hereto intend to adopt this Agreement and the transactions contemplated hereby as a plan of reorganization under
Section 368(a) of the Code. No party hereto, without the consent of the other parties hereto, will take any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of the parties shall report the Merger for income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (and any comparable state or local statute).

ARTICLE 6.     CONDITIONS.

        6.1.   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

               6.1.1. This Agreement and the transaction contemplated hereby shall have been approved in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body and by the holders of the issued and outstanding shares of capital stock of each of RP and CSI entitled to vote thereon.

               6.1.2. None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transaction contemplated by this Agreement or has a material adverse effect on a party hereto (including the requirement that either party divest any material portion of its assets). In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

               6.1.3. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Date and except where the failure to have obtained or made any such consent authorization, order, approval, filing or registration would not have a CSI Material Adverse Effect or an RP Material Adverse Effect following the Effective Date.

               6.1.4. The CSI Common Stock issuable upon conversion of the CSI Preferred Stock shall have been listed or approved for listing upon notice of issuance on the NASDAQ National Market System, if qualified, or otherwise quoted on NASDAQ.

               6.1.5. The Registration Statement shall have been declared effective.

               6.1.6. All applicable Blue Sky laws shall have been complied with.

               6.1.7. CSI shall have received sufficient financing to satisfy ongoing working capital needs of CSI and RP following the Transaction and to refinance existing indebtedness of both companies (and their respective Subsidiaries to the extent applicable) on terms substantially no less favorable than the terms of the most current proposals therefor furnished by CSI to RP prior to the date of this Agreement, or otherwise reviewed and approved by each party in good faith.

        6.2. CONDITIONS TO OBLIGATION OF RP TO EFFECT THE MERGER. The obligation of RP to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

               6.2.1. CSI shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing and the representations and warranties of CSI contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects (or, to the extent any such representation is qualified by reference to materiality or to a CSI Material Adverse Effect, is entirely true and correct) as of the Closing Date, and RP shall have received a certificate of the President or a Vice President of CSI, dated the Closing Date, certifying to such effect.

               6.2.2. From the date of this Agreement through the Effective Date, there shall not have occurred any change in the financial condition, business, operations or prospects of CSI and its Subsidiaries, taken as a whole, that would reasonably be expected to have a CSI Material Adverse Effect.

               6.2.3 RP shall have received a certificate from the Secretary of CSI and Merger Sub, in form and substance reasonably satisfactory to RP, common certifying the adoption of approving an amendment to the Amended and Restated Articles of Incorporation of CSI to increase the number of authorized preferred shares from 4,000,000 to 10,000,000, and to create, and improve the issuance of, a new series of shares, the Series C Convertible Preferred Stock, par value $.001 per share, to be delivered in connection with the Merger. resolutions by the Board of Directors and stockholders of CSI of transactions contemplated by this Agreement.

               6.2.4 There shall have been no change of applicable law after the date hereof as a result of which the Merger will fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

        6.3.   CONDITIONS TO OBLIGATION OF CSI TO EFFECT THE MERGER.
The obligations of CSI to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

               6.3.1. RP shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing and the representations and warranties of RP contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects (or, to the extent any such representation is qualified by reference to materiality or to an RP Material Adverse Effect, is entirely true and correct) as of the Closing Date, and CSI shall have received a certificate of the President or a Vice President of RP, dated the Closing Date, certifying to such effect;

               6.3.2. From the date of this Agreement through the Effective Date, there shall not have occurred any change in the financial condition, business, operations or prospects of RP and the RP Subsidiaries, taken as a whole, that would reasonably be likely to have an RP Material Adverse Effect.

               6.3.3 CSI shall have received a certificate from the Secretary of RP, in form and substance reasonably satisfactory to CSI certifying the adoption of resolutions by the RP Board of Directors and stockholders in favor of this Agreement, the Merger and the transactions contemplated by this Agreement.

               6.3.4 RP shall take all actions necessary to amend the FM Precision Golf Manufacturing Corp 401(k) Plan (the "401(k) Plan") to restrict eligibility to participate in the 401(k) Plan, effective no later than the Closing Date, to employees of RP, by replacing the standardized prototype form of plan with a non-standardized prototype form of plan, in form and substance reasonably satisfactory to CSI.

ARTICLE 7.     TERMINATION.

        7.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the approval of this Agreement by the stockholders of RP and CSI, by the mutual consent of the parties hereto.

        7.2. TERMINATION BY EITHER RP OR CSI. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either RP or CSI if: (a) the Merger shall not have been consummated on or before 120 days after the date of this Agreement; (b) RP's stockholders have voted against the approval required by Section 6.1.1 at a meeting duly convened therefor or at an adjournment thereof; (c) CSI's shareholders have voted against the approval required by Section 6.1.1 at a meeting duly convened therefor or at an adjournment thereof; (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause
(a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

        7.3. TERMINATION BY RP. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the adoption and approval by the stockholders of RP referred to in Section 6.1.1, by action of the Board of Directors of RP, if :

                        7.3.1 (a) There has been a breach by CSI of any representation or warranty contained in this Agreement which would reasonably be expected to have a CSI

                Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of CSI, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by RP to CSI.

                        7.3.2  Whether  or  not  permitted  to  do  so  by  this
                Agreement, the Board of Directors of CSI or CSI shall (i) withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to RP, (ii) approve or recommend to the stockholders of CSI a CSI Acquisition Proposal or CSI Alternative Transaction, (iii) approve or recommend that the stockholders of CSI tender their shares in any tender or exchange offer that is a CSI Alternative Transaction or (iv) take any position or make any disclosures to CSI's stockholders permitted pursuant to Section 5.2 which has the effect of any of the foregoing. As used herein, "CSI Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than CSI or its affiliates (a "CSI Third Party") acquires or would acquire beneficial ownership or the right to acquire beneficial ownership of more than 50% of the outstanding shares of any class of equity securities of CSI, whether from CSI or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving CSI pursuant to which any CSI Third Party acquires more than 50% of the outstanding equity securities of CSI or the entity surviving such merger or business combination (iii) any transaction pursuant to which any CSI Third Party acquires control of assets of CSI (including for this purpose the outstanding equity securities of any of the CSI Subsidiaries and securities of the entity surviving any merger or business combination to which any of the CSI Subsidiaries is a party) or any of the CSI Subsidiaries having a fair market value (as determined by the Board of Directors of CSI in good faith) equal to more than 20% of the fair market value of all the assets of CSI and the CSI Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving CSI or any of the CSI Subsidiaries, other than the transactions contemplated by this Agreement; provided, however, that the term CSI Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

                        7.3.3 The Board of  Directors  of RP has  received an RP
                Superior Proposal and the Board of Directors of RP reasonably determines in good faith (upon the advice of independent outside counsel) that a failure to terminate this Agreement and enter into an agreement to effect such RP Superior Proposal would constitute a breach of its fiduciary duties; provided that this Agreement shall not be terminated pursuant to this Section 7.3.3 unless simultaneously with such termination, RP enters into a definitive acquisition, merger or similar agreement to effect the RP Superior Proposal.

        7.4. TERMINATION BY CSI. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date by action of the Board of Directors of CSI, if:

               7.4.1. (a) There has been a breach by RP of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an RP Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of RP, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by CSI to RP

               7.4.2. Whether or not permitted to do so by this Agreement, the Board of Directors of RP or RP shall (i) withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to CSI, (ii) approve or recommend to the stockholders of RP an RP Acquisition Proposal or RP Alternative Transaction, (iii) approve or recommend that the stockholders of RP tender their shares in any tender or exchange offer that is an RP Alternative Transaction or (iv) take any position or make any disclosures to RP's stockholders permitted pursuant to Section 5.1 which has the effect of any of the foregoing. As used herein, "RP Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than CSI or its affiliates (an "RP Third Party") acquires or would acquire beneficial ownership or the right to acquire beneficial ownership of more than 50% of the outstanding shares of any class of equity securities of RP, whether from RP or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving RP pursuant to which any RP Third Party acquires more than 50% of the outstanding equity securities of RP or the entity surviving such merger or business combination (iii) any transaction pursuant to which any RP Third Party acquires or would acquire control of assets of RP (including for this purpose the outstanding equity securities of any of the RP Subsidiaries and securities of the entity surviving any merger or business combination to which any of the RP Subsidiaries is a party) or any of the RP Subsidiaries having a fair market value (as determined by the Board of Directors of RP in good faith) equal to more than 20% of the fair market value of all the assets of RP and the RP Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving RP or any of the RP Subsidiaries, other than the transactions contemplated by this Agreement; provided, however, that the term RP Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

               7.4.3 The Board of Directors of CSI has received a CSI Superior Proposal and the Board of Directors of CSI reasonably determines in good faith (upon the advice of independent outside counsel) that a failure to terminate this Agreement and enter into an agreement to effect CSI Superior Proposal would constitute a breach of its fiduciary duties; provided that this agreement shall not be terminated pursuant to this
        Section 7.4.3 unless simultaneously with such termination CSI enters into a definitive acquisition, merger or similar agreement to effect the CSI Superior Proposal.

        7.5. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Sections 5.11, 5.13, and this 7.5 and
Article 8 and the Confidentiality Agreement referred to in Section 8.4. Moreover, in the event of termination of this Agreement pursuant to Section 7.3 or 7.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from the other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

        7.6. EXTENSION; WAIVER. At any time prior to the Effective Date, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document to be delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party granting such extension or waiver.

ARTICLE 8.     GENERAL PROVISIONS.

        8.1. NONSURVIVAL, REPRESENTATIONS AND WARRANTIES. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger.

        8.2. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to RP:                               If to CSI:

Royal Precision, Inc.                   Coyote Sports, Inc.
15170 North Hayden Road                 2291 Arapahoe Avenue
Scottsdale, Arizona 89260               Boulder, Colorado  80302
Telecopier No.:  (602) 627-0206         Telecopier No.:  (303) 818-4626
Telephone No.:  (602) 627-0270          Telephone No.:   (303) 933-6609
Attn: Chairman of the Board             Attn: President

or to such other address as any party shall specify by written notice so given and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

        8.3. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors, and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        8.4. ENTIRE AGREEMENT. This Agreement, the Exhibits, the CSI Disclosure Schedule, the RP Disclosure Schedule, the Confidentiality Agreement dated November 16, 1997, between RP and CSI and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. During the term of this Agreement, the Confidentiality Agreement may not be terminated by either party thereto.

        8.5. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the RP Merger by the stockholders of RP and CSI, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

        8.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

        8.7. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

        8.8. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

        8.9. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

        8.10. WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party giving such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        8.11. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        8.12. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction of the matter, this being in addition to any other remedy to which they may be entitled at law or in equity.

        8.13. SUBSIDIARIES. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

        8.14 KNOWLEDGE. When references are made in this Agreement to any representation or warranty being "to the knowledge" of CSI or RP, or similar language, "knowledge" shall mean (a) the actual knowledge of any director or senior executive officer of such party or (b) such knowledge as any director or senior executive officer of such party could reasonably be expected to have following a reasonably comprehensive investigation of the matter subject to such representation or warranty.

        IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.



                                            COYOTE SPORTS, INC.




                                            By: /s/ James M. Probst
                                                --------------------------------
                                                Name:  James M. Probst
                                                Title: President and CEO



                                            RP ACQUISITION CORP.



                                            By: /s/ James M. Probst
                                                --------------------------------
                                                Name:  James M. Probst
                                                Title:



                                            ROYAL PRECISION, INC.



                                            By: /s/ Raymond J. Minella
                                                --------------------------------
                                                Name:  Raymond J. Minella
                                                Title: Chairman of the Board

                                                                   Exhibit 1.4.1
                                              Form of Certificate of Designation


                                     RESTATED FORM OF
                           CERTIFICATE OF DESIGNATION
                 (Pursuant to the provisions of Section 78.1955
             of the General Corporation Law of the State of Nevada)

        It is hereby certified that:

        1. The name of the  corporation  (the  "Corporation")  is Coyote Sports,
Inc.

        2. Set forth hereinafter is a copy of a resolution, containing a statement of the voting powers, preferences, limitations, restrictions, and relative rights of the Series C Preferred Stock hereinafter designated, adopted by the Board of Directors of the Corporation, pursuant to a provision of the Amended and Restated Articles of Incorporation relating to the issuance of said Series C Preferred Stock by resolution of the Board of Directors:

        RESOLVED, that a series of the authorized preferred stock, par value $.001 per share, of the Corporation be created hereby, and that the designations and amounts thereof and the voting powers, preferences, and relative, participating, optional and other special rights, of the shares of such series, and the qualifications, limitations, or restrictions thereof, are as follows:

        8.12.1. Designations and Numbers of Shares.
                ----------------------------------

_____________________________  (________)  shares  of the  Series C  Convertible
Redeemable Preferred Stock of the Corporation are hereby constituted as a series of preferred stock, $.001 par value per share, stated value $_______1 per share (the "Stated Value") and designated as "Series C Convertible Redeemable Preferred Stock" (hereinafter called the "Series C Preferred Stock").

        8.12.2. Dividends and Distributions.
                ---------------------------

               (i) The holders of the Series C Preferred Stock shall be entitled to preferential cash dividends with respect thereto at the rate of 6% of the Stated Value thereof per annum, payable ratably per share of Series C Preferred Stock outstanding if, as and when declared by the board of directors of the Corporation or any duly authorized committee of that board (the "Board of Directors") out of funds legally available for the payment thereof. Such preferential dividends shall accrue daily from the date of issuance of the applicable preferred share (the "Issuance Date") and shall be payable on the 1st day of January, April,

---------------------

1 Stated value to be set at (x) $6.00 multiplied by (y) the reciprocal of the final merger exchange ratio of shares of Series C Preferred Stock to shares of Royal Precision, Inc. Common Stock in the merger pursuant to which the Series C Preferred Stock is to be issued. (For the avoidance of doubt, based on the shares of common stock of the Corporation and Royal Precision, Inc. stated to be outstanding in the Agreement and Plan of Merger with respect to such merger, such exchange ratio would be 1.0195, such reciprocal would be .9809, and such Stated Value would be $5.8854.)

July, and October, or if any such dividend payment date is a Saturday, Sunday or legal holiday, then on the next day which is not a Saturday, Sunday or legal holiday.

               (ii) Dividends on the Series C Preferred Stock shall be cumulative so that if, for any dividend accrual period, cash dividends in the amount specified in paragraph (a) of this Section 2 are not declared and paid or set aside for payment, the amount of accrued but unpaid dividends shall accumulate, and such accrued but unpaid dividends shall be added to the preferential cash dividends payable for subsequent dividend accrual periods. Accrued but unpaid dividends shall bear interest at the rate of 6% per annum until paid.

               (iii) Whenever dividends or distributions payable on the Series C Preferred Stock, as provided in this Section 2, are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                      1) declare or pay dividends on or make any other distributions on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock; or

                      2) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock except dividends or distributions paid ratably on the Series C Preferred Stock and all such parity stock on which dividends or distributions are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled.

        8.12.3. Redemption.
                ----------

               3.1 Redemption at Option of the Corporation. The Corporation may, by resolution of its Board of Directors (excluding any director who is, or is designated by, any holder of the Series C Preferred Stock or any Affiliate of such a holder) subject to any applicable law, at any time, or from time to time, in whole or in part, on a pro-rata basis among the holders of Series C Preferred Stock in proportion to the number of shares of Series C Preferred Stock held by them, redeem the shares of Series C Preferred Stock from each holder thereof (each date set for redemption being referred to herein as a "Redemption Date") at a price per share of Series C Preferred Stock payable in cash equivalent to
(i) the Stated Value plus (ii) all accrued and unpaid dividends (whether or not declared or due) to the Redemption Date fixed for the redemption of such shares of Series C Preferred Stock (the "Redemption Price").

               3.2    Procedures Applicable to Redemptions.
                      ------------------------------------

               (a) Redemption Notice. At least thirty (30) days but not more than sixty (60) days prior to a Redemption Date, written notice (a "Redemption Notice") shall be delivered by the Corporation to each holder of Series C Preferred Stock which the

Corporation seeks to redeem on such Redemption Date (in each case, a "Redeeming Holder"). The Redemption Notice shall state:

                      (i) the number of shares of Series C Preferred Stock to be redeemed from such Redeeming Holder;

                      (ii)   the Redemption Date and the Redemption Price; and

                      (iii) the manner and place designated for the Redeeming Holders to surrender to the Corporation their certificates representing the shares of Series C Preferred Stock to be redeemed in exchange for the Redemption Price.

               (b) Deliveries of Stock Certificates. On or before the Redemption Date, each Redeeming Holder shall surrender to the Corporation the certificate or certificates representing the shares of Series C Preferred Stock to be redeemed, in the manner and the place designated in the Redemption Notice and thereupon the Redemption Price for those shares shall be payable on the Redemption Date to the order of the person whose name appears on that certificate or certificates, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares of Series C Preferred Stock represented by a certificate surrendered for redemption are redeemed as aforesaid, a new certificate or certificates shall be issued representing the unredeemed shares. The Redemption Notice shall not be given effect in the case of any shares of Series C Preferred Stock as to which a proper notice of conversion, specifying an effective date prior to the Redemption Date, has been duly received by the Corporation prior to the Redemption Date, which shares shall be converted into Common Stock in accordance with such notice of conversion pursuant to the terms hereof.

               (c) Cessation of Dividend Accrual, etc. If on the Redemption Date the Redemption Price is either paid or made available for payment through the deposit arrangement specified in clause (d) below, then notwithstanding that certificates evidencing any of the shares of Series C Preferred Stock so elected to be redeemed shall not have been surrendered, dividends on such shares shall cease to accrue after the Redemption Date and all rights with respect to the redeemed shares of Series C Preferred Stock shall forthwith after the Redemption Date terminate, except only the right of the Redeeming Holders to receive the Redemption Price without interest upon surrender of their certificate or certificates representing the shares of Series C Preferred Stock that have been redeemed, subject to applicable law. If the Corporation shall default in the payment of the Redemption Price, then, with respect to all shares of Series C Preferred Stock for which the Redemption Price shall not have been paid, dividends shall continue to accrue on such redeemed shares of Series C Preferred Stock and all other rights shall remain in effect with respect to such shares until the Corporation shall pay the Redemption Price on such shares.

               (d) Deposit of Funds for Redemption. On or prior to the Redemption Date, the Corporation shall deposit in a segregated trust account with any United States federally or state chartered commercial bank or trust company having net capital of not less than $100,000,000 (or a subsidiary thereof) a sum equal to the aggregate Redemption Price (either in cash or certificates representing shares of Common Stock) of all shares of Series C Preferred Stock to be redeemed, with irrevocable instructions and authority to the bank or trust company to pay, or deliver on or after the Redemption Date or prior thereto, the Redemption Price to the respective holders upon the surrender of their share certificates. From and after the Redemption Date if such deposit shall have been made, the shares so called for redemption shall be redeemed and shall after such redemption be canceled and no longer be available for issuance as shares of Series C Preferred Stock by the Corporation but shall have the status of authorized but unissued shares of Preferred Stock of the Corporation without designation as to rights, preferences, limitations or series until such shares are once more designated as part of a particular series with particular rights, preferences or limitations by the Board of Directors of the Corporation. The deposit shall constitute full payment of the redeemed shares of Series C Preferred Stock to their holders, and from and after the Redemption Date the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect thereto except for the right to receive from the bank or trust company payment or delivery of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Any funds so deposited and unclaimed at the end of one year from the Redemption Date shall be released or repaid to the Corporation, after which time the holders of shares redeemed shall be entitled to receive payment of the Redemption Price only from the Corporation. No sinking fund shall be established in relation to the redemption of Series C Preferred Stock.

        8.12.4. Conversion Rights; Certain Issuances to Affiliates. (a) All holders of record of shares of Series C Preferred Stock shall have the option, upon notice to the Corporation, to convert any or all of their shares of Series C Preferred Stock in the ratio of one share of Common Stock for each share of Series C Preferred Stock (the "Conversion") effective on the date specified in each such holder's notice to the Corporation, which shall be at least three (3) days but not more than twenty (20) days after the date such notice is given. Upon the giving of such notice, such holder of shares of Series C Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section
4. On the effective date of the Conversion, all rights with respect to the Series C Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series C Preferred Stock has been converted, and payment of any declared or accrued but unpaid dividends thereon. Payment of such dividends upon Conversion shall be made in cash as promptly as practicable after the effective date of the Conversion; provided that to the extent that such payment is not then permitted by the terms of the Corporation's then-outstanding indebtedness and applicable law, payment may, at the option of the Board of Directors of the Corporation (excluding any director who is, or is designated by, any holder of the Series C Preferred Stock or any Affiliate of such a holder), be made either (i) by delivery of a promissory note of the Corporation on the terms set forth in Annex A hereto in a principal amount equal to the cash amount of such dividends or
(ii) by delivery of shares of Common Stock in a number equal to (x) the cash amount of such dividends divided by (y) the average daily closing prices of the Common Stock on the Nasdaq Small Cap Market (or the principal securities exchange or securities market on which the Common Stock is then being traded) over the twenty (20) consecutive trading days ending on the trading day immediately prior to the effective date of the Conversion. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the effective date of the Conversion and the surrender of the certificate or certificates for Series C Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of shares of Common Stock issuable on such conversion in accordance with the provisions hereof.


               (b) In the event the Corporation shall, at any time after the issuance of any share of Series C Preferred Stock, declare or pay any dividend or make any distribution on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case a provision shall be made, as applicable, for either (i) delivery upon conversion of the Series C Preferred

Stock of, on a per share basis, the number of shares of Common Stock paid on each share of Common Stock into which such Series C Preferred Stock is converted, or (ii) a subdivision or split or a combination, consolidation or reverse split of the Common Stock into which the Series C Preferred Stock is convertible.

               (c) If and whenever on or after the Issuance Date of the Series C Preferred Stock (except pursuant to the exercise, in accordance with their terms, of any rights, options or warrants, or other securities convertible into or exercisable or exchangeable for Common Stock, outstanding as of such Issuance
Date), the Corporation issues or sells any shares of Common Stock to any Affiliate of the Corporation for a consideration per share less than the average closing market price for such Common Stock for the thirty (30) consecutive trading days ending three (3) trading days immediately preceding the date of such issuance or sale (the "Market Price"), then forthwith upon such issuance or sale, the number of shares of Common Stock issuable upon conversion in respect of each share of Series C Preferred Stock shall be adjusted so that such number of shares shall equal (A) the number of shares of Common Stock issuable upon conversion in respect of a share of Series C Preferred Stock immediately prior to the date of such issuance or sale multiplied by (B) a fraction, (x) the numerator of which shall be (i) the number of shares of Common Stock outstanding on the date of such issuance or sale, plus (ii) the number of additional shares of Common Stock issued or sold, and (y) the denominator of which shall be (i) the number of shares of Common Stock outstanding on the date of such issuance or sale, plus (ii) the number of additional shares of Common Stock which the aggregate consideration received by the Corporation upon such issuance or sale would purchase at such Market Price per share of Common Stock. Notwithstanding the foregoing, no such adjustment shall be required by this Section 4(c) or otherwise in respect of (x) the issuance or exercise of any warrants issued in connection with any financing transaction involving an Affiliate of the Corporation on terms substantially equivalent to those customary in transactions of a similar nature as determined in good faith by, and reflected in written resolutions of, the Corporation's Board of Directors, or (y) the issuance or exercise of any options issued to officers or employees of the Corporation as approved by the Corporation's Board of Directors. In case any shares of Common Stock are issued for consideration consisting of securities or other property other than cash, the value of such consideration shall be as determined in good faith by, and reflected in written resolutions of, the Corporation's Board of Directors. In the case of the issuance or sale of Common Stock pursuant to the exercise of any rights, options or warrants, or other securities convertible into or exercisable or exchangeable for Common Stock, the date as of which the "Market Price" of Common Stock shall be determined for purposes of this Section 4(c) shall be the initial date of issuance of such rights, options or warrants or other securities, and not, for example, the date of such exercise.

               (d) Except as specifically provided in Section 4(b) or (c), the number of shares of Common Stock issuable upon conversion of a share of Series C Preferred Stock shall not be adjusted by reason of any issuance or sale of Common Stock by the Corporation regardless of the consideration received therefor.

        8.12.5. Liquidation. Upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation (a "Liquidation"), the holder of each share of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any distribution of assets shall be made to the holders of Common Stock of the Corporation or to the holders of other stock of the Corporation that ranks junior to such series of the Series C Preferred Stock in respect to distributions upon a Liquidation of the Corporation ("Junior Stock"), an amount equal to the Stated Value of such Series C Preferred Stock, plus an amount equal to all dividends accrued and unpaid on such share on the date fixed for distribution of assets of the Corporation to the holders of the Series C Preferred Stock. Neither a consolidation or merger of the Corporation with or into any other entity, nor a merger of any other entity with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities or any other property, shall be considered a Liquidation. Written notice of any Liquidation shall be given to the holders of the Series C Preferred Stock not less than thirty (30) days prior to any payment date stated therein.

        8.12.6. Voting Rights. The holder of each share of Series C Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series C Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting or any action by written consent of the shareholders in accordance with the Bylaws of this Corporation, and shall vote separately as a class to the extent, if any, required by applicable law.

        8.12.7. Protective Provisions. So long as shares of Series C Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of two-thirds of the then outstanding shares of Series C Preferred Stock, voting together as a single class:

               (i) designate or issue any additional shares of Series C Preferred Stock or in any manner authorize, create, designate, issue or sell any class or series of capital stock (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends or distribution of assets, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation, is senior to or on a parity with the Series C Preferred Stock;

               (ii) in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series C Preferred Stock;

               (iii) reclassify the shares of any class or series of Junior Stock into shares of any class or series of capital stock ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation senior to or on a parity with the Series C Preferred Stock;

               (iv) take any action to voluntarily dissolve, liquidate or wind up the Corporation; or

               (v) take any action to cause any amendment, alteration or repeal of any of the provisions of (i) the Amended and Restated Articles of Incorporation or (ii) the By-laws, if such amendment, alteration or repeal would adversely affect in any material respect the rights of the holders of the Series C Preferred Stock in their capacity as such.

        8.12.8. Affirmative Covenants of the Corporation.
                ----------------------------------------

               (i) The Corporation shall at all times preserve, renew and keep in full force and effect its legal existence and material rights and franchises with respect thereto, provided, however, that the Corporation shall not be required to preserve any such right or franchise, if the Board of Directors of the Corporation shall determine in its good faith judgment that the preservation thereof is no longer desirable in the conduct of the business of the Corporation and its subsidiaries, taken as a whole.

               (ii) The Corporation shall comply in all material respects with all applicable requirements of law, the necessity of compliance therewith in good faith by appropriate proceedings diligently pursued, except where the failure to so comply or contest would not reasonably be expected to have a material adverse effect on the Corporation and its subsidiaries, taken as a whole.

               (iii) The Corporation shall deliver to each holder of Series C Preferred Stock:
                      1) as soon as available and in any event within one hundred (100) days after the end of each Fiscal Year of the Corporation, an audited or reviewed consolidated balance sheet of the Corporation and its subsidiaries as of the end of such Fiscal Year and the related audited or reviewed consolidated statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year;

                      2) as soon as available and in any event within fifty five (55) days after the end of each fiscal quarter of each Fiscal Year of the Corporation, a consolidated balance sheet of the Corporation and its subsidiaries as of the end of such fiscal quarter and related consolidated statements of income for such quarter and for the portion of the Corporation's Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter and the corresponding portion of the Corporations's previous Fiscal Year;

               (iv)  The  Corporation   shall  file  all  material  tax  returns
applicable to the Corporation in a timely manner.

        8.12.9. Holder; Notices. The term "holder" or "holders" wherever used herein with respect to a holder or holders of shares of Series C Preferred Stock shall mean the holder or holders of record of such shares as set forth on the stock transfer records of the Corporation. Whenever any notice is required to be given under this Certificate of Designation, such notice may be given personally or by mail. Any notice given to a holder of any share of Series C Preferred Stock shall be sufficient if given to the holder of record of such share at the last address set forth for such holder on the stock transfer records of the Corporation. Any notice given by mail shall be deemed to have been given when deposited in the United States mail with postage thereon prepaid. The Corporation shall send to the holders of the Series C Preferred Stock copies of any notices, statements, or other communications sent to the holders of the Common Stock and of the setting of a record date for the holders of the Common Stock for any purpose.

        8.12.10. Affiliate. The term "Affiliate" wherever used herein shall mean, as to any person, any other person directly or indirectly controlling, controlled by or under common control with such person (for which purpose
"control" of any person shall mean the power to direct the management of such person, whether by ownership of securities or by contract or otherwise), including without limitation any person who is the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 10% or more of any class of voting securities of such person.


        IN WITNESS WHEREOF, Coyote Sports, Inc. has caused this Certificate of Designation of the Series C Preferred Stock to be executed by its duly authorized officers this ___ day of ____________, 1999.

                                            COYOTE SPORTS, INC.



                                            By:
                                                --------------------------------
                                            Name:
                                            Title:


                                            By:
                                                --------------------------------
                                            Name:
                                            Title:

STATE OF                         )
                                         ) SS.:
COUNTY OF                     )

        On __________________, 1999, personally appeared before me, a Notary Public, for the State and County aforesaid, __________________________________, as _______ of Coyote Sports, Inc., who acknowledged that he executed the above instrument.



                                                ------------------------------
                                                   Notary Public

[Notarial Seal]

                                                                   Exhibit 3.4.1
                                                            Capital Stock of CSI

25,000,000 shares of Common Stock, par value $.001 per share

_________ shares of CSI Preferred Stock, par value $.001 per share*

*  Subject to the Exchange Ratio in the Merger.

                                                             Exhibit  5.14(a)(i)
                                               Stockholder Agreement Signatories

James M. Probst

Mel S. Stonebraker

Paragon Coyote Texas, Ltd.

Richard P. Johnston and Jayne A. Johnston Charitable Remainder Trust #3

David E. Johnston

Berenson Minella & Company, L.P.

Kenneth J. Warren

                                                             Exhibit 5.14(a)(ii)
                                                 RP Voting Agreement Signatories

Kenneth J. Warren

Lawrence Bain

Richard P. Johnston and Jayne A. Johnston Charitable Remainder Trust #3

Berenson Minella & Company, L.P.

David E. Johnston

Danny Edwards

Ronald L. Chambers

                                                                 Exhibit 5.14(b)
                                                CSI Voting Agreement Signatories


Paragon Coyote Texas, Ltd.

James M. Probst

Mel S. Stonebraker

                                                                      Annex A to
                                                             Form of Certificate
                                                                  of Designation



                    Summary Terms of Potential Dividend Notes
                    -----------------------------------------


Issuance Issuable upon conversion of Series C Preferred Stock at Company's option, to the extent, if any, that payment of accrued but unpaid dividends on Preferred Stock converted is not then permitted by terms of Company indebtedness or applicable law

Principal Amount                            Amount of such dividends accrued
                                            but unpaid prior to conversion

Minimum Principal Amount                    No Note will be issued in a
                                            principal amount of less than
                                            $1,000.00

Interest 6% interest per annum, compounded quarterly, payable at maturity (including upon prepayment)

Maturity                                    24 months from date of Note
                                            issuance; to the extent that
                                            Company is not then permitted by
                                            terms of Company indebtedness or
                                            applicable law to pay amounts due
                                            on maturity of any Note, Company
                                            will satisfy such Note on maturity
                                            by issuing shares of Company Common
                                            Stock in a number equal to (x) cash
                                            amount due in respect of such Note
                                            (including accrued interest)
                                            divided by (y) average daily
                                            closing prices of Company Common
                                            Stock on Nasdaq Small Cap Market
                                            (or principal securities exchange
                                            or securities market on which
                                            Common Stock is then being traded)
                                            over 20 consecutive days ending on
                                            trading day immediately prior to
                                            maturity of such Note

Mandatory Prepayment                        Prepayment,     without     premium,
                                            required  (x)  from  time to time to
                                            extent  then  permitted  by terms of
                                            Company indebtedness and applicable
                                            law,   pro  rata  with  accrued  but
                                            unpaid  dividends on Preferred Stock
                                            still   outstanding   and  (y)  upon
                                            consolidation,   merger  or  similar
                                            business  combination  with, or sale
                                            or  other   disposition  of  all  or
                                            substantially all assets to, a third
                                            party in which  the  Company  Common
                                            Stock  is  exchanged   for  cash  or
                                            property     other    than    equity
                                            securities  of surviving  company or
                                            parent


Ranking Junior in right of payment to Company's existing and future senior and senior subordinated indebtedness; senior to all other indebtedness of Company (i.e., to any other indebtedness which is junior to senior and senior subordinated indebtedness)

Covenants, etc.                             Covenants for payment of Notes in
                                            accordance with Note terms, and as
                                            set forth in Section 8 of
                                            Certificate of Designation with
                                            respect to Preferred Stock; cross-
                                            defaults with other Company
                                            indebtedness, with right to
                                            accelerate to extent permitted by
                                            terms of such other indebtedness

                                                                         Annex B


                                 LEHMAN BROTHERS



                                                                January 28, 1999


Board of Directors
Coyote Sports, Inc.
2291 Arapahoe Avenue
Boulder, CO  80302


Members of the Board:

     We understand that Coyote Sports, Inc., a Nevada corporation ("Coyote" or the "Company"), RP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Coyote ("Sub"), and Royal Precision, Inc., a Delaware corporation ("Royal"), are proposing to enter into an Agreement and Plan of Merger, dated as of February 2, 1999 (the "Agreement"). The Agreement provides, among other things, for Royal to combine with Sub or, at Coyote's option, directly with Coyote (the "Merger" or the "Proposed Transaction"). Upon effectiveness of the Merger, each issued and outstanding share of Royal's common stock ("Royal Common Stock") shall be converted into the right to receive one share of a new class of Coyote Convertible Preferred Stock (the "Preferred Stock"). The Preferred Stock will have a liquidation preference and redemption price of $6.00 per share, a quarterly cumulative cash dividend of 6% per annum, and will be convertible into Coyote common stock initially representing an aggregate of 50% of the common stock outstanding at the effective time of the Merger on a primary share basis (before dilution for certain events). Assuming conversion of the Preferred Stock and using the average closing stock price for Coyote's common stock for the five days prior to announcement, and without giving any value to proposed dividends, the implied value of the consideration to be paid for Royal common stock is $3.85 per share. The terms and conditions of the Proposed Transaction and the Preferred Stock are set forth in more detail in the Agreement.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction and the Preferred Stock, (2) such publicly available information concerning the Company and Royal that we believe to be relevant to our analysis, including Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and May 31, 1998, respectively, and Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998 and November 30, 1998, respectively, (3) financial and operating information with respect to the business, operations and prospects of the Company and Royal furnished to us by the Company and Royal, including information relating to the financial condition and results of

Board of Directors
Coyote Sports, Inc.
January 28, 1999
Page 2

operations of the Company for the fiscal year ended December 31, 1998, (4) a trading history of Royal Common Stock from September 2, 1997 to the present and a comparison of that trading history with those of companies that we deemed relevant, (5) a trading history of Coyote common stock from September 18, 1997 to the present and a comparison of that trading history with those of companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of Royal with those of other companies that we deemed relevant, (8) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (9) the potential pro forma impact of the Proposed Transaction, including cost savings, operating synergies and strategic benefits expected by management of the Company to result from the combination of the businesses of Coyote and Royal, and (10) the results of efforts by the Company and one of its financial advisors to raise financing in connection with the Proposed Transaction. In addition, we have had discussions with the management of the Company and Royal concerning their business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of Coyote and Royal that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Coyote and Royal, upon advice of the Company and Royal we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and Royal as to the future financial performance of Coyote and Royal and that Coyote and Royal will perform substantially in accordance with such projections. With respect to the cost savings, operating synergies and strategic benefits expected by the management of the Company and Royal to result from a combination of the businesses of Coyote and Royal, upon advise of the Company and Royal we have assumed that such cost savings, operating synergies and strategic benefits will be achieved substantially in accordance with such expectations. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Royal or the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of Royal and the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

Board of Directors
Coyote Sports, Inc.
January 28, 1999
Page 3

        We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we may actively trade in the debt and equity securities of the Company and Royal for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

       This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                               Very truly yours,


                                               /s/ LEHMAN BROTHERS

                                                                         Annex C


                                                                January 29, 1999

The Board of Directors
Royal Precision, Inc.
15170 North Hayden Road
Suite 1
Scottsdale, AZ 85260


Lady and Gentlemen:

         You have requested our opinion as to the fairness, from a financial point of view, of the exchange ratio and the consideration to be received by the holders of the common stock, par value $.001 per share (the "Shares"), of Royal Precision, Inc. (the "Company") pursuant to an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), by and among the Company, Coyote Sports, Inc. ("Coyote") and RP Acquisition Corp., which is a wholly-owned subsidiary of Coyote ("Sub"). The Merger Agreement provides for, among other things, the merger (the "Merger") of Sub into the Company pursuant to which each Share will be converted into one share of the Convertible Preferred Stock, par value $.001 per share, of Coyote (the "Coyote Preferred Stock").

         NatCity Investments, Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the transactions described above and will receive a fee for our services.

         In connection with this opinion, we have reviewed certain publicly available financial information concerning the Company and Coyote and certain internal financial analyses and other information furnished to us by the Company and Coyote. We have also held discussions with members of the senior management of the Company and Coyote regarding the business and prospects of their respective enterprises. In addition, we have (i) reviewed the reported price and trading activity for the Shares, and for the common stock, par value $.001 per share, of Coyote; (ii) compared certain financial and stock market information for the Company and Coyote, respectively, with similar information for certain comparable companies whose securities are publicly traded; (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part; and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

The Board of Directors
Royal Precision, Inc.
January 29, 1999

         We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of the Company and Coyote, we have assumed that such information reflects the best currently available estimates and judgments of the respective managements of the Company and Coyote as to the likely future financial performance of the Company and Coyote. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of either the Company or Coyote, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.


         Our opinion set forth below is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company with respect to the approval of the transactions contemplated by the Agreement. This letter is for the information of the Board of Directors of the Company only in connection with its consideration of the Merger Agreement and may not be quoted or referred to, in whole or in part, in any document prepared in connection with the transactions contemplated by the Merger Agreement, nor shall this letter be used for any other purpose or publicly disclosed without our prior written consent; provided, however, that the Company and Coyote are authorized to include this letter in its entirety and, subject to our approval, summaries of the procedures we performed and references to this letter in the proxy materials contemplated by the Merger Agreement. It is understood that this letter and the proxy materials contemplated by the Merger Agreement will be filed with the Securities and Exchange Commission.

         In the ordinary course of business, NatCity Investments, Inc. may actively trade the equity securities of the Company and/or Coyote for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

         Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the exchange ratio and the receipt of the merger consideration pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the Shares of Royal Precision, Inc.

                                                  Very truly yours,




                                                  /s/ NATCITY INVESTMENTS, INC.

                                                                         Annex D

Delaware General Corporation Law

ss. 262. Appraisal rights.



(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof)
               or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and
                      b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each consitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.